ION MEDIA NETWORKS, INC.
OFFER TO EXCHANGE
11% Series A Mandatorily Convertible Senior Subordinated Notes due 2013 and
either 12% Series A-1 Mandatorily Convertible Preferred Stock
or 12% Series B Mandatorily Convertible Preferred Stock
for any and all outstanding shares of
13 1/4% Cumulative Junior Exchangeable Preferred Stock (CUSIP No. 46205A400) and
9 3/4% Series A Convertible Preferred Stock (CUSIP Nos. 46205A202 and 46205A301)
and
CONSENT SOLICITATION

We are offering to exchange, upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal and consent (the “Exchange Offer”), any and all of our outstanding 13 1/4% Cumulative Junior Exchangeable Preferred Stock (currently accruing dividends at the rate of 14 1/4%) (the “14 1/4% Preferred Stock”) and any and all of our 9 3/4% Series A Convertible Preferred Stock (the “9 3/4% Preferred Stock”) for our newly issued 11% Series A Mandatorily Convertible Senior Subordinated Notes due 2013 (the “Series A Notes”) and, depending on participation levels in the Exchange Offer, either our newly issued 12% Series A-1 Mandatorily Convertible Preferred Stock (the “Series A-1 Convertible Preferred Stock”) or our newly issued 12% Series B Mandatorily Convertible Preferred Stock (the “Series B Convertible Preferred Stock”). In this offer to exchange, we refer to the 14 1/4% Preferred Stock and the 9 3/4% Preferred Stock together as “Senior Preferred Stock.”

We are also soliciting consents (the “Consent Solicitation”) from holders of each series of Senior Preferred Stock to (A) amend the applicable certificate of designation governing such series of Senior Preferred Stock to eliminate (i) all voting rights, other than voting rights required by law, (ii) our obligation to repurchase the Senior Preferred Stock upon a change of control, (iii) all redemption rights, (iv) in the case of the 14 1/4% Preferred Stock, all exchange rights and (v) substantially all of the restrictive covenants applicable to such series of Senior Preferred Stock (the “Proposed Amendments”) and (B) approve the issuance of preferred stock, including the Series A-1 Convertible Preferred Stock, which would rank senior to any unexchanged Senior Preferred Stock (the “Senior Issuance”).

You must tender all shares of 14 1/4% Preferred Stock and 9 3/4% Preferred Stock that you own and deliver your consent in the Consent Solicitation to participate in the Exchange Offer.

In the Exchange Offer:

•	For each tendered share of 14 1/4% Preferred Stock, the holder will receive $7,000 principal amount of Series A Notes and $1,000 initial liquidation preference of the Series A-1 Convertible Preferred Stock, which would rank senior to any unexchanged Senior Preferred Stock; and

•	For each tendered share of 9 3/4% Preferred Stock, the holder will receive $4,000 principal amount of Series A Notes and $1,000 initial liquidation preference of Series A-1 Convertible Preferred Stock.

However, if holders of 50% or less of either series of Senior Preferred Stock tender in the Exchange Offer and, as a result, we do not receive the requisite approvals of the Proposed Amendments and Senior Issuance from both series of Senior Preferred Stock in the Consent Solicitation, then:

•	For each tendered share of 14 1/4% Preferred Stock, the holder will receive $7,500 principal amount of Series A Notes and $500 initial liquidation preference of Series B Convertible Preferred Stock, which would rank junior to any unexchanged Senior Preferred Stock; and

•	For each tendered share of 9 3/4% Preferred Stock, the holder will receive $4,500 principal amount of Series A Notes and $500 initial liquidation preference of Series B Convertible Preferred Stock.

In addition to the above, if we accept for exchange less than 90% of the shares of each series of Senior Preferred Stock owned by holders other than CIG Media LLC (“CIG”), we have agreed to issue to CIG and NBC Palm Beach Investment I, Inc. (“NBC Palm Beach I”), in exchange for other securities they currently hold, up to $470,584,689 aggregate principal amount of our 11% Series B Mandatorily Convertible Senior Subordinated Notes due 2013 (the “Series B Notes”), which will rank equal in right of payment to the Series A Notes and senior to the Series A-1 Convertible Preferred Stock, the Series B Convertible Preferred Stock and any unexchanged shares of Senior Preferred Stock.

This Exchange Offer and Consent Solicitation will expire at 12:01 A.M., New York City time, on July 10, 2007, unless extended or terminated by us. If the Exchange Offer terminates or expires without our exchanging any validly tendered shares of Senior Preferred Stock, we have agreed, under certain circumstances, to issue to CIG and NBC Palm Beach I $546,988,119 principal amount of our Series B Notes in exchange for other securities they currently hold. The Series B Notes will rank senior in right of payment to the Senior Preferred Stock.

Our Senior Preferred Stock is not listed on any securities exchange, and our Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock, as the case may be, and the Series A Notes will not be listed on any exchange. Our Class A Common Stock is listed on the American Stock Exchange under the symbol “ION.” On June 6, 2007, the last reported sale price of our Class A Common Stock on the American Stock Exchange was $1.45 per share.

See “Risk Factors” beginning on page 34 for a discussion of issues that you should consider with respect to the Exchange Offer.

THE DATE OF THIS OFFER TO EXCHANGE IS JUNE 8, 2007

(cover page continued)
The Exchange Offer, the Consent Solicitation and the securities to be issued in the Exchange Offer have not been approved or disapproved by the Securities and Exchange Commission (the “SEC”), any state securities commission, or the similar commission or governmental agency of any foreign jurisdiction, nor has the SEC, any state securities commission, or the similar commission or governmental agency of any foreign jurisdiction determined whether the information in this document is accurate or complete. Any representation to the contrary may be a criminal offense.

“QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER AND CONSENT SOLICITATION” AND A “SUMMARY” DESCRIBING THE PRINCIPAL TERMS AND CONDITIONS OF THE EXCHANGE OFFER AND CONSENT SOLICITATION FOLLOW THE TABLE OF CONTENTS. YOU SHOULD READ THIS ENTIRE OFFER TO EXCHANGE AND THE ENCLOSED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR SENIOR PREFERRED STOCK AND DELIVER YOUR CONSENT. YOU MAY WANT TO CONSULT WITH YOUR PERSONAL FINANCIAL ADVISOR OR OTHER PROFESSIONAL REGARDING YOUR INDIVIDUAL CIRCUMSTANCES.

As of June 1, 2007, 56,931.4905 shares of our 14 1/4% Preferred Stock and 16,695.9798 shares of our 9 3/4% Preferred Stock were outstanding, each of which has a liquidation preference of $10,000 per share.

Our board of directors (the “Board”) has authorized and approved the Exchange Offer and has declared advisable the Proposed Amendments. None of our Board, the Information Agent (as defined below), the Exchange Agent (as defined below) or any of our financial advisors is making a recommendation to any holder of Senior Preferred Stock as to whether you should tender shares into the Exchange Offer and provide consent in the Consent Solicitation. You must make your own investment decision regarding the Exchange Offer based upon your own assessment of the market value of the Senior Preferred Stock, the likely value of the securities you may receive in the Exchange Offer, your liquidity needs, your investment objectives and any other factors you deem relevant.

In order to tender shares in the Exchange Offer, you must consent to the Proposed Amendments and Senior Issuance by executing a letter of transmittal and consent or request that your broker or nominee tender and consent on your behalf. See “The Exchange Offer and Consent Solicitation — Terms of the Exchange Offer and Consent Solicitation.”

As the Series A Notes, Series A-1 Convertible Preferred Stock and Series B Convertible Preferred Stock are offered in exchange for Senior Preferred Stock held by our existing security holders, we are making the Exchange Offer in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Section 3(a)(9) thereof. Therefore, we will not pay any commission or other remuneration to any broker, dealer, salesperson, or other person for soliciting tenders of the Senior Preferred Stock. In addition, we have instructed the Information Agent (as defined below), the Exchange Agent (as defined below) and our financial advisors not to solicit exchanges in connection with the Exchange Offer. The Information Agent and the Exchange Agent will answer questions with respect to the Exchange Offer solely by reference to the terms of this offer to exchange and the related letter of transmittal and consent.

Requests for additional copies of this offer to exchange, the letter of transmittal and consent or any other documents may be directed to D.F. King & Co., Inc., the Information Agent for the Exchange Offer (the “Information Agent”), at the address and telephone numbers set forth on the back cover of this offer to exchange. Beneficial owners may also contact their custodian for assistance concerning the Exchange Offer. American Stock Transfer & Trust Company is acting as the Exchange Agent for the Exchange Offer (the “Exchange Agent”). Questions regarding the Exchange Offer may also be directed to our Department of Investor Relations, which may be contacted at (561) 659-4122.

You should rely only on the information contained or incorporated by reference in this offer to exchange. None of us, the Exchange Agent or the Information Agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to exchange, and are seeking tenders of, the Senior Preferred Stock only in jurisdictions where the offers or tenders are permitted. You should assume that the information appearing in this offer to exchange and the documents incorporated by reference in this offer to exchange are accurate only as of the dates of the offer to exchange or of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Questions and Answers about the Exchange Offer and Consent Solicitation	1
Summary	18
Risk Factors	34
Capitalization	45
Pro Forma Financial Information	48
The Exchange Offer and Consent Solicitation	73
The Master Transaction Agreement	93
Market for the Preferred Stock and Class A Common Stock	100
Comparison of Rights Between the Senior Preferred Stock and the Series A-1 Convertible Preferred Stock, Series B Convertible Preferred Stock, Class D Common Stock and Series A Notes	101
Description of Capital Stock	110
Description of Series A Notes	133
Description of Certain Indebtedness	160
Description of Material United States Federal Income Tax Considerations	163
Where You Can Find More Information	171
Annex A — The Proposed Amendments to the 14 1/4% Preferred Stock Certificate of Designation	A-1
Annex B — The Proposed Amendments to the 9 3/4% Preferred Stock Certificate of Designation	B-1

i

QUESTIONS AND ANSWERS ABOUT
THE EXCHANGE OFFER AND CONSENT SOLICITATION

The following are some questions regarding the Exchange Offer and Consent Solicitation that you may have as a holder of the Senior Preferred Stock and the answers to those questions. We urge you to read the entire offer to exchange, including the section entitled “Risk Factors.” Additional important information is contained in the remainder of this offer to exchange.

All references to “ION,” “we,” “our,” “ours” and “us” and similar terms are to ION Media Networks, Inc. and its subsidiaries, unless the context otherwise requires. Unless the context otherwise requires, references to the Exchange Offer include the Exchange Offer and the Consent Solicitation.

What is the purpose of the Exchange Offer?

We are making the Exchange Offer as part of the recapitalization of our company pursuant to a Master Transaction Agreement (which we refer to as the “Master Transaction Agreement”) we entered into with NBC Universal, Inc. (“NBCU”), NBC Palm Beach I, NBC Palm Beach Investment II, Inc. (which we refer to as “NBC Palm Beach II” and, together with NBCU and NBC Palm Beach I, as the “NBCU Entities”), and CIG on May 3, 2007. The overall effect of the Master Transaction Agreement is to recapitalize ION and effect a change of control.

See “The Exchange Offer and Consent Solicitation — Reasons for and Purpose of the Exchange Offer and Consent Solicitation.”

What will I receive in the Exchange Offer if I tender my shares of Senior Preferred Stock and they are accepted?

In the Exchange Offer:

•	For each tendered share of 14 1/4% Preferred Stock, the holder will receive $7,000 principal amount of Series A Notes and $1,000 initial liquidation preference of the Series A-1 Convertible Preferred Stock, which would rank senior to any unexchanged Senior Preferred Stock; and

•	For each tendered share of 9 3/4% Preferred Stock, the holder will receive $4,000 principal amount of Series A Notes and $1,000 initial liquidation preference of Series A-1 Convertible Preferred Stock.

However, if holders of 50% or less of either series of Senior Preferred Stock tender in the Exchange Offer and, as a result, we do not receive the requisite approvals of the Proposed Amendments and the Senior Issuance from both series of Senior Preferred Stock in the Consent Solicitation, then:

•	For each tendered share of 14 1/4% Preferred Stock, the holder will receive $7,500 principal amount of Series A Notes and $500 initial liquidation preference of Series B Convertible Preferred Stock, which would rank junior to any unexchanged Senior Preferred Stock; and

•	For each tendered share of 9 3/4% Preferred Stock, the holder will receive $4,500 principal amount of Series A Notes and $500 initial liquidation preference of Series B Convertible Preferred Stock.

See “The Exchange Offer and Consent Solicitation — Terms of the Exchange Offer and Consent Solicitation.”

What are the material terms of the Series A Notes, Series A-1 Convertible Preferred Stock and Series B Convertible Preferred Stock?

The Series A Notes are senior subordinated obligations of our company and will bear interest at an annual simple interest rate of 11%, payable in cash or accrued non-cash at our option. Both the Series A-1 Convertible Preferred Stock and the Series B Convertible Preferred Stock are non-voting and will accrue cumulative dividends at an annual rate of 12%, which may be accrued non-cash or paid in cash, at our option, and will not compound. None of the Series A Notes, Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock are callable until maturity. The Series A Notes, Series A-1 Convertible Preferred

Stock and Series B Convertible Preferred Stock will be convertible, either at the holder’s option or, in certain circumstances, mandatorily by us, into newly issued non-voting Class D Common Stock at an initial conversion price of $0.90 per share, increasing at an annual rate equal to the interest rate or the dividend rate, as applicable. These securities cannot be converted until certain amendments to our certificate of incorporation are approved by the holders of our voting stock and such amendments have become effective. Our controlling stockholders have agreed to approve these amendments and we presently expect that these amendments will become effective 20 days after the expiration date of the Exchange Offer. See “What are the other matters that the holders of ION’s voting stock are required to approve in connection with the transactions contemplated under the Master Transaction Agreement?” below.

See “Comparison of Rights Between the Senior Preferred Stock and the Series A-1 Convertible Preferred Stock, Series B Convertible Preferred Stock, Class D Common Stock and Series A Notes,” “Description of Capital Stock” and “Description of Series A Notes.”

What is the difference between the Series A-1 Convertible Preferred Stock and Series B Convertible Preferred Stock?

The Series A-1 Convertible Preferred Stock and the Series B Convertible Preferred Stock are identical in all respects except for their relative ranking. The Series A-1 Convertible Preferred Stock will rank senior to any unexchanged Senior Preferred Stock and to other equity securities as described more fully below, whereas the Series B Convertible Preferred Stock will rank junior to any unexchanged Senior Preferred Stock as described more fully below.

See “Comparison of Rights Between the Senior Preferred Stock and the Series A-1 Convertible Preferred Stock, Series B Convertible Preferred Stock, Class D Common Stock and Series A Notes” and “Description of Capital Stock.”

Have any holders agreed to tender their Senior Preferred Stock in the Exchange Offer?

Yes. CIG has agreed to tender all 9,368.46875 shares of 14 1/4% Preferred Stock and all 262.33603 shares of 9 3/4% Preferred Stock that it holds in the Exchange Offer and to consent to the Proposed Amendments and Senior Issuance with respect to these shares. As of the date of this offer to exchange, these shares represent 16.46% of the outstanding 14 1/4% Preferred Stock and 1.57% of the outstanding 9 3/4% Preferred Stock.

See “The Exchange Offer and Consent Solicitation — Terms of the Exchange Offer and Consent Solicitation.”

What will happen if less than 90% of the outstanding shares of each series of Senior Preferred Stock, other than shares owned by CIG, are accepted in the Exchange Offer?

We will exchange all Senior Preferred Stock that is validly tendered and not withdrawn. In addition, we have agreed to issue to CIG and NBC Palm Beach I up to $470,584,689 principal amount of our Series B Notes as follows:

•	NBC Palm Beach I, an affiliate of NBCU, will be entitled to exchange up to $375 million aggregate stated liquidation preference of our 11% Series B Convertible Exchangeable Preferred Stock that it owns (which we refer to as the “11% Series B Preferred Stock”) for an equal principal amount of our Series B Notes.

•	CIG will be entitled to exchange up to $95,584,689 aggregate stated liquidation preference of 8% Series C Non-Convertible Preferred Stock (which we refer to as the “Series C Non-Convertible Preferred Stock”) or 8% Series A-2 Non-Convertible Preferred Stock (which we refer to as the “Series A-2 Non-Convertible Preferred Stock”), as applicable, for an equal principal amount of our Series B Notes.

We refer to this exchange as the “Contingent Exchange.”

The amount of Series B Notes we have agreed to issue to NBC Palm Beach I and CIG in the Contingent Exchange will be equal to the percentage of the outstanding shares of Senior Preferred Stock, other than those shares held by CIG, that is not exchanged in the Exchange Offer, multiplied by $470,584,689, allocated between NBC Palm Beach I and CIG in proportion to the amounts described in the two preceding bullet points. Thus, the amount of Series B Notes that we will issue will decrease as the number of tendered and accepted shares of Senior Preferred Stock increases.

The Series B Notes:

•	rank equal in right of payment to the Series A Notes and senior to the Series A-1 Convertible Preferred Stock, the Series B Convertible Preferred Stock and any unexchanged shares of Senior Preferred Stock; and

•	have substantially identical terms as the Series A Notes, except the Series B Notes have an initial conversion price of $0.75 per share, which is lower than the $0.90 per share initial conversion price of the Series A Notes, Series A-1 Convertible Preferred Stock and Series B Convertible Preferred Stock.

If more than 90% of the outstanding shares of each series of Senior Preferred Stock are accepted in the Exchange Offer, there will be no Contingent Exchange.

See “The Exchange Offer and Consent Solicitation — Terms of the Exchange Offer and Consent Solicitation.”

What are the conditions to the closing of the Exchange Offer?

We are not obligated to exchange any tendered shares of Senior Preferred Stock if:

•	there is any litigation:

•	challenging or seeking to make illegal, materially delay, restrain or prohibit the Exchange Offer, the acceptance for exchange of shares of Senior Preferred Stock or the consummation of the transactions contemplated by the Master Transaction Agreement;

•	seeking to prohibit or materially limit our ownership or operation of all or any of our material businesses or assets or requiring, as a result of the transactions contemplated by the Master Transaction Agreement, that we dispose of or hold separate all or any portion of our material businesses or assets; or

•	which would have a material adverse effect on us;

•	any governmental authority issues a final and nonappealable order or takes any action permanently restraining, enjoining or prohibiting or materially delaying or preventing the transactions contemplated by the Master Transaction Agreement;

•	any law or governmental order becomes applicable to us or the transactions contemplated by the Master Transaction Agreement that results, directly or indirectly, in the consequences described under the first bullet above;

•	any material adverse effect occurs;

•	the cash tender offer commenced on May 4, 2007 for our Class A Common Stock has not closed (which offer closed on June 1, 2007);

•	the Master Transaction Agreement has terminated;

•	we, CIG and the NBCU Entities have agreed that we should terminate the Exchange Offer or postpone the acceptance for exchange of tendered Senior Preferred Stock;

•	our representations and warranties in the Master Transaction Agreement are not accurate (to the extent failure to be accurate would reasonably be expected to have a material adverse effect); or

•	we breach any of our covenants or agreements in the Master Transaction Agreement in any material respect.

We and CIG will, in our reasonable judgment, jointly determine whether any of the Exchange Offer conditions exist and whether to waive any such conditions.

See “The Exchange Offer and Consent Solicitation — Conditions of the Exchange Offer” and “The Exchange Offer and Consent Solicitation — Extension, Termination and Amendment.”

What happens if the Exchange Offer terminates or expires without ION exchanging any shares of Senior Preferred Stock?

You will continue to hold your shares of Senior Preferred Stock.

In addition, if the Exchange Offer expires or terminates without our exchanging any validly tendered shares of Senior Preferred Stock by reason of our determination not to waive an Exchange Offer condition, which condition CIG determines either does not exist or should be waived, we have agreed to issue to CIG and NBC Palm Beach I $546,988,119 principal amount of our Series B Notes that will rank senior in right of payment to your shares of Senior Preferred Stock as follows:

•	CIG will be entitled to exchange its 9,386.46875 shares of 14 1/4% Preferred Stock and 262.33603 shares of 9 3/4% Preferred Stock for $76,403,430 aggregate principal amount of Series B Notes;

•	NBC Palm Beach I will be entitled to exchange $375 million aggregate stated liquidation preference of the 11% Series B Preferred Stock that it currently holds for an equal principal amount of our Series B Notes; and

•	CIG will be entitled to exchange $95,584,689 aggregate stated liquidation preference of Series C Non-Convertible Preferred Stock for an equal principal amount of our Series B Notes.

We refer to this exchange as the “Termination Exchange.” The existence of a condition described in the second or third bullets under “What are the conditions to the closing of the Exchange Offer?” above that cannot be waived and that prevents the Exchange Offer from closing will not trigger the Termination Exchange.

The Series B Notes will rank senior to any unexchanged shares of Senior Preferred Stock.

See “The Exchange Offer and Consent Solicitation — Terms of the Exchange Offer and Consent Solicitation.”

If I decide not to tender my shares of Senior Preferred Stock and the Exchange Offer closes, how will the Exchange Offer affect my shares of Senior Preferred Stock?

If you decide not to tender your shares of Senior Preferred Stock and we complete the Exchange Offer, thereby reducing the number of outstanding shares of Senior Preferred Stock, the liquidity and possibly the market price of your shares of Senior Preferred Stock may be adversely affected. In addition, if we receive the requisite approvals of the Proposed Amendments from the holders of either series of Senior Preferred Stock, even if you do not participate in the Exchange Offer, you will be subject to and bound by the Proposed Amendments with respect to such series of the Senior Preferred Stock. If we receive the requisite approvals of the Proposed Amendments and the Senior Issuance from both series of the Senior Preferred Stock, even if you do not participate in the Exchange Offer, you will be subject to and bound by the Proposed Amendments and the Senior Issuance, and your unexchanged shares of Senior Preferred Stock will rank junior to the Series A-1 Convertible Preferred Stock issued in the Exchange Offer.

In addition, if we accept for exchange less than 90% of the outstanding shares of each series of Senior Preferred Stock owned by holders other than CIG, we have agreed to issue up to $470,584,689 principal amount of our Series B Notes to CIG and NBC Palm Beach I in the Contingent Exchange, which will rank equal in right of payment to the Series A Notes and senior to the Series A-1 Convertible Preferred Stock, the Series B Convertible Preferred Stock and any unexchanged shares of Senior Preferred Stock.

See “The Exchange Offer and Consent Solicitation — Terms of the Exchange Offer and Consent Solicitation.”

If I decide to tender my shares of Senior Preferred Stock, how will my rights be affected?

If you decide to tender your shares of Senior Preferred Stock and we complete the Exchange Offer, you will receive new securities with different rights than what you have as a holder of Senior Preferred Stock, including:

•	The sum of the principal amount and the liquidation preference of the securities being offered in the Exchange Offer is lower than the liquidation preference of the Senior Preferred Stock;

•	The securities being offered in the Exchange Offer have limited, or in the case of the Series A Notes no, voting rights;

•	The interest rate on the Series A Notes and the dividend rate on the Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock, as applicable, being offered in the Exchange Offer are lower than the dividend rate on the 14 1/4% Preferred Stock;

•	The securities being offered in the Exchange Offer do not contain restrictive covenants similar to those in the certificates of designation for the Senior Preferred Stock;

•	If 50% or less of either series of Senior Preferred Stock validly tender in the Exchange Offer and, as a result, we do not receive the requisite approvals of the Proposed Amendments and Senior Issuance from both series of Senior Preferred Stock in the Consent Solicitation, the Series B Convertible Preferred Stock being offered in the Exchange Offer will rank junior to any unexchanged shares of Senior Preferred Stock; and

•	The securities being offered in the Exchange Offer are, under certain circumstances, mandatorily convertible into Class D Common Stock.

See “The Exchange Offer and Consent Solicitation — Terms of the Exchange Offer and Consent Solicitation.”

What will be the relative ranking of my securities immediately after the Exchange Offer?

The relative ranking of your securities will depend on the levels of participation in the Exchange Offer and Consent Solicitation. The charts below illustrate the relative ranking of securities in four scenarios, all of which are on a pro forma basis as of March 31, 2007, giving effect to concurrent exchanges by CIG and NBCU and not giving effect to subsequent exchanges that occur upon the Call Closing (as defined below in “The Master Transaction Agreement — The Call Right”) or failure of the Call Closing to occur, as described below in “The Master Transaction Agreement — Other Exchanges”:

•	if 100% of the shares of each series of Senior Preferred Stock are tendered and accepted in the Exchange Offer, and we receive the requisite approvals of the Proposed Amendments and the Senior Issuance in the Consent Solicitation;

•	if 50% plus one share of each series of Senior Preferred Stock (including shares held by CIG) are tendered and accepted in the Exchange Offer, and we receive the requisite approvals of the Proposed Amendments and the Senior Issuance in the Consent Solicitation and the Contingent Exchange occurs;

•	if 50% of the shares of each series of Senior Preferred Stock (including shares held by CIG) are tendered and accepted in the Exchange Offer, and we do not receive the requisite approvals of the Proposed Amendments and the Senior Issuance in the Consent Solicitation and the Contingent Exchange occurs; and

•	if no shares of Senior Preferred Stock are accepted and the Termination Exchange occurs.

100% Participation in the Exchange Offer

50% Plus One Share Participation In The Exchange Offer

50% Participation in the Exchange Offer

0% Acceptance in the Exchange Offer

When will the Exchange Offer expire?

The Exchange Offer is currently scheduled to expire at 12:01 A.M., New York City time, on July 10, 2007.

See “The Exchange Offer and Consent Solicitation — Extension, Termination and Amendment.”

Under what circumstances can the Exchange Offer be extended?

Under the terms of the Master Transaction Agreement, we may extend the Exchange Offer for any period required:

•	by any rule, regulation, interpretation or position of the SEC or its staff;

•	to obtain stockholder approval of the Proposed Amendments; or

•	by applicable law, regulation or other requirement of any governmental authority.

Also, we can extend the Exchange Offer if we, CIG and NBCU mutually agree.

See “The Exchange Offer and Consent Solicitation — Extension, Termination and Amendment.”

How will I be notified if the Exchange Offer is extended, amended or terminated?

If the Exchange Offer is extended, amended or terminated, we will promptly notify The Depository Trust Company, which we refer to as “DTC,” and make a public announcement by issuing a press release. In the case of an extension, the announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Exchange Offer.

See “The Exchange Offer and Consent Solicitation — Extension, Termination and Amendment.”

Will I have to pay any fees or commissions for participating in the Exchange Offer?

If you hold physical share certificates and you are the record owner of your shares of Senior Preferred Stock and you tender your shares directly to the Exchange Agent, you will not have to pay any fees or commissions. If you hold your shares through a broker, dealer or other nominee, and your broker, dealer or other nominee tenders the shares on your behalf, your broker, dealer or other nominee may charge you a fee for doing so. You should consult your broker, dealer or other nominee to determine whether any charges will apply.

See “The Exchange Offer and Consent Solicitation — Terms of the Exchange Offer and Consent Solicitation” and “The Exchange Offer and Consent Solicitation — Expenses.”

May I tender only a portion of the shares of Senior Preferred Stock that I hold?

No. You must tender all of your shares of Senior Preferred Stock to participate in the Exchange Offer. If you own both 9 3/4% Preferred Stock and 14 1/4% Preferred Stock you must tender all of the shares of 9 3/4% Preferred Stock and all of the shares of 14 1/4% Preferred Stock that you own to participate in the Exchange Offer.

See “The Exchange Offer and Consent Solicitation — Terms of the Exchange Offer and Consent Solicitation.”

How do I tender my shares of Senior Preferred Stock?

To tender your shares of Senior Preferred Stock, you must deliver the certificates representing your shares of Senior Preferred Stock, together with a completed letter of transmittal and consent and any other documents required by the letter of transmittal and consent, to American Stock Transfer & Trust Company, the Exchange Agent for the Exchange Offer, no later than the time the Exchange Offer expires. If your shares of Senior Preferred Stock are held in street name (i.e., through a broker, dealer or other nominee), the shares of Senior Preferred Stock can be tendered by your nominee through DTC. In order to validly tender shares in the Exchange Offer, you must consent to the Proposed Amendments and Senior Issuance by executing a letter of transmittal and consent or request that your broker or nominee do so on your behalf.

See “The Exchange Offer and Consent Solicitation — Procedure for Tendering and Consenting.”

If I recently purchased shares of Senior Preferred Stock, can I still tender my shares of Senior Preferred Stock in the Exchange Offer?

Yes. If you have recently purchased shares of Senior Preferred Stock, you may tender those shares in the Exchange Offer. However, since there is no guaranteed delivery permitted in the Exchange Offer, in order to tender such shares of Senior Preferred Stock, you must make sure that your transaction settles prior to the expiration date of the Exchange Offer.

Does ION plan to redeem the shares of Senior Preferred Stock for cash?

No. We did not redeem our outstanding shares of 14 1/4% Preferred Stock and 9 3/4% Preferred Stock by their required redemption dates of November 15, 2006 and December 31, 2006, respectively. We do not anticipate having sufficient financial resources to redeem these securities for cash at any time in the foreseeable future.

What will happen to the rights of the holders of Senior Preferred Stock to elect directors?

As a result of our failure to redeem the Senior Preferred Stock by the scheduled mandatory redemption dates, the holders of each series had the right, voting separately as one class, to elect two additional directors to our Board. Effective April 2, 2007, the holders of a majority of the outstanding shares of the 14 1/4% Preferred Stock elected Eugene I. Davis and Ted S. Lodge as directors, and the holders of a majority of the outstanding shares of the 9 3/4% Preferred Stock elected Ronald W. Wuensch and Diane P. Baker as directors. If the Proposed Amendments are approved by holders of each series of Senior Preferred Stock, the holders of Senior Preferred Stock will no longer have the right to elect additional directors, and the term of office of the directors elected on April 2, 2007 will end on the effective date of the Proposal Amendments. If the Proposed Amendments are approved by holders of only one series of Senior Preferred Stock, the holders of such series of Senior Preferred Stock will no longer have the right to elect additional directors, and the term of office of the directors elected by such holders on April 2, 2007 will end on the effective date of the Proposed Amendments.

Will I receive accrued and unpaid dividends on the Senior Preferred Stock I tender in the Exchange Offer?

No. Even if you do not tender your shares of Senior Preferred Stock in the Exchange Offer, you may not receive any dividends on your shares of Senior Preferred Stock in the foreseeable future. As of May 31, 2007, accrued and unpaid dividends on the 14 1/4% Preferred Stock aggregated approximately $84.5 million, or $1,484.38 per share, and accrued and unpaid dividends on the 9 3/4% Preferred Stock aggregated approximately $10.9 million, or $650.00 per share. We last declared dividends on May 15, 2006 and September 30, 2006 for the 14 1/4% Preferred Stock and 9 3/4% Preferred Stock, respectively. Accrued but unpaid dividends are included in the preferential amounts that the holders of Senior Preferred Stock are entitled to receive in a liquidation of our company.

Will the securities to be issued in the Exchange Offer be freely tradable?

Generally, the securities you receive in the Exchange Offer will be subject to the same restrictions on transfer, if any, as the Senior Preferred Stock you tender in the Exchange Offer. If your shares of Senior Preferred Stock are freely transferable, generally, the Series A Notes and either the Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock, as applicable, you receive will be freely transferable. If you are an “affiliate” of ours within the meaning of the Securities Act, the securities that you receive in the Exchange Offer would not be freely transferable unless we registered them for resale under the Securities Act. Except for our agreement to register the Class A Common Stock and Class D Common Stock underlying the securities to be issued to NBCU and CIG (as more fully described in the “Master Transaction Agreement — Agreements and Additional Transactions Contemplated by the Master Transaction Agreement”), we do not intend to register the securities to be issued in the Exchange Offer. We also do not intend to list the securities to be issued in the Exchange Offer for trading on any national securities exchange or apply to have them admitted for quotation on any automated quotation system.

What is the Consent Solicitation?

We are also soliciting consents from holders of each series of Senior Preferred Stock to:

•	amend the applicable certificate of designation governing such series of Senior Preferred Stock to eliminate:

•	all voting rights, other than voting rights required by law,

•	our obligation to repurchase the Senior Preferred Stock upon a change of control,

•	all redemption rights,

•	in the case of 14 1/4% Preferred Stock, all exchange rights, and

•	substantially all of the restrictive covenants applicable to each series of Senior Preferred Stock; and

•	approve the issuance of the following series of preferred stock, which would rank senior to any unexchanged Senior Preferred Stock:

•	Series A-1 Convertible Preferred Stock to be issued in the Exchange Offer; and

•	Series A-2 Non-Convertible Preferred Stock to be issued in the Exchange of Series F Non-Convertible Preferred Stock (as more fully described in “The Master Transaction Agreement — Other Exchanges — Exchange of Series F Non-Convertible Preferred Stock”).

In order to issue the Series A-1 Convertible Preferred Stock in the Exchange Offer, we must receive the requisite approvals of the Proposed Amendments and the Senior Issuance from both series of Senior Preferred Stock. Under the certificates of designation governing each series of the Senior Preferred Stock, subject to certain exceptions, we cannot issue any equity securities that rank senior to such series of the Senior Preferred Stock without the approval of the holders of at least a majority of the outstanding shares of such series. If we do not receive consents from holders of more than 50% of each series of Senior Preferred Stock, we will instead issue the Series B Convertible Preferred Stock in the Exchange Offer.

You must consent to the Proposed Amendments and the Senior Issuance in order to validly tender your shares of Senior Preferred Stock in the Exchange Offer. We will not accept for exchange shares of Senior Preferred Stock submitted without a consent.

Do I have to deliver my consent in the Consent Solicitation in order to tender my shares of Senior Preferred Stock in the Exchange Offer?

Yes. You must consent to the Proposed Amendments and Senior Issuance to tender your shares of Senior Preferred Stock in the Exchange Offer.

See “The Exchange Offer and Consent Solicitation — Terms of The Exchange Offer and Consent Solicitation.”

What will happen if you receive the requisite consents to the Proposed Amendments and the Senior Issuance from one series of Senior Preferred Stock and not the other?

We must obtain the requisite approvals of the Senior Issuance from holders of both series of Senior Preferred Stock in order for the Senior Issuance to occur. If we receive the requisite consent from holders of one series of Senior Preferred Stock but not the other series, the Senior Issuance will not occur. If we receive the requisite approvals of holders of only one series of Senior Preferred Stock with respect to the Proposed Amendments, the Proposed Amendments will become effective but only with respect to such series of Senior Preferred Stock, and subject to the approval of the holders of our voting stock.

What vote is required to approve the Proposed Amendments and Senior Issuance?

To approve the Proposed Amendments with respect to either the 14 1/4% Preferred Stock or the 9 3/4% Preferred Stock, we must receive consents from holders of a majority of the outstanding shares of such series of Senior Preferred Stock and approval by a majority of our outstanding voting stock, which includes the Class A Common Stock, the Class B Common Stock and the 9 3/4% Preferred Stock voting together as a class. Each share of Class A Common Stock is entitled to one vote, each share of Class B Common Stock is entitled to ten votes, and each share of 9 3/4% Preferred Stock is entitled to 625 votes on matters submitted for a vote of the holders of our outstanding voting stock.

To approve the Senior Issuance, we must receive consents from holders of a majority of the outstanding shares of both series of Senior Preferred Stock.

See “The Exchange Offer and Consent Solicitation — Terms of the Exchange Offer and Consent Solicitation.”

Have any stockholders agreed to approve the Proposed Amendments and the Senior Issuance?

Yes. Lowell W. Paxson, Second Crystal Diamond Limited Partnership and Paxson Enterprises, Inc., which we refer to as the “Paxson Stockholders,” own, as of the date of this offer to exchange, 15,455,062 shares of our Class A Common Stock and 8,311,639 shares of our Class B Common Stock representing approximately 61.82% of the total voting power of our outstanding voting stock. The Paxson Stockholders have agreed to vote in favor of, among other items, the Proposed Amendments.

In addition, CIG has agreed to tender all 9,368.46875 shares of 14 1/4% Preferred Stock and all 262.33603 shares of 9 3/4% Preferred Stock that it holds in the Exchange Offer and to consent to the Proposed Amendments and Senior Issuance with respect to these shares. As of the date of this offer to exchange, these shares represent 16.46% of the outstanding 14 1/4% Preferred Stock and 1.57% of the outstanding 9 3/4% Preferred Stock.

What are the other matters that holders of ION’s voting stock are required to approve in connection with the transactions contemplated under the Master Transaction Agreement?

In addition to the Proposed Amendments, the holders of our voting stock are required to approve:

•	an amendment to our certificate of incorporation to create a new non-voting Class D Common Stock and increase the number of authorized shares of our common stock, Class A Common Stock and Class C Common Stock (the “Common Stock Amendment”); and

•	the issuances of securities convertible into or exercisable for shares of our common stock under the rules of the American Stock Exchange.

The Paxson Stockholders have agreed to vote in favor of these matters, and are expected to execute a written consent to that effect in lieu of holding a meeting of our stockholders.

When will the matters to be voted on by the holders of ION’s voting stock, including the Proposed Amendments, become effective?

Under SEC rules, any actions that holders of our voting stock approve by written consent, including the Proposed Amendments and the Common Stock Amendment, cannot become effective until 20 calendar days after we mail an Information Statement on Schedule 14C to the holders of our Class A Common Stock notifying them that the consenting holders have executed a written consent approving such matters. Provided we have received the written consent of the Paxson Stockholders to the Proposed Amendments and the Common Stock Amendment, we intend to mail the Information Statement on or about the expiration date of the Exchange Offer. If holders of more than 50% of either series of Senior Preferred Stock validly tender in the Exchange Offer, thereby consenting to the Proposed Amendments, we will, following the expiration of the 20-day period, file the amended certificate of designation governing such series of Senior Preferred Stock with the Secretary of State of the State of Delaware to effect the Proposed Amendments with respect to such series of Senior Preferred Stock. Following the expiration of the 20-day period, we will also file the amendment to our certificate of incorporation with the Secretary of State of the State of Delaware to effect the Common Stock Amendment.

See “The Exchange Offer and Consent Solicitation — Terms of the Exchange Offer and Consent Solicitation.”

Do I have to wait 20 days before I receive the securities in the Exchange Offer?

No. Promptly following our acceptance of shares of Senior Preferred Stock tendered in the Exchange Offer, you will receive Series A Notes and either Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock, as applicable. None of these securities can be converted until the Common Stock Amendment is effective, which we expect to occur 20 days after we mail the Information Statement on Schedule 14C to the holders of our Class A Common Stock. The Common Stock Amendment creates the Class D Common Stock into which the securities issued in the Exchange Offer are convertible.

What if the Proposed Amendments and the Senior Issuance are not approved by the holders of Senior Preferred Stock?

We will issue Series B Convertible Preferred Stock, which will rank junior to any unexchanged Senior Preferred Stock, in the Exchange Offer.

May I deliver a consent to only some of the Proposed Amendments or just the Senior Issuance?

No. You must consent to the Proposed Amendments and the Senior Issuance in their entirety if you wish to tender your shares.

See “The Exchange Offer and Consent Solicitation — Terms of the Exchange Offer and Consent Solicitation.”

How do I deliver my consent to the Proposed Amendments and Senior Issuance?

By executing the letter of transmittal and consent to tender your shares of Senior Preferred Stock, you will also be consenting to the Proposed Amendments and Senior Issuance. If you hold your shares of Senior Preferred Stock in street name (i.e., through a broker, dealer or other nominee), you should instruct your broker, dealer or other nominee to tender your shares of Senior Preferred Stock and consent to the Proposed Amendments and the Senior Issuance on your behalf.

See “The Exchange Offer and Consent Solicitation — Effects of Tenders and Consents.”

Are the concurrent Exchange Offer and Consent Solicitation conditioned upon each other?

While your participation in the Exchange Offer is conditioned on your execution of a written consent, our completion of the Exchange Offer is not conditioned on obtaining consents from holders of a majority of the outstanding shares of each series of Senior Preferred Stock to the Proposed Amendments and Senior Issuance. The Senior Issuance will not become effective unless the Exchange Offer has been completed and the holders of a majority of the outstanding shares of each series of Senior Preferred Stock have consented to the Senior Issuance. The Proposed Amendments with respect to any series of Senior Preferred Stock will not become effective unless the Exchange Offer has been completed and the holders of a majority of our outstanding voting stock and holders of a majority of the outstanding shares of such series of Senior Preferred Stock have consented to the Proposed Amendments, and the amended and restated certificate of designation with respect to such series has been filed with the Secretary of State of the State of Delaware.

See “The Exchange Offer and Consent Solicitation — Terms of the Exchange Offer and Consent Solicitation.”

What must I do if I want to withdraw my shares of Senior Preferred Stock from the Exchange Offer and revoke the related consent?

You may properly withdraw any shares of Senior Preferred Stock that you validly tender at any time prior to the expiration date of the Exchange Offer, which is 12:01 A.M., New York City time, on July 10, 2007, unless we extend it, by following the procedures described in this offer to exchange. In addition, you may withdraw any shares of Senior Preferred Stock that you tender that are not accepted by us after the expiration of 40 business days after the commencement of the Exchange Offer.

A proper withdrawal of tendered shares of Senior Preferred Stock prior to the expiration date of the Exchange Offer will be deemed a valid revocation of the related consents. You may not validly revoke consents unless you validly withdraw the previously tendered shares.

If you have share certificates for your shares of Senior Preferred Stock which are registered in your name, to withdraw your shares of Senior Preferred Stock from the Exchange Offer and revoke the related consents, you must deliver a written notice of withdrawal to the Exchange Agent at the appropriate address specified on the back cover of this offer to exchange prior to the expiration date of the Exchange Offer or, if your shares of Senior Preferred Stock are not previously accepted by us, after the expiration of 40 business days after the commencement of the Exchange Offer. Your notice of withdrawal must comply with the requirements set forth in this offer to exchange.

If you hold your shares of Senior Preferred Stock in street name (i.e., through a broker, dealer or other nominee) and you tendered your shares through DTC, a withdrawal of your shares of Senior Preferred Stock and revocation of the related consent will be effective if you and your nominee comply with the appropriate procedures of DTC’s automated tender offer program system prior to the expiration date of the Exchange Offer or, if your shares are not previously accepted by us, after the expiration of 40 business days after the commencement of the Exchange Offer.

Any notice of withdrawal must identify the shares of Senior Preferred Stock to be withdrawn, including, if held through DTC, the name and number of the account at DTC to be credited and otherwise comply with the procedures of DTC.

See “The Exchange Offer and Consent Solicitation — Withdrawal of Tenders and Revocation of Consents.”

Are you making a recommendation regarding whether I should tender in the Exchange Offer and consent to the Proposed Amendments and Senior Issuance?

No. Our Board has authorized and approved the Exchange Offer and has declared advisable the Proposed Amendments. None of our Board, the Information Agent, the Exchange Agent or any of our financial advisors is making a recommendation to any holder of Senior Preferred Stock as to whether the holder should tender shares in the Exchange Offer and deliver a consent in the Consent Solicitation. You must make your own investment decision regarding the Exchange Offer based upon your own assessment of the market value of the Senior Preferred Stock, the likely value of the securities you may receive in the Exchange Offer, your liquidity needs, your investment objectives and any other factors you deem relevant.

See “The Exchange Offer and Consent Solicitation — Background of the Exchange Offer and Consent Solicitation.”

When will I receive the Series A Notes and the Series A-1 Convertible Preferred Stock or the Series B Convertible Preferred Stock, as applicable, in exchange for my shares of Senior Preferred Stock tendered in the Exchange Offer?

If the Exchange Offer is not otherwise extended, amended or terminated, we will, promptly after the expiration date of the Exchange Offer, if no conditions to the Exchange Offer exist that are not waived by CIG and us, accept for exchange all shares of Senior Preferred Stock validly tendered and not properly withdrawn, by notifying DTC and the Exchange Agent of our acceptance. We will then issue a press release announcing that fact, and the securities issued in the Exchange Offer will be issued promptly after the expiration date of the Exchange Offer.

See “The Exchange Offer and Consent Solicitation — Exchange of Preferred Stock; Settlement.”

What are some of the other parts of ION’s recapitalization?

In addition to the Exchange Offer, the recapitalization includes, among other transactions, the following transactions:

Cash Offer for Class A Common Stock

On May 4, 2007, CIG launched a cash tender offer to purchase any and all outstanding shares of our Class A Common Stock at a price of $1.46 net per share. The initial offering period of the tender offer expired at 12:00 midnight, New York City time, on June 1, 2007, at which time approximately 40,550,552 shares representing approximately 61.5% of the Class A Common Stock outstanding had been validly tendered and accepted. On June 4, 2007, CIG announced that it commenced a subsequent offering period that will expire at 5:00 p.m., New York City time, on June 15, 2007.

Exercise of the Call Right

On February 16, 2007, we approved CIG as a permitted transferee of a call right granted to NBC Palm Beach II by the Paxson Stockholders to acquire all of the shares of our common stock held by them. On May 4, 2007, NBC Palm Beach II assigned the call right to CIG, and, immediately following the assignment, CIG exercised the call right and launched the Class A Common Stock tender offer. Upon exercise of the call right, the Paxson Stockholders were paid approximately $3.9 million from an escrow fund that was funded by NBCU in connection with the 2005 Agreements (as defined in “The Exchange Offer and Consent Solicitation — Background of the Exchange Offer and Consent Solicitation”), representing the aggregate purchase price for the 15,455,062 shares of Class A Common Stock held by the Paxson Stockholders. The completion of the sale of the Paxson Stockholders’ shares pursuant to the exercise of the call right will occur upon the satisfaction of certain conditions, including the approval of the sale by the Federal Communications Commission (the “FCC”). Upon the closing of the sale, CIG will pay the Paxson Stockholders approximately $2.4 million for the purchase of their shares of Class B Common Stock. In the event the conditions to the closing are not satisfied within 18 months (24 months under certain circumstances) of the exercise of the call right, we will be obligated to pay approximately $2.4 million to the Paxson Stockholders for the purchase of their shares of Class A Common Stock and Class B Common Stock and the shares will be retired.

The failure of the call right to close will cause additional transactions to occur, as described in “The Master Transaction Agreement — Other Exchanges.”

Reverse Stock Split

Following the completion of the sale of the Paxson Stockholders’ shares to CIG pursuant to the exercise of the call right, we intend to effect a reverse stock split of the outstanding shares of our Class A Common Stock and Class B Common Stock in a manner and in an amount that will result in CIG being the sole holder of the shares of Class A Common Stock and Class B Common Stock or, in the event that CIG does not own the greatest number of shares of Class A Common Stock following the tender offer for the Class A Common Stock, that will result in all shares of Class A Common Stock ceasing to remain outstanding. No fractional shares of our Class A Common Stock shall be issued in connection with the reverse stock split, and all holders who would otherwise be entitled to receive less than a whole share of Class A Common Stock will receive an amount in cash equal to the number of shares of Class A Common Stock held immediately prior to the reverse stock split multiplied by the per-share price paid in the Class A Common Stock tender offer. The reverse stock split is subject to approval by the holders of a majority of our outstanding voting stock following the closing of CIG’s exercise of the call right. Assuming completion of the sale of the Paxson Stockholders’ shares to CIG, CIG will have sufficient voting power to assure approval of the reverse stock split.

See “The Master Transaction Agreement — The Reverse Stock Split.”

CIG Investment

On May 4, 2007, CIG provided us with additional funding by purchasing $100 million of our Series B Notes. Upon the closing or expiration of the Exchange Offer, CIG will purchase, for cash, up to an additional $15,000,000 of the Series B Notes, not to exceed the amount of expenses that we incurred in connection with the transactions contemplated by the Master Transaction Agreement. In addition, the amount of Series B Notes we will issue to CIG is limited by restrictions under our Senior Debt (as defined in “Summary Description of the Series A Notes”).

See “The Master Transaction Agreement — Additional Investment by CIG.”

Class A Common Stock Purchase Warrant

Under the warrant that we issued to CIG on May 4, 2007, CIG will have the right to purchase up to 100,000,000 shares of Class A Common Stock at an exercise price of $0.75 per share, payable in cash. The term of the warrant is seven years beginning on the date of the closing of the Exchange Offer.

See “The Master Transaction Agreement — Agreements and Additional Transactions Contemplated by the Master Transaction Agreement — The Warrant.”

Will ION remain a public company following the completion of the Exchange Offer?

Following the completion of the tender offer for the Class A Common Stock, there may be so few remaining stockholders and publicly held shares of Class A Common Stock that our Class A Common Stock will no longer be eligible to be traded on the American Stock Exchange or other securities exchanges, there may not be an active public trading market for our Class A Common Stock, and we may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. The Master Transaction Agreement provides that, following the completion of the tender offer for our Class A Common Stock, we shall, to the extent permitted by law, delist the shares of Class A Common Stock from the American Stock Exchange and deregister the shares of Class A Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

See “The Master Transaction Agreement — Delisting and Deregistration.”

Who do I call if I have any questions on how to tender my shares of Senior Preferred Stock or consent to the Proposed Amendments and the Senior Issuance, or any other questions relating to the Exchange Offer?

Questions and requests for assistance, as well as for additional copies of this offer to exchange and the letter of transmittal and consent, may be directed to the Information Agent at its contact details set forth on the back cover of this offer to exchange.

Questions relating to the tender of physical share certificates should be directed to the Exchange Agent at its contact details set forth on the back cover.

Where can I find more information about ION Media Networks, Inc.?

For more information, see “Where You Can Find More Information.”

SUMMARY

This offer to exchange and the related letter of transmittal and consent contain important information that should be read carefully before any decision is made with respect to the Exchange Offer and Consent Solicitation. The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this offer to exchange and the letter of transmittal and consent.

ION Media Networks, Inc.

We are a network television broadcasting company which owns and operates the largest broadcast television station group in the United States, as measured by the number of television households in the markets our stations serve. We currently own and operate 60 broadcast television stations (including three stations we operate under time brokerage agreements), all of which carry our network programming, including stations reaching all of the top 20 U.S. markets and 39 of the top 50 U.S. markets. We provide network programming seven days per week, 24 hours per day, and reach approximately 94 million homes, or 84% of primetime television households in the U.S., through our broadcast television station group and pursuant to distribution arrangements with cable and satellite distribution systems. Our current schedule of entertainment programming principally consists of television series and feature films that have appeared previously on other broadcast networks which we have purchased the right to air. The balance of our programming consists of long-form paid programming (principally infomercials), programming produced by third parties who have purchased from us the right to air their programming during specific time periods, and local public interest programming.

Our principal executive and administrative facility is located at 601 Clearwater Park Road, West Palm Beach, Florida 33401, and our telephone number is (561) 659-4122.

Additional information regarding us, our affiliates and our operations is included in the reports incorporated by reference in this offer to exchange. See “Where You Can Find More Information.”

The Master Transaction Agreement

We are making the Exchange Offer as part of the recapitalization of our company pursuant to the Master Transaction Agreement we entered into with NBCU, NBC Palm Beach I, NBC Palm Beach II and CIG on May 3, 2007. Pursuant to the Master Transaction Agreement, on May 4, 2007, CIG commenced a cash tender offer for any and all outstanding shares of our Class A Common Stock at a price of $1.46 per share. Approximately 40,550,552 shares representing approximately 61.5% of the Class A Common Stock outstanding were validly tendered and accepted during the initial offering period of the cash tender offer which expired on June 1, 2007. On June 4, 2007, CIG commenced a subsequent offering period for the cash tender offer. In addition, on May 4, 2007, CIG purchased $100,000,000 aggregate principal amount of Series B Notes and agreed to purchase up to an additional $15,000,000 of the Series B Notes, not to exceed the amount of expenses incurred by us in connection with the transactions contemplated by the Master Transaction Agreement. In addition, the amount of Series B Notes we will issue to CIG is limited by restrictions under our Senior Debt. For additional information, see “The Master Transaction Agreement.”

Summary Description of the Exchange Offer and Consent Solicitation

The Company	ION Media Networks, Inc.

The Preferred Stock Subject to the Exchange Offer	All outstanding shares of 13 1/4% Cumulative Junior Exchangeable Preferred Stock (currently accruing dividends at the rate of 14 1/4%), which we refer to as our 14 1/4% Preferred Stock, and 9 3/4% Series A Convertible Preferred Stock, which we refer to as our 9 3/4% Preferred Stock. We refer to our 14 1/4% Preferred Stock and our 9 3/4% Preferred Stock together as our Senior Preferred Stock.

The Exchange Offer	We are offering to issue Series A Notes and Series A-1 Convertible Preferred Stock (which would rank senior to any unexchanged Senior Preferred Stock) or, depending on the levels of participation in the Exchange Offer and the approval of the Proposed Amendments and the Senior Issuance, Series A Notes and Series B Convertible Preferred Stock (which would rank junior to any unexchanged Senior Preferred Stock), upon the terms and subject to the conditions set forth in this offer to exchange and the related letter of transmittal and consent, in exchange for any and all of our shares of Senior Preferred Stock validly tendered and not validly withdrawn prior to the expiration date of the Exchange Offer. See “The Exchange Offer and Consent Solicitation — Terms of the Exchange Offer and Consent Solicitation.”

Exchange Securities	In the Exchange Offer:

• For each tendered share of 14 1/4% Preferred Stock, the holder will receive $7,000 principal amount of Series A Notes and $1,000 initial liquidation preference of the Series A-1 Convertible Preferred Stock; and

• For each tendered share of 9 3/4% Preferred Stock, the holder will receive $4,000 principal amount of Series A Notes and $1,000 initial liquidation preference of Series A-1 Convertible Preferred Stock.

However, if holders of 50% or less of either series of Senior Preferred Stock tender in the Exchange Offer and, as a result, we do not receive the requisite approvals of the Proposed Amendments and the Senior Issuance from both series of Senior Preferred Stock in the Consent Solicitation, then:

• For each tendered share of 14 1/4% Preferred Stock, the holder will receive $7,500 principal amount of Series A Notes and $500 initial liquidation preference of Series B Convertible Preferred Stock; and

• For each tendered share of 9 3/4% Preferred Stock, the holder will receive $4,500 principal amount of Series A Notes and $500 initial liquidation preference of Series B Convertible Preferred Stock.

For additional information, see “The Exchange Offer and Consent Solicitation — Terms of the Exchange Offer and Consent Solicitation.”

The Contingent Exchange	If we accept for exchange less than 90% of the shares of each series of Senior Preferred Stock owned by holders others than CIG, we have agreed to issue to CIG and NBC Palm Beach I, in exchange for other securities they currently hold, up to $470,584,689 aggregate principal amount of the Series B Notes, which will rank equal in right of payment to the Series A Notes and senior to the Series A-1 Convertible Preferred Stock, the Series B Convertible Preferred Stock and any unexchanged shares of Senior Preferred Stock. The Series B Notes will have an initial conversion price of $0.75 per share, which is lower than the $0.90 per share initial conversion price of the Series A Notes, Series A-1 Convertible Preferred Stock and Series B Convertible Preferred Stock.

The Consent Solicitation	In order to tender shares in the Exchange Offer, holders of our Senior Preferred Stock are required to consent (by executing the letter of transmittal and consent or requesting that your broker or nominee consent on your behalf) to:

• amend the applicable certificate of designation governing such series of Senior Preferred Stock to eliminate:

• all voting rights, other than voting rights required by law,

• our obligation to repurchase the Senior Preferred Stock upon a change of control,

• all redemption rights,

• in the case of 14 1/4% Preferred Stock, all exchange rights, and

• substantially all of the restrictive covenants applicable to such series of Senior Preferred Stock; and

• approve the issuance of the following series of preferred stock which would rank senior to any unexchanged Senior Preferred Stock:

• Series A-1 Convertible Preferred Stock to be issued in the Exchange Offer and

  • Series A-2 Non-Convertible Preferred Stock to be issued in the Exchange of Series F Non-Convertible Preferred Stock (as more fully described in “The Master Transaction Agreement — Other Exchanges — Exchange of Series F Non-Convertible Preferred Stock”).

If we receive sufficient consents from the holders of either series of Senior Preferred Stock to approve the Proposed Amendments with respect to such series, and we receive the approval of the Proposed Amendments by the holders of our voting stock, we will file the amended certificate of designation governing such series of Senior Preferred Stock with the Secretary of State of the State of Delaware to effect the Proposed Amendments with respect to such series. We expect to make this filing approximately twenty calendar days after we mail the Information Statement on Schedule 14C to the holders of our Class A Common Stock.

For additional information regarding the Consent Solicitation, see “The Exchange Offer and Consent Solicitation — Terms of the Exchange Offer and Consent Solicitation.”

Expiration Date of the Exchange Offer	The Exchange Offer will expire at 12:01 A.M., New York City time, on July 10, 2007, unless extended or earlier terminated by us.

The Termination Exchange	If the Exchange Offer terminates or expires without our exchanging any shares of Senior Preferred Stock, we have agreed, under certain circumstances, to issue to CIG and NBC Palm Beach I $546,988,199 principal amount of our Series B Notes, which will rank senior in right of payment to the Senior Preferred Stock in exchange for other securities they hold. See “The Exchange Offer and Consent Solicitation — Terms of the Exchange Offer and Consent Solicitation.”

Conditions of the Exchange Offer	The Exchange Offer is subject to the closing conditions described in “The Exchange Offer and Consent Solicitation — Conditions of the Exchange Offer.”

Withdrawal of Tenders and Revocation of Consents	You may withdraw previously tendered shares of Senior Preferred Stock at any time before the expiration date of the Exchange Offer. In addition, you may withdraw any shares of Senior Preferred Stock that you tender that are not accepted by us for purchase after the expiration of 40 business days from June 8, 2007. Withdrawal of your tender will also revoke your consent. See “The Exchange Offer and Consent Solicitation — Withdrawal of Tenders and Revocation of Consents.”

Material United States Federal Income Tax Considerations	The receipt of Series A Notes and shares of Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock, as applicable, pursuant to the Exchange Offer for shares of Senior Preferred Stock will be treated as a recapitalization for U.S. federal income tax purposes. See “Description of Material United States Federal Income Tax Considerations.”

Accounting Treatment	The difference between the fair value of the consideration transferred to holders of Senior Preferred Stock and the carrying value of the Senior Preferred Stock at the time of the exchange will be reflected in our net loss applicable to common stockholders, and will affect the calculation of basic and diluted loss per common share in the period that the Exchange Offer and Consent Solicitation occurs. As of May 31, 2007, the carrying value of the Senior Preferred Stock was $831.6 million.

Risk Factors	You should consider carefully all of the information set forth in this offer to exchange and, in particular, you should evaluate the specific factors set forth under “Risk Factors” before deciding whether to participate in the Exchange Offer.

Information Agent	D.F. King & Co., Inc.

Exchange Agent	American Stock Transfer & Trust Company

Additional Documentation; Further Information; Assistance	Any requests for assistance concerning the Exchange Offer and requests for additional copies of this offer to exchange and the letter of transmittal and consent may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this offer to exchange. Beneficial owners may also contact their broker, dealer or other nominee or our Investor Relations department for assistance concerning the Exchange Offer.

Summary Description of the Series A Notes

Issuer	ION Media Networks, Inc.

Securities	Up to $465.3 million aggregate principal amount of Series A Notes.

Guarantees	The Series A Notes will not be guaranteed by any of our subsidiaries.

Ranking	The Series A Notes will be senior subordinated debt obligations and will rank junior to our Senior Debt. We refer to the amounts outstanding under our first priority term loan, the First Priority Notes and the Second Priority Notes as our “Senior Debt.” The Series A Notes rank equally in right of payment with the Series B Notes and senior to all our other securities.

As of March 31, 2007, we had approximately $1.13 billion principal amount of Senior Debt.

Maturity	July 2013.

Interest	Annual simple interest rate of 11%, payable quarterly in arrears, in cash, which amounts accrue to the extent not paid in cash.

Call	We may not call the Series A Notes prior to maturity.

Optional Conversion	You may convert the Series A Notes at any time after the effectiveness of the Common Stock Amendment, at your option, into shares of Class D Common Stock at a conversion price of $0.90 per share of Class D Common Stock, increasing at a rate per annum of 11% from the issuance of Series A Notes through the date of conversion, which we refer to as the “Series A Notes Conversion Price.”

Restriction on Conversion	You may convert the Series A Notes at any time after the effective date of the Common Stock Amendment, which we expect to be 20 days after we mail the Information Statement on Schedule 14C. We intend to mail the Information Statement on or about the expiration date of the Exchange Offer.

Mandatory Conversion	At any time following the first anniversary of the issuance date, the Series A Notes will be converted into shares of Class D Common Stock at the Series A Notes Conversion Price, upon the earliest to occur of the following events:

• the trading price for 15 consecutive trading days of our Class A Common Stock or Class D Common Stock is equal to or greater than:

• in the event the mandatory conversion occurs after the first anniversary, but prior to the second anniversary of the issuance date, 102% of the Series A Notes Conversion Price,

• in the event the mandatory conversion occurs on or after the second anniversary, but prior to the third anniversary of the issuance date, 101% of the Series A Notes Conversion Price, or

• in the event the mandatory conversion occurs on or after the third anniversary of the issuance date, the Series A Notes Conversion Price

(as the case may be, the “Series A Notes Mandatory Conversion Trigger Price”); and

• we issue common stock at an issue price per share equal to or greater than the Series A Notes Mandatory Conversion Trigger Price, generating aggregate gross proceeds to us of at least $75,000,000 (provided that, if the common stock is issued to CIG, NBCU or their respective affiliates, an internationally recognized investment bank selected by CIG from a list of three banks provided by us shall have provided an opinion to the effect that the issue price per share is at or higher than the fair market value of a share of our common stock).

Adjustment to Conversion Price	The Series A Notes Conversion Price shall be subject to customary adjustments for stock splits, dividends, recapitalizations, below-market issues and similar events.

Events of Default	The Events of Default under the indenture governing the Series A Notes, which we refer to as the “Series A Notes Indenture,” are:

• a default for 30 days in the payment of any interest on the Series A Notes;

• a default in the payment of any principal of or premium, if any, on the Series A Notes, on the final maturity date or any earlier date of redemption or repurchase;

• a default in the performance, or breach, of any other covenant or warranty contained in the Series A Notes or the Series A Notes Indenture, that continues for 60 days after written notice is provided to us by either the trustee or 25% of the holders of Series A Notes (subject to certain exceptions);

• a default under any debt that results in acceleration of the maturity of such debt, or failure to pay any such debt at maturity, in an aggregate amount of debt greater than $10,000,000;

• one or more final judgments, orders or decrees of any court or regulatory or administrative agency for the payment of money in excess of $10,000,000, is rendered against us and either (a) a creditor commenced an enforcement proceeding thereon or (b) 60 consecutive days passed, during which a stay of enforcement was not in effect; and

• certain events of bankruptcy, insolvency or reorganization by us or any of our significant subsidiaries.

Certain Covenants	The Series A Notes Indenture contains certain covenants that restrict our ability to, among other things:

• incur additional debt, other than permitted debt, unless:

• after giving effect to the incurrence of such debt, the ratio of our total debt to consolidated earnings before interest, taxes,

depreciation and amortization would be less than 8.5 to 1.0 and

• no event of default would occur or be continuing as a result of the incurrence of such debt;

• consolidate or sell, lease, assign, transfer or otherwise convey all or substantially all of our assets, unless, among other things,

  • either we are the continuing corporation or the successor corporation, which must be organized and existing under the laws of the United States of America, any state in the U.S. or the District of Columbia, assumes the payment of all amounts under the Series A Notes and

  • immediately after giving effect to the transaction, no event of default, and no event which, after notice or the lapse of time or both, would become an event of default, shall have occurred and be continuing.

Waivers and Amendments	The holders of a majority in principal amount of the then-outstanding Series A Notes, on behalf of all holders of the Series A Notes, may waive compliance with the restrictive provisions of the Series A Notes Indenture and waive any past default or event of default under the Series A Notes Indenture (other than an uncured failure to make due payment of principal or interest, the failure to deliver Class D Common Stock upon conversion of the Series A Notes, or in respect of any other provision under the Series A Notes Indenture that cannot be amended without the consent of the holder of each affected outstanding Series A Note). The amendments or supplements to the Series A Notes Indenture that require the consent of each affected holder of Series A Notes include:

• any change in the stated maturity of the principal of, or any installment of principal of, or interest on, the Series A Notes,

• any reduction in the principal amount of or the rate of interest on the Series A Notes,

• any change in the timing of or reduction in the amount payable on the repurchase of the Series A Notes, or

• any change that affects the conversion rights of holders of Series A Notes.

Absence of a Public Market for the Series A Notes	The Series A Notes will be a new issue of securities. We do not intend to apply for either listing or quotation of the Series A Notes. We cannot assure you that any active or liquid market will develop in the Series A Notes.

Summary Description of the Series A-1 Convertible Preferred Stock

Issuer	ION Media Networks, Inc.

Securities	Up to $73.6 million aggregate initial liquidation preference of Series A-1 Convertible Preferred Stock (assuming 100% participation in the Exchange Offer).

Ranking	The Series A-1 Convertible Preferred Stock, if issued, will rank senior in right of payment to any unexchanged shares of Senior Preferred Stock and our Series C Non-Convertible Preferred Stock, 8% Series C Mandatorily Convertible Preferred Stock (which we refer to as “Series C Convertible Preferred Stock”), 8% Series D Mandatorily Convertible Preferred Stock (which we refer to as “Series D Convertible Preferred Stock”), Series E-1 Mandatorily Convertible Preferred Stock (which we refer to as “Series E-1 Convertible Preferred Stock”), Series E-2 Mandatorily Convertible Preferred Stock (which we refer to as “Series E-2 Convertible Preferred Stock”), 8% Series F Non-Convertible Preferred Stock (which we refer to as “Series F Non-Convertible Preferred Stock”) and all classes of common stock.

The Series A-1 Convertible Preferred Stock will rank equally in right of payment with the Series A-2 Non-Convertible Preferred Stock and 12% Series A-3 Mandatorily Convertible Preferred Stock (which we refer to as to the “Series A-3 Convertible Preferred Stock”).

The Series A-1 Convertible Preferred Stock will rank junior in right of payment to our Senior Debt, the Series A Notes and the Series B Notes.

Maturity	August 2013.

Liquidation Preference	The greater of:

• $10,000 per share, plus any accumulated and unpaid dividends, and

• the amount per share payable upon liquidation, dissolution or winding up to the holders of shares of Class D Common Stock or such other class or series of stock into which the Series A-1 Convertible Preferred Stock is then convertible (assuming the conversion of all of the Series A-1 Convertible Preferred Stock), multiplied by the number of shares of Class D Common Stock into which such shares of Series A-1 Convertible Preferred Stock are then convertible.

Dividends	When declared by our Board, dividends at the higher of:

• 12% per year and

• the aggregate cash dividends per share paid on our Class D Common Stock, from the later of (a) the date of issuance or (b) the date of the last payment of a cash dividend on the Class D Common Stock to the date of such determination, multiplied by the number of shares of Class D Common Stock into which each share of Series A-1 Convertible Preferred Stock is convertible.

All dividends shall accrue and be cumulative, whether or not earned or declared, on a quarterly basis, in arrears, from the date of issuance, but shall be payable only at such times as determined by the Board. Dividends shall not compound.

Call	We may not call the Series A-1 Convertible Preferred Stock prior to maturity.

Optional Conversion	You may convert the Series A-1 Convertible Preferred Stock at any time after the effectiveness of the Common Stock Amendment, at your option, into (A) a number of shares of Class D Common Stock equal to the number of shares of Series A-1 Convertible Preferred Stock surrendered for conversion, multiplied by $10,000, plus accrued and unpaid dividends thereon, divided by (B) the conversion price then in effect, except that, if shares of Series A-1 Convertible Preferred Stock are called for redemption, the conversion right will terminate at the close of business on the redemption date. The conversion price shall be $0.90 per share of Class D Common Stock, increasing at a rate per annum equal to the dividend rate for the Series A-1 Convertible Preferred Stock from the date of issuance through the date of conversion, which we refer to as the “Series A-1 Convertible Preferred Stock Conversion Price.” No fractional shares or securities representing fractional shares, will be issued upon conversion; in lieu of fractional shares we will pay a cash adjustment based upon the common stock value as of the close of business on the first business day preceding the date of conversion.

Restriction on Conversion	You may convert the Series A-1 Convertible Preferred Stock at any time after the effective date of the Common Stock Amendment, which we expect to be 20 days after we mail the Information Statement on Schedule 14C. Subject to our receipt of approval of the Common Stock Amendment by the holders of our voting stock, we intend to mail the Information Statement on or about the expiration date of the Exchange Offer.

Mandatory Conversion	At any time following the first anniversary of the issuance date, the shares of Series A-1 Convertible Preferred Stock will be converted into shares of Class D Common Stock at the Series A-1 Convertible Preferred Stock Conversion Price, upon the earliest to occur of the following events:

• the trading price for 15 consecutive trading days of our Class A Common Stock or Class D Common Stock is equal to or greater than:

  • in the event the mandatory conversion occurs after the first anniversary, but prior to the second anniversary of the issuance date, 102% of the Series A-1 Convertible Preferred Stock Conversion Price,

  • in the event the mandatory conversion occurs on or after the second anniversary, but prior to the third anniversary of the issuance date, 101% of the Series A-1 Convertible Preferred Stock Conversion Price, or

• in the event the mandatory conversion occurs on or after the third anniversary of the issuance date, the Series A-1 Convertible Preferred Stock Conversion Price

(as the case may be, the “Series A-1 Convertible Preferred Stock Conversion Trigger Price”); and

• we issue common stock at an issue price per share equal to or greater than the Series A-1 Convertible Preferred Stock Mandatory Conversion Trigger Price, generating aggregate gross proceeds to us of at least $75,000,000 (provided that, if the common stock is issued to CIG, NBCU or their respective affiliates, an internationally recognized investment bank selected by CIG from a list of three banks provided by us shall have provided an opinion to the effect that the issue price per share is at or higher than the fair market value of a share of our common stock).

Adjustments to Conversion Price	The Series A-1 Convertible Preferred Stock Conversion Price shall be subject to customary adjustments for stock splits, dividends, recapitalizations, below-market issues and similar events.

Voting	Holders of shares of Series A-1 Convertible Preferred Stock are not entitled to voting rights, except as required under the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”) and as expressly provided in the certificate of designation.

Absence of a Public Market for the Series A-1 Convertible Preferred Stock	The Series A-1 Convertible Preferred Stock will be a new issue of securities. We do not intend to apply for either listing or quotation of the Series A-1 Convertible Preferred Stock. We cannot assure you that any active or liquid market will develop in the Series A-1 Convertible Preferred Stock.

Summary Description of the Series B Convertible Preferred Stock

Issuer	ION Media Networks, Inc.

Securities	Up to $18.4 million aggregate initial liquidation preference of Series B Convertible Preferred Stock.

Ranking	The Series B Convertible Preferred Stock, if issued, will rank senior in right of payment to the Series D Convertible Preferred Stock, Series E-1 Convertible Preferred Stock, Series E-2 Convertible Preferred Stock, Series F Non-Convertible Preferred Stock and all classes of common stock.

The Series B Convertible Preferred Stock will rank equally in right of payment with the Series C Convertible Preferred Stock and the Series C Non-Convertible Preferred Stock.

The Series B Convertible Preferred Stock will rank junior in right of payment to our Senior Debt, Series A Notes, Series B Notes, and any unexchanged shares of Senior Preferred Stock.

Maturity	August 2013.

Liquidation Preference	The greater of:

• $10,000 per share, plus any accumulated and unpaid dividends, and

• the amount per share payable upon liquidation, dissolution or winding up to the holders of shares of Class D Common Stock or such other class or series of stock into which the Series B Convertible Preferred Stock is then convertible (assuming the conversion of all the Series B Convertible Preferred Stock), multiplied by the number of shares of Class D Common Stock into which such shares of Series B Convertible Preferred Stock are then convertible.

Dividends	When declared by our Board, dividends at the higher of:

• 12% per year and

• the aggregate cash dividends per share paid on our Class D Common Stock, from the later of (a) the date of issuance or (b) the date of the last payment of a cash dividend on the Class D Common Stock to the date of such determination, multiplied by the number of shares of Class D Common Stock into which each share of Series B Convertible Preferred Stock is convertible.

All dividends shall accrue and be cumulative, whether or not earned or declared, on a quarterly basis, in arrears, from the date of issuance, but shall be payable only at such times as determined by the Board. Dividends shall not compound.

Call	We may not call the Series B Convertible Preferred Stock prior to maturity.

Optional Conversion	You may convert the Series B Convertible Preferred Stock at any time after the effectiveness of the Common Stock Amendment, at your option, into (A) a number of shares of Class D Common Stock equal to the number of shares of Series B Convertible

Preferred Stock surrendered for conversion, multiplied by $10,000, plus accrued and unpaid dividends thereon, divided by (B) the conversion price then in effect, except that, if shares of Series B Convertible Preferred Stock are called for redemption, the conversion right will terminate at the close of business on the redemption date. The conversion price shall be $0.90 per share of Class D Common Stock, increasing at a rate per annum equal to the dividend rate for the Series B Convertible Preferred Stock from the date of issuance through the date of conversion, which we refer to as the “Series B Convertible Preferred Stock Conversion Price.” No fractional shares or securities representing fractional shares will be issued upon conversion; in lieu of fractional shares, we will pay a cash adjustment based upon the common stock value as of the close of business on the first business day preceding the date of conversion.

Restriction on Conversion	You may convert the Series B Convertible Preferred Stock at any time after the effective date of the Common Stock Amendment, which we expect to be 20 days after we mail the Information Statement on Schedule 14C. Subject to our receipt of approval of the Common Stock Amendment by the holders of our voting stock, we intend to mail the Information Statement on or about the expiration date of the Exchange Offer.

Mandatory Conversion	At any time following the first anniversary of the issuance date, the shares of Series B Convertible Preferred Stock will be converted into shares of Class D Common Stock at the Series B Convertible Preferred Stock Conversion Price, upon the earliest to occur of the following events:

• the trading price for 15 consecutive trading days of our Class A Common Stock or Class D Common Stock is equal to or greater than:

• in the event the mandatory conversion occurs after the first anniversary, but prior to the second anniversary of the issuance date, 102% of the Series B Convertible Preferred Stock Conversion Price,

  • in the event the mandatory conversion occurs on or after the second anniversary, but prior to the third anniversary of the issuance date, 101% of the Series B Convertible Preferred Stock Conversion Price, or

• in the event the mandatory conversion occurs on or after the third anniversary of the issuance date, the Series B Convertible Preferred Stock Conversion Price

(as the case may be, the “Series B Convertible Preferred Stock Mandatory Conversion Trigger Price”); and

• we issue common stock at an issue price per share equal to or greater than the Series B Convertible Preferred Stock Mandatory Conversion Trigger Price, generating aggregate gross proceeds to us of at least $75,000,000 (provided that, if the common stock is issued to CIG, NBCU or their respective affiliates, by opinion of an internationally recognized investment bank selected by CIG from a list of three banks provided by us shall have provided an opinion to the effect that the issue price per share is at or higher than the fair market value of a share of our common stock).

Adjustments to Conversion Price	The Series B Convertible Preferred Stock Conversion Price shall be subject to customary adjustments for stock splits, dividends, recapitalizations, below-market issues and similar events.

Voting	Holders of shares of Series B Convertible Preferred Stock are not entitled to voting rights, except as required under the DGCL and as expressly provided in the certificate of designation.

Absence of a Public Market for the Series B Convertible Preferred Stock	The Series B Convertible Preferred Stock will be a new issue of securities. We do not intend to apply for either listing or quotation of the Series B Convertible Preferred Stock. We cannot assure you that any active or liquid market will develop in the Series B Convertible Preferred Stock.

Summary Description of the Class D Common Stock

Issuer	ION Media Networks, Inc.

Securities	Up to 1,000,000,000 authorized shares of Class D Common Stock.

Voting Rights	Holders of shares of Class D Common Stock are not entitled to voting rights, except (i) as required under the DGCL and (ii) under certain circumstances, in connection with a merger, consolidation, asset sale, recapitalization or reorganization.

Dividends	When dividends are declared or paid on any class of our common stock, holders of Class D Common Stock shall be entitled to receive the same dividend as our other classes of common stock.

Absence of a Public Market for the Class D Common Stock	The Class D Common Stock will be a new issue of securities. We do not intend to apply for either listing or quotation of the Class D Common Stock. We cannot assure you that any active or liquid market will develop in the Class D Common Stock.

Summary Historical and Pro Forma Financial Data

The following table presents our summary historical consolidated and pro forma financial data. This summary pro forma information assumes 100% participation in the Exchange Offer. This information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the notes thereto, which are incorporated by reference into this offer to exchange, and our pro forma financial statements, which are included in this offer to exchange under “Pro Forma Financial Information.” For the pro forma effect at different levels of participation, see “Pro Forma Financial Information.”

	For the Year Ended December 31,			For the Period Ended March 31,
	2005	2006	2006	2006	2007	2007
	Historical		Pro Forma	Historical		Pro Forma
	(In thousands)
	(Audited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Statement of Operations Data:
Net revenues	$254,176	$228,896	$228,896	$60,716	$59,450	$59,450
Operating income (loss)(1)	(22,150)	37,260	37,260	9,599	16,577	16,577
Net loss(2)	(235,670)	(173,744)	(41,267)	(40,386)	(37,694)	(33,009)
Net loss attributable to common stockholders(3)	(275,031)	(256,629)	(105,589)	(60,967)	(58,430)	(44,481)
Basic and Diluted Loss Per Common Share: (4)
Net loss	$(3.94)	$(3.53)	(1.45)	$(0.84)	$(0.80)	$(0.61)
Weighted average shares outstanding — basic and diluted	69,747	72,772	72,772	72,705	73,008	73,008

	As of December 31,		As of March 31,
	2005	2006	2006	2007	2007
	Historical				Pro Forma
	(In thousands, except for per share data)
	(Audited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)

Balance Sheet Data:
Cash and cash equivalents	$90,893	$58,601	$102,231	$59,020	$159,020
Working capital (deficit)(5)	(494,108)	(606,168)	(522,894)	(632,202)	108,099
Total assets	1,146,256	1,056,987	1,148,299	1,050,730	1,165,730
Total debt(6)	1,122,283	1,123,347	1,122,545	1,123,609	1,671,113
Total mandatorily redeemable preferred stock	540,916	620,020	559,848	640,301	—
Total mandatorily redeemable convertible preferred stock(7)	777,521	860,406	798,102	881,142	775,282
Total common stockholders’ deficit	(1,594,095)	(1,849,871)	(1,650,714)	(1,912,423)	(1,598,766)
Book value per Common Share	$(21.77)	$(25.22)	$(22.52)	$(25.97)	$(21.71)
Ratio of earnings to fixed charges(8)	—	—	—	—	—

(1)	Our results in 2006 include a restructuring credit of $7.2 million, a $1.3 million reduction in music license fees resulting from a retroactive revision to the fee structure employed by a music license organization, and a $1.3 million charge related to the obsolescence and disposal of some of our property and equipment. Our results for 2005 include a restructuring charge in the amount of $30.9 million and $16.8 million of proceeds received from the settlement of an insurance claim. In addition, we recorded adjustments to write down programming to net realizable value of $3.2 million in 2006.

(2)	Includes losses on extinguishment of debt of $54.1 million in 2005. Net loss for 2005 also includes the recognition of a $34.4 million income tax benefit in connection with the settlement with the Internal Revenue Service regarding the 1997 disposition of our radio division.

(3)	Includes accrued dividends and accretion on the 9 3/4 Preferred Stock and accrued dividends on our 11% Series B Preferred Stock.

(4)	Because of losses from continuing operations, the effect of stock options and warrants is antidilutive. Accordingly, our presentation of diluted earnings per share is the same as that of basic earnings per share.

(5)	December 31, 2006, December 31, 2005, March 31, 2006 and March 31, 2007 historical reflect mandatorily redeemable preferred stock of $620.0 million, $540.9 million, $559.8 million and $640.3 million, respectively, that was required to be redeemed on or before November 15, 2006 and is presented as a liability in accordance with Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“SFAS 150”).

(6)	Pro forma 2007 includes $465.3 million of Series A Notes issued in the Exchange Offer and $115.0 million of Series B Notes issued to CIG, less a discount of $32.8 million for the value assigned to the Warrant.

(7)	December 31, 2006 includes mandatorily redeemable convertible preferred stock in the amount of $171.0 million that was required to be redeemed on December 31, 2006. Pro forma 2007 includes Series A-1 Convertible Preferred Stock, Series A-2 Non-Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E-1 Convertible Preferred Stock and Series E-2 Convertible Preferred Stock in the amounts of $73.6 million, $95.6 million, $375 million, $31.1 million and $200 million, respectively. We have not evaluated the newly issued preferred stock for balance sheet and dividend classification under SFAS 150.

(8)	For purposes of the ratio of earnings to fixed charges, earnings are defined as income (loss) from continuing operations before income taxes, extraordinary item and fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and the component of operating lease expense which we believe represents an appropriate interest factor. We had a deficiency in earnings to fixed charges of $289.7 million for the year ended December 31, 2005, $236.0 million for the year ended December 31, 2006 and $73.6 million for the period ended March 31, 2007.

RISK FACTORS

You should carefully consider the risks and uncertainties described throughout this offer to exchange, including those described below and those included in our Annual Report on Form 10-K, before you decide whether to tender your shares of Senior Preferred Stock and execute and deliver your consent to the Proposed Amendments and Senior Issuance.

Risks Related to the Exchange Offer

The Proposed Amendments will eliminate certain significant rights of the holders of Senior Preferred Stock.

The Proposed Amendments will eliminate all voting rights, other than voting rights required by law, eliminate our obligation to repurchase the Senior Preferred Stock upon a change of control and eliminate substantially all of the restrictive covenants applicable to the Senior Preferred Stock. See “The Exchange Offer and Consent Solicitation — Terms of the Exchange Offer and Consent Solicitation” for a description of the Proposed Amendments.

If we complete the Exchange Offer and obtain the requisite approvals of the Proposed Amendments by the holders of our voting stock and the holders of either series of our Senior Preferred Stock, the Proposed Amendments with respect to such series will become effective and certain significant rights of holders that are currently set forth in the certificate of designation governing such series will be eliminated. Holders of any unexchanged shares of Senior Preferred Stock may be adversely affected by the elimination of these rights.

If we receive the requisite approvals of the Proposed Amendments, holders of Senior Preferred Stock will lose their right to elect members of our Board.

The certificates of designation for the Senior Preferred Stock provide that if we fail to redeem the Senior Preferred Stock, fail to repurchase the Senior Preferred Stock upon a change of control or fail to comply with certain covenants or make payments on our indebtedness, the sole and exclusive remedy available to the holders is the right to elect two additional directors to our Board. In connection with our failure to redeem the Senior Preferred Stock at the scheduled redemption dates, effective April 2, 2007, the holders of a majority of the outstanding shares of the 14 1/4% Preferred Stock elected Eugene I. Davis and Ted S. Lodge as directors, and the holders of a majority of the outstanding shares of the of 9 3/4% Preferred Stock elected Ronald W. Wuensch and Diane P. Baker as directors. If we complete the Exchange Offer and receive the approvals to the Proposed Amendments from the holders of any series of the Senior Preferred Stock, the holders of each approving series of Senior Preferred Stock will no longer have the right to elect additional directors, and the terms of office of the directors elected by them as of April 2, 2007 will end on the effective date of the Proposed Amendments.

All of our debt obligations and, if we receive the requisite approvals of the Proposed Amendments and the Senior Issuance, certain series of our preferred stock, including the Series A-1 Convertible Preferred Stock that may be issued in the Exchange Offer, will have priority over any unexchanged shares of Senior Preferred Stock with respect to payment in the event of a liquidation, dissolution or winding up.

In any liquidation, dissolution or winding up of ION, any unexchanged shares of Senior Preferred Stock would rank below all debt claims against us, including the Series A Notes and Series B Notes, and, if the Proposed Amendments are effectuated, would also rank below certain outstanding shares of our preferred stock, including the shares of Series A-1 Convertible Preferred Stock issued in the Exchange Offer. Holders of any unexchanged shares of Senior Preferred Stock will not be entitled to receive any payment or other distribution of assets upon a liquidation or dissolution until after our obligations to our debt holders and to our holders of Series A-1 Convertible Preferred Stock, Series A-2 Non-Convertible Preferred Stock, Series A-3 Convertible Preferred Stock and, in the case of the 9 3/4% Preferred Stock, Series C Convertible Preferred Stock have been satisfied.

If the Contingent Exchange occurs, we have agreed to issue to CIG and NBC Palm Beach I Series B Notes that will have priority over any unexchanged shares of Senior Preferred Stock and the shares of Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock, as applicable, that are issued in the Exchange Offer, with respect to payment in the event of a liquidation, dissolution or winding up.

If less than 90% of the outstanding shares of each series of Senior Preferred Stock, other than shares owned by CIG, are tendered and accepted in the Exchange Offer, (i) we will exchange all Senior Preferred Stock that is validly tendered and not withdrawn and (ii) we have agreed to issue, in the Contingent Exchange, up to $470,584,689 principal amount of our Series B Notes to the following entities in the following amounts:

•	NBC Palm Beach I, an affiliate of NBCU, will be entitled to exchange up to $375 million aggregate stated liquidation preference of 11% Series B Preferred Stock for an equal principal amount of our Series B Notes; and

•	CIG will be entitled to exchange up to $95,584,689 aggregated stated liquidation preference of Series C Non-Convertible Preferred Stock or Series A-2 Non-Convertible Preferred Stock, as applicable, for an equal principal amount of our Series B Notes.

The amount of Series B Notes we have agreed to issue to NBC Palm Beach I and CIG in the Contingent Exchange will be equal to the percentage of the outstanding shares of Senior Preferred Stock, other than those shares held by CIG, that is not exchanged in the Exchange Offer, multiplied by $470,584,689, allocated between NBC Palm Beach I and CIG in proportion to the amounts described above. Therefore, the amount of Series B Notes that we will issue to NBC Palm Beach I and CIG in the Contingent Exchange will decrease as the number of tendered and accepted shares of Senior Preferred Stock increases. Due to limitations in our Senior Debt on the amount of additional debt we may incur, the issuance of Series B Notes under the Contingent Exchange may reduce to below $15 million the amount of Series B Notes we will be able to issue to CIG as part of its agreement to purchase an additional $15 million of Series B Notes.

Holders of shares of Senior Preferred Stock, Series A-1 Convertible Preferred Stock and Series B Convertible Preferred Stock will not be entitled to receive any payment or other distribution of assets upon a liquidation or dissolution until after our obligations to the holders of our Series B Notes have been satisfied.

If the Exchange Offer terminates and the Termination Exchange occurs, we will issue Series B Notes that will have priority over any unexchanged shares of Senior Preferred Stock with respect to payment in the event of a liquidation, dissolution or winding up.

If the Exchange Offer terminates and the Termination Exchange occurs, we have agreed to issue $546,988,119 principal amount of our Series B Notes as follows:

•	CIG will be entitled to exchange its 9,386.46875 shares of 14 1/4% Preferred Stock and 262.33603 shares of 9 3/4% Preferred Stock for $76,403,430 aggregate principal amount of Series B Notes;

•	NBC Palm Beach I will be entitled to exchange $375 million aggregate stated liquidation preference of the 11% Series B Preferred Stock that it currently holds for an equal principal amount of Series B Notes; and

•	CIG will be entitled to exchange $95,584,689 aggregate stated liquidation preference of Series C Non-Convertible Preferred Stock for an equal principal amount of Series B Notes.

If we engage in the Termination Exchange, the limitations in our Senior Debt on the amount of additional debt we may incur will reduce the amount of Series B Notes we can issue to CIG as part of its agreement to purchase an additional $15 million of Series B Notes to approximately $3 million.

Holders of shares of Senior Preferred Stock will not be entitled to receive any payment or other distribution of assets upon a liquidation or dissolution until after our obligations to the holders of our Series B Notes have been satisfied.

There is currently no public market for the shares of Series A-1 Convertible Preferred Stock, shares of Series B Convertible Preferred Stock and Series A Notes, so it may be difficult to resell them.

There is currently no public market for the shares of Series A-1 Convertible Preferred Stock, shares of Series B Convertible Preferred Stock and Series A Notes, and we do not intend to list them for trading on any national securities exchange or to apply to have them admitted for quotation on any automated quotation system. An active market for the Series A-1 Convertible Preferred Stock, Series B Convertible Preferred Stock and Series A Notes may not develop or be sustained after the Exchange Offer, which could affect your ability to sell your Series A-1 Convertible Preferred Stock, Series B Convertible Preferred Stock and Series A Notes or depress the market value of your Series A-1 Convertible Preferred Stock, Series B Convertible Preferred Stock and Series A Notes.

We have not obtained a third-party determination that the Exchange Offer is fair to holders of Senior Preferred Stock.

We are not making a recommendation as to whether holders of Senior Preferred Stock should exchange their shares in the Exchange Offer or execute their consent in the Consent Solicitation. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of Senior Preferred Stock for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. We cannot assure holders of Senior Preferred Stock that the value of the securities to be issued in the Exchange Offer will equal or exceed the value of the Senior Preferred Stock tendered. You must make your own independent decision regarding your participation in the Exchange Offer and Consent Solicitation.

The interest rate on the Series A Notes and the dividend rate on the Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock, as applicable, being offered in the Exchange Offer are lower than the dividend rate on the 14 1/4% Preferred Stock.

The securities being offered in the Exchange Offer will have lower interest and dividend rates than the dividend rate of the 14 1/4% Preferred Stock. The 11% interest rate on the Series A Notes and the 12% dividend rate on the Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock are lower than the 14 1/4% dividend rate on the 14 1/4% Preferred Stock. None of these securities, however, requires payments of interest or dividends on a current basis in cash.

The sum of the principal amount and the liquidation preference of the securities being offered in the Exchange Offer is lower than the liquidation preference of the Senior Preferred Stock.

The sum of the principal amount and the liquidation preference of the securities being offered in the Exchange Offer is lower than the liquidation preference of the Senior Preferred Stock. The shares of Senior Preferred Stock have a liquidation preference of $10,000 per share. The combined principal amount of the Series A Notes and liquidation preference of the Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock that holders of 14 1/4% Preferred Stock and 9 3/4% Preferred Stock will receive per share in the Exchange Offer, as applicable, is $8,000 and $5,000, respectively. Further, no additional consideration is being offered in respect of accrued but unpaid dividends on the Senior Preferred Stock, which were last paid (in each case, by the issuance of additional shares) through May 15, 2006 in the case of the 14 1/4% Preferred Stock and through September 30, 2006 in the case of the 9 3/4% Preferred Stock.

If we are unable to obtain waivers from the holders of our Senior Debt or arrange to repurchase or refinance our Senior Debt, we will be required to amend and restructure the transactions contemplated by the Master Transaction Agreement.

The terms of our Senior Debt require that we offer to repurchase the Senior Debt upon a change in control. CIG’s acquisition of all of our outstanding shares of Class B Common Stock from the Paxson Stockholders upon the closing of its exercise of the call right with respect to such shares may trigger this obligation. Under the Master Transaction Agreement, we have agreed to seek to enter into arrangements for a third party to purchase the Senior Debt from any holders who elect to require us to repurchase this debt. If we fail to enter into any arrangements in a timely manner, we have agreed to use our reasonable best efforts to obtain a waiver from the holders of at least a majority in aggregate principal amount of our Senior Debt of our repurchase obligation. If we do not obtain either the third party purchase arrangements or the waiver before the closing of the Exchange Offer, we, CIG and the NBCU Entities will be required to amend and restructure, prior to the closing of CIG’s exercise of the call right, the transactions contemplated by the Master Transaction Agreement such that the NBCU Entities retain at least $250.0 million aggregate liquidation preference of our 11% Series B Preferred Stock they currently hold, which would result in the repurchase obligation not being triggered. There is no assurance that the parties will be able to amend and restructure the transactions on satisfactory terms.

The Series A Notes, the Series A-1 Convertible Preferred Stock and the Series B Convertible Preferred Stock are subject to mandatory conversion under certain circumstances into non-voting common stock.

At any time following the first anniversary of the issuance date, upon certain events, the Series A Notes, the Series A-1 Convertible Preferred Stock and the Series B Convertible Preferred Stock will automatically convert into our Class D Common Stock. Holders do not control the timing of any mandatory conversion. Our Class D Common Stock generally has no voting rights and holders of our Class D Common Stock generally will not have the ability to influence any matter presented for a vote of our stockholders.

The issuance of common stock upon the conversion of the Series B Notes may have a dilutive effect on earnings per share and stockholders’ equity.

In the Contingent Exchange or Termination Exchange, we have agreed to issue Series B Notes to CIG and NBC Palm Beach I, which are convertible into Class A Common Stock at an initial conversion price of $0.75 per share, which is lower than the $0.90 initial conversion price of the Series A Notes, the Series A-1 Convertible Preferred Stock and the Series B Convertible Preferred Stock, which are convertible into Class D Common Stock. Therefore, holders of Class D Common Stock may experience dilution to earnings per share and stockholders’ equity to the extent CIG and NBC Palm Beach I convert their Series B Notes into Class A Common Stock.

Risks Related to Us and Our Business

We have a high level of debt and expect to require additional funding, which we may be unable to obtain, and we are subject to restrictions imposed by the terms of our debt.

We are highly leveraged. As of March 31, 2007 we had total debt of $1,130,283,000, all of which is senior secured indebtedness, and redeemable preferred stock with an aggregate liquidation preference of approximately $1,521,443,000. Assuming 100% participation in the Exchange Offer, we will have total debt of $1,710,587,000, $1,130,283,000 of which will be senior secured indebtedness and the balance of which will be subordinated debt, and redeemable preferred stock with an aggregate liquidation preference of approximately $775,282,000. Our ability to service our debt obligations, including the Series A Notes following the Exchange Offer, will depend on our operating performance.

We expect to require additional funding in order to pursue our present business plan. Although our Senior Debt permits us to incur up to $650 million of additional subordinated debt, our issuance of additional debt in the Exchange Offer and the Contingent Exchange or the Termination Exchange, as applicable, will exhaust a substantial amount, and possibly all, of this borrowing capacity, and may adversely affect our ability to raise additional funds, whether from existing security holders or otherwise.

We may incur limited amounts of additional indebtedness to finance capital expenditures and for certain other corporate purposes. Our ability to incur indebtedness is subject to restrictions contained in the terms of our Senior Debt and the indenture governing our Series B Notes, and will be subject to restrictions under the indenture governing our Series A Notes. The level of our indebtedness and redeemable preferred stock has important consequences to us, including that our cash flow from operations must be dedicated to debt service and will not be available for other purposes. Many of our competitors currently operate on a less leveraged basis and may have significantly greater operating and financing flexibility than us. The terms of our Senior Debt contain covenants that restrict, among other things, our ability to incur additional indebtedness, incur liens, make investments, pay dividends or make other restricted payments, consummate asset sales, consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets. These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, invest in new programming, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. If we are unable to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital. There is no assurance that any of these strategies could be effected on satisfactory terms, if at all.

We have a history of significant operating losses and negative cash flow and we may not become profitable in the future.

We have incurred losses from continuing operations in each fiscal year since our inception. For the years ended December 31, 2006, 2005 and 2004, our earnings were insufficient to cover our combined fixed charges and preferred stock dividend requirements by approximately $236.0 million, $289.7 million and $220.7 million, respectively. We expect to continue to experience net losses in the foreseeable future, principally due to interest charges on our outstanding debt and dividends on our outstanding preferred stock. Our future net losses could be greater than those we have experienced in the past.

Our cash flow from operations has been insufficient to cover our operating expenses, debt service requirements and other cash commitments in each of our last five fiscal years. We have financed our operating cash requirements, as well as our capital needs, during these periods with the proceeds of asset sales and financing activities, including additional borrowings, and with our existing cash on hand. Our Senior Debt (assuming we elect not to pay interest in the form of additional notes on our second priority notes) requires us to make annual cash interest payments of approximately $108 million. We may not be able to generate sufficient operating cash flow to pay our debt service and preferred stock dividend requirements, and we may not be able to obtain sufficient additional financing to meet such requirements on terms acceptable to us or at all.

The owner of two of the television stations that we operate under time brokerage agreements (“TBAs”) has the right to require us to purchase these stations at an aggregate purchase price of $36 million, and has exercised that right for one of the two stations.

We have options to purchase the assets of two television stations serving the Memphis and New Orleans markets for an aggregate purchase price of $36.0 million. The owner of these stations has the right to require us to purchase these stations at any time after January 1, 2007 through December 31, 2008, at the same price. We are currently operating these stations under TBAs, whereby we pay monthly fees to the station owners. On January 19, 2007, the owner of the television station serving the New Orleans market exercised its right to require us to purchase this station for a purchase price of $18 million. We have been in discussions with the station owner regarding the timing and other terms and conditions of our purchase of the station. The value of this station has been adversely affected by developments in the New Orleans television market related to the effects of Hurricane Katrina, and there can be no assurance that the current value of this station equals or exceeds the price at which we are obligated to purchase the station. On June 4, 2007, we exercised our option to purchase the assets of the Memphis station. We have been in discussions with the station owner regarding the timing and other terms and conditions of our purchase of the station.

We may not be successful in operating a broadcast television network.

We launched our broadcast television network on August 31, 1998, and are now in our ninth network broadcasting season. Our own experiences, as well as the experiences of other new broadcast television networks during the past decade, indicate that new broadcast television networks require a substantial period of time and the commitment of significant financial, managerial and other resources in order to gain market acceptance by viewing audiences and advertisers to a sufficient degree that the new network can attain profitability. Although we believe that our approach is unique among broadcast television networks, in that we own and operate stations reaching most of the television households that can receive our programming, our business model is unproven and to date has not been successful. We continue to implement significant changes to our business strategy, including changes in our programming and sales operations, in our ongoing efforts to improve our operating performance. Effective January 29, 2007, we changed our network brand identity from “i” to “ION Television”, which reflects our decision to expand from independent programming to content for broader audiences across various age groups. We cannot assure you that our broadcast television network operations will gain sufficient market acceptance to be profitable or otherwise be successful.

If the rates at which we are able to sell long-form paid programming were to decline, or if our new sales strategy is unsuccessful, our financial results could be adversely affected.

Advertising revenues constitute substantially all of our operating revenues. Our ability to generate advertising revenues depends upon our ability to sell our inventory of air time for long-form paid programming and commercial spot advertisements at acceptable rates. Long-form paid programming rates are dependent upon a number of factors, including our available inventory of air time, the viewing public’s interest in the products and services being marketed through long-form paid programming and economic conditions generally. Our revenues from the sale of air time for long-form paid programming may decline. We have announced our return to the general network spot advertising market, in which advertising sales are dependent upon audience ratings. Our ratings have declined substantially over the past few years, and we cannot assure you that our return to the general network spot market or the strategic programming alliances that we have entered into will be successful. Although we have significantly reduced our programming expenses, if our new sales strategy is unsuccessful, our financial results could be adversely affected.

We may lose a portion of our television distribution platform.

We exercised our right to terminate all of our network affiliation agreements effective June 30, 2005 (although most of our network affiliates have continued their affiliation under a month-to-month arrangement). We will seek to replace the distribution lost by the termination of these agreements (consisting of approximately 3% of U.S. primetime television households) through the negotiation of new, more flexible affiliation agreements and carriage agreements with cable systems in the affected markets, if and when such agreements can be concluded on cost-efficient terms. A number of our carriage agreements with cable systems in markets where we do not own a television station place restrictions on the type of programming that we may broadcast on the local cable system. Should our programming be inconsistent with these restrictions, the cable systems may have the right to require us to distribute additional entertainment programming over these systems or the right to terminate their carriage agreements with us. Our financial results could be adversely affected if we were required to provide alternative programming to these cable systems or if we were to lose a portion of our distribution through the termination of these agreements.

We could be adversely affected by actions of the FCC, the U.S. Congress and the courts that could alter broadcast television ownership rules in a way that would materially affect our present operations or future business alternatives.

On June 2, 2003, the FCC adopted new rules governing, among other things, national and local ownership of television broadcast stations and cross-ownership of television broadcast stations with radio broadcast stations and newspapers serving the same market. The new rules as they apply to television ownership have not become effective because the U.S. Court of Appeals for the Third Circuit issued an order in September 2003 staying their effectiveness. The new rules would change the regulatory framework within which television broadcasters hold, acquire and transfer broadcast stations. Numerous parties asked the FCC to reconsider portions of its decision and other parties sought judicial review. In June 2004, the Third Circuit remanded the proceeding to the FCC with instructions to the FCC to better justify or modify its approach to setting numerical limits. For the television station ownership rules relevant to us, the stay remains in effect pending further review by the Third Circuit of the FCC’s further actions on remand. If the new rules ultimately should become effective they would relax FCC restrictions on local television ownership and on cross-ownership of television stations with radio stations or newspapers in the same market. In general, the new rules would reduce the regulatory barriers to the acquisition of an interest in our television stations by various industry participants who already own television stations, radio stations or newspapers. In 2006 and early 2007, the FCC held proceedings pursuant to the June 2004 remand from the Third Circuit. We cannot predict when a decision will be issued.

The Consolidated Appropriations Act of 2004 (the “Act”) increased the percentage of the nation’s television households that may be served by television broadcast stations in which the same person or entity has an attributable interest to 39% of national television households, and allows two years for an entity that acquires licensees serving in excess of 39% to come into compliance with the new cap. The Act also provides that the FCC shall conduct a quadrennial, rather than biennial, review of its ownership rules.

In assessing compliance with the national ownership caps (including the recently enacted 39% cap), the FCC counts each “ultra high frequency,” or UHF, station as serving only half of the television households in its market. This “UHF Discount” is intended to take into account that UHF stations historically have provided less effective coverage of their markets than “very high frequency,” or VHF, stations. All of our television stations are UHF stations and, without the UHF Discount, we would not meet the current 39% ownership cap. In its June 2, 2003 decision, the FCC concluded that the future transition to digital television may eliminate the need for a UHF Discount. For that reason, the FCC provided that the UHF Discount will “sunset,” or expire, for the top four broadcast networks (ABC, NBC, CBS and Fox) on a market-by-market basis as the digital transition is completed, unless otherwise extended by the FCC. The FCC also announced, however, that it will examine in a future review whether to include in this sunset provision the UHF television stations owned by other networks and group owners, which would include our television stations. In reviewing the FCC’s new media ownership rules in its opinion referred to above, the Third Circuit determined that this Congressional action meant that it could not entertain challenges to the television cap or to the FCC’s decision to retain the 50% UHF discount.

We cannot predict whether any legislation will be adopted by Congress that will significantly change the media ownership rules. Further changes in the nationwide television ownership cap, any further limitation on the ability of a party to own two television stations with signal contour overlap or in the same designated market area, or action by the FCC or Congress affecting the continued availability of the existing UHF discount may adversely affect the opportunities we might have for sale of our television broadcast stations to those television station group owners and major television broadcast networks that otherwise would be the most likely purchasers of these assets.

We are required by the FCC to abandon the analog broadcast service of 22 of our full power stations occupying the 700 MHz band, and the digital broadcast service of two stations occupying the 700 MHz band, and may suffer adverse consequences if we are unable to secure alternative distribution on reasonable terms.

We hold FCC licenses for full power stations which are authorized to broadcast over either an analog or digital signal on channels 52-69 (“the 700 MHz band”), a portion of the broadcast spectrum that is currently allocated to television broadcasting by the FCC. As part of the nationwide transition from analog to digital broadcasting, the 700 MHz band is being transitioned to use by new wireless and public safety entities. Federal law now requires that, by February 17, 2009, incumbent broadcasters must surrender analog signals and broadcast only on their allotted digital frequency. In some cases, broadcasters, including our company, have been granted a digital channel allocation within the 700 MHz band. During this transition, these new wireless and public safety entities are permitted to operate in the 700 MHz band provided they do not interfere with incumbent or allotted analog and digital television operations. We could suffer adverse consequences if we are unable to secure alternative simultaneous distribution of both the analog and digital signals of those stations on reasonable terms and conditions. We cannot predict the impact, if any, on our business of the abandonment of our broadcast television service in the 700 MHz band.

We cannot assure you that we will successfully exploit our broadcast station group’s digital television platform.

We have completed construction of digital broadcasting facilities at 52 of our 60 owned and operated stations and are exploring the most effective use of digital broadcast technology for each of such stations. We cannot assure you, however, that we will derive commercial benefits from the exploitation of our digital broadcasting capacity. Although we believe that proposed alternative and supplemental uses of our analog and digital spectrum will continue to grow in number, the viability and success of each proposed alternative or supplemental use of spectrum involves a number of contingencies and uncertainties. We cannot predict what future actions the FCC or Congress may take with respect to regulatory control of these activities or what effect these actions would have on us.

We are dependent upon our senior management team and key personnel, and the loss of any of them could materially and adversely affect us.

Our business depends upon the efforts, abilities and expertise of our executive officers and other key employees. We cannot assure you that we will be able to retain the services of any of our key executives. If any of our key executives were to leave our employment, our operating results could be adversely affected.

We operate in a very competitive business environment.

We compete for audience share and advertising revenues with other providers of television programming. Our entertainment programming competes for audience share and advertising revenues with the programming offered by other broadcast and cable networks, and also competes for audience share and advertising revenues in our stations’ respective market areas with the programming offered by non-network affiliated television stations. Our ability to compete successfully for audience share and advertising revenues depends in part upon the popularity of our entertainment programming with viewing audiences in demographic groups that advertisers desire to reach. Our ability to provide popular programming depends upon many factors, including our ability to correctly gauge audience tastes and accurately predict which programs will appeal to viewing audiences, to purchase the right to air syndicated programs at costs which are not excessive in relation to the advertising revenue generated by the programming, and to fund marketing and promotion of our programming to generate sufficient viewer interest. Many of our competitors have greater financial and operational resources than we do, which may enable them to compete more effectively for audience share and advertising revenues. All of the existing television broadcast networks and many of the cable networks have been operating for a longer period than we have been operating our network, and therefore have more experience in network television operations than we have, which may enable them to compete more effectively.

Our television stations also compete for audience share with other forms of entertainment programming, including home entertainment systems and direct broadcast satellite video distribution services that transmit programming directly to homes equipped with special receiving antennas and tuners. Further advances in technology may increase competition for household audiences. Our stations also compete for advertising revenues with other television stations in their respective markets, as well as with other advertising media, such as newspapers, radio stations, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail and local cable systems. We cannot assure you that our stations will be able to compete successfully for audience share or that we will be able to obtain or maintain significant advertising revenue.

We may be adversely affected by changes in the television broadcasting industry or a general deterioration in economic conditions.

The financial performance of our television stations is subject to various factors that influence the television broadcasting industry as a whole, including:

•	the condition of the U.S. economy;

•	changes in audience tastes;

•	changes in priorities of advertisers;

•	new laws and governmental regulations and policies;

•	changes in broadcast technical requirements;

•	technological changes;

•	proposals to eliminate the tax deductibility of expenses incurred by advertisers or to prohibit the television advertising of some categories of goods or services;

•	changes in the law governing advertising by candidates for political office; and

•	changes in the willingness of financial institutions and other lenders to finance television station acquisitions and operations.

We cannot predict which, if any, of these or other factors might have a significant effect on the television broadcasting industry in the future, nor can we predict what effect, if any, the occurrence of these or other events might have on our operations. Generally, advertising expenditures tend to decline during economic recession or downturn. Consequently, our revenues are likely to be adversely affected by a recession or downturn in the U.S. economy or other events or circumstances that adversely affect advertising activity. Our operating results in individual geographic markets also could be adversely affected by local regional economic downturns. Seasonal revenue fluctuations are common in the television broadcasting industry and result primarily from fluctuations in advertising expenditures by local retailers.

Our business is subject to extensive and changing regulation that could increase our costs, expose us to greater competition, or otherwise adversely affect the ownership and operation of our stations or our business strategies.

Our television operations are subject to significant regulation by the FCC under the Communications Act of 1934, as amended (the “Communications Act”). A television station may not operate without the authorization of the FCC. Approval of the FCC is required for the issuance, renewal and transfer of station operating licenses. In particular, our business depends upon our ability to continue to hold television broadcasting licenses from the FCC, which generally have a term of eight years. Our station licenses are subject to renewal at various times between 2007 and 2014. Third parties may challenge our license renewal applications. We presently have pending license renewal applications for 18 of our full power stations, four of which have been challenged by third parties. Although we believe that our licenses will be renewed in the ordinary course, including the four license renewal applications presently being challenged, we cannot assure you that our licenses will be renewed. The non-renewal or revocation of one or more of our primary FCC licenses could have a material adverse effect on our operations.

The Communications Act empowers the FCC to regulate other aspects of our business, in addition to imposing licensing requirements. For example, the FCC has the authority to:

•	determine the frequencies, location and power of our broadcast stations;

•	regulate the equipment used by our stations;

•	adopt and implement regulations and policies concerning the ownership and operation of our television stations; and

•	impose penalties on us for violations of the Communications Act or FCC regulations.

Our failure to observe FCC or other rules and policies can result in the imposition of various sanctions, including monetary forfeitures or the revocation of a license. In addition, the actions and other media holdings of our principals and our investors in some instances could reflect upon our qualifications as a television licensee.

Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations, and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation and ownership of our broadcast properties. Relaxation and proposed relaxation of existing cable ownership rules and broadcast multiple ownership and cross-ownership rules and policies by the FCC and other changes in the FCC’s rules following passage of the Telecommunications Act of 1996 have affected, and may continue to affect, the competitive landscape in ways that could increase the competition we face, including competition from larger media, entertainment and telecommunications companies, which may have greater access to capital and resources. We are unable to predict the effect that any such laws, regulations or policies may have on our operations.

We believe that the success of our television operations depends to a significant extent upon access to households served by cable television systems. If the law requiring cable system operators to carry our signal were to change, we might lose access to cable television households, which could adversely affect our operations.

Each television broadcast station is required to elect, every three years, to either require cable television system operators in the station’s local market to carry their signals, which we refer to as “must carry” rights, or to prohibit cable carriage or condition it upon payment of a fee or other consideration. These “must carry” rights are not absolute, and, under some circumstances, a cable system may decline to carry a given station. Our television stations elected “must carry” on local cable systems for the three-year election period that commenced January 1, 2006. If the law were changed to eliminate or materially alter “must carry” rights, our business could be adversely affected.

The FCC has adopted rules to govern the obligations of cable television systems to carry local television stations during and following the transition from analog to digital television broadcasting. The FCC has determined that broadcasters are not entitled to mandatory carriage of both their analog and digital signals, and that a cable system is required to carry a digital signal only if the broadcaster first gives up its analog signal. Broadcasters with multiple digital programming streams are required to designate a single, primary video stream eligible for mandatory carriage. Broadcasters operating with both analog and digital signals could negotiate with cable television systems for carriage of their digital signal in addition to their analog signal under retransmission consent. We cannot predict what effect those rules will have on our business.

The appraised value of our television stations has continued to decline over the past several years, and we cannot assure you that we would actually be able to realize, in any sale, liquidation, merger or other transaction involving our assets, the estimated values of such assets set forth in any appraisal.

In the most recent appraisal of our television stations, which we obtain annually as required by the terms of our Senior Debt, the appraiser concluded that, as of December 1, 2006, the estimated fair market value of the 57 television stations owned and operated by us was $2.06 billion as start-up entities, based entirely on the broadcasting “stick” value of these stations, without consideration of the digital spectrum or analog band clearing value associated with these stations, if any. Additionally, the scope of the appraisal did not consider any values attributable to our other assets, including our program library or the value of our cable and satellite distribution to households that are not served by our broadcast television stations.

The appraisals of our assets, including our broadcast television stations, that are prepared by independent valuation firms from time to time are each prepared in accordance with certain procedures and methodologies set forth therein. In general, appraisals represent the analysis and opinion of each of the appraisers as of their respective dates, subject to the assumptions and limitations set forth in the appraisal. An appraisal may not be indicative of the present or future values of our assets upon liquidation or resale. Although appraisals are based upon a number of estimates and assumptions that are considered reasonable by the appraiser issuing such appraisal, these estimates and assumptions are subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond our control or the ability of the appraisers to accurately assess and estimate, and are based upon assumptions with respect to future business decisions and conditions which are subject to change. The opinions of value set forth in any appraisal and the actual values of the assets appraised therein will vary, and those variations may be material. We cannot assure you that we would actually be able to realize, in any sale, liquidation, merger or other transaction involving our assets, the estimated values of such assets set forth in any appraisal. Prospective investors in our securities should not place undue reliance on the appraisals.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This offer to exchange contains, and the documents we incorporate by reference into this offer to exchange contain, “forward-looking statements” that reflect our current views with respect to future events. All statements in this offer to exchange, other than those that are simply statements of historical facts, are generally forward-looking statements. These statements are based on our current assumptions and analysis, which we believe to be reasonable, but are subject to numerous risks and uncertainties that could cause actual results to differ materially from our expectations. All forward-looking statements in this offer to exchange are made only as of the date of this offer to exchange, and we do not undertake to update these forward-looking statements, even though circumstances may change in the future.

Among the significant risks and uncertainties which could cause actual results to differ from those anticipated in our forward-looking statements or could otherwise adversely affect our business or financial condition are those described above under “Risk Factors” and those included in our annual report on Form 10-K for the fiscal year ended December 31, 2006.

CAPITALIZATION

The following table shows our capitalization as of March 31, 2007 on a historical basis and on a pro forma basis assuming 100%, 50% plus one share, 50% and 0% participation in the Exchange Offer.

This table should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and the accompanying notes which are incorporated by reference herein.

	As of March 31, 2007
			Pro Forma
		Pro Forma	50% Plus One	Pro Forma	Pro Forma
	Actual	100%(3)	Share(4)	50%(5)	0%(6)
	(Unaudited)
	(In thousands)

Cash and cash equivalents	$59,020	$159,020	$159,020	$159,020	$159,020

Long-term debt
Term Loan	$325,000	$325,000	$325,000	$325,000	$325,000
Senior secured notes due 2012	400,000	400,000	400,000	400,000	400,000
Senior secured notes due 2013	405,000	405,000	405,000	405,000	405,000
Series A Notes	—	465,304	232,663	251,059	—
Series B Notes	—	115,000	385,763	385,777	650,000
Other	283	283	283	283	283
Less: discount on senior secured notes due 2013	(6,674)	(6,674)	(6,674)	(6,674)	(6,674)
Less: current portion	(76)	(76)	(76)	(76)	(76)
Less: discount on Series B Notes	—	(32,800)	(32,800)	(32,800)	(32,800)

Total long-term debt	$1,123,533	$1,671,037	$1,709,159	$1,727,569	$1,740,733

Mandatorily redeemable and convertible preferred stock(1)
14 1/4% Preferred Stock	$640,301	$—	$320,139	$320,151	$534,733
9 3/4% Preferred Stock	175,099	—	87,539	87,550	172,348
11% Series B Preferred Stock	706,043	—	—	—	—
Series A-1 Convertible Preferred Stock	—	73,627	36,816	—	—
Series A-2 Non-Convertible Preferred Stock	—	95,585	40,588	—	—
Series A-3 Convertible Preferred Stock	—	—	—	—	—
Series B Convertible Preferred Stock	—	—	—	18,407	—
Series C Convertible Preferred Stock	—	—	—	—	—
Series C Non-Convertible Preferred Stock	—	—	—	40,585	—
Series D Convertible Preferred Stock	—	375,000	159,234	159,222	—
Series E-1 Convertible Preferred Stock	—	31,070	31,070	31,070	31,070
Series E-2 Convertible Preferred Stock	—	200,000	200,000	200,000	200,000
Series F Non-Convertible Preferred Stock	—	—	—	—	—

Total mandatorily redeemable and convertible preferred stock	$1,521,443	$775,282	$875,386	$856,985	$938,151

Contingent Class B Common Stock and Stock Option Purchase Obligations	$6,910	$6,910	$6,910	$6,910	$6,910

Class A Common Stock, $0.001 par value; one vote per share; 505,000,000 shares authorized, and 65,320,057 and 65,040,728 shares issued and outstanding(2)	$65	$65	$65	$65	$65
Class B Common Stock, $0.001 par value; ten votes per share; 35,000,000 shares authorized, and 8,311,639 shares issued and outstanding(2)	8	8	8	8	8
Class C Non-Voting Common Stock, $0.001 par value, 317,000,000 shares authorized, and no shares issued and outstanding(2)	—	—	—	—	—
Additional paid-in-capital	613,515	746,288	746,288	746,288	746,288
Accumulated deficit	(2,515,614)	(2,334,730)	(2,472,956)	(2,472,965)	(2,579,282)
Accumulated other comprehensive loss	(10,397)	(10,397)	(10,397)	(10,397)	(10,397)

Total stockholders’ deficit	(1,912,423)	(1,598,766)	(1,736,992)	(1,737,001)	(1,843,318)

Total capitalization	$739,463	$854,463	$854,463	$854,463	$842,476

(1)	We have not evaluated the newly issued preferred stock for balance sheet and dividend classification under SFAS 150.

(2)	After the Common Stock Amendment is effective, we will have a total of 3,035,000,000 authorized shares of common stock, including 1,000,000,000 shares of Class A Common Stock, 35,000,000 shares of Class B Common Stock, 1,000,000,000 shares of Class C Common Stock and 1,000,000,000 shares of a new class of common stock called Class D Common Stock.

(3)	Shown on a pro forma basis giving effect to the following:

• the tender and cancellation of 100% of the existing 14 1/4% Preferred Stock and 9 3/4% Preferred Stock in the Exchange Offer;

• the issuance of the new Series A Notes and the Series A-1 Convertible Preferred Stock in the Exchange Offer;

• the Warrant;

• NBCU Call Option II;

• receipt of $115,000,000 in proceeds (and the application of $15,000,000 of the proceeds to transaction costs) from the issuance of the new Series B Notes to CIG; and

• the issuance of the new Series A-2 Non-Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E-1 Convertible Preferred Stock and Series E-2 Convertible Preferred Stock in the recapitalization. Promptly following the closing of CIG’s exercise of the call right acquired from NBC Palm Beach II, CIG may exchange the $95,584,689 aggregate liquidation preference of Series A-2 Non-Convertible Preferred Stock received by it in the recapitalization for an equal amount of Series C Convertible Preferred Stock.

(4)	Shown on a pro forma basis giving effect to the following:

•	the tender and cancellation of 50% plus one share of the outstanding shares of each of the existing 14 1/4% Preferred Stock and 9 3/4% Preferred Stock in the Exchange Offer;

•	the issuance of the new Series A Notes and the Series A-1 Convertible Preferred Stock in the Exchange Offer;

•	the issuance of the new Series B Notes to CIG and NBC Palm Beach I in the Contingent Exchange;

•	the Warrant;

•	NBCU Call Option II;

•	receipt of $115,000,000 in proceeds (and the application of $15,000,000 of the proceeds to transaction costs) from the issuance of the new Series B Notes to CIG; and

•	the issuance of the new Series A-2 Non-Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E-1 Convertible Preferred Stock and Series E-2 Convertible Preferred Stock in the recapitalization. Promptly following the closing of CIG’s exercise of the call right acquired from NBC Palm Beach II, CIG may exchange the Series A-2 Non-Convertible Preferred Stock received by it in the recapitalization for an equal amount of Series C Convertible Preferred Stock.

(5)	Shown on a pro forma basis giving effect to the following:

• the tender and cancellation of 50% of the existing 14 1/4% Preferred Stock and 9 3/4% Preferred Stock in the Exchange Offer;

• the issuance of the new Series A Notes and the Series B Convertible Preferred Stock in the Exchange Offer;

• the issuance of the new Series B Notes to CIG and NBC Palm Beach I in the Contingent Exchange;

• the Warrant;

• NBCU Call Option II;

• receipt of $115,000,000 in proceeds (and the application of $15,000,000 of the proceeds to transaction costs) from the issuance of the new Series B Notes to CIG; and

• the issuance of the new Series C Non-Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E-1 Convertible Preferred Stock and Series E-2 Convertible Preferred Stock in the recapitalization. Promptly following the closing of CIG’s exercise of the call right acquired from NBC Palm Beach II, CIG may exchange the Series C Non-Convertible Preferred Stock received by it in the recapitalization for an equal amount of Series C Convertible Preferred Stock.

(6)	Shown on a pro forma basis giving effect to the following:

• the Exchange Offer is terminated and no shares of Senior Preferred Stock are accepted in the Exchange Offer;

• the issuance of the new Series B Notes to CIG and NBC Palm Beach I in the Termination Exchange;

• the Warrant;

• NBCU Call Option II;

• receipt of $103,012,000 in proceeds (and the application of $3,012,000 of the proceeds to transaction costs) from the issuance of the new Series B Notes to CIG; and

• the issuance of the new Series E-1 Convertible Preferred Stock and Series E-2 Convertible Preferred Stock in the recapitalization.

PRO FORMA FINANCIAL INFORMATION

Unaudited Pro Forma Financial Statements

The following unaudited pro forma financial statements are based on, and should be read in conjunction with, our audited financial statements for the fiscal year ended December 31, 2006 and our unaudited financial statements for the quarter ended March 31, 2007 and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for such periods, all of which are incorporated by reference into this offer to exchange. See “Where You Can Find More Information.”

Following are four sets of unaudited pro forma financial statements. The first set assumes 100% participation by each series of Senior Preferred Stock in the Exchange Offer, the second set assumes participation by 50% plus one share of each series of Senior Preferred Stock, the third set assumes 50% participation, and the fourth set assumes that the Exchange Offer did not take place and that the Termination Exchange did take place. The financial statements are presented on the basis that the Exchange Offer (or the Termination Exchange, in the event the Exchange Offer did not take place) and the recapitalization of our common and preferred stock took place:

•	with respect to the balance sheets, as of March 31, 2007;

•	with respect to the statements of operations for the year ended December 31, 2006, on January 1, 2006; and

•	with respect to the statements of operations for the three months ended March 31, 2007, on January 1, 2006.

The unaudited pro forma financial statements are for informational purposes only, are not indications of future performance, and should not be considered indicative of actual results that would have been achieved had the recapitalization transactions actually been consummated on the dates or at the beginning of the periods presented.

PRO FORMA FINANCIAL STATEMENTS ASSUMING 100% PARTICIPATION

The following financial statements include the following assumptions:

•	the tender and cancellation of 100% of the existing 14 1/4% Preferred Stock and 9 3/4% Preferred Stock in the Exchange Offer;

•	the issuance of the new Series A Notes and the Series A-1 Convertible Preferred Stock in the Exchange Offer;

•	the Warrant has been issued;

•	NBCU Call Option II has been issued;

•	receipt of $115,000,000 in proceeds from the issuance of the new Series B Notes to CIG and the application of $15,000,000 of the proceeds to transaction costs; and

•	the issuance of the new Series A-2 Non-Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E-1 Convertible Preferred Stock and Series E-2 Convertible Preferred Stock in the recapitalization. We have not evaluated the newly issued preferred stock for balance sheet and dividend classification under SFAS 150.

ION MEDIA NETWORKS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of March 31, 2007

								Exchange of
						Exchange		11% Series B
						Transactions		Preferred
	Consolidated	Exchange		Issuance of		Between CIG,		Stock Held by
	Historical	Offer		Series B Notes		NBCU and us		NBCU		Pro Forma
	(In thousands)

ASSETS
Cash	$59,020	$		$100,000		$		$		$159,020
Accounts receivable, net	12,480									12,480
Other current assets	8,006									8,006

Total current assets	79,506		—	100,000		—		—		179,506
Property and equipment, net	71,892									71,892
Intangible assets:
FCC license intangible assets	844,150									844,150
Other intangible assets, net	22,221									22,221
Other assets	32,961			15,000	(e)					47,961

Total assets	$1,050,730		$—	$115,000		$—		$—		$1,165,730

LIABILITIES, MANDATORILY REDEEMABLE AND CONVERTIBLE PREFERRED STOCK, CONTINGENTCOMMON STOCK AND COMMON STOCK PURCHASE OBLIGATIONS AND STOCKHOLDERS’ DEFICIT
Accounts payable and accrued liabilities	$29,990	$		$		$		$		$29,990
Accrued interest	24,075									24,075
Other current liabilities	17,342									17,342
Mandatorily redeemable preferred stock	640,301		(640,301)							—

Total current liabilities	711,708		(640,301)	—		—		—		71,407
Deferred income taxes	202,373									202,373
Term loans and senior secured notes	1,123,533									1,123,533
Convertible subordinated debt	—		465,304 (c)	82,200	(e)(f)					547,504
Other long-term liabilities	37,487									37,487

Total liabilities	2,075,101		(174,997)	82,200		—		—		1,982,304
Mandatorily redeemable and convertible preferred stock(a)	881,142		(175,099)			(210,000	)(g)	(496,043	)(i)	—
Contingent Class B Common Stock and stock option purchase obligations	6,910									6,910
Mandatorily redeemable non-convertible and convertible preferred stock(b)			73,627 (c)			295,585	(g)	406,070	(i)	775,282
Stockholders’ deficit:	(1,912,423)		276,469 (d)	32,800	(f)	(95,585	)(h)	99,973	(i)	(1,598,766)

Total liabilities, mandatorily redeemable and convertible preferred stock, contingent common stock and stock option purchase obligations and stockholders’ deficit	$1,050,730		$—	$115,000		$(10,000)		$10,000		$1,165,730

(a)	Denotes 11% Series B Preferred Stock held by NBC Palm Beach I and 9 3/4% Preferred Stock.

(b)	Denotes non-convertible and convertible preferred stock to be issued as a result of the Exchange Offer and other transactions outlined in the Master Transaction Agreement.

(c)	Assuming 100% participation in the Exchange Offer, we anticipate issuing Series A Notes in the aggregate principal amount of $465.3 million and Series A-1 Convertible Preferred Stock in the amount of $73.6 million.

(d)	Represents the difference between the sum of the principal amount and liquidation preference of the securities exchanged for the Senior Preferred Stock and the carrying value of the Senior Preferred Stock as of March 31, 2007.

(e)	Subject to the covenants under our Senior Debt, CIG has agreed to purchase from us up to an additional $15 million of Series B Notes in connection with professional fees and other expenses we incurred as a result of our entering into the Master Transaction Agreement. We expect our total transaction expenses to exceed $15 million.

(f)	We will allocate a portion of the $115.0 million of proceeds received to the Warrant, based on their relative fair values. The fair value assigned to the Warrant is recorded as a discount to the Series B Notes, which will be accreted through the earlier of the maturity date of the Series B Notes or the date on which the Series B Notes are converted to common stock.

(g)	Denotes the transfer of $210 million aggregate liquidation preference of 11% Series B Preferred Stock from NBC Palm Beach I to us in exchange for an equal aggregate liquidation preference of Series F Non-Convertible Preferred Stock and the transfer of the Series F Non-Convertible Preferred Stock from NBC Palm Beach I to CIG on May 4, 2007, and the exchange of the Series F Non-Convertible Preferred Stock with us for $200.0 million aggregate liquidation preference of Series E-2 Convertible Preferred Stock and $95.6 million aggregate liquidation preference of Series A-2 Non-Convertible Preferred Stock.

(h)	Represents the amount by which the aggregate liquidation preference of the Series A-2 Non-Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E-1 Convertible Preferred Stock and Series E-2 Convertible Preferred Stock issued to CIG and NBC Palm Beach I exceeds the aggregate liquidation preference of the Series F Non-Convertible Preferred Stock and 11% Series B Preferred Stock surrendered in exchange for such securities.

(i)	Represents the exchange by NBC Palm Beach I of its remaining 11% Series B Preferred Stock for $31.1 million aggregate liquidation preference of Series E-1 Convertible Preferred Stock; $375.0 million aggregate liquidation preference of Series D Convertible Preferred Stock; and the NBCU Option II. We assigned a value to NBCU Option II based on the amount of accrued and unpaid dividends on the 11% Series B Preferred Stock that was exchanged. This amount was approximately $100.0 million as of March 31, 2007.

ION MEDIA NETWORKS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2006

								Exchange of
						Exchange		11% Series B
				Issuance of		Transactions		Preferred
	Consolidated	Exchange		Series B		Between CIG,		Stock Held by		Pro
	Historical	Offer		Notes		NBCU and us		NBCU		Forma
	(In thousands)

Net revenues	$228,896	$		$		$		$		$228,896
Operating expenses	189,942									189,942
Loss on sale or disposal of assets, net	1,694									1,694

Operating income	37,260	—		—		—		—		37,260
Interest expense	(112,755)	(47,757	)(d)	(14,628	)(h)					(175,140)
Dividends on mandatorily redeemable preferred stock	(79,104)	79,104								—
Gain on exchange of 14 1/4% Preferred Stock	—	115,757	(e)							115,757
Interest income(a)	3,086									3,086
Other expenses, net	(2,784)									(2,784)

Loss before income taxes	(154,297)	147,104		(14,628)		—		—		(21,821)
Income tax provision	(19,422)									(19,422)

Net loss before minority interest	(173,719)	147,104		(14,628)		—		—		(41,243)
Minority interest	(25)									(25)

Net loss	(173,744)	147,104		(14,628)		—		—		(41,268)
Dividends and accretion on redeemable and convertible preferred stock(b)	(82,885)	93,369	(f)			23,100	(i)	43,568	(i)	77,152
Dividends on convertible preferred stock(c)	—	(8,241	)(g)			(103,232	)(j)	(30,000	)(k)	(141,473)

Net loss attributable to common stockholders	$(256,629)	$232,232		$(14,628)		$(80,132)		$13,568		$(105,589)

Basic and diluted loss per common share	$(3.53)									$(1.45)

Weighted average shares outstanding	72,772,037									72,772,037

(a)	The pro forma statement of operations does not reflect any increase in interest income that might be realized as the result of higher average cash balances resulting from the issuance of the Series B Notes.

(b)	Denotes dividends on 11% Series B Preferred Stock held by NBC Palm Beach I and on 9 3/4% Preferred Stock.

(c)	Denotes dividends on convertible preferred stock to be issued as a result of the Exchange Offer and other transactions outlined in the Master Transaction Agreement.

(d)	Represents interest on the Series A Notes to be issued in the Exchange Offer.

(e)	Represents the difference between the sum of the principal amount and liquidation preference of the securities that would be issued in exchange for the 14 1/4% Preferred Stock and the carrying value of the 14 1/4% Preferred Stock being exchanged had the Exchange Offer been consummated on January 1, 2006.

(f)	Represents the dividends and accretion expense on the 9 3/4% Preferred Stock for 2006 which would not have existed under the Exchange Offer in the amount of $16.2 million, and the difference between the sum of the principal amount and liquidation preference of the securities that would be issued in exchange for the 9 3/4% Preferred Stock and the carrying value of the 9 3/4% Preferred Stock had the Exchange Offer been consummated on January 1, 2006.

(g)	Represents dividends accrued on the Series A-1 Convertible Preferred Stock.

(h)	Represents $12.7 million of interest on $115 million of Series B Notes and $1.9 million amortization of deferred financing fees.

(i)	Represents the dividends on the 11% Series B Preferred Stock held by NBC Palm Beach I which would not have existed under the Exchange Offer.

(j)	Represents the issuance of Series A-2 Non-Convertible Preferred Stock in the amount of $95.6 million and dividends accrued on the Series A-2 Non-Convertible Preferred Stock in the amount of $7.6 million.

(k)	Represents dividends accrued on the Series D Convertible Preferred Stock.

ION MEDIA NETWORKS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the three months ended March 31, 2007

								Exchange of
						Exchange		11% Series B
				Issuance of		Transactions		Preferred
	Consolidated	Exchange		Series B		Between CIG,		Stock Held by		Pro
	Historical	Offer		Notes		NBCU and us		NBCU		Forma
	(In thousands)

Net revenues	$59,450	$		$		$		$		$59,450
Operating expenses	42,861									42,861
Loss on sale or disposal of assets, net	12									12

Operating income	16,577	—		—		—		—		16,577
Interest expense	(27,881)	(11,939	)(d)	(3,657	)(g)					(43,477)
Dividends on mandatorily redeemable preferred stock	(20,281)	20,281								—
Interest income(a)	485									485
Other expenses, net	(1,038)									(1,038)

Loss before income taxes	(32,138)	8,342		(3,657)		—		—		(27,453)
Income tax provision	(5,551)									(5,551)

Net loss before minority interest	(37,689)	8,342		(3,657)		—		—		(33,004)
Minority interest	(5)									(5)

Net loss	(37,694)	8,342		(3,657)		—		—		(33,009)
Dividends and accretion on redeemable and convertible preferred stock(b)	(20,736)	4,070	(e)			5,775	(h)	10,891	(h)	—
Dividends on convertible preferred stock(c)	—	(2,060	)(f)			(1,912	)(i)	(7,500	)(j)	(11,472)

Net loss attributable to common stockholders	$(58,430)	$10,352		$(3,657)		$3,863		$3,391		$(44,481)

Basic and diluted loss per common share	$(0.80)									$(0.61)

Weighted average shares outstanding	73,007,732									73,007,732

(a)	The pro forma statement of operations does not reflect any increase in interest income that might be realized as the result of higher average cash balances resulting from the issuance of the Series B Notes.

(b)	Denotes dividends on 11% Series B Preferred Stock held by NBC Palm Beach I and on 9 3/4% Preferred Stock.

(c)	Denotes dividends on convertible preferred stock to be issued as a result of the Exchange Offer and other transactions outlined in the Master Transaction Agreement.

(d)	Represents interest on the Series A Notes to be issued in the Exchange Offer.

(e)	Represents the dividends and accretion expense on the 9 3/4% Preferred Stock for 2006 which would not have existed under the Exchange Offer.

(f)	Represents dividends accrued on the Series A-1 Convertible Preferred Stock.

(g)	Represents $3.2 million of interest on $115 million of Series B Notes and $0.5 million amortization of deferred financing fees.

(h)	Represents the dividends on the 11% Series B Preferred Stock held by NBC Palm Beach I which would not have existed under the Exchange Offer.

(i)	Represents dividends accrued on the Series A-2 Non-Convertible Preferred Stock.

(j)	Represents dividends accrued on the Series D Convertible Preferred Stock.

PRO FORMA FINANCIAL STATEMENTS ASSUMING 50% PLUS ONE SHARE PARTICIPATION

The following financial statements include the following assumptions:

•	the tender and cancellation of 50% plus one share of the existing 14 1/4% Preferred Stock and 9 3/4% Preferred Stock in the Exchange Offer;

•	the issuance of the new Series A Notes and the Series A-1 Convertible Preferred Stock in the Exchange Offer;

•	the issuance of the new Series B Notes to CIG and NBC Palm Beach I in the Contingent Exchange;

•	the Warrant has been issued;

•	NBCU Call Option II has been issued;

•	receipt of $115,000,000 in proceeds from the issuance of the new Series B Notes to CIG and the application of $15,000,000 of the proceeds to transaction costs; and

•	the issuance of the new Series A-2 Non-Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E-1 Convertible Preferred Stock and Series E-2 Convertible Preferred Stock in the recapitalization. We have not evaluated the newly issued preferred stock for balance sheet and dividend classification under SFAS 150.

ION MEDIA NETWORKS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of March 31, 2007

								Exchange of
						Exchange		11% Series B
				Issuance of		Transactions		Preferred		Effects of the
	Consolidated	Exchange		Series B		Between CIG,		Stock Held by		Contingent		Pro
	Historical	Offer		Notes		NBCU and us		NBCU		Exchange		Forma
						(In thousands)

ASSETS
Cash	$59,020	$		$100,000		$		$		$		$159,020
Accounts receivable, net	12,480											12,480
Other current assets	8,006											8,006

Total current assets	79,506		—	100,000		—		—		—		179,506
Property and equipment, net	71,892											71,892
Intangible assets:
FCC license intangible assets	844,150											844,150
Other intangible assets, net	22,221											22,221
Other assets	32,961			15,000	(f)							47,961

Total assets	$1,050,730		$—	$115,000		$—		$—		$—		$1,165,730

LIABILITIES, MANDATORILY REDEEMABLE AND CONVERTIBLE PREFERRED STOCK, CONTINGENT COMMON STOCK AND COMMON STOCK PURCHASE OBLIGATIONS AND STOCKHOLDERS’ DEFICIT
Accounts payable and accrued liabilities	$29,990	$		$		$		$		$		$29,990
Accrued interest	24,075											24,075
Other current liabilities	17,342											17,342
Mandatorily redeemable preferred stock(a)	640,301		(320,162)									320,139

Total current liabilities	711,708		(320,162)	—		—		—		—		391,546
Deferred income taxes	202,373											202,373
Term loans and senior secured notes	1,123,533											1,123,533
Convertible subordinated debt	—		232,663 (d)	82,200	(f)(g)					270,763	(k)	585,626
Other long-term liabilities	37,487											37,487

Total liabilities	2,075,101		(87,499)	82,200		—		—		270,763		2,340,565
Mandatorily redeemable and convertible preferred stock(b)	881,142		(87,560)			(210,000	)(h)	(280,277	)(j)	(215,766	)(k)	87,539
Contingent Class B Common Stock and stock option purchase obligations	6,910											6,910
Mandatorily redeemable and convertible preferred stock(c)			36,816 (d)			295,585	(h)	190,304	(j)	(54,997	)(k)	467,708
Stockholders’ deficit:	(1,912,423)		138,243 (e)	32,800	(g)	(95,585	)(i)	99,973	(j)	—		(1,736,992)

Total liabilities, mandatorily redeemable and convertible preferred stock, contingent common stock and stock option purchase obligations and stockholders’ deficit	$1,050,730		$—	$115,000		$(10,000)		$10,000		$—		$1,165,730

(a)	The remaining 14 1/4% Preferred Stock that is not tendered continues to be shown as a current liability in accordance with SFAS 150, however it would rank junior to the Series A Notes and the Series B Notes.

(b)	Denotes 11% Series B Preferred Stock held by NBC Palm Beach I and 9 3/4% Preferred Stock.

(c)	Denotes non-convertible and convertible preferred stock to be issued as a result of the Exchange Offer and other transactions outlined in the Master Transaction Agreement.

(d)	Assuming 50% plus one share participation in the Exchange Offer, we anticipate issuing Series A Notes in the aggregate principal amount of approximately $232.7 million and Series A-1 Convertible Preferred Stock with an aggregate liquidation preference of $36.8 million.

(e)	Represents the difference between the sum of the principal amount and liquidation preference of the securities that would be issued in exchange for the Senior Preferred Stock and the carrying value of the Senior Preferred Stock as of March 31, 2007.

(f)	Subject to the covenants under our Senior Debt, we may issue up to an additional $15 million of Series B Notes to CIG in connection with professional fees and other expenses we incurred as a result of entering into the Master Transaction Agreement. We expect our total transaction expenses to be in excess of $15 million.

(g)	We will allocate a portion of the $100.0 million of proceeds received to the Warrant, based on its relative fair value. The fair value assigned to the Warrant is recorded as a discount to the Series B Notes, which will be accreted through the earlier of the maturity of date of the Series B Notes or the date on which they are converted to common stock.

(h)	Denotes the transfer of $210 million aggregate liquidation preference of 11% Series B Preferred Stock from NBC Palm Beach I to us in exchange for an equal aggregate liquidation preference of Series F Non-Convertible Preferred Stock and the transfer of the Series F Non-Convertible Preferred Stock from NBC Palm Beach I to CIG on May 4, 2007, and the transfer of the Series F Non-Convertible Preferred Stock to us in exchange for $200.0 million of aggregate liquidation preference of Series E-2 Convertible Preferred Stock and $95.6 million aggregate liquidation preference of Series A-2 Non-Convertible Preferred Stock.

(i)	Represents the amount by which the aggregate liquidation preference of the Series A-2 Non-Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E-1 Convertible Preferred Stock and Series E-2 Convertible Preferred Stock issued to CIG and NBC Palm Beach I exceeds the aggregate liquidation preference of the Series F Non-Convertible Preferred Stock and 11% Series B Preferred Stock surrendered in exchange for such securities.

(j)	Represents the exchange by NBC Palm Beach I of its remaining 11% Series B Preferred Stock, after giving effect to the Contingent Exchange, for $31.1 million aggregate liquidation preference Series E-1 Convertible Preferred Stock; $159.2 million aggregate liquidation preference of Series D Convertible Preferred Stock; and the NBCU Option II. We assigned a value to NBCU Option II based on the amount of accrued and unpaid dividends on the 11% Series B Preferred Stock that was exchanged. This amount was approximately $100.0 million as of March 31, 2007.

(k)	Represents the exchange of approximately $215.8 million of 11% Series B Preferred Stock held by NBC Palm Beach I and approximately $55.0 million of Series F Non-Convertible Preferred Stock for an equal principal amount of Series B Notes, in accordance with the contingent exchange provisions of the Master Transaction Agreement.

ION MEDIA NETWORKS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2006

								Exchange of
						Exchange		11% Series B
				Issuance of		Transactions		Preferred		Effects of
	Consolidated	Exchange		Series B		Between CIG		Stock Held by		Contingent		Pro
	Historical	Offer		Notes		and NBCU		NBCU		Exchange		Forma
	(In thousands)

Net revenues	$228,896	$		$		$		$		$		$228,896
Operating expenses	189,942											189,942
Loss on sale or disposal of assets, net	1,694											1,694

Operating income	37,260	—		—		—		—		—		37,260
Interest expense	(112,755)	(23,879	)(d)	(14,628	)(h)					(29,784	)(l)	(181,046)
Dividends on mandatorily redeemable preferred stock	(79,104)	39,553										(39,551)
Gain on exchange of 14 1/4% Preferred Stock	—	57,881(e	)									57,881
Interest income(a)	3,086											3,086
Other expenses, net	(2,784)											(2,784)

Loss before income taxes	(154,297)	73,555		(14,628)		—		—		(29,784)		(125,154)
Income tax provision	(19,422)											(19,422)

Net loss before minority interest	(173,719)	73,555	(f)	(14,628)		—		—		(29,784)		(144,576)
Minority interest	(25)			—		—		—		—		(25)

Net loss	(173,744)	73,555		(14,628)		—		—		(29,784)		(144,601)
Dividends and accretion on redeemable and convertible preferred stock(b)	(82,885)	46,689	(f)			23,100	(i)	19,834	(i)	23,734	(i)	30,472
Dividends on convertible preferred stock(c)	—	(4,121	)(g)			(98,832	)(j)	(12,739	)(k)			(115,692)

Net loss attributable to common stockholders	$(256,629)	$116,123		$(14,628)		$(75,732)		$7,095		$(6,050)		$(229,821)

Basic and diluted loss per common share	$(3.53)											$(3.16)

Weighted average shares outstanding	72,772,037											72,772,037

(a)	The pro forma statement of operations does not reflect any increase in interest income that might be realized as the result of higher average cash balances resulting from the issuance of the Series B Notes.

(b)	Denotes dividends on 11% Series B Preferred Stock held by NBC Palm Beach I and on 9 3/4% Preferred Stock.

(c)	Denotes dividends on convertible preferred stock to be issued as a result of the Exchange Offer and other transactions outlined in the Master Transaction Agreement.

(d)	Represents interest on the Series A Notes to be issued in the Exchange Offer.

(e)	Represents the difference between the sum of the principal amount and liquidation preference of the securities that would be issued in exchange for the 14 1/4% Preferred Stock and the carrying value of the 14 1/4% Preferred Stock being exchanged had the Exchange Offer been consummated on January 1, 2006.

(f)	Represents the dividends and accretion expense on the 9 3/4% Preferred Stock for 2006 which would not have existed under the Exchange Offer in the amount of $8.1 million, and the difference between the sum of the principal amount and liquidation preference of securities that would be issued in exchange for the 9 3/4% Preferred Stock and the carrying value of the 9 3/4% Preferred Stock had the Exchange Offer been consummated on January 1, 2006.

(g)	Represents dividends accrued on the Series A-1 Convertible Preferred Stock.

(h)	Represents $12.7 million of interest on $115 million of Series B Notes and $1.9 million amortization of deferred financing fees.

(i)	Represents the dividends on the 11% Series B Preferred Stock held by NBC Palm Beach I that would not have existed under the Exchange Offer or the Contingent Exchange.

(j)	Represents the amount by which the aggregate liquidation preference of the Series A-2 Non-Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E-1 Convertible Preferred Stock and Series E-2 Convertible Preferred Stock issued to CIG and NBC Palm Beach I exceeds the aggregate liquidation preference of the Series F Non-Convertible Preferred Stock and 11% Series B Preferred Stock surrendered in exchange for such securities of $95.6 million and dividends accrued on the Series A-2 Non-Convertible Preferred Stock.

(k)	Represents dividends accrued on the Series D Convertible Preferred Stock.

(l)	Represents interest on the Series B Notes issued in the Contingent Exchange.

ION MEDIA NETWORKS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the three months ended March 31, 2007

								Exchange of
						Exchange		11% Series B
				Issuance of		Transactions		Preferred		Effects of the
	Consolidated	Exchange		Series B		Between CIG		Stock Held by		Contingent		Pro
	Historical	Offer		Notes		and NBCU		NBCU		Exchange		Forma
	(In thousands)

Net revenues	$59,450	$		$		$		$		$		$59,450
Operating expenses	42,861											42,861
Loss on sale or disposal of assets, net	12											12

Operating income	16,577	—		—		—		—		—		16,577
Interest expense	(27,881)	(5,970	)(d)	(3,657	)(g)					(7,446	)(k)	(44,954)
Dividends on mandatorily redeemable preferred stock	(20,281)	10,141										(10,141)
Interest income(a)	485											485
Other expenses, net	(1,038)											(1,038)

Loss before income taxes	(32,138)	4,171		(3,657)		—		—		(7,446)		(39,070)
Income tax provision	(5,551)											(5,551)

Net loss before minority interest	(37,689)	4,171		(3,657)		—		—		(7,446)		(44,621)
Minority interest	(5)											(5)

Net loss	(37,694)	4,171		(3,657)		—		—		(7,446)		(44,626)
Dividends and accretion on redeemable and convertible preferred stock(b)	(20,736)	2,035	(e)			5,775	(h)	4,957	(h)	5,934	(h)	(2,035)
Dividends on convertible preferred stock(c)	—	(1,030	)(f)			(812	)(i)	(3,185	)(j)	—		(5,027)

Net loss attributable to common stockholders	$(58,430)	$5,176		$(3,657)		$4,963		$1,772		$(1,512)		$(51,688)

Basic and diluted loss per common share	$(0.80)											$(0.71)

Weighted average shares outstanding	73,007,732											73,007,732

(a)	The pro forma statement of operations does not reflect any increase in interest income that might be realized as the result of higher average cash balances resulting from the issuance of the Series B Notes.

(b)	Denotes dividends on 11% Series B Preferred Stock held by NBC Palm Beach I and on 9 3/4% Preferred Stock.

(c)	Denotes dividends on convertible preferred stock to be issued as a result of the Exchange Offer and other transactions outlined in the Master Transaction Agreement.

(d)	Represents interest on the Series A Notes to be issued in the Exchange Offer.

(e)	Represents the dividends and accretion expense on the 9 3/4% Preferred Stock for 2006 which would not have existed under the Exchange Offer.

(f)	Represents dividends accrued on the Series A-1 Convertible Preferred Stock.

(g)	Represents $3.2 million of interest on $115 million of Series B Notes and $0.5 million amortization of deferred financing fees.

(h)	Represents the dividends on the 11% Series B Preferred Stock held by NBC Palm Beach I which would not have existed under the Exchange Offer, the Contingent Exchange and other transactions outlined in the Master Transaction Agreement.

(i)	Represents dividends accrued on the Series A-2 Non-Convertible Preferred Stock.

(j)	Represents dividends accrued on the Series D Convertible Preferred Stock.

(k)	Represents interest on the Series B Notes issued in the Contingent Exchange.

PRO FORMA FINANCIAL STATEMENTS ASSUMING 50% PARTICIPATION

The following financial statements include the following assumptions:

•	the tender and cancellation of 50% of the existing 14 1/4% Preferred Stock and 9 3/4% Preferred Stock in the Exchange Offer;

•	the issuance of the new Series A Notes and the Series B Convertible Preferred Stock in the Exchange Offer;

•	the issuance of the new Series B Notes to CIG and NBC Palm Beach I in the Contingent Exchange;

•	the Warrant has been issued;

•	NBCU Call Option II has been issued;

•	receipt of $115,000,000 in proceeds from the issuance of the new Series B Notes to CIG and the application of $15,000,000 of the proceeds to transaction costs; and

•	the issuance of the new Series C Non-Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E-1 Convertible Preferred Stock and Series E-2 Convertible Preferred Stock in the recapitalization. We have not evaluated the newly issued preferred stock for balance sheet and dividend classification under SFAS 150.

ION MEDIA NETWORKS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of March 31, 2007

								Exchange
								of 11%
						Exchange		Series B
						Transactions		Preferred		Effects
				Issuance		Among CIG,		Stock		of the
	Consolidated	Exchange		of Series		NBCU		Held by		Contingent
	Historical	Offer		B Notes		and us		NBCU		Exchange		Pro Forma
	(In thousands)

ASSETS
Cash	$59,020	$		$100,000		$		$		$		$159,020
Accounts receivable, net	12,480											12,480
Other current assets	8,006											8,006

Total current assets	79,506		—	100,000		—		—		—		179,506
Property and equipment, net	71,892											71,892
Intangible assets:
FCC license intangible assets	844,150											844,150
Other intangible assets, net	22,221											22,221
Other assets	32,961			15,000	(f)							47,961

Total assets	$1,050,730		$—	$115,000		$—		$—		$—		$1,165,730

LIABILITIES, MANDATORILY REDEEMABLE AND CONVERTIBLE PREFERRED STOCK, CONTINGENT COMMON STOCK AND COMMON STOCK PURCHASE OBLIGATIONS AND STOCKHOLDERS’ DEFICIT
Accounts payable and accrued liabilities	$29,990	$		$		$		$		$		$29,990
Accrued interest	24,075											24,075
Other current liabilities	17,342											17,342
Mandatorily redeemable preferred stock(a)	640,301		(320,150)									320,151

Total current liabilities	711,708		(320,150)	—		—		—		—		391,558
Deferred income taxes	202,373											202,373
Term loans and senior secured notes	1,123,533											1,123,533
Convertible subordinated debt	—		251,059 (d)	82,200	(f)(g)					270,777	(k)	604,036
Other long-term liabilities	37,487											37,487

Total liabilities	2,075,101		(69,091)	82,200		—		—		270,777		2,358,987
Mandatorily redeemable and convertible preferred stock(b)	881,142		(87,550)			(210,000	)(h)	(280,266	)(j)	(215,777	)(k)	87,549
Contingent Class B Common Stock and stock option purchase obligations	6,910											6,910
Mandatorily redeemable non-convertible and convertible preferred stock(c)			18,407 (d)			295,585	(h)	190,293	(j)	(55,000	)(k)	449,285
Stockholders’ deficit:	(1,912,423)		138,234 (e)	32,800	(g)	(95,585	)(i)	99,973	(j)	—		(1,737,001)

Total liabilities, mandatorily redeemable and convertible preferred stock, contingent common stock and stock option purchase obligations and stockholders’ deficit	$1,050,730		$—	$115,000		$(10,000)		$10,000		$—		$1,165,730

(a)	The remaining 14 1/4% Preferred Stock that is not tendered continues to be shown as a current liability in accordance with SFAS 150; however it would rank junior to the Series A Notes and the Series B Notes.

(b)	Denotes 11% Series B Preferred Stock held by NBC Palm Beach I and 9 3/4% Preferred Stock.

(c)	Denotes non-convertible and convertible preferred stock to be issued as a result of the Exchange Offer and other transactions outlined in the Master Transaction Agreement.

(d)	Assuming 50% participation in the Exchange Offer, we anticipate issuing Series A Notes in the aggregate principal amount of $251.1 million and Series B Convertible Preferred Stock with an aggregate liquidation preference of $18.4 million.

(e)	Represents the difference between the sum of the principal amount and liquidation preference of the securities exchanged for the Senior Preferred Stock and the carrying value of the Senior Preferred Stock being exchanged as of March 31, 2007.

(f)	Subject to the covenants under our Senior Debt, CIG has agreed to purchase from us up to an additional $15 million of Series B Notes in connection with professional fees and other expenses we incurred as a result of entering into the Master Transaction Agreement. We expect our total transaction expenses to be in excess of $15 million.

(g)	We will allocate a portion of the $100.0 million of proceeds received to the Warrant, based on their relative fair values. The fair value assigned to the Warrant is recorded as a discount to the Series B Notes, which will be accreted through the earlier of the maturity date of the Series B Notes or the date on which they are converted to common stock.

(h)	Denotes the transfer of $210 million aggregate liquidation preference of 11% Series B Preferred Stock from NBC Palm Beach I to us in exchange for an equal aggregate liquidation preference of Series F Non-Convertible Preferred Stock and the transfer of the Series F Non-Convertible Preferred Stock from NBC Palm Beach I to CIG on May 4, 2007, and the exchange of the Series F Non-Convertible Preferred Stock with us for $200.0 million aggregate liquidation preference of Series E-2 Convertible Preferred Stock and $95.6 million aggregate liquidation preference of Series C Non-Convertible Preferred Stock.

(i)	Represents the amount by which the aggregate liquidation preference of the Series C Non-Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E-1 Convertible Preferred Stock and Series E-2 Convertible Preferred Stock issued to CIG and NBC Palm Beach I exceeds the aggregate liquidation preference of the Series F Non-Convertible Preferred Stock and 11% Series B Preferred Stock surrendered in exchange for such securities.

(j)	Represents the exchange by NBC Palm Beach I of its remaining 11% Series B Preferred Stock, after giving effect to the Contingent Exchange, for $31.1 million aggregate liquidation preference of Series E-1 Convertible Preferred Stock; $159.2 million aggregate liquidation preference of Series D Convertible Preferred Stock; and the NBCU Option II. We assigned a value to NBCU Option II based on the amount of accrued and unpaid dividends on the 11% Series B Preferred Stock that was exchanged. This amount was approximately $100.0 million as of March 31, 2007.

(k)	Represents $215.8 million of Series B Notes issued to NBC Palm Beach I in exchange for 11% Series B Preferred Stock and $55.0 million of Series B Notes issued to CIG in exchange for Series C Non-Convertible Preferred Stock in the Contingent Exchange.

ION MEDIA NETWORKS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2006

								Exchange
								of 11%
						Exchange		Series B
						Transactions		Preferred		Effects
				Issuance		Between		Stock		of the
	Consolidated	Exchange		of Series B		CIG, NBCU		Held by		Contingent
	Historical	Offer		Notes		and us		NBCU		Exchange		Pro Forma
	(In thousands)

Net revenues	$228,896	$		$		$		$		$		$228,896
Operating expenses	189,942											189,942
Loss on sale or disposal of assets, net	1,694											1,694

Operating income	37,260	—		—		—		—		—		37,260
Interest expense	(112,755)	(25,766	)(d)	(14,628	)(h)					(29,789	)(l)	(182,938)
Dividends on mandatorily redeemable preferred stock	(79,104)	39,552										(39,552)
Gain on exchange of 14 1/4% Preferred Stock	—	57,878	(e)									57,878
Interest income(a)	3,086											3,086
Other expenses, net	(2,784)											(2,784)

Loss before income taxes	(154,297)	71,664		(14,628)		—		—		(29,789)		(127,050)
Income tax provision	(19,422)											(19,422)

Net loss before minority interest	(173,719)	71,664		(14,628)		—		—		(29,789)		(146,472)
Minority interest	(25)											(25)

Net loss	(173,744)	71,664		(14,628)		—		—		(29,789)		(146,497)
Dividends and accretion on redeemable and convertible preferred stock(b)	(82,885)	46,684	(f)			23,100	(i)	19,832	(i)	23,736	(i)	30,467
Dividends on redeemable non-convertible and convertible preferred stock(c)	—	(2,060	)(g)			(98,832	)(j)	(12,738	)(k)	—		(113,630)

Net loss attributable to common stockholders	$(256,629)	$116,288		$(14,628)		$(75,732)		$7,094		$(6,053)		$(229,660)

Basic and diluted loss per common share	$(3.53)											$(3.16)

Weighted average shares outstanding	72,772,037											72,772,037

(a)	The pro forma statement of operations does not reflect any increase in interest income that might be realized as the result of higher average cash balances resulting from the issuance of the Series B Notes.

(b)	Denotes dividends on 11% Series B Preferred Stock held by NBC Palm Beach I and on 9 3/4% Preferred Stock.

(c)	Denotes dividends on convertible preferred stock to be issued as a result of the Exchange Offer and other transactions outlined in the Master Transaction Agreement.

(d)	Represents interest on the Series A Notes to be issued in the Exchange Offer.

(e)	Represents the difference between the sum of the principal amount and liquidation preference of the securities that would be issued in exchange for the 14 1/4% Preferred Stock and the carrying value of the 14 1/4% Preferred Stock being exchanged had the Exchange Offer been consummated on January 1, 2006.

(f)	Represents the dividends and accretion expense on the 9 3/4% Preferred Stock for 2006 which would not have existed under the Exchange Offer in the amount of $8.1 million, and the difference between the sum of the principal amount and liquidation preference of the securities that would be issued in exchange for the 9 3/4% Preferred Stock and the carrying value of the 9 3/4% Preferred Stock had the Exchange Offer been consummated on January 1, 2006.

(g)	Represents dividends accrued on the Series B Convertible Preferred Stock.

(h)	Represents $12.7 million of interest on $115 million of Series B Notes and $1.9 million amortization of deferred financing fees.

(i)	Represents the dividends on the 11% Series B Preferred Stock held by NBC Palm Beach I that would not have existed under the Exchange Offer, the Contingent Exchange and the other transactions outlined in the Master Transaction Agreement.

(j)	Represents the amount by which the aggregate liquidation preference of the Series C Non-Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E-1 Convertible Preferred Stock and Series E-2 Convertible Preferred Stock issued to CIG and NBC Palm Beach I exceeds the aggregate liquidation preference of the Series F Non-Convertible Preferred Stock and 11% Series B Preferred Stock surrendered in exchange for such securities of $95.6 million and dividends accrued on the Series C Non-Convertible Preferred Stock.

(k)	Represents dividends accrued on the Series D Convertible Preferred Stock.

(l)	Represents interest accrued on the Series B Notes issued in the Contingent Exchange.

ION MEDIA NETWORKS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2007

								Exchange
								of 11%
						Exchange		Series B
						Transactions		Preferred		Effects
				Issuance of		Among		Stock		of the
	Consolidated	Exchange		Series B		CIG, NBCU		Held by		Contingent
	Historical	Offer		Notes		and us		NBCU		Exchange		Pro Forma
	(In thousands)

Net revenues	$59,450	$		$		$		$		$		$59,450
Operating expenses	42,861											42,861
Loss on sale or disposal of assets, net	12											12

Operating income	16,577	—		—		—		—		—		16,577
Interest expense	(27,881)	(6,442	)(d)	(3,657	)(g)					(7,447	)(k)	(45,427)
Dividends on mandatorily redeemable preferred stock	(20,281)	10,141										(10,140)
Interest income(a)	485											485
Other expenses, net	(1,038)											(1,038)

Loss before income taxes	(32,138)	3,699		(3,657)		—		—		(7,447)		(39,543)
Income tax provision	(5,551)											(5,551)

Net loss before minority interest	(37,689)	3,699		(3,657)		—		—		(7,447)		(45,094)
Minority interest	(5)											(5)

Net loss	(37,694)	3,699		(3,657)		—		—		(7,447)		(45,099)
Dividends and accretion on redeemable and convertible preferred stock(b)	(20,736)	2,035	(e)			5,775	(h)	4,957	(h)	5,934	(h)	(2,035)
Dividends on redeemable, non-convertible and convertible preferred stock(c)	—	(515	)(f)			(812	)(i)	(3,184	)(j)	—		(4,511)

Net loss attributable to common stockholders	$(58,430)	$5,219		$(3,657)		$4,963		$1,773		$(1,513)		$(51,645)

Basic and diluted loss per common share	$(0.80)											$(0.71)

Weighted average shares outstanding	73,007,732											73,007,732

(a)	The pro forma statement of operations does not reflect any increase in interest income that might be realized as the result of higher average cash balances resulting from the issuance of the Series B Notes.

(b)	Denotes dividends on 11% Series B Preferred Stock held by NBC Palm Beach I and on 9 3/4% Preferred Stock.

(c)	Denotes dividends on convertible preferred stock to be issued as a result of the Exchange Offer and other transactions outlined in the Master Transaction Agreement.

(d)	Represents interest on the Series A Notes to be issued in the Exchange Offer.

(e)	Represents the dividends and accretion expense on the 9 3/4% Preferred Stock for 2006 which would not have existed under the Exchange Offer.

(f)	Represents dividends accrued on the Series B Convertible Preferred Stock.

(g)	Represents $3.2 million of interest on $115 million of Series B Notes and $0.5 million amortization of deferred financing fees.

(h)	Represents the dividends on the 11% Series B Preferred Stock held by NBC Palm Beach I which would not have existed under the Exchange Offer, the Contingent Exchange and the other transactions outlined in the Master Transaction Agreement.

(i)	Represents dividends accrued on the Series C Non-Convertible Preferred Stock.

(j)	Represents dividends accrued on the Series D Convertible Preferred Stock.

(k)	Represents interest accrued on the Series B Notes issued in the Contingent Exchange.

PRO FORMA FINANCIAL STATEMENTS ASSUMING 0% PARTICIPATION

The following financial statements include the following assumptions:

•	the Exchange Offer terminated with no shares of Senior Preferred Stock being accepted;

•	the issuance of the new Series B Notes to CIG and NBC Palm Beach I in the Termination Exchange;

•	the Warrant has been issued;

•	NBCU Call Option II has been issued;

•	receipt of $103,012,000 in proceeds from the issuance of the new Series B Notes to CIG and the application of $3,012,000 of the proceeds to transaction costs; and

•	the issuance of the new Series E-1 Convertible Preferred Stock and Series E-2 Convertible Preferred Stock in the recapitalization.

ION MEDIA NETWORKS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of March 31, 2007

						Exchange
				Exchange		of 11% Series B
				Transactions		Preferred		Effects
		Issuance of		Among		Stock		of the
	Consolidated	Series B		CIG, NBCU		Held by		Termination
	Historical	Notes		and us		NBCU		Exchange		Pro Forma
	(In thousands)

ASSETS
Cash	$59,020	$100,000		$		$		$		$159,020
Accounts receivable, net	12,480									12,480
Other current assets	8,006									8,006

Total current assets	79,506	100,000		—		—		—		179,506
Property and equipment, net	71,892									71,892
Intangible assets:
FCC license intangible assets	844,150									844,150
Other intangible assets, net	22,221									22,221
Other assets	32,961	3,012	(d)							35,973

Total assets	$1,050,730	$103,012		$—		$—		$—		$1,153,742

LIABILITIES, MANDATORILY REDEEMABLE AND CONVERTIBLE PREFERRED STOCK, CONTINGENT COMMON STOCK AND COMMON STOCK PURCHASE OBLIGATIONS AND STOCKHOLDERS’ DEFICIT
Accounts payable and accrued liabilities	$29,990	$		$		$		$		$29,990
Accrued interest	24,075									24,075
Other current liabilities	17,342									17,342
Mandatorily redeemable preferred stock(a)	640,301							(105,568	)(i)	534,733

Total current liabilities	711,708	—		—		—		(105,568)		606,140
Deferred income taxes	202,373									202,373
Term loans and senior secured notes	1,123,533									1,123,533
Convertible subordinated debt	—	70,212	(d)(e)					546,988	(i)(j)	617,200
Other long-term liabilities	37,487									37,487

Total liabilities	2,075,101	70,212		—		—		441,420		2,586,733
Mandatorily redeemable and convertible preferred stock(b)	881,142			(210,000	)(f)	(121,043	)(h)	(377,751	)(i)(j)	172,348
Contingent Class B common stock and stock option purchase obligations	6,910									6,910
Mandatorily redeemable and convertible preferred stock(c)				295,585	(f)	31,070	(h)	(95,585	)(j)	231,070
Stockholders’ deficit:	(1,912,423)	32,800	(e)	(95,585	)(g)	99,973	(h)	31,916	(k)	(1,843,319)

Total liabilities, mandatorily redeemable and convertible preferred stock, contingent common stock and stock option purchase obligations and stockholders’ deficit	$1,050,730	$103,012		$(10,000)		$10,000		$—		$1,153,742

(a)	The remaining 14 1/4% Preferred Stock that is not exchanged continues to be shown as a current liability in accordance with SFAS 150, however it would rank junior to the Series B Notes.
(b)	Denotes 11% Series B Preferred Stock held by NBC Palm Beach I and 9 3/4% Preferred Stock.
(c)	Denotes non-convertible and convertible preferred stock to be issued as a result of the Termination Exchange and other transactions outlined in the Master Transaction Agreement.

(d)	In the event that the Exchange Offer is terminated with no shares of Senior Preferred Stock being accepted for exchange, the resulting issuances of subordinated debt will limit the amount of additional Series B Notes we can issue in connection with our transaction costs to approximately $3.0 million. We have incurred transaction costs in excess of $3.0 million that are not reflected in this condensed unaudited pro forma balance sheet.

(e)	We will allocate a portion of the $100.0 million of proceeds received to the Warrant, based on its relative fair value. The fair value assigned to the Warrant is recorded as a discount to the Series B Notes, which will be accreted through the earlier of the maturity of date of the Series B Notes or the date on which the Series B Notes are converted to common stock.

(f)	Denotes the transfer of $210 million aggregate liquidation preference of 11% Series B Preferred Stock from NBC Palm Beach I to us in exchange for an equal aggregate liquidation preference of Series F Non-Convertible Preferred Stock and the transfer of the Series F Non-Convertible Preferred Stock from NBC Palm Beach I to CIG on May 4, 2007, and the transfer of the Series F Non-Convertible Preferred Stock to us in exchange for $200.0 million of aggregate liquidation preference of Series E-2 Convertible Preferred Stock and $95.6 million aggregate liquidation preference of Series C Non-Convertible Preferred Stock.

(g)	Represents the amount by which the aggregate liquidation preference of the Series C Non-Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E-1 Convertible Preferred Stock and Series E-2 Convertible Preferred Stock issued to CIG and NBC Palm Beach I exceeds the aggregate liquidation preference of the Series F Non-Convertible Preferred Stock and 11% Series B Preferred Stock surrendered in exchange for such securities.

(h)	Represents the exchange by NBC Palm Beach I of its remaining 11% Series B Preferred Stock, after giving effect to the Termination Exchange, for $31.1 million aggregate liquidation preference of Series E-1 Convertible Preferred Stock and the NBCU Option II. We assigned a value to the NBCU Option II based on the amount of accrued and unpaid dividends on the 11% Series B Preferred Stock that was exchanged. This amount was approximately $100.0 million as of March 31, 2007.

(i)	In the event that the Exchange Offer is terminated with no shares of Senior Preferred Stock being accepted for exchange, CIG will have the right to exchange all of the shares of Senior Preferred Stock it currently holds for $76.4 million of Series B Notes.

(j)	In the event that the Exchange Offer is terminated with no shares of Senior Preferred Stock being accepted for exchange, CIG will have the right to exchange $95.6 million of Series C Non-Convertible Preferred Stock for an equal amount of Series B Notes and NBC Palm Beach I will be entitled to exchange $375 million of 11% Series B Preferred Stock it currently holds for an equal amount of Series B Notes.

(k)	Represents the difference between the principal amount of the Series B Notes issued and the carrying value of the Senior Preferred Stock being exchanged.

ION MEDIA NETWORKS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2006

				Exchange
				Transactions		Effects
		Issuance of		Between		of the
	Consolidated	Series B		CIG, NBCU		Termination
	Historical	Notes		and us		Exchange		Pro Forma
	(In thousands)

Net revenues	$228,896	$		$		$		$228,896
Operating expenses	189,942							189,942
Loss on sale or disposal of assets, net	1,694							1,694

Operating income	37,260	—		—		—		37,260
Interest expense	(112,755)	(11,729	)(c)			(60,169	)(f)	(184,653)
Dividends on mandatorily redeemable preferred stock	(79,104)					13,042	(g)	(66,062)
Gain on exchange of 14 1/4% Preferred Stock	—					14,808	(h)	14,808
Interest income(a)	3,086							3,086
Other expenses, net	(2,784)							(2,784)

Loss before income taxes	(154,297)	(11,729)		—		(32,319)		(198,345)
Income tax provision	(19,422)							(19,422)

Net loss before minority interest	(173,719)	(11,729)		—		(32,319)		(217,767)
Minority interest	(25)							(25)

Net loss	(173,744)	(11,729)		—		(32,319)		(217,792)
Dividends and accretion on redeemable and convertible preferred stock(b)	(82,885)			23,100	(d)	44,227	(d)(i)	(15,558)
Dividends on redeemable and convertible preferred stock(c)	—			(95,585	)(e)			(95,585)

Net loss attributable to common stockholders	$(256,629)	$(11,729)		$(72,485)		$11,908		$(328,935)

Basic and diluted loss per common share	$(3.53)							$(4.52)

Weighted average shares outstanding	72,772,037							72,772,037

(a)	The pro forma statement of operations does not reflect any increase in interest income that might be realized as the result of higher average cash balances resulting from the issuance of the Series B Notes.

(b)	Denotes dividends on 11% Series B Preferred Stock held by NBC Palm Beach I and on 9 3/4% Preferred Stock.

(c)	Represents $11.3 million of interest on $103.0 million of Series B Notes and $0.4 million amortization of deferred financing fees.

(d)	Represents the dividends on the 11% Series B Preferred Stock held by NBC Palm Beach I which would not have existed under the transactions contemplated by the Master Transaction Agreement.

(e)	Represents the amount by which the aggregate liquidation preference of the Series C Non-Convertible Preferred Stock, Series E-1 Convertible Preferred Stock and Series E-2 Convertible Preferred Stock issued to CIG and NBC Palm Beach I exceeds the aggregate liquidation preference of the Series F Non-Convertible Preferred Stock and 11% Series B Preferred Stock surrendered in exchange for such securities.

(f)	Represents interest on the Series B Notes issued in the Termination Exchange.

(g)	Represents dividends on the 14 1/4% Preferred Stock that would not exist due to CIG’s exchange of all of its Senior Preferred Stock for Series B Notes.

(h)	Represents the difference between the pro rated principal amount of Series B Notes that would be issued in exchange for the 14 1/4% Preferred Stock and the carrying value of the 14 1/4% Preferred Stock had the Exchange Offer been terminated on January 1, 2006.

(i)	Represents $0.3 million of dividends and accretion expense on the 9 3/4% Preferred Stock for 2006 which would not exist due to CIG’s exchange of its Senior Preferred Stock, and a difference of $0.4 million between the pro rated value of the Series B Notes and the 9 3/4% Preferred Stock exchanged by CIG.

ION MEDIA NETWORKS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the three months ended March 31, 2007

				Exchange
				Transactions
		Issuance		Among		Effects of the
	Consolidated	of Series B		CIG, NBCU		Termination
	Historical	Notes		and us		Exchange		Pro Forma
	(In thousands)

Net revenues	$59,450	$		$		$		$59,450
Operating expenses	42,861							42,861
Loss on sale or disposal of assets, net	12							12

Operating income	16,577	—		—		—		16,577
Interest expense	(27,881)	(2,932	)(c)			(15,042	)(e)	(45,855)
Dividends on mandatorily redeemable preferred stock	(20,281)					3,344	(f)	(16,937)
Interest income(a)	485							485
Other expenses, net	(1,038)							(1,038)

Loss before income taxes	(32,138)	(2,932)		—		(11,698)		(46,768)
Income tax provision	(5,551)							(5,551)

Net loss before minority interest	(37,689)	(2,932)		—		(11,698)		(52,319)
Minority interest	(5)							(5)

Net loss	(37,694)	(2,932)		—		(11,698)		(52,324)
Dividends and accretion on redeemable and convertible preferred stock(b)	(20,736)			5,775	(d)	$10,955	(d)(g)	(4,006)

Net loss attributable to common stockholders	$(58,430)	$(2,932)		$5,775		$(743)		$(56,330)

Basic and diluted loss per common share	$(0.80)							$(0.77)

Weighted average shares outstanding	73,007,732							73,007,732

(a)	The pro forma statement of operations does not reflect any increase in interest income that might be realized as the result of higher average cash balances resulting from the issuance of the Series B Notes.

(b)	Denotes dividends on 11% Series B Preferred Stock held by NBC Palm Beach I and on 9 3/4% Preferred Stock.

(c)	Represents $2.8 million of interest on $103.0 million of Series B Notes and $0.1 million amortization of deferred financing fees.

(d)	Represents the dividends on the 11% Series B Preferred Stock held by NBC Palm Beach I which would not have existed under the transactions contemplated by the Master Transaction Agreement.

(e)	Represents interest on the Series B Notes issued in the Termination Exchange .

(f)	Represents dividends on the 14 1/4% Preferred Stock that would not exist due to CIG’s exchange of its Senior Preferred Stock for Series B Notes.

(g)	Represents dividends on the 9 3/4% Preferred Stock which would not exist due to CIG’s exchange of its Senior Preferred Stock for Series B Notes.

THE EXCHANGE OFFER AND CONSENT SOLICITATION

Reasons for and Purpose of the Exchange Offer and Consent Solicitation

We are making the Exchange Offer as part of the recapitalization of our company pursuant to the Master Transaction Agreement we entered into with NBCU, NBC Palm Beach I, NBC Palm Beach II and CIG. The overall effect of the Master Transaction Agreement is to recapitalize ION and effect a change of control. As part of the Exchange Offer, we are also soliciting consents from holders of each series of Senior Preferred Stock to:

•	approve the Proposed Amendments in order to eliminate:

•	all voting rights, other than voting rights required by law,

•	our obligation to repurchase the Senior Preferred Stock upon a change of control,

•	all redemption rights,

•	in the case of 14 1/4% Preferred Stock, all exchange rights, and

•	substantially all of the restrictive covenants applicable to each series of Senior Preferred Stock; and

•	approve the Senior Issuance.

The Proposed Amendments are intended to provide us with increased operational and financial flexibility. The Senior Issuance is necessary so we can issue preferred stock, including the Series A-1 Convertible Preferred Stock, which would rank senior to any unexchanged Senior Preferred Stock, before the effectiveness of the Proposed Amendments.

Our Board has authorized and approved the Exchange Offer and has declared the Proposed Amendments advisable. None of our Board, the Information Agent, the Exchange Agent or any of our financial advisors is making a recommendation to any holder of Senior Preferred Stock as to whether the holder should tender shares in the Exchange Offer and consent in the Consent Solicitation. You must make your own investment decision regarding the Exchange Offer and the Consent Solicitation based upon your own assessment of the market value of the Senior Preferred Stock, the likely value of the securities you may receive in the Exchange Offer, your liquidity needs, your investment objectives and any other factors you deem relevant.

As of December 31, 2006 and 2005, 56,931 and 53,145 shares of 14 1/4% Preferred Stock were issued and outstanding, respectively, and 16,695 and 15,532 shares of 9 3/4% Preferred Stock were issued and outstanding, respectively. As of March 31, 2007, accrued and unpaid dividends on the 14 1/4% Preferred Stock aggregated approximately $71.0 million, or $1,246.87 per share, and accrued and unpaid dividends on the 9 3/4% Preferred Stock aggregated approximately $8.1 million, or $487.48 per share. We last declared dividends on May 15, 2006 and September 30, 2006 for the 14 1/4% Preferred Stock and 9 3/4% Preferred Stock, respectively, although the liquidation preference still accrues at the dividend rate. Accrued but unpaid dividends are included in the preferential amounts that the holders of Senior Preferred Stock are entitled to receive in a liquidation of our company.

Background of the Exchange Offer and Consent Solicitation

On September 15, 1999, we, National Broadcasting Company, Inc., NBCU’s predecessor (“NBC”), NBC Palm Beach I and NBC Palm Beach II entered into various agreements (the “Initial NBCU Investment”), including an investment agreement, pursuant to which NBC Palm Beach I purchased 41,500 shares of our 8% Series B convertible exchangeable preferred stock (the “Series B Preferred Stock”) and NBC Palm Beach II acquired warrants to purchase up to a total of 32,032,127 shares of Class A Common Stock for an aggregate price of $415 million. On the same date, in order to induce NBC to enter into the investment agreement, we entered into a registration rights agreement with NBC to provide NBC and its subsidiaries with certain registration rights under the Securities Act. In addition, NBC Palm Beach II entered into a call agreement with Lowell W. Paxson, Second Crystal Diamond Limited Partnership and Paxson Enterprises, Inc. (collectively, the “Paxson Stockholders”), on September 15, 1999, to which we were not a party. Under that call agreement, the

Paxson Stockholders granted NBC Palm Beach II the right to purchase all of the 8,311,639 shares of Class B Common Stock beneficially owned by the Paxson Stockholders and the right to designate a nominee to purchase all of those shares on the terms and conditions set forth in the call agreement.

Over the next several years, we experienced substantial operating losses in our core network television business. In September 2002, we engaged a nationally-recognized investment banking firm to explore strategic alternatives, including a sale of ION, and in August 2003 we engaged a second such firm for the same purpose. These firms attempted to locate potential acquirors, investors and strategic partners for us. Although we engaged in exploratory discussions with several parties, our complex and overly leveraged capital structure proved a substantial deterrent to potential acquirors and investors, and by early 2005 we had failed to identify any third party that was willing to enter into a strategic transaction with us on acceptable terms. In September 2004, a dispute arose between NBCU and us regarding the resetting of the dividend rate on the Series B Preferred Stock. The ensuing litigation resulted in the dividend rate on the Series B Preferred Stock being reset to 28.3%, instead of 16.2% as had been determined by an investment banking firm engaged by us.

During the first quarter of 2005, we and Mr. Paxson began discussions with NBCU regarding a potential restructuring of NBCU’s investment in us, which ultimately led to the transactions between NBCU and us that were entered into on November 7, 2005. On that date, we entered into various agreements (together, the “2005 Agreements”), including:

•	an amended and restated investment agreement between NBCU and us, pursuant to which the terms of NBCU’s investment in our company were amended, including the terms of the 11% Series B Preferred Stock then held by NBCU;

•	an amended and restated stockholder agreement among NBCU, the Paxson Stockholders and us, pursuant to which (i) NBCU agreed that it or its transferee would make a tender offer for all outstanding shares of Class A Common Stock concurrently with the earliest of NBC Palm Beach II’s exercise or transfer of its call right (as described in the paragraph immediately below) or NBC Palm Beach I’s transfer of a control block of its 11% Series B Preferred Stock, and (ii) NBC Palm Beach I agreed to return a portion of its 11% Series B Preferred Stock to us if NBC Palm Beach II’s call right (as described in the paragraph immediately below) was not exercised, which either NBC Palm Beach I or we would distribute to the holders of Class A Common Stock (other than Mr. Paxson);

•	a letter amendment to the registration rights agreement between NBCU and us, pursuant to which the registration rights agreement, dated as of September 15, 1999, was revised to contemplate the terms of the 2005 Agreements; and

•	a company stock purchase agreement between the Paxson Stockholders and us, pursuant to which we agreed to purchase all of the shares of Class A Common Stock and Class B Common Stock owned by the Paxson Stockholders in the event that NBC Palm Beach II or its permitted transferee did not exercise its call right (as described in the paragraph immediately below).

In addition, on November 7, 2005, NBC Palm Beach II entered into a call agreement with the Paxson Stockholders (the “Call Agreement”), to which we were not a party. Under the Call Agreement, the Paxson Stockholders granted NBC Palm Beach II or its permitted transferee the right (the “Call Right”) to purchase all of the 8,311,639 shares of our Class B Common Stock and 15,455,062 shares of our Class A Common Stock beneficially owned by the Paxson Stockholders (the “Call Shares”) and the right to designate a nominee to purchase all of those shares on the terms and conditions set forth in the Call Agreement. The Call Agreement requires that, if NBC Palm Beach II exercises or transfers the Call Right, then NBC Palm Beach II or its permitted transferee would make a tender offer for all of the shares of Class A Common Stock at a price per share of $1.25, increasing at a rate per annum equal to 10% from October 1, 2005 through the date of the commencement of such tender offer. The Call Agreement further provides that the Call Right was to expire at 11:59 p.m. Eastern Time on May 6, 2007. On November 6, 2005, Mr. Paxson, our controlling stockholder, resigned as the Chairman of the Board and a director and, on November 7, 2005, Mr. Burgess was appointed our chief executive officer.

Following the restructuring of NBCU’s investment in us, in December 2005 we refinanced all of our Senior Debt, issuing an aggregate of $1.13 billion of first and second lien senior secured debt that matures in 2012 and 2013, under which we are permitted to incur up to an additional $650 million of subordinated debt. As our business operations continued to provide insufficient cash flow to support our debt service requirements and to pay cash dividends on and meet the redemption requirements of our preferred stock, we determined that we needed to develop strategic alternatives, including a restructuring of our preferred stock and locating a strategic partner for us.

In late March or early April 2006, representatives of Citadel Limited Partnership (“CLP”) and NBCU met with Mr. Burgess, our President and Chief Executive Officer, to discuss a potential transaction for our restructuring.

On April 1, 2006, the Board engaged UBS Securities (“UBS”) to advise us with respect to our corporate financial strategy, including appropriate balance sheet management and assessment of our capital raising and stockholder value creation alternatives.

On April 11, 2006, following a presentation by UBS, the Board began considering a potential restructuring of our preferred stock, including either a negotiated conversion of preferred stock for common equity or an exchange offer of preferred stock for convertible debt. We determined that, due to the existing contractual relationships with NBCU arising from the 1999 and 2005 transactions, both alternatives required us to negotiate with NBCU.

In light of the relatively short exercise period of the NBCU Call Right (18 months from November 2005), and the likelihood that NBCU’s inability to acquire control of us due to FCC ownership restrictions would lead NBCU to seek to identify a third party to which it could transfer the Call Right prior to expiration, we determined to again explore potential strategic alternatives, which could be implemented in combination with NBCU’s rights or independently. On June 23, 2006, the Board formed a Special Committee in order to explore potential strategic transactions and pursue third-party expressions of interest in us. The Special Committee at all times consisted of directors Patrick, Smith, Rajewski and Salhany, all of whom are independent. Mr. Patrick is the Chairman and Mr. Smith is the Vice Chairman of the Special Committee.

The Board authorized and empowered the Special Committee to (i) explore potential strategic transactions and pursue third party expressions of interest in us which could result in a strategic transaction, (ii) determine whether any proposed strategic transaction is in the best interests of us and our stockholders, (iii) participate in the negotiation of the terms of any such strategic transaction, if the Special Committee determined that to do so would be in the best interests of us and our stockholders, (iv) review and evaluate any term sheets and proposed definitive agreements with respect to a strategic transaction, and (v) make recommendations to the Board as to whether we should enter into any proposed strategic transaction and, in connection therewith, that the Board adopt and approve such agreements between us and the counterparty to such strategic transaction, such other agreements to which we are a party, and any amendments to our certificate of incorporation or by-laws, in each case as the Special Committee determined was necessary or appropriate in connection with such strategic transaction, on such terms as recommended by the Special Committee, and approved by the Board.

The Board further authorized the Special Committee to retain, at our expense, on such reasonable terms as the Special Committee should approve, such advisors to the Special Committee, including legal counsel and financial advisors, as it should determine to be necessary and advisable to carry out its responsibilities, and authorized the Chairman of the Special Committee to enter into any retainer, engagement or similar agreements with any such advisors so engaged.

During July 2006, we continued working with UBS to develop potential restructuring proposals. Our representatives, UBS and Holland & Knight LLP (“Holland & Knight”), our legal advisors, met with NBCU and its financial advisors to discuss restructuring alternatives. On July 11, 2006, the Special Committee met to engage in a working meeting with NBCU and appointed Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury Winthrop”) as legal counsel to the Special Committee and Lazard Freres & Co. LLC (“Lazard”) as financial advisor to the Special Committee. On July 27, 2006, the Board approved the engagement of Pillsbury Winthrop as legal counsel to the Special Committee and Lazard as financial advisor to the Special Committee.

During September and October 2006, we and UBS continued to work on developing restructuring alternatives for us, which conceptually involved offering the holders of our preferred stock the opportunity to exchange their preferred stock for newly-issued subordinated debt. We, UBS and Holland & Knight met with NBCU and its financial advisors to discuss various proposals in which NBCU would participate in an exchange offer. At the Board’s regularly scheduled meeting on September 7, 2006, Mr. Burgess updated the Board on the status of these efforts and the progress of discussions with NBCU, Holland & Knight briefed the Board on matters relating to fiduciary duties, and the Board discussed the costs and expenses of effectuating a restructuring or exchange transaction and the prospects for successfully executing a restructuring or exchange transaction along the lines of that being discussed with NBCU.

During the first week of October 2006, our representatives and UBS continued to work on developing a proposed exchange offer transaction and to discuss with NBCU the terms on which NBCU would be prepared to participate in an exchange offer involving all series of our outstanding preferred stock. On October 4, 2006, the Special Committee met, in consultation with Lazard, to review a recapitalization proposal by NBCU. During this meeting, the members of the Special Committee, in consultation with Lazard, considered a comparison of recoveries to various investors and the pro forma capital structure under the NBCU recapitalization proposal as of the completion of 2006 and the completion of 2008. Lazard responded to various questions of the members of the Special Committee relating thereto.

At the conclusion of the meeting the Special Committee instructed Lazard to further analyze the NBCU proposal and to develop alternative proposals for consideration by the Special Committee and its advisors.

On October 5, 2006, at a regularly scheduled meeting of the Board, Mr. Burgess updated the Board on the status of our efforts to pursue balance sheet restructuring alternatives. He reviewed the advice of UBS, the proposed role of NBCU in an exchange offer and the advantages and disadvantages of various alternative strategies. He noted that the terms on which NBCU appeared to be interested in participating in a potential exchange offer remained significantly different from those which we had proposed. Mr. Patrick reported to the Board on the status of the Special Committee’s efforts to develop strategic alternatives for us, and on the status of negotiations with NBCU seeking to develop a basis for a comprehensive exchange offer in which NBCU would participate.

On October 20, 2006, our representatives, UBS and Holland & Knight met with the Special Committee, Pillsbury Winthrop and Lazard to review analyses of ION performed by Lazard and by UBS, and to consider potential issues that might arise if an exchange offer were conducted without consensus among the various series of preferred stock and debt. The Special Committee, Lazard and UBS discussed the NBCU recapitalization proposal, and compared such proposal to potential alternative proposals developed by Lazard and UBS. The Special Committee made inquiry regarding, and challenged the assumptions underlying, Lazard’s and UBS’s analysis of such proposals.

The Special Committee, Lazard, UBS and Pillsbury Winthrop discussed potential issues arising if an exchange offer or other recapitalization structure were pursued without consensus among the various classes our preferred stock and debt, including the potential ability of NBCU to block any alternative structure by virtue of its rights under the 2005 Agreements.

Also during this meeting, upon inquiry by the Special Committee, representatives of Pillsbury Winthrop reviewed for the Special Committee its duties under applicable law in the context of such recapitalization proposals, including the fiduciary duties of the members of the Special Committee.

At a meeting of the Board on November 1, 2006, Mr. Patrick updated the Board on the Special Committee’s outline of a restructuring plan. He stated that the Special Committee had presented the plan to NBCU earlier in the week during a meeting with senior executives of NBCU, noting that the terms proposed by us remained significantly different from those proposed by NBCU’s financial advisors. At the meeting, the directors discussed the status of the proposed exchange offer transaction, the impact of NBCU’s participation or non-participation in any restructuring transaction, actions that we would be advised to take if NBCU were to agree to participate in a restructuring transaction, our options if NBCU did not agree to participate in a restructuring transaction, our capital structure, the terms of the 2005 Agreements, NBCU’s rights and options in respect of the May 2007 trigger date, our communication strategy and, with respect to any recapitalization, the effect of a restructuring transaction on our sales in the general market.

Despite significant negotiations over a period of several months, we and NBCU were unable to agree on the terms of a proposed exchange offer, and during the second week of November 2006, negotiations regarding the proposal ended.

Mr. Burgess met with various investors during November and December 2006 to continue discussions regarding a potential financial restructuring transaction. On November 15, 2006, representatives of CLP met with Mr. Burgess in West Palm Beach, Florida to discuss the status of NBCU’s activities regarding a restructuring transaction as well as the status of our business. On November 21, 2006, representatives of CLP held further in-person discussions with Mr. Burgess in New York, New York.

At a meeting of the Board on December 8, 2006, the directors discussed FCC ownership issues relating to the election of additional directors to the board by holders of our preferred stock that was not timely redeemed and the May 2007 expiration of NBCU’s Call Right.

On January 10, 2007, a representative of CLP communicated with Mr. Patrick, Chairman of the Board, and other members of the Board regarding a potential waiver of the provisions of Section 203 of the DGCL, which regulates business combinations with interested stockholders. From January 10, 2007 through January 13, 2007, teleconferences between Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”), counsel to CLP, Shearman & Sterling LLP (“Shearman & Sterling”), counsel to NBCU, Holland & Knight and Pillsbury Winthrop were held to discuss the requirements of Section 203 of the DGCL.

On January 10, 2007, the Board received a letter from CLP and NBCU seeking a limited waiver of the provisions of Section 203 of the DGCL.

On January 15, 2007, the Board approved the limited waiver under Section 203 of the DGCL and sent a letter to NBCU and CLP notifying them of this approval.

On January 17, 2007, the Board received a letter from NBCU and CLP that set forth the terms of an equity restructuring transaction proposed by CLP and NBCU (the “Proposed Transaction”) and requested that the Board approve CIG as a permitted transferee pursuant to the Call Agreement. The Board also received a copy of a letter of intent between NBCU and CLP under which both NBCU and CLP agreed to deal exclusively with each other, through May 7, 2007, with respect to a proposed transaction involving our restructuring, with NBCU having certain rights to terminate the exclusivity arrangement on or after March 31, 2007.

On January 22, 2007, the Special Committee met to discuss the recapitalization proposal by NBCU and CLP. At such meeting, the Special Committee and a representative of Pillsbury Winthrop met with representatives of certain holders of the 14 1/4% Preferred Stock purporting to represent a group holding in excess of 65% of the outstanding shares of the 14 1/4% Preferred Stock (the “14 1/4% Ad Hoc Group”). The representatives of the 14 1/4% Ad Hoc Group expressed dissatisfaction with the Proposed Transaction, and encouraged the Special Committee to consider a proposal to be developed by the 14 1/4% Ad Hoc Group, but such alternative proposal was not yet prepared. After the departure of the 14 1/4% Ad Hoc Group, the Special Committee determined to engage its advisors to be prepared to analyze and respond to any proposal delivered by the 14 1/4% Ad Hoc Group. The Special Committee discussed the likelihood of NBCU having the ability to block any alternative transaction by virtue of its rights under the 2005 Agreements. The Special Committee also identified certain issues arising out of the Proposed Transaction, including the issue that such proposal required a self-tender by us for our outstanding shares of Class A Common Stock and consent of certain third parties.

On January 23, 2007, representatives of CLP and NBCU, together with their respective advisors, met with the Board and its advisors to discuss the terms of the Proposed Transaction. On January 25, 2007, CLP commenced its due diligence review of ION.

On January 30, 2007, the Board met with UBS to discuss the terms of the Proposed Transaction and to discuss the Board’s interaction with representatives of the 14 1/4% Ad Hoc Group.

On February 1, 2007, we entered into a confidentiality agreement with CLP with respect to confidential information that we would be disclosing to CLP in connection with CLP’s due diligence review of ION. On February 2, 2007, representatives of CLP met with our senior management team at our offices in West Palm Beach, Florida for additional due diligence. On the same date, the Special Committee met to discuss communications to date with NBCU, CLP, and the 14 1/4% Ad Hoc Group. The Special Committee discussed issues relating to the Proposed Transaction and met with representatives of the 14 1/4% Ad Hoc Group.

At such meeting, the Special Committee inquired of Lazard as to the comparison of recoveries to various investors, the value to common stockholders and the pro forma capital structure as between the various proposals, and as to such elements the proposals had in common so as to begin to develop a structure optimal to us that would maximize values to the stockholders and have minimal execution risk. Lazard and Pillsbury Winthrop advised the Special Committee as to the difficulty of completing a proposal without the participation of NBCU due to its rights under the 2005 Agreements.

The Special Committee determined that Lazard should continue to engage with the respective proponents of the proposals, with a view towards achieving a structure optimal to us, maximizing the value to our stockholders and having a substantial likelihood of success. The Special Committee recognized, in consultation with Lazard and Pillsbury Winthrop, that such a structure would require the participation of NBCU in order to minimize execution risk.

On February 5, 2007, Pillsbury Winthrop addressed the Board on the subject of the fiduciary duties of directors to the common and preferred stockholders, and the financial advisors gave a presentation outlining the status of the review of the Proposed Transaction and contemplated modifications to the Proposed Transaction. The directors discussed with counsel fiduciary duties, fairness of the overall transaction, communications with holders of preferred stock, our valuation, past actions to facilitate offers and strategic alternatives for us, capital structure issues facing us, strategies with respect to the Proposed Transaction, directors’ and officers’ insurance coverage and our ability under our credit facilities to incur additional debt.

On February 15, 2007, we and CLP entered into a confidentiality agreement with respect to confidential information that CLP would be disclosing to us, and CLP provided financial and other information to us as part of our due diligence efforts.

On February 16, 2007, the Board approved CIG as a permitted transferee of the Call Right under the Call Agreement.

On February 16, 2007, the 14 1/4% Ad Hoc Group presented a proposal to the Board for a proposed recapitalization transaction (the “14 1/4% Ad Hoc Proposal”) in which all of our outstanding preferred stock and common stock would be cancelled and exchanged for other securities in a merger or a voluntary bankruptcy, which the Board then discussed. The Board determined that the Special Committee would be responsible for controlling and directing all efforts in dealing with third parties and the evaluation of their proposals, and would delegate to our management responsibility for coordinating negotiations with potential transaction parties.

On February 22, 2007, NBCU, NBC Palm Beach II and CIG entered into the Call Right Transfer Agreement in accordance with the Call Agreement. The Call Right Transfer Agreement required that, before CIG agreed to assume the rights and obligations of NBC Palm Beach II under the Call Agreement, the Board must approve the Proposed Transaction. On February 22, 2007, the Board received a letter from NBCU and CLP setting forth certain modifications to the terms of the Proposed Transaction improving the terms of the proposal to us and our stockholders pursuant to discussions between Lazard, NBCU and CLP.

On February 26, 2007, UBS and Lazard gave a presentation on, and the Board discussed, the revised Proposed Transaction and the 14 1/4% Ad Hoc Proposal. As the 14% Ad Hoc Proposal provided that it would be implemented through a merger or a voluntary bankruptcy filing, the Board discussed the impracticality of the merger aspect of the proposal given the rights of NBCU that could block such a transaction and the potential adverse effects on our business operations that would be likely to result from a voluntary bankruptcy.

On February 27, 2007, we retained Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) to represent us in connection with certain matters related to the Proposed Transaction.

On March 5, 2007, Skadden presented the Board with a status overview of the various aspects of the recapitalization process and a presentation on the fiduciary duties of directors to the common and preferred stockholders. The Board then concluded that UBS and Lazard should prepare proposed counteroffers to both the Proposed Transaction and the 14 1/4% Ad Hoc Proposal, and that the financial advisors should pursue an indication of interest we received from an investment firm (“Company A”).

On March 12, 2007, the Special Committee met to consider issues regarding the 14 1/4% Ad Hoc Proposal, the indication of interest from Company A, the Proposed Transaction and certain other proposals of third parties still in stages of development. Lazard and Pillsbury Winthrop summarized for the Special Committee certain issues raised by the proposals, and described certain potential solutions and counterproposals. The members of the Special Committee, with advice from Lazard and Pillsbury Winthrop, discussed such issues and the advisability of developing a counterproposal designed to be optimal for us and acceptable to NBCU, CLP and the 14 1/4% Ad Hoc Group. The Special Committee requested that Lazard prepare a counterproposal incorporating elements of the Proposed Transaction and the proposal of the 14 1/4% Ad Hoc Group.

On March 14, 2007, the Board received a letter from CLP and NBCU informing us that NBCU and CLP entered into a letter agreement, amending the letter of intent between the parties. This amendment eliminated NBCU’s right to terminate the exclusivity period if the Board did not approve the Proposed Transaction by March 31, 2007.

On March 16, 2007, representatives of CLP and NBCU met with our representatives and our financial advisors to discuss feedback from the Board with respect to the Proposed Transaction. CLP and NBCU requested that we send a formal response to its transaction proposal.

On March 19, 2007, the Board sent CLP and NBCU a letter setting forth certain concerns it had with respect to the Proposed Transaction and requesting that CLP and NBCU make certain revisions to the Proposed Transaction, including increasing the value of the consideration to be offered to the holders of Senior Preferred Stock, an infusion of new capital into us and elimination of the back-end merger portion of the Proposed Transaction.

On March 29, 2007, the Board received a letter from NBCU and CLP describing revisions to the terms of the Proposed Transaction which NBCU and CLP were prepared to make to address the concerns raised by the Board in its March 19, 2007 letter to CLP and NBCU. On March 30, 2007, we and our counsel received a draft of the Master Transaction Agreement from CLP and NBCU, and those parties conducted a call with our representatives, our advisors, the Board and the Board’s advisors to discuss the terms of the revised proposal.

Between March 29, 2007 and April 9, 2007, representatives of CLP, NBCU, the Special Committee and their respective advisors, as well as our representatives and advisors, participated in frequent discussions regarding the terms of the Proposed Transaction.

On April 3, 2007, the Special Committee met to consider certain issues raised by the Proposed Transaction, as revised, and to discuss whether any other proposals would be forthcoming. A representative of CLP made a presentation to the Special Committee describing the terms of the Proposed Transaction and the changes to the Proposed Transaction that had been made by CLP and NBCU in response to the concerns communicated by us, the Special Committee and the Board to CLP and NBCU. This presentation also set forth a summary of our capital structure that would result from the Proposed Transaction. After such presentation, and follow-up questions from the Special Committee, Lazard, Skadden and Pillsbury Winthrop summarized for the Special Committee certain improvements and issues raised by the amended Proposed Transaction.

The Special Committee, Company management, Lazard, Skadden, Holland & Knight and Pillsbury Winthrop discussed updating solvency opinions and analysis, business plan scenarios, pre- and post- May 7,

2007 analysis (including the relative value to the Class A Common Stock of the $1.46 Offer Price compared with the shares of 11% Series B Preferred Stock that would be forfeited to such holders by NBCU post May 7, 2007 in the event the Call Right were not exercised), market check activities including updates on prior contacts and discussions over the past five years and the possibility of seeking new discussions, negotiations with NBCU, CLP and holders of the preferred stock. The Special Committee compared the strategic alternatives and concluded that its advisors should continue to communicate with NBCU, CLP and the 14 1/4% Ad Hoc Group regarding their respective proposals, and to encourage communication between them, while seeking any alternative proposals and developing a Company proposal designed to maximize value to our stockholders while achieving consensus so as to maximize the likelihood of success.

At such meeting, UBS presented its analysis of the amended Proposed Transaction. The members of the Special Committee discussed with UBS the underlying assumptions in the analysis and the parameters of the model in which the analysis was determined. Members of the Special Committee requested additional valuation of our preferred securities using market data of preferred securities trades in similar circumstances. Our financial advisors reported that no further response had been received from Company A. Our representatives and the Board held a meeting with representatives of the 14 1/4% Ad Hoc Group and representatives of CLP and NBCU to discuss the competing transaction proposals.

On April 6, 2007, a third party (“Company B”) sent a letter to the chairman of the Special Committee indicating an interest in acquiring us through (i) a cash tender offer for all of the shares of Class A Common Stock at the price contemplated by the Call Agreement, (ii) a cash tender offer for all of the shares of the Senior Preferred Stock at 80% of the liquidation preference, in the case of the 14 1/4% Preferred Stock, and 50% of the liquidation preference, in the case of the 9 3/4% Preferred Stock, and (iii) a purchase of NBCU’s entire 11% Series B Preferred Stock position for $275 million (the “Company B Proposal”). The transaction described in Company B’s letter was subject to a number of conditions, including acceptance of the tender offer by the holders of 90% of our Class A Common Stock, acceptance by the holders of 75% of the 14 1/4% Preferred Stock, acceptance by the holders of 90% of the 9 3/4% Preferred Stock, and acceptance by NBCU of the offer for its 11% Series B Preferred Stock. The Special Committee expressed concern about the Company B Proposal given NBCU’s contractual rights under the 2005 Agreements, the conditions of the Company B proposal, and the likely resistance by NBCU to the acquisition of its position as proposed.

On April 9, 2007, the Special Committee met telephonically to consider the Company B Proposal. The Special Committee invited representatives of Company B to attend an in-person meeting of the Special Committee to present its proposal. Company B declined. The Special Committee concluded that its financial and legal advisors should continue discussions with Company B to seek possible improvements of its proposal.

On April 10, 2007, we were provided a copy of a letter agreement between CLP and NBCU extending the exclusivity period under their letter of intent from May 7 to November 7, 2007.

On April 11, 2007, we entered into a confidentiality agreement with Company B, and the Board received a letter from CLP and NBCU describing certain modifications to the terms of the Proposed Transaction made in response to the discussions held among CLP, NBCU and us between March 29, 2007 and April 9, 2007. These modifications related primarily to increasing the value of the consideration to be offered to holders of Senior Preferred Stock.

On April 11, 2007, the Special Committee met to consider issues related to the Proposed Transaction, the Ad Hoc Proposal and the Company B Proposal. CLP and NBCU presented a revised proposal to the Special Committee. Taking into consideration, among other things, the relative values of the proposals to us and our stockholders, particularly the holders of the Class A Common Stock, the significant execution risk of the 14 1/4% Ad Hoc Proposal and Company B Proposal (posed by certain conditions to such proposals and by the potential of NBCU to block such proposals), the strategic advantages cited by Company management of an alliance with NBCU and the financial strength of CLP, the Special Committee voted unanimously to proceed with negotiating documentation with respect to the Proposed Transaction, while continuing discussions with the other proponents to seek improvements in the terms of their respective proposals.

On April 13, 2007, our representatives, the Board and the Board’s advisors hosted a meeting with the 14 1/4% Ad Hoc Group and its advisor and representatives of CLP and NBCU. At the meeting, the 14 1/4% Ad Hoc Group presented a revised transaction proposal to CLP and NBCU that provided enhanced recovery to NBCU and an option to acquire majority control. On the same day, we received an updated draft of the Master Transaction Agreement from CLP and NBCU which was changed to reflect the revised terms of the Proposed Transaction. On April 15, 2007, the Special Committee met telephonically to consider the revised proposal submitted by the 14 1/4% Ad Hoc Group and to consider certain issues raised by the Proposed Transaction and the Company B Proposal. The Special Committee revisited with its advisors the question of the ability of NBCU to block alternative transactions.

Between April 17, 2007 and April 20, 2007, we received drafts of various transaction documents from CLP and NBCU.

On April 22, 2007, our advisors provided an issues list to CLP and NBCU that set forth our primary concerns regarding the draft of the Master Transaction Agreement. On April 23, 2007, a representative from CLP met with the Board to discuss the Proposed Transaction. At the same meeting, the Board’s financial advisors also reviewed the status of our recapitalization efforts and the key terms of the Proposed Transaction and proposals from each of the 14 1/4% Ad Hoc Group and Company B. On April 24, 2007, we provided a revised draft of the Master Transaction Agreement to CLP and NBCU. Also on April 24, 2007, representatives of Fried Frank, Shearman & Sterling, Holland & Knight, Pillsbury Winthrop and Skadden met in New York, New York to discuss the draft Master Transaction Agreement. On April 25, 2007 representatives of Fried Frank, Shearman & Sterling, Holland & Knight, Pillsbury & Winthrop and Skadden held a teleconference to further discuss and clarify issues raised by our draft of the Master Transaction Agreement.

On April 27, 2007, the Special Committee, our representatives, as well as CLP, NBCU and their respective counsel, met and discussed the terms of the Proposed Transaction, certain issues raised thereby, and potential revisions to those terms, and to consider the various alternative courses of action, including alternative financing proposals available to us. NBCU and CLP presented a revised proposal to the Special Committee. At the conclusion of this meeting, the Special Committee determined that it was unable to take a position with respect to the Proposed Transaction at that time. The Special Committee reached this conclusion because it had not yet completed full and deliberate evaluation of the material terms and provisions of such proposal as amended and the 14 1/4% Ad Hoc Group and Company B Proposals.

On April 29, 2007, the Special Committee and our representatives met telephonically with CLP and its representatives to consider their presentation of what they regarded as further improvements of the terms of the Proposed Transaction resulting from negotiations with our financial advisors.

On April 30, 2007, the Board received a letter from CLP and NBCU describing certain additional modifications to the terms of the Proposed Transaction made in response to the meeting with the Special Committee on April 27, 2007 and the conference call with the Special Committee on April 29, 2007. These modifications primarily included an increase in the interest rate on the securities to be offered in the Exchange Offer and protection in respect of mandatory conversion.

On May 1, 2007, the Special Committee met to consider the Proposed Transaction and the possibility of other sources of financing for us, including the 14 1/4% Ad Hoc Group. The Special Committee met with representatives of certain holders of the 9 3/4% Preferred Stock (the “9 3/4% Ad Hoc Group”). The 9 3/4% Ad Hoc Group proposed a restructuring proposal that included a tender offer for the Class A Common Stock, a cash investment in our additional subordinated debt, and an exchange offer for the Senior Preferred Stock. After further discussions, taking into consideration, among other things, the relative values of the proposals to us and our stockholders, particularly the holders of the Class A Common Stock, the significant execution risk of the 14 1/4% Ad Hoc Proposal and the Company B Proposal (posed by certain conditions to such proposals and by the potential of NBCU to block such proposals), the strategic advantages cited by Company management of an alliance with NBCU and the financial strength of CLP, substantial improvements of the economic and non-economic terms of the Proposed Transaction, the views of management, the presentations of Skadden and Pillsbury Winthrop regarding the key terms of the Proposed Transaction and the Special Committee’s duties under applicable law in the context of such recapitalization proposals, the analysis of the various proposals presented by UBS, and the opinion (described orally to the Special Committee) proposed to be delivered to the Board regarding the fairness of the tender offer consideration to the holders of the Class A Common Stock, the Special Committee voted unanimously to recommend that the Board move forward with the Proposed Transaction.

At a special meeting of the Board held on May 1, 2007, representatives of Holland & Knight, Skadden and Pillsbury Winthrop made a presentation to the Board regarding the key terms of the proposed Master Transaction Agreement and other transaction documents, focusing on conditions to the closing of the proposed exchange offer and contingent exchange. At this meeting, a financial advisor provided its financial analysis regarding the Proposed Transaction and provided an oral opinion regarding the fairness of the consideration offered in the tender offer to the holders of Class A Common Stock. Also at that meeting, management presented its views of the Proposed Transaction, Skadden made a presentation regarding duties under applicable law in the context of such recapitalization proposals and UBS presented its analysis of the various proposals. The Special Committee then presented to the Board its affirmative recommendation of the Proposed Transaction.

Based on the foregoing, the Board voted to approve the Proposed Transaction, subject to reviewing and approving definitive documentation. Pending final documentation of the Proposed Transaction, the Board determined that its legal and financial advisors should continue to engage in discussions with the 14 1/4% Ad Hoc Group and Company B to seek improvements of their proposals. Recognizing that the Proposed Transaction would be considerably impaired if it were not entered into prior to May 4, 2007 (the last opportunity for NBCU to deliver notice of the transfer of the Call Right of NBCU in accordance with the Call Agreement), the Board determined to meet again on May 3, 2007, to evaluate any revised alternative proposals received and any update on the Proposed Transaction, as well as the Proposed Transaction documentation, prior to making any final determination.

Later on May 1, 2007, Company B sent a letter to the chairman of the Special Committee expressing an interest in acquiring our assets either through a sale pursuant to §363 of the U.S. Bankruptcy Code or pursuant to a confirmed plan of reorganization pursuant to Chapter 11 of the Bankruptcy Code, at a price of $1.0 billion plus the assumption of our $1.13 billion of Senior Debt.

On May 2, 2007, the 9 3/4% Ad Hoc Group presented a revised restructuring proposal to the Board that included a cash tender offer for the Class A Common Stock and an exchange offer for the Senior Preferred Stock. The Special Committee was concerned that the proposal was highly conditional and posed significant execution risk.

On May 3, 2007, at our request, representatives of CLP and NBCU and their counsel met with our representatives and our counsel to discuss certain terms of the subordinated debt and preferred stock to be issued in connection with the Proposed Transaction. On the same day, final agreement was reached on the terms of the Proposed Transaction. Company B sent another letter to the chairman of the Special Committee expressing continued interest in acquiring our assets either through a sale pursuant to §363 of the Bankruptcy Code or pursuant to a confirmed plan of reorganization pursuant to Chapter 11 of the Bankruptcy Code, for a price of $928 million plus the assumption of our $1.13 billion of Senior Debt. Company B’s letter proposed making a tender offer for our outstanding shares of Class A Common Stock and the shares of 11% Series B Preferred Stock held by NBC Palm Beach I that were to be distributed to the holders of our Class A Common Stock if the Call Right expired unexercised, at a total price of $1.46 for each share of Class A Common Stock and that share’s proportionate interest in the 11% Series B Preferred Stock to be distributed. The transaction proposed by Company B was subject to a number of conditions, including the Call Right expiring unexercised, the Class A Common Stock and Class B Common Stock owned by the Paxson Stockholders and subject to the Call Right having been repurchased by us, and the receipt by Company B of an opinion of our legal counsel that the proposed transaction complies with the requirements of the Bankruptcy Code. Company B indicated a willingness to provide up to $125 million in debtor-in-possession financing, subject to unspecified adjustments in the proposed purchase price of our assets. After considering Company B’s revised proposal, a revised proposal from the 14 1/4% Ad Hoc Group, the proposed terms of the Master Transaction Agreement and the other transaction documents, including the lack of conditionality of the Proposed Transaction and the likely unavailability of the Proposed Transaction if the Call Right were to expire unexercised, and the various presentations of our financial and legal advisors and our management, the recommendation of the Special Committee, the resolutions to be adopted by the Board in connection with the Proposed Transaction and other relevant matters, on May 3, 2007, the Board (of the four directors elected by holders of the Senior Preferred Stock on April 2, 2007, three dissented and one was not present for the vote) resolved to authorize and approve the Proposed Transaction, the Master Transaction Agreement and related matters. Thereafter, we, NBCU, NBC Palm Beach I, NBC Palm Beach II, and CIG executed the Master Transaction Agreement.

On May 4, 2007, the remaining agreements were executed and CIG commenced a tender offer for our Class A Common Stock. Thereafter, we, NBCU and CLP issued a joint press release announcing the execution of the Master Transaction Agreement and related transactions.

Concurrently with the commencement of the tender offer, the Call Right was assigned by NBC Palm Beach II to CIG and exercised. Upon exercise of the Call Right, the Paxson Stockholders were paid approximately $3.9 million from an escrow fund that was funded by NBCU in connection with the 2005 Agreements, representing the aggregate purchase price for the shares of Class A Common Stock held by the Paxson Stockholders. The closing of the sale of the Paxson Stockholders’ shares pursuant to the exercise of the Call Right will occur upon the satisfaction of certain conditions, including the approval of the sale by the FCC. Upon such closing, CIG will pay the Paxson Stockholders an additional amount of approximately $2.4 million for the purchase of their shares of Class B Common Stock. In the event the conditions to the Call Closing are not satisfied within 18 months (24 months under certain circumstances) of the exercise of the Call Right, we will be obligated to pay such additional amount of approximately $2.4 million to the Paxson Stockholders for the purchase of their shares of Class A Common Stock and Class B Common Stock.

Terms of the Exchange Offer and Consent Solicitation

In order for shares of Senior Preferred Stock to be validly tendered in the Exchange Offer, each holder of Senior Preferred Stock must tender all, but not less than all, of the Senior Preferred Stock it holds and must consent to the Proposed Amendments and the Senior Issuance. If a holder holds both 9 3/4% Preferred Stock and 14 1/4% Preferred Stock, the holder must tender all of the shares of 9 3/4% Preferred Stock and 14 1/4% Preferred Stock it holds.

In the Exchange Offer:

•	For each tendered share of 14 1/4% Preferred Stock, the holder will receive $7,000 principal amount of Series A Notes and $1,000 initial liquidation preference of the Series A-1 Convertible Preferred Stock, which would rank senior to any unexchanged Senior Preferred Stock; and

•	For each tendered share of 9 3/4% Preferred Stock, the holder will receive $4,000 principal amount of Series A Notes and $1,000 initial liquidation preference of Series A-1 Convertible Preferred Stock.

However, if holders of 50% or less of either series of Senior Preferred Stock tender in the Exchange Offer and, as a result, we do not receive the requisite approvals of the Proposed Amendments and the Senior Issuance from both series of Senior Preferred Stock in the Consent Solicitation, then:

•	For each tendered share of 14 1/4% Preferred Stock, the holder will receive $7,500 principal amount of Series A Notes and $500 initial liquidation preference of Series B Convertible Preferred Stock, which would rank junior to any unexchanged Senior Preferred Stock; and

•	For each tendered share of 9 3/4% Preferred Stock, the holder will receive $4,500 principal amount of Series A Notes and $500 initial liquidation preference of Series B Convertible Preferred Stock.

If at the closing of the Exchange Offer we have accepted for exchange less than 90% of the outstanding shares of each class of Senior Preferred Stock owned by holders other than CIG, then, promptly following the closing of the Exchange Offer:

•	We will exchange all Senior Preferred Stock that is validly tendered and not withdrawn.

•	NBC Palm Beach I, an affiliate of NBCU, will be entitled to exchange up to $375 million aggregate stated liquidation preference of 11% Series B Preferred Stock for an equal principal amount of our Series B Notes.

•	CIG will be entitled to exchange up to $95,584,689 aggregate stated liquidation preference of Series C Non-Convertible Preferred Stock or Series A-2 Non-Convertible Preferred Stock, as applicable, for an equal principal amount of our Series B Notes.

The amount of Series B Notes we may issue to NBC Palm Beach I and CIG in the Contingent Exchange will be equal to the percentage of the outstanding shares of Senior Preferred Stock, other than those shares held by CIG, determined on the basis of the aggregate stated liquidation preference of such shares, that is not validly tendered and accepted in the Exchange Offer, multiplied by $470,584,689, allocated between NBC Palm Beach I and CIG in proportion to the amounts described in the two immediately preceding bullet points. Thus, the amount of Series B Notes that we will issue will decrease as the number of tendered and accepted shares of Senior Preferred Stock increases.

The Series B Notes will rank equal in right of payment to the Series A Notes and senior to the Series A-1 Convertible Preferred Stock, the Series B Convertible Preferred Stock and any shares of Senior Preferred Stock that are not exchanged. The Series B Notes will have an initial conversion price of $0.75 per share, which is lower than the $0.90 per share initial conversion price of the Series A Notes, Series A-1 Convertible Preferred Stock and Series B Convertible Preferred Stock.

To participate in the Exchange Offer, holders of our Senior Preferred Stock are required to consent (by executing and delivering the letter of transmittal and consent or requesting that your broker or nominee consent on your behalf) to:

•	approve the Proposed Amendments applicable to the shares of Senior Preferred Stock you are tendering in order to eliminate:

•	all voting rights, other than voting rights required by law,

•	our obligation to repurchase the Senior Preferred Stock upon a change of control,

•	all redemption rights,

•	in the case of 14 1/4% Preferred Stock, all exchange rights, and

•	the following restrictive covenants applicable to each series of Senior Preferred Stock:

•	With respect to the 14 1/4% Preferred Stock:

•	The limitation on the incurrence of additional indebtedness;

•	The limitation on restricted payments;

•	The limitation on transactions with affiliates;

•	The limitation on preferred stock of subsidiaries; and

•	The requirement to provide reports to holders.

•	With respect to the 9 3/4% Preferred Stock:

•	The limitation on restricted payments;

•	The limitation on transactions with affiliates; and

•	The requirement to provide reports to holders; and

•	approve the Senior Issuance.

To approve the Proposed Amendments with respect to either series of Senior Preferred Stock, we must receive consents from holders of a majority of the outstanding shares of such series of Senior Preferred Stock and approval of a majority of the total voting power of our stockholders. To approve the Senior Issuance, we must receive consents from holders of a majority of the outstanding shares of each series of Senior Preferred Stock. If we do not receive consents from holders of more than 50% of each series of Senior Preferred Stock, we will issue the Series B Convertible Preferred Stock in the Exchange Offer. Furthermore, in order to issue the shares of Class D Common Stock upon conversion of the Series A Notes, Series A-1 Convertible Preferred Stock and Series B Convertible Preferred Stock, we must receive the approval of the majority of the total voting power of our stockholders to amend our certificate of incorporation to create a new Class D Common Stock and increase the number of authorized shares of our common stock.

The Paxson Stockholders, which as of the date of this offer to exchange, owned 15,455,062 shares of our Class A Common Stock and 8,311,639 shares of Class B Common Stock, representing approximately 61.82% of the total voting power of our stockholders, have agreed to vote in favor of, among other items, the Proposed Amendments and the Common Stock Amendment by executing a written consent in lieu of holding a meeting of stockholders. In addition, CIG has agreed to tender all 9,368.46875 shares of 14 1/4% Preferred Stock and all 262.33603 shares of 9 3/4% Preferred Stock that it holds in the Exchange Offer and to consent to the Proposed Amendments and the Senior Issuance with respect to these shares. As of the date of this offer to exchange, these shares represent 16.46% of the outstanding 14 1/4% Preferred Stock and 1.57% of the outstanding 9 3/4% Preferred Stock.

Under SEC rules, any actions that the holders of our voting stock approve by written consent, including the Proposed Amendments and the Common Stock Amendment, cannot become effective until 20 calendar days after we mail an Information Statement on Schedule 14C to the holders of our Class A Common Stock notifying them that our stockholders have executed a written consent approving, among other matters, the Proposed Amendments and the Common Stock Amendment. Provided we have received the written consent of the Paxson Stockholders to the Proposed Amendments and the Common Stock Amendment, we intend to mail the Information Statement on or about the expiration date of the Exchange Offer. If we receive sufficient consents from the holders of either series of Senior Preferred Stock to approve the Proposed Amendments with respect to such series, following the expiration of the 20-day period, the Proposed Amendments with respect to such series and the Common Stock Amendment will become effective upon filing with the Secretary of State of the State of Delaware. As a result, the securities issued in the Exchange Offer cannot be converted until 20 days after we mail the Information Statement.

For more complete information, we urge you to review the existing certificate of designation previously filed with the SEC and the proposed amended and restated certificate of designation for your series of Senior Preferred Stock, which are attached to this offer to exchange as Annex A and Annex B.

The execution of a letter of transmittal and consent in connection with the tenders of shares of Senior Preferred Stock in the Exchange Offer will also authorize the Exchange Agent to consent to the Proposed Amendments and the Senior Issuance on your behalf with respect to the shares tendered. Holders of shares of Senior Preferred Stock may not tender shares in the Exchange Offer without delivering consents.

If the Exchange Offer is not earlier extended, amended or terminated, we will, on the first business day following the expiration date, if no conditions to the Exchange Offer exist that have not been waived by CIG and us, in our reasonable discretion, accept for exchange all shares validly tendered and not properly withdrawn at 12:01 A.M., New York City time (or as promptly as practicable thereafter), by notifying DTC and the Exchange Agent of our acceptance. We will then issue a press release announcing that fact, and the securities to be issued in the Exchange Offer will be issued promptly after the expiration date of the Exchange Offer.

The term “expiration date” means 12:01 A.M., New York City time, on July 10, 2007, unless we extend the period of time for which the Exchange Offer is open, in which case the term “expiration date” means the latest time and date on which the Exchange Offer, as so extended, expires.

If the Exchange Offer expires or terminates without any shares of Senior Preferred Stock validly tendered and not validly withdrawn being accepted for exchange by us, promptly following the expiration or termination of the Exchange Offer, you will continue to hold your shares of Senior Preferred Stock. If the reason the Exchange Offer expires or terminates is that there exists a condition to the Exchange Offer that we choose not to waive and CIG chooses to waive, then we will engage in the Termination Exchange and be required to issue $546,988,119 principal amount of our Series B Notes that will rank senior in right of payment to your shares of Senior Preferred Stock as follows:

•	CIG will be entitled to exchange its 9,386.46875 shares of 14 1/4% Preferred Stock and 262.33603 shares of 9 3/4% Preferred Stock for $76,403,430 aggregate principal amount of Series B Notes.

•	NBC Palm Beach I will be entitled to exchange $375 million aggregate stated liquidation preference of the 11% Series B Preferred Stock that it currently holds for an equal principal amount of our Series B Notes.

•	CIG will be entitled to exchange $95,584,689 aggregate stated liquidation preference of Series C Non-Convertible Preferred Stock for an equal principal amount of our Series B Notes.

Conditions of the Exchange Offer

We are not obligated to accept for exchange shares of Senior Preferred Stock tendered pursuant to the Exchange Offer, if at any time on or after the date of this offer to exchange and prior to the expiration of the Exchange Offer, any of the following conditions shall exist:

(a) there is any litigation (i) challenging or seeking to make illegal, materially delay, restrain or prohibit the Exchange Offer, the acceptance for exchange of Senior Preferred Stock, or the consummation of the transactions contemplated by the Master Transaction Agreement; (ii) seeking to prohibit or materially limit our ownership or operation of all or any of our material businesses or assets, or requiring, as a result of the transactions contemplated by the Master Transaction Agreement, that we dispose of or hold separate all or any portion of our material businesses or assets, or (iii) which would have a material adverse effect;

(b) any governmental authority issues a final and nonappealable order or takes any action permanently restraining, enjoining or prohibiting or materially delaying or preventing the transactions contemplated by the Master Transaction Agreement;

(c) any law or governmental order becomes applicable to us or the transactions contemplated by the Master Transaction Agreement that results, directly or indirectly, in the consequences described within paragraph (a) above;

(d) any material adverse effect occurs;

(e) the cash tender offer commenced on May 4, 2007 for our Class A Common Stock has not closed (which offer closed on June 1, 2007);

(f) the Master Transaction Agreement has terminated;

(g) we, CIG and the NBCU Entities have agreed that we should terminate the Exchange Offer or postpone the acceptance for exchange of tendered Senior Preferred Stock;

(h) our representations and warranties in the Master Transaction Agreement are not accurate (to the extent failure to be accurate would reasonably be expected to have a material adverse effect); and

(i) we breach any of our covenants or agreements in the Master Transaction Agreement in any material respect.

We and CIG will, in our reasonable judgment, jointly determine whether any Exchange Offer conditions exist and whether any such conditions should be waived. If we determine not to waive an Exchange Offer condition, and CIG determines that no such condition exists or that such condition should be waived, the Exchange Offer will expire and we will be required to engage in the Termination Exchange. If we determine to waive an Exchange Offer condition, and CIG determines not to waive such condition, the Exchange Offer will expire and the Termination Exchange will not occur. The Exchange Offer conditions in paragraph (b) or (c) above cannot be waived and, if any such condition exists, the Exchange Offer cannot close, the Exchange

Offer will expire and no shares of Senior Preferred Stock will be accepted for exchange, and the Termination Exchange will not occur.

Extension, Termination and Amendment

The Master Transaction Agreement provides that we have the right to extend the Exchange Offer for (i) any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Exchange Offer, (ii) any period required to obtain required stockholder approval of the Proposed Amendments, or (iii) any period required by applicable law, regulation or other requirement of any governmental authority. During any such extension, all Senior Preferred Stock previously tendered and not properly withdrawn, and all related consents previously delivered and not properly revoked, will remain subject to the Exchange Offer, respectively, and subject to your right to withdraw your Senior Preferred Stock and revoke the related consents in accordance with the terms of the Exchange Offer.

Subject to the SEC’s applicable rules and regulations, we also reserve the right, at any time or from time to time, to:

•	with the prior written consent of CIG and NBCU, amend or make changes to the terms of the Exchange Offer including the conditions to the Exchange Offer;

•	delay our acceptance for exchange or our exchange of any Senior Preferred Stock pursuant to the Exchange Offer, regardless of whether we previously accepted Senior Preferred Stock for exchange, or to terminate the Exchange Offer and not accept for exchange or exchange any Senior Preferred Stock not previously accepted for exchange or exchanged, upon the determination that any of the conditions of the Exchange Offer or Consent Solicitation exist, as determined by us and CIG; and

•	with the prior written consent of CIG, waive any condition (subject to the limits on waiver described under “— Conditions of the Exchange Offer”).

We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 13e-4(d) and 13e-4(e) under the Exchange Act, which require that any material change in the information published, sent or given to the stockholders in connection with the Exchange Offer must be promptly sent to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to PR Newswire or another similar national news service.

If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required under the Exchange Act. If, prior to the expiration date, we decrease the percentage of Senior Preferred Stock being sought or increase or decrease the consideration offered to holders of Senior Preferred Stock, such increase or decrease will be applicable to all holders of the same series of Senior Preferred Stock whose shares of Senior Preferred Stock are accepted for exchange pursuant to the Exchange Offer, and if, at the time notice of any such increase or decrease is first published, sent or given to holders of Senior Preferred Stock, the Exchange Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Exchange Offer will be extended until the expiration of such ten business day period. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Exchange of Preferred Stock; Settlement

Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for exchange and will exchange, shares of Senior Preferred Stock validly tendered and not properly withdrawn promptly after the expiration date. In addition, subject to the applicable rules of the SEC, we expressly reserve the right to delay acceptance of, or the exchange of, shares of Senior Preferred Stock in order to comply with any applicable law.

For purposes of the Exchange Offer, we will be deemed to have accepted for exchange shares of Senior Preferred Stock validly tendered and not properly withdrawn as, if and when we notify DTC and the Exchange Agent of our acceptance of the tenders of shares pursuant to the Exchange Offer. Upon the terms and subject to the conditions of the offer to exchange, we will deliver the Series A Notes and shares of either Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock, as applicable, in exchange for shares of Senior Preferred Stock to the Exchange Agent who will act as agent for holders tendering certificated shares of Senior Preferred Stock for the purpose of receiving Series A Notes and either shares of Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock, as applicable, from us and transmitting such notes and stock to you (through a book-entry transfer with respect to Senior Preferred Stock tendered through book-entry transfer).

In all cases, delivery of the securities to be issued in the Exchange Offer in exchange for Senior Preferred Stock accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) the share certificates or confirmation of a book-entry transfer of the Senior Preferred Stock (a “Book-Entry Confirmation”) into the Exchange Agent’s account at DTC (the book-entry transfer facility) pursuant to the procedures set forth in “— Procedure for Tendering and Consenting”; (ii) the letter of transmittal and consent (or a manually signed photocopy), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the letter of transmittal and consent; and (iii) any other documents required by the letter of transmittal and consent.

The term “Agent’s Message” means a message, transmitted by DTC to and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering shares of Senior Preferred Stock that are the subject of this Book-Entry Confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and consent and that we may enforce this agreement against the participant.

If we do not accept any tendered shares of Senior Preferred Stock for exchange pursuant to the terms and conditions of the Exchange Offer for any reason, we will return certificates for such unexchanged shares of Senior Preferred Stock without expense to the tendering stockholder (or, in the case of shares of Senior Preferred Stock tendered through DTC, pursuant to the procedures set forth below under “— Procedure for Tendering and Consenting,” those shares of Senior Preferred Stock will be credited to an account maintained within DTC) as soon as practicable following expiration or termination of the Exchange Offer.

We will retain all the shares of Senior Preferred Stock that are validly tendered and accepted in the Exchange Offer. You will not be paid any accrued and unpaid dividends if you exchange your shares of Senior Preferred Stock pursuant to the Exchange Offer.

No additional compensation will be paid to our officers, directors or employees in connection with the Exchange Offer.

Procedure for Tendering and Consenting

Valid Tenders of Senior Preferred Stock.  In order for a stockholder validly to tender shares of Senior Preferred Stock pursuant to the Exchange Offer, the letter of transmittal and consent (or a manually signed photocopy), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the letter of transmittal and consent) and any other documents required by the letter of transmittal and consent must be received by the Exchange at the address set forth on the back cover of this offer to exchange and either (A) the share certificates evidencing tendered Senior Preferred Stock must be received by the Exchange Agent at this address or (B) the Senior Preferred Stock must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Exchange Agent, in each case prior to the expiration date.

The holder may change its election prior to the expiration date of the Exchange Offer by submitting to the Exchange Agent a properly completed and signed revised letter of transmittal and consent.

Book-Entry Transfer.  The Exchange Agent will establish an account with respect to the Senior Preferred Stock at DTC, the book-entry transfer facility, for purposes of the Exchange Offer within approximately two business days after the date of this offer to exchange. If a holder’s shares are held through a bank, broker or other nominee, the holder should instruct its bank, broker or other nominee to make the appropriate election on its behalf when they tender shares through DTC. The holder may change its election by causing a new Agent’s Message with revised election information to be transmitted through DTC. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Senior Preferred Stock by causing DTC to transfer those shares of Senior Preferred Stock into the Exchange Agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of Senior Preferred Stock may be effected through book-entry transfer at DTC, either the letter of transmittal and consent (or a manually signed photocopy), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the letter of transmittal and consent, and any other required documents, must, in any case, be received by the Exchange Agent at its address set forth on the back cover of this offer to exchange prior to the expiration date. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

If you own your shares through a broker, dealer or other nominee, and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker, dealer or nominee to determine whether any charges will apply. If you are the record owner of certificated Senior Preferred Stock and you tender your certificated shares directly to the Exchange Agent, you will not be obligated to pay any charges or expenses of the Exchange Agent or any brokerage commissions. Transfer taxes on the exchange of Senior Preferred Stock pursuant to the Exchange Offer, if any, will be paid by us.

Signature Guarantees and Stock Powers.  No signature guarantee is required on the letter of transmittal and consent (i) if the letter of transmittal and consent is signed by the registered holder(s) (which term, for purposes of this section, includes any participant in DTC’s system whose name appears on a security position listing as the owner of the Senior Preferred Stock) of the Senior Preferred Stock tendered, unless the holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the letter of transmittal and consent or (ii) if the shares of Senior Preferred Stock are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or any other ”eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act (each an ”Eligible Institution”). In all other cases, all signatures on a letter of transmittal and consent must be guaranteed by an Eligible Institution. See Instructions to the letter of transmittal and consent. If a share certificate is registered in the name of a person or persons other than the signer of the letter of transmittal and consent, or if payment is to be made or delivered to, or a share certificate not accepted for exchange or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the share certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the share certificate, with the signature(s) on the share certificate or stock powers guaranteed by an Eligible Institution as provided in the letter of transmittal and consent. See Instructions to the letter of transmittal and consent.

Notwithstanding any other provision of this offer to exchange, exchange of Senior Preferred Stock accepted pursuant to the Exchange Offer will in all cases only be made after timely receipt by the Exchange Agent of (i) certificates evidencing the Senior Preferred Stock or a Book-Entry Confirmation of a book-entry transfer of the Senior Preferred Stock into the Exchange Agent’s account at DTC pursuant to the procedures set forth in this section; (ii) the letter of transmittal and consent (or a manually signed photocopy), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the letter of transmittal and consent; and (iii) any other documents required by the letter of transmittal and consent.

The method of delivery of share certificates, the letter of transmittal and all other required documents, including delivery through DTC, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Exchange Agent (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Effects of Tenders and Consents

By tendering your shares and delivering your consent as set forth above, you irrevocably appoint the Exchange Agent and its designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of Senior Preferred Stock tendered and accepted for exchange by us. Such appointment will be automatically revoked if we do not accept for exchange shares of Senior Preferred Stock that you have tendered. All such proxies shall be considered coupled with an interest in the tendered shares of Senior Preferred Stock and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies given by you will be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective). The Exchange Agent will, with respect to the shares of Senior Preferred Stock for which the appointment is effective, be empowered to consent to the Proposed Amendments and the Senior Issuance with respect to your shares of Senior Preferred Stock tendered in the Exchange Offer immediately prior to our acceptance for exchange of the shares of the Senior Preferred Stock that you have tendered. If the Exchange Offer is terminated or withdrawn, the Proposed Amendments will not become effective and will have no effect on the Senior Preferred Stock. In addition, the Senior Issuance will not become effective and, accordingly, no shares of Series A-1 Convertible Preferred Stock, Series A-2 Non-Convertible Preferred Stock or Series A-3 Convertible Preferred Stock will be issued in the exchange transactions.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Senior Preferred Stock and grant of consent in the Consent Solicitation, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of shares of Senior Preferred Stock and grants of consent in the Consent Solicitation determined by us not to be in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. Subject to the applicable rules and regulations of the SEC and the terms of the Master Transaction Agreement, we also reserve the absolute right to waive any of the conditions of the Exchange Offer, or any defect or irregularity in the tender of any shares of Senior Preferred Stock or grant of consent in the Consent Solicitation. No tender of shares of Senior Preferred Stock or grant of consent in the Consent Solicitation will be deemed to have been made until all defects and irregularities in the tender of such shares or grant of consent in the Consent Solicitation have been cured or waived. Neither we, the Exchange Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of Senior Preferred Stock or grant of consent in the Consent Solicitation or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Exchange Offer (including the letter of transmittal and consent and instructions thereto) will be final and binding.

The tender of shares of Senior Preferred Stock and grant of consent, pursuant to any of the procedures described above, will constitute a binding agreement between you and us upon the terms and subject to the conditions of the Exchange Offer.

Withdrawal of Tenders and Revocation of Consents

You may validly withdraw shares of Senior Preferred Stock that you tender at any time prior to the expiration date of the Exchange Offer, which is 12:01 A.M., New York City time, on July 10, 2007, unless we extend it. In addition, if not previously returned, you may withdraw any shares of Senior Preferred Stock that you tender that are not accepted by us for exchange after the expiration of 40 business days after the commencement of the Exchange Offer.

A proper withdrawal of tendered shares of Senior Preferred Stock prior to the expiration date will be deemed a valid revocation of the related consent. A holder may not validly revoke a consent unless such holder validly withdraws the previously tendered shares.

For a withdrawal to be effective, you must deliver a written notice of withdrawal to the Exchange Agent at the appropriate address specified on the back cover of this offer to exchange prior to the expiration date or, if your shares are not previously accepted by us, after the expiration of 40 business days after the commencement of the Exchange Offer. Any notice of withdrawal must identify the beneficial owner of the shares of Senior Preferred Stock to be withdrawn, including the name of the beneficial owner of the shares of Senior Preferred Stock, the name of the person who tendered the shares of Senior Preferred Stock, if different, and the number of shares of Senior Preferred Stock to be withdrawn. Your notice of withdrawal must comply with the requirements set forth in this offer to exchange. If you tendered Senior Preferred Stock pursuant to the procedures for a book-entry transfer, a withdrawal of shares of Senior Preferred Stock and revocation of the related consent will only be effective if you comply with the appropriate DTC procedures prior to the expiration date of the Exchange Offer or, if your shares are not previously accepted by us, after the expiration of 40 business days after the commencement of the Exchange Offer.

If we extend the Exchange Offer, are delayed in our acceptance of the shares of Senior Preferred Stock for exchange or are unable to accept shares of Senior Preferred Stock pursuant to the Exchange Offer for any reason, then, without prejudice to our rights under the Exchange Offer, the Exchange Agent may retain tendered shares of Senior Preferred Stock, and those shares of Senior Preferred Stock may not be withdrawn, nor the related consents revoked, except as otherwise provided in this offer to exchange, subject to provisions under the Exchange Act that provide that an issuer making an exchange offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the exchange offer.

All questions as to the validity, form and eligibility, including time or receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties. Any shares of Senior Preferred Stock withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no exchange consideration will be issued in exchange, unless the shares of Senior Preferred Stock so withdrawn are validly re-tendered. Properly withdrawn shares of Senior Preferred Stock may be re-tendered by following the procedures described above under “— Procedure for Tendering and Consenting” at any time prior to the expiration date of the Exchange Offer.

Neither we, the Exchange Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any shares of Senior Preferred Stock properly withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer.

Security Ownership

Except as otherwise described in this offer to exchange, neither we nor, to the best of our knowledge, any of our executive officers, directors, affiliates, or subsidiaries nor, to the best of our knowledge, any of our or our subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, (a) owns any Senior Preferred Stock or (b) has effected any transactions involving the shares of Senior Preferred Stock during the 60 days prior to the date of this offer to exchange.

Appraisal Rights

You do not have appraisal rights in connection with the Exchange Offer.

Certain Legal and Regulatory Matters

Except as set forth in this offer to exchange, we are not aware of any material filing, approval or other action by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of Senior Preferred Stock. We intend to make all required filings under the Securities Act and the Exchange Act.

Accounting Treatment

The difference between the fair value of the consideration transferred to holders of Senior Preferred Stock and the carrying value of the Senior Preferred Stock at the time of the exchange will be reflected in our net loss applicable to common stockholders, and will affect the calculation of basic and diluted loss per common share in the period that the Exchange Offer and Consent Solicitation occurs. As of May 31, 2007, the carrying value of the Senior Preferred Stock was $831.6 million.

Financing of the Exchange Offer

The shares of Series A-1 Convertible Preferred Stock and Series B Convertible Preferred Stock that may be issued in the Exchange Offer, as applicable, will be available from our authorized but unissued shares of preferred stock, and the Series A Notes that may be issued in the Exchange Offer will be issued pursuant to the terms of the Series A Notes Indenture.

Subsequent Repurchases of Shares of Senior Preferred Stock

Whether or not the Exchange Offer is consummated, subject to the applicable covenant restrictions contained in the relevant debt and preferred stock instruments, we or our affiliates may from time to time acquire shares of Senior Preferred Stock, other than pursuant to the Exchange Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the amount to be paid pursuant to the Exchange Offer and could be paid in cash or other consideration not provided for in this Exchange Offer.

Exchange Agent

We have retained American Stock Transfer & Trust Company to act as Exchange Agent. We will pay American Stock Transfer & Trust Company reasonable and customary compensation for its services in connection with the Exchange Offer, reimburse it for its reasonable out-of-pocket expenses and indemnify it against certain liabilities and expenses in connection with the Exchange Offer, including liabilities under federal securities laws.

Information Agent

D.F. King & Co., Inc. is serving as Information Agent in connection with the Exchange Offer. The Information Agent will assist with the mailing of this offer to exchange and related materials to holders of Senior Preferred Stock, respond to inquiries of and provide information to holders of shares of Senior Preferred Stock in connection with the Exchange Offer, and provide other similar advisory services as we may request from time to time. Questions regarding the terms of the Exchange Offer, and requests for additional copies of the Exchange Offer and any other required documents, should be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this offer to exchange.

Expenses

We will bear the fees and expenses of soliciting tenders for the Exchange Offer, including reimbursement of the reasonable and customary fees and expenses incurred by nominees in transmitting this offer to exchange (and related materials) to their clients who are the beneficial owners.

THE MASTER TRANSACTION AGREEMENT

The Exchange Offer is being made pursuant to the Master Transaction Agreement. We refer to the transactions contemplated by the Master Transaction Agreement as the “Transactions”. The following is a summary of the material provisions of the Master Transaction Agreement. The summary does not purport to be complete. A copy of the Master Transaction Agreement is filed as an exhibit to the Schedule TO filed with the SEC on June 8, 2007, and may be obtained in the manner set forth below under the heading, “Where You Can Find More Information.” You are encouraged to read the full text of the Master Transaction Agreement for a complete understanding of the matters summarized below.

The Class A Common Stock Tender Offer

As required by the Master Transaction Agreement, on May 4, 2007 (the “Commencement Date”), CIG commenced a cash tender offer to purchase any and all outstanding shares of our Class A Common Stock at a price of $1.46 net per share (the “Class A Common Stock Tender Offer”). The initial offering period of the Class A Common Stock Tender Offer expired at 12:00 midnight, New York City time, on June 1, 2007, at which time approximately 40,550,552 shares representing approximately 61.5% of the Class A Common Stock outstanding had been validly tendered and accepted. These shares represent approximately 86.0% of the shares of our Class A Common Stock held by stockholders other than CIG and the Paxson Stockholders, and, taken together with the 2,724,207 shares held by CIG prior to the tender offer and the 15,455,062 shares held by the Paxson Stockholders that CIG is purchasing pursuant to a Call Agreement, represent approximately 89.1% of the outstanding shares of our Class A Common Stock. On June 4, 2007, CIG announced that it commenced a subsequent offering period that will expire at 5:00 p.m., New York City time, on June 15, 2007.

The Call Right

As required by the Master Transaction Agreement, on the Commencement Date, NBC Palm Beach II assigned to CIG all of NBC Palm Beach II’s rights and obligations under the Call Agreement, including the Call Right to acquire the Call Shares held by the Paxson Stockholders. Immediately following such assignment, CIG exercised the Call Right. Pursuant to the Call Agreement, the obligation of the Paxson Stockholders to deliver the Call Shares (the “Call Closing”) to CIG is conditioned on the completion of the Class A Common Stock Tender Offer, the payment of the exercise price of $0.25 per share of Class A Common Stock and $0.29 per share of Class B Common Stock, and the receipt of required regulatory approvals, including approval by the FCC.

Between the completion of the Class A Common Stock Tender Offer and the Call Closing, CIG has the right to designate two members of our Board. In addition, in the event that any member of the Board (other than any member appointed by the holders of Senior Preferred Stock) ceases for any reason to serve as a director, CIG will have the right to designate a director to fill any such vacancy. On May 9, 2007, we announced that W. Lawrence Patrick, chairman of our Board, intended to announce his resignation from the Board on June 18, 2007. Mr. Patrick did not specify an effective date for his resignation, but it is presently expected to be at the end of August 2007. If Mr. Patrick’s resignation becomes effective between the completion of the Class A Common Stock Tender Offer and the Call Closing, CIG will have the contractual right to designate his replacement.

Delisting and Deregistration

The Master Transaction Agreement provides that, following the completion of the Class A Common Stock Tender Offer, we shall, to the extent permitted by law, delist the shares of Class A Common Stock from the American Stock Exchange and deregister the shares of Class A Common Stock under the Exchange Act.

Additional Investment by CIG

As required by the Master Transaction Agreement, on the Commencement Date, CIG purchased, for cash, $100,000,000 of Series B Notes. Upon the closing or expiration of the Exchange Offer, CIG will purchase, for cash, up to an additional $15,000,000 of the Series B Notes, not to exceed the amount of expenses that we incurred in connection with the Transactions. The amount of Series B Notes we will issue to CIG is limited by restrictions under our Senior Debt that, depending upon the outcome of the Exchange Offer and the Contingent Exchange, and whether the Termination Exchange occurs, could reduce the amount of additional Series B Notes that we could issue to as little as approximately $3,000,000.

New Preferred Stock and Commencement Date Exchange

As required by the Master Transaction Agreement, we have authorized the following new series of preferred stock:

•	Series A-1 Convertible Preferred Stock

•	Series A-2 Non-Convertible Preferred Stock

•	Series A-3 Convertible Preferred Stock

•	Series B Convertible Preferred Stock

•	Series C Non-Convertible Preferred Stock

•	Series C Convertible Preferred Stock

•	Series D Convertible Preferred Stock

•	Series E-1 Convertible Preferred Stock

•	Series E-2 Convertible Preferred Stock

•	Series F Non-Convertible Preferred Stock

On the Commencement Date, we exchanged $210 million aggregate stated liquidation preference of newly-issued Series F Non-Convertible Preferred Stock for an equal aggregate stated liquidation preference of the 11% Series B Preferred Stock held by NBC Palm Beach I. On the same day, NBC Palm Beach I, in turn, transferred the Series F Non-Convertible Preferred Stock to CIG.

The Exchange Offer

The Master Transaction Agreement requires us, as soon as reasonably practicable following the Commencement Date, to launch the Exchange Offer.

Other Exchanges

Exchange of 11% Series B Preferred Stock.  Promptly following the closing of the Exchange Offer or immediately prior to the Contingent Exchange, as applicable, NBC Palm Beach I will exchange with us all the remaining 11% Series B Preferred Stock it holds, including its right to all accrued and unpaid dividends thereon, for:

•	$31,070,000 aggregate stated liquidation preference of Series E-1 Convertible Preferred Stock;

•	NBCU Option II (as defined in “— Agreements and Additional Transactions Contemplated by the Master Transaction Agreement”); and

•	Series D Convertible Preferred Stock with an aggregate stated liquidation preference equal to $21,070,000 less than the aggregate stated liquidation preference of the 11% Series B Preferred Stock so exchanged.

Exchange of Series F Non-Convertible Preferred Stock.  Promptly following the closing of the Exchange Offer or immediately prior to the Contingent Exchange, as applicable, CIG will exchange:

•	$95,584,689 aggregate stated liquidation preference of Series F Non-Convertible Preferred Stock (transferred by NBC Palm Beach I to CIG on the Commencement Date) with us for $95,584,689 aggregate stated liquidation preference of (a) Series A-2 Non-Convertible Preferred Stock or (b), if 50%

or less of either series of Senior Preferred Stock tender in the Exchange Offer and, as a result, we do not receive the requisite approvals of the Proposed Amendments and Senior Issuance, Series C Non-Convertible Preferred Stock; and

•	$114,961,259 aggregate stated liquidation preference of Series F Non-Convertible Preferred Stock for $200,000,000 aggregate stated liquidation preference of Series E-2 Convertible Preferred Stock.

Exchange of Series A-2 Non-Convertible Preferred Stock or Series C Non-Convertible Preferred Stock.  Promptly following the Call Closing, CIG will be entitled to exchange the Series C Non-Convertible Preferred Stock or Series A-2 Non-Convertible Preferred Stock, as the case may be, received upon the exchange of the Series F Non-Convertible Preferred Stock described above, for Series C Convertible Preferred Stock with an equal aggregate stated liquidation preference. If the Call Closing does not occur before the deadline set forth in the Call Agreement or the FCC approval for CIG’s acquisition of the Call Shares is denied, NBC Palm Beach I will exchange its Series B Notes, if any, received in the Contingent Exchange with CIG for an equal aggregate stated liquidation preference of Series A-2 Non-Convertible Preferred Stock or Series C Non-Convertible Preferred Stock, as the case may be. To the extent either of CIG or NBC Palm Beach I holds any Series A-2 Non-Convertible Preferred Stock or Series C Non-Convertible Preferred Stock after such exchange, it will be entitled to exchange with us any Series A-2 Non-Convertible Preferred Stock for an equal aggregate stated liquidation preference of Series A-3 Convertible Preferred Stock and any Series C Non-Convertible Preferred Stock for an equal aggregate stated liquidation preference of Series C Convertible Preferred Stock.

The Reverse Stock Split

The Master Transaction Agreement requires us to combine our outstanding shares of common stock into a lesser number of shares (the “Reverse Stock Split”) promptly following the Call Closing. The consummation of the Reverse Stock Split is conditioned, among other things, upon:

•	the Class A Common Stock Tender Offer being completed;

•	the approval of the Reverse Stock Split by the requisite vote of the holders of common stock outstanding and entitled to vote on the matter;

•	receipt of FCC approval for CIG’s acquisition of the Call Shares;

•	no law, regulation or other requirement of any governmental authority making the Reverse Stock Split illegal being in effect; and

•	the Call Closing having occurred.

Assuming completion of the sale of the Paxson Stockholders’ shares to CIG, CIG will have the voting power to approve the Reverse Stock Split.

In the Reverse Stock Split, each share of Class A Common Stock issued and outstanding shall be converted into and become such fraction of a fully paid and nonassessable share of Class A Common Stock as shall be determined by CIG, the NBCU Entities and us, such that each holder of shares of Class A Common Stock, other than CIG, would be eligible to receive, in respect of all its shares of Class A Common Stock, less than a whole share of Class A Common Stock upon completion of the Reverse Stock Split. If, however, CIG does not own the greatest number of shares of Class A Common Stock immediately prior to the Reverse Stock Split, the applicable ratio for converting the shares of Class A Common Stock will be such that every holder of shares of Class A Common Stock (including CIG) would be entitled to receive, in respect of all its shares of Class A Common Stock, less than a whole share of Class A Common Stock upon completion of the Reverse Stock Split. No fractional shares of our Class A Common Stock shall be issued in connection with the Reverse Stock Split, and all holders who would otherwise be entitled to receive less than a whole share of Class A Common Stock will receive an amount in cash equal to the number of shares of Class A Common Stock held immediately prior to the Reverse Stock Split multiplied by the per-share price paid in the Class A Common Stock Tender Offer. Immediately prior to the Reverse Stock Split, CIG shall make a capital contribution to us in the amount necessary to make any payments required to be made to our security holders in connection with the Reverse Stock Split.

Each share of Class B Common Stock issued and outstanding at the time of the Reverse Stock Split will be converted into and become a fractional number of fully paid and nonassessable shares of Class B Common Stock pursuant to the same ratio that is applied to the shares of Class A Common Stock. Fractional shares of Class B Common Stock will remain outstanding after the Reverse Stock Split and we will issue new stock certificates for such fractional shares.

Stockholders’ Meetings

Under the Master Transaction Agreement, we must hold a stockholders’ meeting no later than June 30, 2007 to:

•	approve the Proposed Amendments;

•	increase the number of authorized shares of Class A Common Stock and Class C Common Stock;

•	create a new class of common stock to be designated Class D Non-Voting Common Stock, par value $0.001 per share; and

•	approve issuance of the shares issuable upon the conversion of various instruments to comply with the rules of the American Stock Exchange.

At the meeting, CIG is required to vote (or cause to be voted) all shares of Class A Common Stock that it and its subsidiaries have the power to vote in favor of the above proposals. If the Paxson Stockholders consent in writing to each of the matters set forth above, we are not required to hold the stockholders’ meeting, but we can take action by written consent. We anticipate that the Paxson Stockholders will execute a written consent approving the above amendments on the expiration date of the Exchange Offer.

The Master Transaction Agreement requires that we hold an additional stockholders’ meeting as promptly as practicable following the Call Closing to approve the Reverse Stock Split. At this additional meeting, CIG is required to vote (or cause to be voted) all shares of Class A Common Stock that it and its subsidiaries have the power to vote in favor of the Reverse Stock Split.

Exclusivity

The Master Transaction Agreement provides that we, our subsidiaries, our directors, officers, employees and representatives, and the directors, officers, employees and representatives of our subsidiaries cannot:

•	take any action to facilitate any inquiries or the making of any proposal or offer that may reasonably be expected to lead to any merger, consolidation, sale, lease, exchange, transfer or other disposition of all or a substantial part of our assets, any sale, exchange, transfer or other disposition of 15% or more of any class of our equity securities or those of any subsidiary, any tender offer or exchange offer that would result in any person owning 15% or more of any class of our equity securities or those of any subsidiary or similar transaction (other than the Transactions), or any solicitation in opposition to approval and adoption of the Transactions, or any other transaction the consummation of which would reasonably be expected to prevent, materially delay or otherwise interfere with the Transactions (a “Competing Transaction”);

•	negotiate or obtain a proposal or offer for a Competing Transaction;

•	agree to, approve or endorse any Competing Transaction; or

•	enter into any agreement relating to a Competing Transaction.

We have agreed to promptly notify CIG and the NBCU Entities of the existence of, material terms of, and identity of any person making any proposal or contact regarding a Competing Transaction. We have also undertaken to immediately cease any existing discussions or negotiations regarding a Competing Transaction, and not to release any person from any confidentiality or standstill agreement. Under certain conditions, however, on or prior to the closing or expiration of the Exchange Offer, the Board may furnish information to, or enter into discussions with a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction and, at any time following the Commencement Date, the Board may withdraw or modify its recommendation relating to the tender offer for the Class A Common Stock (which closed on June 1, 2007) or any actions to be taken at the two stockholders’ meetings if the Board determines that any such action is required to comply with its fiduciary obligations under applicable law and may recommend a Competing Transaction to comply with Rule 14d-9 of the Exchange Act.

Except as otherwise provided in the Master Transaction Agreement, the Board may not withdraw or modify its approval or recommendation relating to the transactions contemplated by the Master Transaction Agreement and the related documents or approve or recommend any Competing Transaction.

Waiver from Senior Lenders

The Master Transaction Agreement provides that, if we have not entered into arrangements reasonably satisfactory to CIG providing for a third party to purchase any and all of our outstanding Senior Debt as to which the holders thereof elect to exercise any right they may have to require us to repurchase such Senior Debt as a result of the Transactions, we must use our reasonable best efforts to obtain a waiver of any such right from the holders of at least a majority in aggregate principal amount of each class of the Senior Debt outstanding at the time of the waiver. If the waiver is not obtained prior to the closing of the Exchange Offer or the closing of the Contingent Exchange, the Transactions shall, prior to the Call Closing, be amended and restructured so that the NBCU Entities retain at least $250,000,000 aggregate liquidation preference of 11% Series B Preferred Stock until the waiver is obtained or no longer required.

Non-Solicitation of R. Brandon Burgess

The Master Transaction Agreement provides that, for a period of five years from May 3, 2007, the NBCU Entities and their affiliates shall not, directly or indirectly, (i) induce or attempt to induce R. Brandon Burgess (“Mr. Burgess”), our Chief Executive Officer and President, to terminate his employment by us or in any way intentionally interfere with the relationship between Mr. Burgess and us or (ii) to the extent such restriction does not violate applicable law, engage Mr. Burgess for any purposes (e.g., as an employee, consultant or otherwise). Clause (ii) shall not apply to any engagement by the NBCU Entities or their affiliates of Mr. Burgess that was not a result of any inducement or attempted inducement of Mr. Burgess by any of the NBCU Entities or their affiliates to terminate his employment by us or any interference with the relationship between Mr. Burgess and us, if such engagement occurs no earlier than 12 months after the date Mr. Burgess is no longer employed by us.

Agreements and Additional Transactions Contemplated by the Master Transaction Agreement

Pursuant to the Master Transaction Agreement, we entered into the following agreements and documents on the Commencement Date:

•	an Indenture between us and The Bank of New York Trust Company, N.A. (the “Series B Notes Indenture”);

•	the NBCU Option II (as defined in “— Agreements and Additional Transactions Contemplated by the Master Transaction Agreement”);

•	a Class A Common Stock Purchase Warrant issued by us to CIG (the “Warrant”);

•	a Stockholders’ Agreement between us, CIG and NBCU (the “New Stockholders’ Agreement”);

•	a Registration Rights Agreement between us, CIG and the NBCU entities (the “Series B Subordinated Debt Registration Rights Agreement”); and

•	a Registration Rights Agreement between us, CIG and NBCU (the “New Registration Rights Agreement”).

The following is a summary of the material provisions of the documents listed above. The summary does not purport to be complete. Copies of these documents are filed as exhibits to the Schedule TO filed with the SEC on June 8, 2007 and may be obtained in the manner set forth below under the heading, “Where You Can Find More Information.”

Series B Notes Indenture.  On the Commencement Date, we issued and sold to CIG $100.0 million aggregate principal balance of Series B Notes under the Series B Notes Indenture for gross proceeds to us of $100.0 million in cash. The Series B Notes are mandatorily convertible senior subordinated notes bearing interest at an 11% annual simple interest rate. The Series B Notes require quarterly interest payments in January, April, July, and October of each year, with the first interest payment date being July 31, 2007. We have the option to pay interest on the Series B Notes either (i) entirely in cash or (ii) by deferring the payment of all such interest to any subsequent interest payment date. The Series B Notes Indenture contains customary covenants and includes a covenant restricting our ability to incur additional debt, other than specified types of permitted debt, unless after giving effect to the incurrence of such additional debt and the application of the proceeds thereof, our ratio of total debt to consolidated EBITDA would be less than 8.5 to 1.0. Holders of Series B Notes have the right to require us to repay these obligations following the occurrence of certain events of default. We do not have the right to redeem the Series B Notes until the final maturity date of July 31, 2013.

NBCU Option II.  Pursuant to a call agreement between us and NBC Palm Beach I (the “NBCU Option II”), we granted to NBC Palm Beach I, effective as of the Call Closing, an irrevocable right to purchase 26,688,361 shares of Class B Common Stock. In exchange for the option, NBC Palm Beach I will surrender and deliver on the Call Closing shares of 11% Series B Preferred Stock it owns, in an amount representing aggregate accrued and unpaid dividends on the 11% Series B Preferred Stock as determined in accordance with the Master Transaction Agreement. The exercise price of the option is $0.50 per share of Class B Common Stock, payable in cash. The option is exercisable at any time during the five-year period beginning on the Call Closing and will automatically renew for additional five-year periods. The holder of NBCU Option II may exercise the option at any time subject to FCC regulations and any other required governmental approvals. The NBCU Option II is freely transferable, subject to compliance with the applicable rules and regulations of the FCC and the SEC.

The Warrant.  Under the Warrant, CIG will have the right to purchase up to 100,000,000 shares of Class A Common Stock at an exercise price of $0.75 per share, payable in cash. The term of the Warrant is seven years beginning on the date of the closing of the Exchange Offer.

New Stockholders’ Agreement.  The New Stockholders’ Agreement provides that, from and after the Call Closing (the “Effective Date”), the Board shall be comprised of 13 directors or such other number of directors as the Board may determine (subject to the approval rights described below). For so long as CIG and its affiliates hold the majority of the outstanding voting power of ION, CIG has the right to designate seven directors. If CIG and its affiliates hold less than 50% but more than 20% of the outstanding voting power, CIG has the right to designate two directors. If NBCU and its affiliates hold more than 20% of the outstanding voting power, they will be entitled to designate two directors, and if they hold a majority of such voting power, they will have the right to designate seven directors.

The New Stockholders’ Agreement also provides that, from and after the Effective Date, so long as either NBCU (together with its affiliates) or CIG (together with its affiliates) holds at least 25% of the voting power of ION, each such stockholder (an “Approval Stockholder”) is entitled to approve certain actions involving us, including, among other actions:

•	the adoption of any shareholder rights plan;

•	entering into a material agreement that would be adverse to either CIG or the NBCU Parties;

•	entering into any agreement regarding the digital spectrum of any of our television stations, except for certain short-term agreements;

•	an action that would cause certain media assets to be attributable to CIG (or its affiliates) or NBCU (or its affiliates) under FCC regulations;

•	the adoption of our annual operating budget;

•	material amendments to the certificate of incorporation;

•	a sale of the primary operating assets of, or a FCC license of, any of our television stations serving a top 50 market;

•	certain material sales of assets, acquisitions and mergers or business combination transactions;

•	certain issuances, splits and reclassifications of our stock;

•	entering into material employment contracts;

•	entering into certain joint sales, joint services, time brokerage, local marketing or similar agreements;

•	increasing the size of the Board; and

•	a bankruptcy filing.

The New Stockholders’ Agreement also provides that, from and after the Effective Date, (a) NBCU will have a right of first offer on the sale of any of our television stations serving a top 50 market and (b) the Approval Stockholders will have certain preemptive rights in respect of sales of common stock or common stock equivalents by us.

Upon closing of the Class A Common Stock Tender Offer (if CIG owns a majority of the outstanding Class A Common Stock following the offer), we have certain other obligations to CIG and NBCU under the New Stockholders’ Agreement, including various affirmative covenants and reporting obligations as more specifically described therein.

Series B Subordinated Debt Registration Rights Agreement.  The Series B Subordinated Debt Registration Rights Agreement provides for certain registration rights for the benefit of CIG and the NBCU Entities after an initial public offering of a class of our equity securities. We have agreed that upon demand of CIG, the NBCU Entities or holders of a majority of the Series B Notes, we will file a shelf registration statement with the SEC, under the Securities Act, to cover resales of the Series B Notes.

The New Registration Rights Agreement.  The New Registration Rights Agreement provides for certain registration rights for the benefit of NBCU and CIG after an initial public offering of a class of our equity securities. Upon the demand of NBCU or CIG, we will register (under the Securities Act) shares of Class A and Class D Common Stock that are outstanding or issued on the basis of a conversion of the Series A Notes, the Series B Notes, the Series A-1 Convertible Preferred Stock, the Series A-3 Convertible Preferred Stock, the Series B Convertible Preferred Stock, the Series C Convertible Preferred Stock or the Series D Convertible Preferred Stock. In addition, NBCU and CIG have the right to “piggy-back” on our registration statement in certain circumstances.

Board Representation

Pursuant to the Master Transaction Agreement, from and after the closing of the Class A Common Stock Tender Offer but prior to the Call Closing, CIG has the right to designate two directors to our Board. In addition, in the event any member of the Board, other than any member appointed by the holders of Senior Preferred Stock, ceases for any reason to serve as our director, CIG has the contractual right to designate a director to fill such vacancy.

MARKET FOR THE PREFERRED STOCK AND CLASS A COMMON STOCK

Preferred Stock

The Senior Preferred Stock is not listed on any national or regional securities exchange or reported on a national quotation system. There is no established trading market for the Senior Preferred Stock and the Senior Preferred Stock trades sporadically and on a limited basis. To the extent that the Senior Preferred Stock is traded, prices of the Senior Preferred Stock may fluctuate greatly depending on the trading volume and the balance between buy and sell orders, and, therefore, the last reported sales price may not necessarily reflect the market value of the Senior Preferred Stock. Holders are urged to obtain current information with respect to the market prices for the Senior Preferred Stock.

Class A Common Stock

Our Class A Common Stock is currently listed on the American Stock Exchange under the symbol “ION.” The following table sets forth, for the periods indicated, the high and low sales prices per share for our Class A Common Stock.

	2007(1)		2006		2005
	High	Low	High	Low	High	Low

First Quarter	$1.43	$0.50	$0.98	$0.87	$2.15	$0.48
Second Quarter	$1.50	$1.18	0.94	0.83	1.56	0.53
Third Quarter			1.00	0.78	0.65	0.42
Fourth Quarter			0.83	0.40	1.15	0.37

(1)	Through June 6, 2007.

On June 6, 2007, the closing sale price of our Class A Common Stock on the American Stock Exchange was $1.45 per share.

Following the completion of subsequent offering period of the Class A Common Stock Tender Offer, there may be so few remaining stockholders that our Class A Common Stock will no longer be eligible to be traded on the American Stock Exchange or any other securities exchange, so there may not be an active public trading market for our Class A Common Stock, and we may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. In any event, following the Reverse Stock Split, we shall, to the extent permitted by law, delist the shares of Class A Common Stock from the American Stock Exchange and deregister the shares of Class A Common Stock under the Exchange Act.

COMPARISON OF RIGHTS BETWEEN THE SENIOR PREFERRED STOCK AND THE SERIES A-1
CONVERTIBLE PREFERRED STOCK, SERIES B CONVERTIBLE PREFERRED STOCK, CLASS D
COMMON STOCK AND SERIES A NOTES

The following briefly summarizes the material differences between the rights of holders of Senior Preferred Stock as presently in effect (prior to adoption of the Proposed Amendments) and holders of shares of the Series A-1 Convertible Preferred Stock, Series B Convertible Preferred Stock, Class D Common Stock and Series A Notes to be issued in the Exchange Offer. This summary is not a complete discussion of, and is qualified in its entirety by reference to, our amended and restated certificate of incorporation, by-laws, the applicable certificates of designation and the Series A Notes Indenture. We urge you to read these documents for a more complete understanding of the differences between the Senior Preferred Stock and the newly-issued Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock, as the case may be, Class D Common Stock and Series A Notes.

Governing Document

Senior Preferred Stock:  As a holder of either the 14 1/4% Preferred Stock or the 9 3/4% Preferred Stock, your rights are currently set forth in, and you may enforce your rights under, the applicable certificate of designation, and our certificate of incorporation, by-laws, and Delaware law. Certain provisions of these documents are proposed to be amended by the Consent Solicitation.

Series A-1 Convertible Preferred Stock:  Holders of shares of Series A-1 Convertible Preferred Stock will have their rights set forth in, and may enforce their rights under, the applicable certificate of designation, our amended and restated certificate of incorporation and by-laws, and Delaware law.

Series B Convertible Preferred Stock:  Holders of shares of Series B Convertible Preferred Stock will have their rights set forth in, and may enforce their rights under, the applicable certificate of designation, our amended and restated certificate of incorporation and by-laws, and Delaware law.

Class D Common Stock:  Holders of shares of Class D Common Stock will have their rights set forth in, and may enforce their rights under, our amended and restated certificate of incorporation and by-laws and Delaware law.

Series A Notes:  Holders of Series A Notes will have their rights set forth in, and may enforce their rights under, the Series A Notes Indenture.

Dividends and Interest

Senior Preferred Stock:

14 1/4% Preferred Stock.  The certificate of designation for the 14 1/4% Preferred Stock provides that holders are entitled to receive dividends at an annual rate of 13 1/4% of the liquidation preference per share, payable semi-annually and accumulating from the original issue date. We may, at our option, pay dividends either in cash or by the issuance of additional shares of 14 1/4% Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. The certificate of designation further provides that, if dividends for any period after May 15, 2003 are not paid in cash, the dividend rate will increase to 14 1/4% per year for that dividend payment period. Because we elected to continue to pay dividends in additional shares, the dividend rate increased to 14 1/4% after May 15, 2003 in accordance with the terms of the security.

For the years ended December 31, 2006, 2005 and 2004, we paid dividends of approximately $37.9 million, $68.3 million and $59.6 million, respectively, by the issuance of additional shares of 14 1/4% Preferred Stock. Accrued 14 1/4% Preferred Stock dividends aggregated approximately $50.7 million and $9.5 million at December 31, 2006 and 2005, respectively. No dividends have been declared on the 14 1/4% Preferred Stock since May 15, 2006, though dividends continue to accrue at a rate of 14 1/4% for purposes of the preferential amounts that holders would be entitled to receive in a liquidation of our company.

9 3/4% Preferred Stock.  The certificate of designation for the 9 3/4% Preferred Stock provides that holders are entitled to receive dividends at an annual rate of 9 3/4% of the liquidation preference per share, payable quarterly and accumulating on a daily basis from the original issue date. We may, at our option, pay dividends on any dividend payment date either in cash or by the issuance of additional shares of 9 3/4% Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends or shares of Class A Common Stock having a market value equal to the amount of such dividends; provided that, if we elect to pay dividends in shares of Class A Common Stock and those shares are not freely tradable without volume or manner of sale limitations by any holder of 9 3/4% Preferred Stock which is not one of our affiliates, the dividend rate per year for such payment will be increased to 12 1/4%.

For the years ended December 31, 2006, 2005 and 2004, we paid dividends of approximately $11.6 million, $14.3 million and $13.0 million, respectively, by the issuance of additional shares of the 9 3/4% Preferred Stock. At December 31, 2006, there were $4.1 million of accrued and unpaid dividends on the 9 3/4% Preferred Stock, and no accrued and unpaid dividends at December 31, 2005. No dividends have been declared on the 9 3/4% Preferred Stock since September 30, 2006, though dividends continue to accrue at a rate of 9 3/4% for purposes of the preferential amounts that holders would be entitled to receive in a liquidation of our company.

Series A-1 Convertible Preferred Stock:  We are not required to declare or pay dividends on the Series A-1 Convertible Preferred Stock. When dividends are declared by our Board, holders of the Series A-1 Convertible Preferred Stock will be entitled to receive dividends on each share at the higher of: (i) an annual rate of 12% of the liquidation preference per share, and (ii) the aggregate cash dividends per share paid on Class D Common Stock, from the later of (a) the date of issuance and (b) the date of the last payment of a cash dividend on the Class D Common Stock to the date of such determination, multiplied by the number of shares of Class D Common Stock into which each share of Series A-1 Convertible Preferred Stock is convertible. All dividends shall accrue and be cumulative, whether or not earned or declared, on a quarterly basis, in arrears from the issuance date, but shall be payable only at such time or times as may be fixed by our Board or as otherwise provided and shall not compound.

Series B Convertible Preferred Stock:  We are not required to declare or pay dividends on the Series B Convertible Preferred Stock. When dividends are declared by our Board, holders of the Series B Convertible Preferred Stock will be entitled to receive dividends on each share at the higher of: (i) an annual rate of 12% of the liquidation preference per share, and (ii) the aggregate cash dividends per share paid on Class D Common Stock, from the later of (a) the date of issuance or (b) the date of the last payment of a cash dividend on the Class D Common Stock to the date of such determination, multiplied by the number of shares of Class D Common Stock into which each share of Series B Convertible Preferred Stock is convertible. All dividends shall accrue and be cumulative, whether or not earned or declared, on a quarterly basis, in arrears from the issuance date, but shall be payable only at such time or times as may be fixed by our Board or as otherwise provided and shall not compound.

Class D Common Stock:  Subject to the preferred stock’s prior right to dividends, holders of Class D Common Stock will be entitled to receive such dividends as may be declared by our Board. No dividends may be declared or paid, in cash or property, on any share of Class D Common Stock, unless the same dividend is simultaneously declared or paid on each outstanding share of our other classes of common stock. Likewise, in the case of any stock dividend, holders of Class D Common Stock will be entitled to receive the same percentage dividend as that payable to our other classes of common stock.

Series A Notes:  The Series A Notes will bear interest at the rate of 11% per annum from the date of issuance payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year, commencing on July 31, 2007. Interest payable on each of the above-mentioned interest payment dates shall equal the amount of interest accrued for the period commencing on and including the immediately preceding interest payment date in respect of which interest has been paid or duly provided for (or commencing on and including the date of issuance, if no interest has been paid or duly provided for) and ending on and including the day preceding such interest payment date. Interest will cease to accrue on the Series A Notes upon their maturity or conversion. Interest on the Series A Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

We may, at our option, elect to pay interest on the Series A Notes: (i) entirely in cash, or (ii) by deferring the payment of all such interest to any subsequent interest payment date, without compounding.

Ranking

Senior Preferred Stock:  The 14 1/4% Preferred Stock and the 9 3/4% Preferred Stock currently rank senior in right of payment to all classes of common stock and the 11% Series B Preferred Stock, and the 14 1/4% Preferred Stock ranks senior to the 9 3/4% Preferred Stock. After the Exchange Offer, any outstanding 14 1/4% Preferred Stock and 9 3/4% Preferred Stock will rank (i) senior in right of payment to the Series B Convertible Preferred Stock, if any, Series C Convertible Preferred Stock (if 50% or less of either series of the Senior Preferred Stock is validly tendered and accepted in the Exchange Offer and, as a result, we do not receive the requisite approvals of the Proposed Amendments and the Senior Issuance), Series C Non-Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E-1 Convertible Preferred Stock, Series E-2 Convertible Preferred Stock and Series F Non-Convertible Preferred Stock and (ii) junior in right of payment to the Senior Debt, Series A Notes, Series B Notes, Series A-1 Convertible Preferred Stock, Series A-2 Non-Convertible Preferred Stock and Series A-3 Convertible Preferred Stock; and, in the event that more than 50% of each series of the Senior Preferred Stock is validly tendered and accepted in the Exchange Offer and we receive the requisite approvals of the Proposed Amendments and Senior Issuance, the 14 1/4% Preferred Stock will rank equally in right of payment with the Series C Convertible Preferred Stock and the 9 3/4% Preferred Stock will rank junior in right of payment to the Series C Convertible Preferred Stock.

Series A-1 Convertible Preferred Stock:  The Series A-1 Convertible Preferred Stock will rank (i) senior in right of payment to the Senior Preferred Stock, Series C Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E-1 Convertible Preferred Stock, Series E-2 Convertible Preferred Stock and Series F Non-Convertible Preferred Stock and all classes of common stock, (ii) equally in right of payment with the Series A-2 Non-Convertible Preferred Stock and Series A-3 Convertible Preferred Stock, and (iii) junior in right of payment to our Senior Debt, Series A Notes and Series B Notes.

Series B Convertible Preferred Stock:  The Series B Convertible Preferred stock will rank (i) senior in right of payment to the Series D Convertible Preferred Stock, Series E-1 Convertible Preferred Stock, Series E-2 Convertible Preferred Stock and Series F Non-Convertible Preferred Stock and all classes of common stock, (ii) equally in right of payment with the Series C Convertible Preferred Stock and Series C Non-Convertible Preferred Stock, and (iii) junior in right of payment to our Senior Debt, Series A Notes, Series B Notes and Senior Preferred Stock.

Class D Common Stock:  The Class D Common Stock will rank junior in right of payment to our Senior Debt, Series A Notes, Series B Notes and all series of preferred stock.

Series A Notes:  The Series A Notes will rank junior to our Senior Debt and equally in right of payment with the Series B Notes.

Conversion Rights

Senior Preferred Stock:  Holders of the 14 1/4% Preferred Stock do not have conversion rights. Holders of the 9 3/4% Preferred Stock may convert, at their option, such stock into a number of shares of Class A Common Stock equal to the aggregate liquidation preference of the shares of 9 3/4% Preferred Stock surrendered for conversion divided by the conversion price. The conversion price is based on an initial conversion rate of 625 shares of Class A Common Stock for each share of 9 3/4% Preferred Stock (equivalent to a conversion price of $16.00 per share of Class A Common Stock), and is subject to adjustment in certain events. The amendment of the certificate of designation for the 9 3/4% Preferred Stock contemplated by the Proposed Amendments will not affect the conversion rights of 9 3/4% Preferred Stock. For more information regarding the Proposed Amendments, see “The Exchange Offer and Consent Solicitation — Terms of the Exchange Offer and Consent Solicitation.”

Series A-1 Convertible Preferred Stock:

Optional Conversion.  At the holder’s option, the shares of Series A-1 Convertible Preferred Stock are convertible at any time into (A) a number of shares of Class D Common Stock equal to the number of shares of Series A-1 Convertible Preferred Stock surrendered for conversion, multiplied by $10,000, plus accrued and unpaid dividends thereon, divided by (B) the conversion price then in effect, except that if shares of Series A-1 Convertible Preferred Stock are called for redemption the conversion right will terminate at the close of business on the redemption date. The conversion price is $0.90 per share of Class D Common Stock, increasing at a rate per annum equal to the dividend rate for the Series A-1 Convertible Preferred Stock from the date of issuance through the date of conversion, which we refer to as the “Series A-1 Convertible Preferred Stock Conversion Price.” No fractional shares or securities representing fractional shares will be issued upon conversion; in lieu of fractional shares, we will pay a cash adjustment based upon the common stock value as of the close of business on the first business day preceding the date of conversion.

Mandatory Conversion.  At any time following the first anniversary of the issuance date, the shares of Series A-1 Convertible Preferred Stock will be converted automatically, without notice to the holders, into (A) a number of shares of Class D Common Stock equal to the liquidation preference of the shares of Series A-1 Convertible Preferred Stock so converted, plus accrued and unpaid dividends thereon, divided by (B) the Series A-1 Convertible Preferred Stock Conversion Price, upon the earliest to occur of the following events:

•	the trading price for 15 consecutive trading days of our Class A Common Stock or Class D Common Stock is equal to or greater than:

•	in the event the mandatory conversion occurs after the first anniversary, but prior to the second anniversary of the issuance date, 102% of the Series A-1 Convertible Preferred Stock Conversion Price,

•	in the event the mandatory conversion occurs on or after the second anniversary, but prior to the third anniversary of the issuance date, 101% of the Series A-1 Convertible Preferred Stock Conversion Price, or

•	in the event the mandatory conversion occurs on or after the third anniversary of the issuance date, the Series A-1 Convertible Preferred Stock Conversion Price;

(as the case may be, the “Series A-1 Convertible Preferred Stock Mandatory Conversion Trigger Price”); and

•	we issue common stock at an issue price per share equal to or greater than the Series A-1 Convertible Preferred Stock Mandatory Conversion Trigger Price, generating aggregate gross proceeds to us of at least $75,000,000 (provided that, if the common stock is issued to CIG, NBCU or their respective affiliates, an internationally recognized investment bank selected by CIG from a list of three banks provided by us shall have provided an opinion to the effect that the issue price is at or higher than the fair market value of the common stock so issued).

The conversion prices shall be subject to customary adjustments for stock splits, dividends, recapitalizations, below market issues and similar events.

Series B Convertible Preferred Stock:

Optional Conversion.  At the holder’s option, the shares of Series B Convertible Preferred Stock are convertible at any time into (A) a number of shares of Class D Common Stock equal to the number of shares of Series B Convertible Preferred Stock surrendered for conversion, multiplied by $10,000, plus accrued and unpaid dividends thereon, divided by (B) the conversion price then in effect, except that if shares of Series B Convertible Preferred Stock are called for redemption the conversion right will terminate at the close of business on the redemption date. The conversion price is $0.90 per share, increasing at a rate per annum equal to the dividend rate for the Series B Convertible Preferred Stock from the date of issuance through the date of conversion, which we refer to as the “Series B Convertible Preferred Stock Conversion Price.” No fractional shares or securities representing fractional shares will be issued upon conversion; in lieu of fractional shares, we will pay a cash adjustment based upon the common stock value as of the close of business on the first business day preceding the date of conversion.

Mandatory Conversion.  At any time following the first anniversary of the issuance date, the shares of Series B Convertible Preferred Stock will be converted automatically, without notice to the holders, into (A) a number of shares of Class D Common Stock equal to the liquidation preference of the shares of Series B Convertible Preferred Stock so converted, plus accrued and unpaid dividends thereon, divided by (B) the Series B Convertible Preferred Stock Conversion Price, upon the earliest to occur of the following events:

•	the trading price for 15 consecutive trading days of our Class A Common Stock or Class D Common Stock is equal to or greater than:

•	in the event the mandatory conversion occurs after the first anniversary, but prior to the second anniversary of the issuance date, 102% of the Series B Convertible Preferred Stock Conversion Price,

•	in the event the mandatory conversion occurs on or after the second anniversary, but prior to the third anniversary of the issuance date, 101% of the Series B Convertible Preferred Stock Conversion Price, or

•	in the event the mandatory conversion occurs on or after the third anniversary of the issuance date, the Series B Convertible Preferred Stock Conversion Price;

(as the case may be, the “Series B Convertible Preferred Stock Mandatory Conversion Trigger Price”); and

•	we issue common stock at an issue price per share equal to or greater than the Series B Convertible Preferred Stock Mandatory Conversion Trigger Price, generating aggregate gross proceeds to us of at least $75,000,000 (provided that, if the common stock is issued to CIG, NBCU or their respective affiliates, an internationally recognized investment bank selected by CIG from a list of three banks provided by us shall have provided an opinion to the effect that the issue price is at or higher than the fair market value of the common stock so issued).

The conversion prices shall be subject to customary adjustments for stock splits, dividends, recapitalizations, below market issues and similar events.

Class D Common Stock:  Shares of Class D Common Stock will not be convertible.

Series A Notes:

Optional Conversion.  Subject to the last sentence of this paragraph, at the holder’s option, the Series A Notes will be convertible at any time into shares of Class D Common Stock at an initial conversion price of $0.90 per share of Class D Common Stock, increasing at an annual rate of 11% from the date of issuance through the date of conversion, which we refer to as the “Series A Notes Conversion Price.” Notwithstanding the foregoing, the Series A Notes will not be convertible until such time as the Common Stock Amendment is effective.

Mandatory Conversion.  The Series A Notes shall be mandatorily converted into shares of Class D Common Stock at any time following the later to occur of:

•	the trading price for 15 consecutive trading days of our Class A Common Stock or Class D Common Stock is equal to or greater than:

•	in the event the mandatory conversion occurs after the first anniversary, but prior to the second anniversary of the issuance date, 102% of the Series A Notes Conversion Price,

•	in the event the mandatory conversion occurs on or after the second anniversary, but prior to the third anniversary of the issuance date, 101% of the Series A Notes Conversion Price, or

•	in the event the mandatory conversion occurs on or after the third anniversary of the issuance date, the Series A Notes Conversion Price;

(as the case may be, the “Series A Notes Mandatory Conversion Trigger Price”); and

•	we issue common stock at an issue price per share equal to or greater than the Series A Notes Mandatory Conversion Trigger Price, generating aggregate gross proceeds to us of at least $75,000,000 (provided that, if the common stock is issued to CIG, NBCU or their respective affiliates, an internationally recognized investment bank selected by CIG from a list of three banks provided by us shall have provided an opinion to the effect that the issue price is at or higher than the fair market value of the common stock so issued).

Change of Control Purchase Offer

Senior Preferred Stock:  In the event of a change of control, we shall make an offer to purchase the shares of 14 1/4% Preferred Stock and 9 3/4% Preferred Stock at a price, payable in cash of 101% and 100%, respectively, of the liquidation preference of such stock, plus all accumulated and unpaid dividends thereon. The certificates of designation of these securities provide that the sole and exclusive remedy of the holders of each series of the Senior Preferred Stock for our failure to make any required change of control purchase offer is the right, with each series voting separately as one class, to elect two directors to our Board. If the certificate of designation for either series of Senior Preferred Stock is amended, we will no longer be obligated to make any change of control offer to the holders of such series of Senior Preferred Stock nor will such holders have the right to elect directors to our Board in the event we fail to make any such offer. For more information regarding the Proposed Amendments, see “The Exchange Offer and Consent Solicitation — Terms of the Exchange Offer and Consent Solicitation.”

Series A-1 Convertible Preferred Stock:  We will have no obligation to purchase or make any offer to purchase shares of the Series A-1 Convertible Preferred Stock in the event of a change of control.

Series B Convertible Preferred Stock:  We will have no obligation to purchase or make any offer to purchase shares of the Series B Convertible Preferred Stock in the event of a change of control.

Class D Common Stock:  We will have no obligation to purchase or make any offer to purchase shares of the Class D Common Stock in the event of a change of control.

Series A Notes:  We will have no obligation to purchase or make any offer to purchase the Series A Notes in the event of a change of control.

Listing

Senior Preferred Stock:  The 14 1/4% Preferred Stock and the 9 3/4% Preferred Stock are not listed on any national or regional securities exchange or reported on a national quotation system.

Series A-1 Convertible Preferred Stock:  The Series A-1 Convertible Preferred Stock will not be listed for trading on any national securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. We do not intend to apply for either listing or quotation of the Series A-1 Convertible Preferred Stock.

Series B Convertible Preferred Stock:  The Series B Convertible Preferred Stock will not be listed for trading on any national securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. We do not intend to apply for either listing or quotation of the Series B Convertible Preferred Stock.

Class D Common Stock:  The Class D Common Stock will not be listed for trading on any national securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. We do not intend to apply for either listing or quotation of the Class D Common Stock.

Series A Notes:  The Series A Notes will not be listed for trading on any national securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. We do not intend to apply for either listing or quotation of the Series A Notes.

Voting Rights

Senior Preferred Stock:

14 1/4% Preferred Stock.  The 14 1/4% Preferred Stock is non-voting, except as otherwise required by law and except that the holders have the right to vote as a class with respect to:

•	materially and adversely amending certain rights of the holders of the 14 1/4% Preferred Stock;

•	issuing any class of equity securities that ranks on a parity with or senior to the 14 1/4% Preferred Stock, other than the issuance of additional shares of 14 1/4% Preferred Stock to pay dividends on the 14 1/4% Preferred Stock in accordance with its terms; and

•	any merger or consolidation involving us and any transfer of all or substantially all of our assets (including our subsidiaries, taken as a whole), unless certain conditions are met.

In addition, the certificate of designation of the 14 1/4% Preferred Stock provides that upon our failure to (1) satisfy redemption obligations, (2) make any required offer to purchase the 14 1/4% Preferred Stock following a change of control, (3) comply with certain covenants or (4) make certain payments on our indebtedness, as their sole and exclusive remedy under such circumstances, holders of a majority of the outstanding shares of the 14 1/4% Preferred Stock, voting separately as one class, may elect the lesser of two directors or that number of directors constituting at least 25% of our Board. Following our failure to redeem the 14 1/4% Preferred Stock on November 15, 2006, two directors were elected to our Board by the holders of the 14 1/4% Preferred Stock effective April 2, 2007.

9 3/4% Preferred Stock.  Holders of the 9 3/4% Preferred Stock have the right to vote generally with the holders of our voting stock (voting as a class with the Class A Common Stock) on all matters submitted for a vote of such holders with one vote for each share of Class A Common Stock into which their 9 3/4% Preferred Stock is convertible. In addition, the holders of the 9 3/4% Preferred Stock have the right to vote as a class with respect to:

•	materially and adversely amending certain rights of the holders of the 9 3/4% Preferred Stock;

•	issuing any class of equity securities that ranks on a parity with or senior to the 9 3/4% Preferred Stock, other than the issuance of additional shares of 9 3/4% Preferred Stock to pay dividends on the 9 3/4% Preferred Stock in accordance with its terms; and

•	any merger or consolidation involving us and any transfer of all or substantially all of our assets (including our subsidiaries, taken as a whole), unless certain conditions are met.

In addition, the certificate of designation of the 9 3/4% Preferred Stock provides that, upon our failure to (1) satisfy our conversion and redemption obligations, including the redemption of the 9 3/4% Preferred Stock by December 31, 2006, (2) make any required offer to purchase the 9 3/4% Preferred Stock following a change of control, (3) comply with certain covenants or (4) make certain payments on our indebtedness, as their sole and exclusive remedy under such circumstances, holders of a majority of the outstanding shares of the 9 3/4% Preferred Stock, voting separately as one class, will be entitled to elect the lesser of two directors or that number of directors constituting at least 25% of our Board. Following our failure to redeem the 9 3/4% Preferred Stock on December 31, 2006, two directors were elected to our Board by the holders of the 9 3/4% Preferred Stock effective April 2, 2007.

If the certificate of designation for the 14 1/4% Preferred Stock or the 9 3/4% Preferred Stock is amended, holders of such stock will no longer have voting rights, other than voting rights required by law. For more information regarding the Proposed Amendments, see “The Exchange Offer and Consent Solicitation — Terms of the Exchange Offer and Consent Solicitation.”

Series A-1 Convertible Preferred Stock:  Holders of the Series A-1 Convertible Preferred Stock will not be entitled to voting rights, except as required under the DGCL and as expressly provided in the certificate of designation, including, among others things, with respect to:

•	materially and adversely amending certain rights of the holders of the Series A-1 Convertible Preferred Stock;

•	issuing additional shares of Series A-1 Convertible Preferred Stock or any class of equity securities that ranks on a parity with or senior to the Series A-1 Convertible Preferred Stock, other than the issuance of such parity or senior securities in an amount sufficient to refinance any series of securities to which the Series A-1 Convertible Preferred Stock is junior, so long as such parity or senior securities (i) do not require us to pay dividends thereon on a current basis in cash, or (ii) require cash dividends to be paid at a rate not more than three percentage points greater than the dividend rate borne by any series of securities to which the Series A-1 Convertible Preferred Stock is junior, and do not prohibit the payment of dividends other than in cash on the Series A-1 Convertible Preferred Stock or prohibit mandatory redemption of the Series A-1 Convertible Preferred Stock; and

•	any merger or consolidation involving us and any transfer of all or substantially all of our assets (including our subsidiaries, taken as a whole), unless certain conditions are met.

In addition, the certificate of designation of the Series A-1 Convertible Preferred Stock provides that, upon our failure to satisfy any redemption or conversion obligation with respect to the Series A-1 Convertible Preferred Stock, as their sole and exclusive remedy under such circumstances, holders of a majority of the outstanding shares of such stock shall have the right, voting separately and as one class, to elect the lesser of two directors or that number of directors constituting 25% of the members of our Board.

Series B Convertible Preferred Stock:  Holders of the Series B Convertible Preferred Stock will not be entitled to voting rights, except as required under the DGCL and as expressly provided in the certificate of designation, including, among others things, with respect to:

•	materially and adversely amending certain rights of the holders of the Series B Convertible Preferred Stock;

•	issuing additional shares of Series B Convertible Preferred Stock or any class of equity securities that ranks on a parity with or senior to the Series B Convertible Preferred Stock, other than the issuance of such parity or senior securities in an amount sufficient to refinance any series of securities to which the Series B Convertible Preferred Stock is junior, so long as such parity or senior securities (i) do not require us to pay dividends thereon on a current basis in cash, or (ii) require cash dividends to be paid at a rate not more than three percentage points greater than the dividend rate borne by any series of securities to which the Series B Convertible Preferred Stock is junior, and do not prohibit the payment of dividends other than in cash on the Series B Convertible Preferred Stock or prohibit mandatory redemption of the Series B Convertible Preferred Stock; and

•	any merger or consolidation involving us and any transfer of all or substantially all of our assets (including our subsidiaries, taken as a whole), unless certain conditions are met.

In addition, the certificate of designation of the Series B Convertible Preferred Stock provides that, upon our failure to satisfy any redemption or conversion obligation with respect to the Series B Convertible Preferred Stock, as their sole and exclusive remedy under such circumstances, holders of a majority of the outstanding shares of such stock shall have the right, voting separately and as one class, to elect the lesser of two directors or that number of directors constituting 25% of the members of our Board.

Class D Common Stock:  Holders of shares of Class D Common Stock will not be entitled to voting rights, except (i) as required under the DGCL and (ii) under certain circumstances, in connection with a merger, consolidation, asset sale, recapitalization or reorganization.

Series A Notes:  Holders of Series A Notes will not be entitled to voting rights.

Redemption

Senior Preferred Stock:

14 1/4% Preferred Stock.  We may redeem all or a portion of the 14 1/4% Preferred Stock, at our option, at any time at a redemption price equal to 100% of the liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of redemption.

We were required to redeem all of the 14 1/4% Preferred Stock outstanding on November 15, 2006 at a redemption price equal to 100% of the liquidation preference, plus, without duplication, accumulated and unpaid dividends to the date of redemption. We have not redeemed these shares and dividends continue to accrue. As a result, the holders of the 14 1/4% Preferred Stock exercised their right to elect two additional directors to our Board effective April 2, 2007.

9 3/4% Preferred Stock.  We may redeem all or a portion of the 9 3/4% Preferred Stock, at our option, at any time at a redemption price equal to 100% of the liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of redemption.

We were required to redeem all of the 9 3/4% Preferred Stock outstanding on December 31, 2006 at a redemption price equal to 100% of its liquidation preference, plus, without duplication, accumulated and unpaid dividends to the date of redemption. We have not redeemed these shares and dividends continue to accrue. As a result, the holders of the 9 3/4% Preferred Stock exercised their right to elect two additional directors to our Board effective April 2, 2007.

If the certificate of designation for the 14 1/4% Preferred Stock or the 9 3/4% Preferred Stock is amended, holders of such stock will no longer have redemption rights. For more information regarding the Proposed Amendments, see “The Exchange Offer and Consent Solicitation — Terms of the Exchange Offer and Consent Solicitation.”

Series A-1 Convertible Preferred Stock:  We are required to redeem all of the outstanding shares of Series A-1 Convertible Preferred Stock on August 31, 2013, for $10,000 (in cash) per share plus, as applicable, all accrued and unpaid dividends through and including the date of redemption.

Series B Convertible Preferred Stock:  We are required to redeem all of the outstanding shares of Series B Convertible Preferred Stock on August 31, 2013, for $10,000 (in cash) per share plus, as applicable, all accrued and unpaid dividends through and including the date of redemption.

Class D Common Stock:  We will have no obligation to redeem the Class D Common Stock.

Series A Notes:  We will not have the right to redeem any Series A Notes prior to the final maturity date of July 31, 2013.

DESCRIPTION OF CAPITAL STOCK

Currently, our authorized capital stock consists of 857,000,000 authorized shares of common stock, of which 65,892,265 shares of Class A Common Stock, 8,311,639 shares of Class B Common Stock, and no shares of Class C Common Stock were outstanding as of June 1, 2007; and 1,000,000 authorized shares of preferred stock, 72,000 of which have been designated as 14 1/4% Preferred Stock (of which 56,931.4905 shares were outstanding as of June 1, 2007) 17,500 of which have been designated as 9 3/4% Preferred Stock (of which 16,695.9798 shares were outstanding as of June 1, 2007) and 60,607 of which have been designated as of 11% Series B Preferred Stock (of which 39,607 shares were outstanding as of June 1, 2007). The following information relates to our certificate of incorporation and by-laws, as currently in effect.

Common Stock

Dividends.  Subject to the preferred stock’s prior right to dividends, holders of record of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock are entitled to receive such dividends as may be declared by our Board. No dividends may be declared or paid on any share of any class of our common stock unless the same dividend is simultaneously declared or paid on each share of the other classes of common stock. Likewise, in the case of any stock dividend, holders of all classes of common stock are entitled to receive the same percentage dividend, payable in shares of their respective classes of common stock. Holders of Class D Common Stock will be entitled to the same rights with respect to dividends.

Voting Rights.  Holders of shares of Class A Common Stock and Class B Common Stock vote with the holders of 9 3/4% Preferred Stock on an as-converted basis as a single class on all matters submitted to a vote of our stockholders. Except as otherwise provided by law, each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Holders of Class C Common Stock have no voting rights, and holders of Class D Common Stock will have no voting rights, except (i) as required under the DGCL, and (ii) as expressly provided in the certificate of incorporation, including for certain rights in connection with a merger, asset sale or recapitalization.

Liquidation Rights.  Upon our liquidation, dissolution, or winding-up, the holders of the common stock are entitled to share pro rata in all assets available for distribution after payment in full of any amounts due to creditors and to any holders of outstanding preferred stock.

Other Provisions.  Each share of Class B Common Stock and Class C Common Stock is generally convertible at the option of its holder into one share of Class A Common Stock at any time, subject to certain restrictions in the case of the conversion of Class C Common Stock. Shares of Class D Common Stock will not be convertible. Holders of common stock do not have preemptive rights, except that CIG and NBCU have preemptive rights following the Effective Date under and pursuant to the New Stockholders’ Agreement.

Preferred Stock

Our certificate of incorporation provides that 1,000,000 shares of preferred stock may be issued from time to time in one or more classes or one or more series. Our Board is expressly vested with authority to provide for voting powers, full or limited, or no voting powers, and with such designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions thereof, if any, as shall be stated and expressed in the resolutions providing for such issue adopted by our Board under the DGCL. Except as otherwise provided by law, the holders of our preferred stock shall only have such voting rights as are provided or expressed in the resolutions of our Board relating to such preferred stock, adopted pursuant to the authority contained in our certificate of incorporation.

14 1/4% Preferred Stock

General.  We have designated 72,000 shares of our authorized preferred stock as our 14 1/4% Preferred Stock, of which, as of May 31, 2007, there were 56,931.4905 shares issued and outstanding with an aggregate accrued liquidation preference, including accrued and unpaid dividends, of $653.8 million.

Dividends.  The certificate of designation for the 14 1/4% Preferred Stock provides that holders are entitled to receive dividends on each share at an annual rate of 13 1/4% of the liquidation preference per share. We may, at our option, pay dividends either in cash or by the issuance of additional shares of 14 1/4% Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. The certificate of designation further provides that, if dividends for any period after May 15, 2003 are not paid in cash, the dividend rate will increase to 14 1/4% per year for that dividend payment period. Because we elected to continue to pay dividends in additional shares, the dividend rate increased to 14 1/4% after May 15, 2003 in accordance with the terms of the security. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from the issuance date, and shall be payable semi-annually in arrears on each dividend payment date.

For the years ended December 31, 2006, 2005 and 2004, we paid dividends of approximately $37.9 million, $68.3 million and $59.6 million, respectively, by the issuance of additional shares of 14 1/4% Preferred Stock. Accrued 14 1/4% Preferred Stock dividends aggregated approximately $50.7 million and $9.5 million at December 31, 2006 and 2005, respectively. No dividends have been declared on the 14 1/4% Preferred Stock since May 15, 2006, though dividends continue to accrue at a rate of 14 1/4% for purposes of the preferential amounts that holders would be entitled to receive in a liquidation of our company.

Voting Rights.  The 14 1/4% Preferred Stock is non-voting, except as otherwise required by law and except that the holders have the right to vote as a class with respect to:

•	materially and adversely amending certain rights of the holders of the 14 1/4% Preferred Stock;

•	issuing any class of equity securities that ranks on a parity with or senior to the 14 1/4% Preferred Stock, other than the issuance of additional shares of 14 1/4% Preferred Stock to pay dividends on the 14 1/4% Preferred Stock in accordance with its terms; and

•	any merger or consolidation involving us and any transfer of all or substantially all of our assets (including our subsidiaries, taken as a whole), unless certain conditions are met.

In addition, the certificate of designation of the 14 1/4% Preferred Stock provides that, upon our failure to (1) satisfy redemption obligations, including the redemption of the 14 1/4% Preferred Stock by November 15, 2006, (2) make any required offer to purchase the 14 1/4% Preferred Stock following a change of control, (3) comply with certain covenants or (4) make certain payments on our indebtedness, as their sole and exclusive remedy under such circumstances, holders of a majority of the outstanding shares of the 14 1/4% Preferred Stock, voting separately as one class, may elect the lesser of two directors or that number of directors constituting at least 25% of our Board. Following our failure to redeem the 14 1/4% Preferred Stock on November 15, 2006, two directors were elected to our Board by the holders of the 14 1/4% Preferred Stock effective April 2, 2007.

Liquidation Rights.  The liquidation preference of the 14 1/4% Preferred Stock is $10,000 per share. The certificate of designation applicable to the 14 1/4% Preferred Stock currently provides that the 14 1/4% Preferred Stock is senior in right of payment to the 9 3/4% Preferred Stock, the 11% Series B Preferred Stock and all classes of common stock. If the Proposed Amendments with respect to the certificate of designation governing the 14 1/4% Preferred Stock are adopted, the certificate of designation governing the 14 1/4% Preferred Stock will provide that the 14 1/4% Preferred Stock will rank (i) junior in right of payment to the 11% Series B Preferred Stock, Series A-1 Convertible Preferred Stock, Series A-2 Non-Convertible Preferred Stock and Series A-3 Convertible Preferred Stock and (ii) equal in right of payment to the Series C Convertible Preferred Stock. Assuming the Proposed Amendments with respect to the certificate of designation governing the 14 1/4% Preferred Stock are adopted, the ranking of the 14 1/4% Preferred Stock in relation to the Senior Debt and 9 3/4% Preferred Stock, as well as the Series A Notes, Series B Notes and various series of preferred stock to be issued in connection with the Exchange Offer and Transactions, as applicable, is illustrated in the “Capitalization” section above.

Redemption.  We may redeem all or a portion of the 14 1/4% Preferred Stock, at our option, at any time at a redemption price equal to 100% of the liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of redemption.

We were required to redeem all of the 14 1/4% Preferred Stock outstanding on November 15, 2006 at a redemption price equal to 100% of the liquidation preference, plus, without duplication, accumulated and unpaid dividends to the date of redemption. We have not redeemed these shares and dividends continue to accrue. As a result, the holders of the 14 1/4% Preferred Stock exercised their right to elect two additional directors to our Board effective April 2, 2007.

Upon a change of control (as defined in the certificate of designation for the 14 1/4% Preferred Stock), we are required to offer to purchase the 14 1/4% Preferred Stock at a price equal to 101% of the liquidation preference, plus, without duplication, accumulated and unpaid dividends.

Exchange Provisions.  The 14 1/4% Preferred Stock is exchangeable into the 13 1/4% exchange debentures, at our option, subject to certain conditions in whole or in part, on a pro rata basis, on any scheduled dividend payment date; provided that, in the case of any partial exchange, immediately after giving effect to such exchange, there must be outstanding shares of 14 1/4% Preferred Stock (whether initially issued or issued in lieu of cash dividends) with an aggregate liquidation preference of not less than $75.0 million and not less than $75.0 million of aggregate principal amount of 13 1/4% exchange debentures.

Restrictive Covenants.  The certificate of designation for the 14 1/4% Preferred Stock contains covenants for the benefit of the holders of the 14 1/4% Preferred Stock that, among other things, and subject to certain exceptions, restrict our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends and make other restricted payments;

•	issue certain stock of subsidiaries; and

•	enter into transactions with affiliates.

In the event we breach any of these covenants, the holders of the 14 1/4% Preferred Stock have the right, voting separately and as one class, to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board.

9 3/4% Preferred Stock

General.  We have designated 17,500 shares of our authorized preferred stock as our 9 3/4% Preferred Stock, of which, as of May 31, 2007, there were 16,695.9798 shares issued and outstanding with an aggregate accrued liquidation preference, including accrued and unpaid dividends, of $177.8 million.

Dividends.  The certificate of designation for the 9 3/4% Preferred Stock provides that holders are entitled to receive dividends on each share at an annual rate of 9 3/4% of the liquidation preference per share. We may, at our option, pay dividends on any dividend payment date either in cash or by the issuance of additional shares of 9 3/4% Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends or shares of Class A Common Stock having a market value equal to the amount of such dividends; provided that, if we elect to pay dividends in shares of Class A Common Stock and those shares are not freely tradable without volume or manner of sale limitations by any holder of 9 3/4% Preferred Stock which is not one of our affiliates, the dividend rate per year for such payment will be increased to 12 1/4%. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from the issuance date, and shall be payable quarterly in arrears on each dividend payment date.

For the years ended December 31, 2006, 2005 and 2004, we paid dividends of approximately $11.6 million, $14.3 million and $13.0 million, respectively, by the issuance of additional shares of the 9 3/4% Preferred Stock. At December 31, 2006, there were $4.1 million of accrued and unpaid dividends on the 9 3/4% Preferred Stock, and no accrued and unpaid dividends at December 31, 2005. No dividends have been declared on the 9 3/4% Preferred Stock since September 30, 2006, though dividends continue to accrue at a rate of 9 3/4% for purposes of the preferential amounts that holders would be entitled a receive in a liquidation of our company.

Voting Rights.  Holders of the 9 3/4% Preferred Stock have the right to vote generally with the holders of our voting stock (voting as a class with the Class A Common Stock) on all matters equivalent submitted for a vote of such holders with one vote for each share of Class A Common Stock into which their 9 3/4% Preferred Stock is convertible. In addition, the holders of the 9 3/4% Preferred Stock have the right to vote as a class with respect to:

•	materially and adversely amending certain rights of the holders of the 9 3/4% Preferred Stock;

•	issuing any class of equity securities that ranks on a parity with or senior to the 9 3/4% Preferred Stock, other than the issuance of additional shares of 9 3/4% Preferred Stock to pay dividends on the 9 3/4% Preferred Stock in accordance with its terms; and

•	any merger or consolidation involving us and any transfer of all or substantially all of our assets (including our subsidiaries, taken as a whole), unless certain conditions are met.

In addition, the certificate of designation of the 9 3/4% Preferred Stock provides that, upon our failure to (1) satisfy our conversion and redemption obligations, including the redemption of the 9 3/4% Preferred Stock by December 31, 2006, (2) make any required offer to purchase the 9 3/4% Preferred Stock following a change of control, (3) comply with certain covenants or (4) make certain payments on our indebtedness, as their sole and exclusive remedy under such circumstances, holders of a majority of the outstanding shares of the 9 3/4% Preferred Stock, voting separately as one class, will be entitled to elect the lesser of two directors or that number of directors constituting at least 25% of our Board. Following our failure to redeem the 9 3/4% Preferred Stock on December 31, 2006 two directors were accordingly elected to our Board by the holders of the 9 3/4% Preferred Stock effective April 2, 2007.

Liquidation Rights.  The liquidation preference of the 9 3/4% Preferred Stock is $10,000 per share. The certificate of designation applicable to the 9 3/4% Preferred Stock currently provides that the 9 3/4% Preferred Stock is (i) senior in right of payment to the 11% Series B Preferred Stock and all classes of common stock and (ii) junior in right of payment to the 14 1/4% Preferred Stock. If the Proposed Amendments with respect to the certificate of designation governing the 9 3/4% Preferred Stock are adopted, the certificate of designation governing the 9 3/4% Preferred Stock will provide that the 9 3/4% Preferred Stock will rank junior in right of payment to the 11% Series B Preferred Stock, 14 1/4% Preferred Stock, Series A-1 Convertible Preferred Stock, Series A-2 Non-Convertible Preferred Stock, Series A-3 Convertible Preferred Stock and Series C Convertible Preferred Stock. Assuming the Proposed Amendments with respect to the certificate of designation governing the 9 3/4% Preferred Stock are adopted, the new ranking of the 9 3/4% Preferred Stock in relation to the Senior Debt and 14 1/4% Preferred Stock, as well as the Series A Notes, Series B Notes and various series of preferred stock to be issued in connection with the Exchange Offer and Transactions, as applicable, is illustrated in the “Capitalization” section above.

Redemption.  We may redeem all or a portion of the 9 3/4% Preferred Stock, at our option, at any time at a redemption price equal to 100% of the liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of redemption.

We were required to redeem all of the 9 3/4% Preferred Stock outstanding on December 31, 2006 at a redemption price equal to 100% of its liquidation preference, plus, without duplication, accumulated and unpaid dividends to the date of redemption. We have not redeemed these shares and dividends continue to accrue. As a result, the holders of the 9 3/4% Preferred Stock exercised their right to elect two additional directors to our Board effective April 2, 2007.

Upon a change of control (as defined in the certificate of designation for the 9 3/4% Preferred Stock), we are required to offer to purchase the 9 3/4% Preferred Stock at a price equal to 100% of the liquidation preference, plus, without duplication, accumulated and unpaid dividends.

Conversion Rights.  The 9 3/4% Preferred Stock is convertible at any time at the option of its holder into a number of shares of Class A Common Stock equal to the aggregate liquidation preference of the shares of 9 3/4% Preferred Stock surrendered for conversion divided by the conversion price. The conversion price is currently based on an initial conversion rate of 625 shares of Class A Common Stock for each share of 9 3/4%

Preferred Stock (equivalent to a conversion price of $16.00 per share of Class A Common Stock), and is subject to adjustment in certain events.

Restrictive Covenants.  The certificate of designation for the 9 3/4% Preferred Stock contains covenants for the benefit of the holders of the 9 3/4% Preferred Stock that, among other things, and subject to certain exceptions, restrict our ability and the ability of our restricted subsidiaries to:

•	pay dividends and make other restricted payments; and

•	enter into transactions with affiliates.

In the event we breach any of these covenants, the holders of the 9 3/4% Preferred Stock have the right, voting separately and as one class, to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board.

11% Series B Preferred Stock

General.  We have designated 60,607 shares of our authorized preferred stock as our 11% Series B Preferred Stock, of which as of May 31, 2007, 39,607 are issued and outstanding, and held by an affiliate of NBCU. As of May 31, 2007, the aggregate liquidation preference of the 11% Series B Preferred Stock, including accrued and unpaid dividends, was $468,733,991.

Dividends.  The holders of the 11% Series B Preferred Stock are entitled to receive dividends on each share at the higher of (determined on a cumulative basis from the issuance date to the date of such determination): (i) an annual rate of 11% of the liquidation preference per share, and (ii) the aggregate cash dividends per share paid on the Class A Common Stock multiplied by the number of shares of Class A Common Stock into which the 11% Series B Preferred Stock is convertible, in each case payable when, as and if declared by our Board and accumulating from October 1, 2005.

Voting Rights.  The 11% Series B Preferred Stock is non-voting, except as otherwise required by law and except in certain circumstances, including, among others things, with respect to:

•	materially and adversely amending certain rights of the holders of the 11% Series B Preferred Stock;

•	issuing additional shares of 11% Series B Preferred Stock or any class of equity securities that ranks on a parity with or senior to the 11% Series B Preferred Stock, other than (i) a new class of securities senior to the 11% Series B Preferred Stock at any time after the trading price for the Class A Common Stock first exceeds 120% of the then-applicable conversion price for 20 consecutive days, (ii) additional shares of Senior Preferred Stock or any securities that rank on a parity with or senior to the 11% Series B Preferred Stock (and, in the case of securities that are senior to the 11% Series B Preferred Stock, that rank equally in right of payment with the Senior Preferred Stock), where such securities that rank on parity with or senior to the 11% Series B Preferred Stock do not require us to pay dividends thereon on a current basis in cash, or require cash dividends to be paid at a rate not to exceed one percentage point greater than the dividend rate borne by either series of the Senior Preferred Stock (as existing on October 1, 2005) and which do not prohibit the payment of dividends other than in cash on the 11% Series B Preferred Stock or prohibit or otherwise interfere with our ability to mandatorily redeem the 11% Series B Preferred Stock in an amount sufficient to refinance either series of the Senior Preferred Stock, and (iii) additional shares of 11% Series B Preferred Stock or a new class of preferred stock in accordance with the terms of the Amended and Restated Stockholder Agreement, dated as of November 7, 2005, between NBC Palm Beach I, us and certain of our affiliates; and

•	any merger or consolidation involving us and any transfer of all or substantially all of our assets (including our subsidiaries, taken as a whole), unless certain conditions are met.

In addition, upon our failure to (1) satisfy our conversion and redemption obligations, including the mandatory redemption of the 11% Series B Preferred Stock on December 31, 2013, (2) make any required offer to purchase the 11% Series B Preferred Stock following a change of control, (3) comply with certain covenants or (4) make certain payments on our indebtedness, holders of a majority of the outstanding shares of the 11% Series B Preferred Stock, other than NBCU, voting separately as one class, will be entitled to elect the lesser of two directors or that number of directors constituting at least 25% of our Board. The certificate of designation provides that this is the sole and exclusive remedy of the holders under these circumstances, except with respect to our obligation to mandatorily redeem the 11% Series B Preferred Stock on December 31, 2013.

Liquidation Rights.  The liquidation preference of the 11% Series B Preferred Stock is $10,000 per share. Upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of shares of 11% Series B Preferred Stock shall be entitled to be paid an amount in cash equal to the greater of (a) the liquidation preference for each share outstanding, plus, without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up, and (b) the amount per share payable upon liquidation, dissolution or winding up to the holders of shares of the Class A Common Stock (without deduction for the liquidation preference otherwise payable), multiplied by the number of such shares into which the shares of 11% Series B Preferred Stock are then convertible.

The certificate of designation applicable to the 11% Series B Preferred Stock provides that the 11% Series B Preferred Stock is (i) junior in right of payment to the 14 1/4% Preferred Stock and 9 3/4% Preferred Stock and (ii) senior in right of payment to all classes of common stock.

Redemption.  We may redeem all or a portion of the 11% Series B Preferred Stock, at our option, at any time after the earlier of (a) the Call Closing, and (b) the date of the Investor Call Right Termination, each as defined in the Call Agreement, dated November 7, 2005, between the Paxson Stockholders and NBC Palm Beach II, at the redemption price set forth in the 11% Series B Preferred Stock certificate of designation. If the Call Closing fails to occur, NBCU has the right (subject to applicable law) to require us to redeem any 11% Series B Preferred Stock and Class A Common Stock issued upon conversion of the 11% Series B Preferred Stock then held by it upon the occurrence of various events of default, including material uncured breaches under the certificate of designation.

We are required to redeem all of the outstanding shares of 11% Series B Preferred Stock for cash on December 31, 2013. If we fail to do so, the holders of 11% Series B Preferred Stock shall be entitled to all remedies available at law or equity, including the right to bring an action against us to compel enforcement of the mandatory redemption or an action for damages arising out of our failure to redeem.

Upon a change of control, we are required to make an offer to purchase all then outstanding shares of 11% Series B Preferred Stock at a purchase price of 101% of the liquidation preference plus, without duplication, an amount in cash equal to all of its accumulated and unpaid dividends.

Conversion Rights.  Shares of the 11% Series B Preferred Stock will be convertible at any time after the Call Closing at the option of the holder into (1) a number of shares of Class A Common Stock or (2) in the case of NBCU only, if NBCU determines in its sole discretion that it is prevented under applicable laws and regulations of the FCC from holding shares of Class A Common Stock issuable upon conversion of its shares of 11% Series B Preferred Stock, into a number of shares of non-voting common stock (which upon disposition by NBCU will automatically be converted into shares of Class A Common Stock), equal to the liquidation preference of the shares of 11% Series B Preferred Stock surrendered for conversion, plus, without duplication, an amount in cash equal to accumulated and unpaid dividends, divided by the conversion price then in effect. The conversion price of the 11% Series B Preferred Stock was initially $2.00 per share, and increases at a rate equal to the dividend rate on the 11% Series B Preferred Stock. We are required to cause the shares of Class A Common Stock issuable upon conversion of the 11% Series B Preferred Stock (or, in the case of NBCU’s election to convert into non-voting common stock, upon conversion of such non-voting common stock) to be approved for listing on the American Stock Exchange (or other principal securities exchange on which the Class A Common Stock may at the time be listed for trading), subject to official notification of issuance, before the date of issuance.

Exchange Provisions.  The shares of 11% Series B Preferred Stock are exchangeable, in whole or in part, at the option of the holders, into convertible subordinated debentures that are due on December 31, 2013, and are fully guaranteed on a senior subordinated unsecured basis by all of our subsidiaries, provided that

(i) each partial exchange shall be with respect to shares of 11% Series B Preferred Stock outstanding with a liquidation preference of not less than $50,000,000 in the case of NBC Palm Beach I and $5,000,000 for all other holders or all such shares remaining, if less, and (ii) any exchange prior to April 16, 2013, may only be made if no default or event of default would exist or be caused by such exchange under the covenant limiting our ability to incur indebtedness under the indentures governing our existing indebtedness, as in effect on December 30, 2005, assuming that the debt incurrence covenants within any indentures entered into after December 30, 2005 are at least as permissive. Such debentures are convertible into shares of Class A Common Stock (or a corresponding number of shares of non-voting common stock, in the case of conversion by NBC Palm Beach I) at a price of $13.01 per share, and are redeemable by us for cash at a price equal to 80% of the prevailing trading price of our Class A Common Stock multiplied by the number of shares of our Class A Common Stock into which such debentures are convertible (based on the $13.01 per share conversion price).

Restrictive Covenants.  The certificate of designation for the 11% Series B Preferred Stock contains covenants for the benefit of the holders of the 11% Series B Preferred Stock that, among other things, and subject to certain exceptions, restrict our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends and make other restricted payments;

•	issue certain stock of subsidiaries; and

•	enter into transactions with affiliates.

In the event we breach any of the these covenants, the holders of the 11% Series B Preferred Stock have the right, voting separately and as one class, to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board. Our rights and obligations in respect of the 11% Series B Preferred Stock are also subject to the terms of our agreements with NBCU.

Series A-1 Convertible Preferred Stock

General.  We have designated 8,500 shares of our authorized preferred stock as our Series A-1 Convertible Preferred Stock, none of which are currently outstanding.

Dividends.  We are not required to declare or pay dividends on the Series A-1 Convertible Preferred Stock. When dividends are declared by our Board, holders of the Series A-1 Convertible Preferred Stock will be entitled to receive dividends on each share at the higher of: (i) an annual rate of 12% of the liquidation preference per share, and (ii) the aggregate cash dividends per share paid on Class D Common Stock, from the later of (a) the date of issuance and (b) the date of the last payment of a cash dividend on the Class D Common Stock to the date of such determination, multiplied by the number of shares of Class D Common Stock into which each share of Series A-1 Convertible Preferred Stock is convertible. All dividends shall accrue and be cumulative, whether or not earned or declared, on a quarterly basis, in arrears from the issuance date, but shall be payable only at such time or times as may be fixed by our Board or as otherwise provided and shall not compound.

Voting Rights.  Holders of the Series A-1 Convertible Preferred Stock will not be entitled to voting rights, except as required under the DGCL and as expressly provided in the certificate of designation, including, among others things, with respect to:

•	materially and adversely amending certain rights of the holders of the Series A-1 Convertible Preferred Stock;

•	issuing additional shares of Series A-1 Convertible Preferred Stock or any class of equity securities that ranks on a parity with or senior to the Series A-1 Convertible Preferred Stock, other than the issuance of such parity or senior securities in an amount sufficient to refinance any series of securities to which the Series A-1 Convertible Preferred Stock is junior, so long as such parity or senior securities (i) do not require us to pay dividends thereon on a current basis in cash, or (ii) require cash dividends to be paid at a rate not more than three percentage points greater than the dividend rate borne by any series of securities to which the Series A-1 Convertible Preferred Stock is junior, and do not prohibit the payment of dividends other than in cash on the Series A-1 Convertible Preferred Stock, or prohibit mandatory redemption of the Series A-1 Convertible Preferred Stock; and

•	any merger or consolidation involving us and any transfer of all or substantially all of our assets (including our subsidiaries, taken as a whole), unless certain conditions are met.

In addition, the certificate of designation of the Series A-1 Convertible Preferred Stock provides that, upon our failure to satisfy any redemption or conversion obligation with respect to the Series A-1 Convertible Preferred Stock, as their sole and exclusive remedy under such circumstances, holders of a majority of the outstanding shares of such stock shall have the right, voting separately and as one class, to elect the lesser of two directors or that number of directors constituting 25% of the members of our Board.

Liquidation Rights.  Upon our liquidation, winding-up and dissolution, holders of the Series A-1 Convertible Preferred Stock will be entitled to an amount in cash equal to the greater of: (i) $10,000 per share, plus any accumulated and unpaid dividends, and (ii) the aggregate amount per share payable upon liquidation, dissolution or winding up to the holders of shares of Class A Common Stock or such other class or series of stock into which the Series A-1 Convertible Preferred Stock is then convertible (assuming the conversion of all of the Series A-1 Convertible Preferred Stock), multiplied by the number of shares of Class A Common Stock into which such shares of Series A-1 Convertible Preferred Stock are then convertible.

Ranking.  The Series A-1 Convertible Preferred Stock will rank (i) senior in right of payment to any unexchanged shares of Senior Preferred Stock (provided that the Proposed Amendments and the Senior Issuance are approved by both series of Senior Preferred Stock), Series C Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E-1 Convertible Preferred Stock, Series E-2 Convertible Preferred Stock and Series F Non-Convertible Preferred Stock and all classes of common stock, (ii) equally in right of payment with the Series A-2 Non-Convertible Preferred Stock and Series A-3 Convertible Preferred Stock, and (iii) rank junior in right of payment to our Senior Debt, Series A Notes and Series B Notes.

Redemption.  We are required to redeem all of the outstanding shares of Series A-1 Convertible Preferred Stock on August 31, 2013, for $10,000 (in cash) per share plus, as applicable, all accrued and unpaid dividends through and including the date of redemption.

Conversion Rights.

Optional Conversion.  At the holder’s option, the shares of Series A-1 Convertible Preferred Stock will be convertible at any time into (A) a number of shares of Class D Common Stock equal to the number of shares of Series A-1 Convertible Preferred Stock surrendered for conversion, multiplied by $10,000, plus accrued and unpaid dividends thereon, divided by (B) the conversion price then in effect, except that if shares of Series A-1 Convertible Preferred Stock are called for redemption the conversion right will terminate at the close of business on the redemption date. The conversion price is $0.90 per share of Class D Common Stock, increasing at a rate per annum equal to the dividend rate for the Series A-1 Convertible Preferred Stock from the date of issuance through the date of conversion, which we refer to as the “Series A-1 Convertible Preferred Stock Conversion Price.” No fractional shares or securities representing fractional shares will be issued upon conversion; in lieu of fractional shares, we will pay a cash adjustment based upon the common stock value as of the close of business on the first business day preceding the date of conversion.

Mandatory Conversion.  At any time following the first anniversary of the issuance date, the shares of Series A-1 Convertible Preferred Stock will be converted automatically, without notice to holders, into (A) a number of shares of Class D Common Stock equal to the liquidation preference of the shares of Series A-1

Convertible Preferred Stock so converted, plus accrued and unpaid dividends thereon, divided by (B) the Series A-1 Convertible Preferred Stock Conversion Price, upon the earliest to occur of the following events:

•	the trading price for 15 consecutive trading days of our Class A Common Stock or Class D Common Stock is equal to or greater than:

•	in the event the mandatory conversion occurs after the first anniversary, but prior to the second anniversary of the issuance date, 102% of the Series A-1 Convertible Preferred Stock Conversion Price,

•	in the event the mandatory conversion occurs on or after the second anniversary, but prior to the third anniversary of the issuance date, 101% of the Series A-1 Convertible Preferred Stock Conversion Price, or

•	in the event the mandatory conversion occurs on or after the third anniversary of the issuance date, the Series A-1 Convertible Preferred Stock Conversion Price

(as the case may be, the “Series A-1 Convertible Preferred Stock Mandatory Conversion Trigger Price”); and

•	we issue common stock at an issue price per share equal to or greater than the Series A-1 Convertible Preferred Stock Mandatory Conversion Trigger Price, generating aggregate gross proceeds to us of at least $75,000,000 (provided that, if the common stock is issued to CIG, NBCU or their respective affiliates, an internationally recognized investment bank selected by CIG from a list of three banks provided by us shall have provided an opinion to the effect that the issue price per share is at or higher than the fair market value of a share of our common stock).

The conversion prices shall be subject to customary adjustments for stock splits, dividends, recapitalizations, below market issues and similar events.

Series A-2 Non-Convertible Preferred Stock

General.  We have designated 11,000 shares of our authorized preferred stock as our Series A-2 Non-Convertible Preferred Stock, none of which are currently outstanding.

Dividends.  We are not required to declare or pay dividends on the Series A-2 Non-Convertible Preferred Stock. However, when dividends are declared by our Board, holders of the Series A-2 Non-Convertible Preferred Stock will be entitled to receive dividends on each share at 8% per year. All dividends shall accrue and be cumulative, whether or not earned or declared, on a quarterly basis, in arrears from the issuance date, but shall be payable only at such time or times as may be fixed by our Board or as otherwise provided and shall not compound.

Voting Rights.  Holders of the Series A-2 Non-Convertible Preferred Stock will not be entitled to voting rights, except as required under the DGCL and as expressly provided in the certificate of designation, including, among others things, with respect to:

•	materially and adversely amending certain rights of the holders of the Series A-2 Non-Convertible Preferred Stock;

•	issuing additional shares of Series A-2 Non-Convertible Preferred Stock or any class of equity securities that ranks on a parity with or senior to the Series A-2 Non-Convertible Preferred Stock, other than the issuance of such parity or senior securities in an amount sufficient to refinance any series of securities to which the Series A-2 Non-Convertible Preferred Stock is junior, so long as such parity or senior securities (i) do not require us to pay dividends thereon on a current basis in cash, or (ii) require cash dividends to be paid at a rate not more than three percentage points greater than the dividend rate borne by any series of securities to which the Series A-2 Non-Convertible Preferred Stock is junior, and do not prohibit the payment of dividends other than in cash on the Series A-2 Non-Convertible Preferred Stock, or prohibit mandatory redemption of the Series A-2 Non-Convertible Preferred Stock; and

•	any merger or consolidation involving us and any transfer of all or substantially all of our assets (including our subsidiaries, taken as a whole), unless certain conditions are met.

In addition, the certificate of designation of the Series A-2 Non-Convertible Preferred Stock provides that, upon our failure to satisfy any redemption or conversion obligation with respect to the Series A-2 Non-Convertible Preferred Stock, as their sole and exclusive remedy under such circumstances, holders of a majority of the outstanding shares of such stock shall have the right, voting separately and as one class, to elect the lesser of two directors or that number of directors constituting 25% of the members of our Board.

Liquidation Rights.  Upon our liquidation, winding-up and dissolution, holders of the Series A-2 Non-Convertible Preferred Stock will be entitled to $10,000 per share, plus any accumulated and unpaid dividends.

Ranking.  The Series A-2 Non-Convertible Preferred Stock will rank (i) senior in right of payment to any unexchanged shares of Senior Preferred Stock (provided that the Proposed Amendments and Senior Issuance are approved by both series of Senior Preferred Stock), Series C Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E-1 Convertible Preferred Stock, Series E-2 Convertible Preferred Stock and Series F Non-Convertible Preferred Stock and all classes of common stock, (ii) equally in right of payment with the Series A-1 Convertible Preferred Stock and Series A-3 Convertible Preferred Stock, and (iii) junior in right of payment to our Senior Debt, Series A Notes and Series B Notes.

Redemption.  We are required to redeem all of the outstanding shares of Series A-2 Non-Convertible Preferred Stock on August 31, 2013, for $10,000 (in cash) per share plus, as applicable, all accrued and unpaid dividends through and including the date of redemption.

Conversion Rights.  The Series A-2 Non-Convertible Preferred Stock is not convertible.

Series A-3 Convertible Preferred Stock

General.  We have designated 11,000 shares of our authorized preferred stock as our Series A-3 Convertible Preferred Stock, none of which are currently outstanding.

Dividends.  We are not required to declare or pay dividends on the Series A-3 Convertible Preferred Stock. However, when dividends are declared by our Board, holders of the Series A-3 Convertible Preferred Stock will be entitled to receive dividends on each share at the higher of: (i) 12% per year, and (ii) the aggregate cash dividends per share paid on Class A Common Stock, from the later of (a) the date of issuance or (b) the date of the last payment of a cash dividend on the Class A Common Stock to the date of such determination, multiplied by the number of shares of Class A Common Stock into which each share of Series A-3 Convertible Preferred Stock is convertible. All dividends shall accrue and be cumulative, whether or not earned or declared, on a quarterly basis, in arrears from the issuance date, but shall be payable only at such time or times as may be fixed by our Board or as otherwise provided and shall not compound.

Voting Rights.  Holders of the Series A-3 Convertible Preferred Stock will not be entitled to voting rights, except as required under the DGCL and as expressly provided in the certificate of designation, including, among others things, with respect to:

•	materially and adversely amending certain rights of the holders of the Series A-3 Convertible Preferred Stock;

•	issuing additional shares of Series A-3 Convertible Preferred Stock or any class of equity securities that ranks on a parity with or senior to the Series A-3 Convertible Preferred Stock, other than the issuance of such parity or senior securities in an amount sufficient to refinance any series of securities to which the Series A-3 Convertible Preferred Stock is junior, so long as such parity or senior securities (i) do not require us to pay dividends thereon on a current basis in cash, or (ii) require cash dividends to be paid at a rate not more than three percentage points greater than the dividend rate borne by any series of securities to which the Series A-3 Convertible Preferred Stock is junior, and do not prohibit the payment of dividends other than in cash on the Series A-3 Convertible Preferred Stock or prohibit mandatory redemption of the Series A-3 Convertible Preferred Stock; and

•	any merger or consolidation involving us and any transfer of all or substantially all of our assets (including our subsidiaries, taken as a whole), unless certain conditions are met.

In addition, upon our failure to satisfy any redemption or conversion obligation with respect to the Series A-3 Convertible Preferred Stock, as their sole and exclusive remedy under such circumstances, holders of a majority of the outstanding shares of such stock shall have the right, voting separately and as one class, to elect the lesser of two directors or that number of directors constituting 25% of the members of our Board.

Liquidation Rights.  Upon our liquidation, winding-up and dissolution, holders of the Series A-3 Convertible Preferred Stock will be entitled to an amount in cash equal to the greater of: (i) $10,000 per share, plus any accumulated and unpaid dividends, and (ii) the aggregate amount per share payable upon liquidation, dissolution or winding up to the holders of shares of Class A Common Stock (or such other class or series of stock into which the Series A-3 Convertible Preferred Stock is then convertible) multiplied by the number of shares of Class A Common Stock into which such shares of Series A-3 Convertible Preferred Stock are then convertible.

Ranking.  The Series A-3 Convertible Preferred Stock will rank (i) senior in right of payment to any unexchanged shares of Senior Preferred Stock (provided that the Proposed Amendments and the Senior Issuance are approved by both series of Senior Preferred Stock), Series C Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E-1 Convertible Preferred Stock, Series E-2 Convertible Preferred Stock and Series F Non-Convertible Preferred Stock and all classes of common stock, (ii) equally in right of payment with the Series A-2 Non-Convertible Preferred Stock and Series A-1 Convertible Preferred Stock, and (iii) junior in right of payment to our Senior Debt, Series A Notes and Series B Notes.

Redemption.  We are required to redeem all of the outstanding shares of Series A-3 Convertible Preferred Stock on August 31, 2013, for $10,000 (in cash) per share plus, as applicable, all accrued and unpaid dividends through and including the date of redemption.

Conversion Rights.

Optional Conversion.  At the holder’s option, the shares of Series A-3 Convertible Preferred Stock will be convertible at any time into (A) a number of shares of Class A Common Stock (or, under certain circumstances, Class C Common Stock) equal to the number of shares of Series A-3 Convertible Preferred Stock surrendered for conversion, multiplied by $10,000, plus accrued and unpaid dividends thereon, divided by (B) the conversion price then in effect, except that if shares of Series A-3 Convertible Preferred Stock are called for redemption that conversion right will terminate at the close of business on the redemption date. The conversion price is $0.75 per share of Class A Common Stock (or Class C Common Stock, as applicable), increasing at a rate per annum equal to the dividend rate for the Series A-3 Convertible Preferred Stock from the date of issuance through the date of conversion (the “Series A-3 Convertible Preferred Stock Conversion Price”). No fractional shares or securities representing fractional shares will be issued upon conversion; in lieu of fractional shares, we will pay a cash adjustment based upon the common stock value as of the close of business on the first day preceding the date of conversion.

Mandatory Conversion.  At any time following the first anniversary of the issuance date, the shares of Series A-3 Convertible Preferred Stock will be converted automatically, without notice to holders, into (A) a number of shares of Class A Common Stock (or, under certain circumstances, Class C Common Stock) equal to the liquidation preference of the shares of A-3 Convertible Preferred Stock so converted, plus accrued and unpaid dividends, divided by (B) the Series A-3 Convertible Preferred Stock Conversion Price, upon the earliest to occur of the following events:

•	the trading price for 15 consecutive trading days of our Class A Common Stock or Class D Common Stock is equal to or greater than:

•	in the event the mandatory conversion occurs after the first anniversary, but prior to the second anniversary of the issuance date, 102% of the Series A-3 Convertible Preferred Stock Conversion Price,

•	in the event the mandatory conversion occurs on or after the second anniversary, but prior to the third anniversary of the issuance date, 101% of the Series A-3 Convertible Preferred Stock Conversion Price, or

•	in the event the mandatory conversion occurs on or after the third anniversary of the issuance date, the Series A-3 Convertible Preferred Stock Conversion Price

(as the case may be, the “Series A-3 Convertible Preferred Stock Mandatory Conversion Trigger Price”); and

•	we issue common stock at an issue price per share equal to or greater than the Series A-3 Convertible Preferred Stock Mandatory Conversion Trigger Price, generating aggregate gross proceeds to us of at least $75,000,000 (provided that, if the common stock is issued to CIG, NBCU or their respective affiliates, an internationally recognized investment bank selected by CIG from a list of three banks provided by us shall have provided an opinion to the effect that the issue price per share is at or higher than the fair market value of a share of our common stock).

The conversion prices shall be subject to customary adjustments for stock splits, dividends, recapitalizations, below market issues and similar events.

Series B Convertible Preferred Stock

General.  We have designated 3,000 shares of our authorized preferred stock as our Series B Convertible Preferred Stock, none of which are currently outstanding.

Dividends.  We are not required to declare or pay dividends on the Series B Convertible Preferred Stock. However, when declared by our Board, the holders of the Series B Convertible Preferred Stock will be entitled to receive dividends on each share at the higher of: (i) 12% per year, and (ii) the aggregate cash dividends per share paid on Class D Common Stock, from the later of (a) the date of issuance or (b) the date of the last payment of a cash dividend on the Class D Common Stock to the date of such determination, multiplied by the number of shares of Class D Common Stock into which each share of Series A-1 Convertible Preferred Stock is convertible. All dividends shall accrue and be cumulative, whether or not earned or declared, on a quarterly basis, in arrears from the issuance date, but shall be payable only at such time or times as may be fixed by our Board or as otherwise provided and shall not compound.

Voting Rights.  Holders of the Series B Convertible Preferred Stock will not be entitled to voting rights, except as required under the DGCL and as expressly provided in the certificate of designation, including, among others things, with respect to:

•	materially and adversely amending certain rights of the holders of the Series B Convertible Preferred Stock;

•	issuing additional shares of Series B Convertible Preferred Stock or any class of equity securities that ranks on a parity with or senior to the Series B Convertible Preferred Stock, other than the issuance of such parity or senior securities in an amount sufficient to refinance any series of securities to which the Series B Convertible Preferred Stock is junior, so long as such parity or senior securities (i) do not require us to pay dividends thereon on a current basis in cash, or (ii) require cash dividends to be paid at a rate no more than three percentage points greater than the dividend rate borne by any series of securities to which the Series B Convertible Preferred Stock is junior, and do not prohibit the payment of dividends other than in cash on the Series B Convertible Preferred Stock or prohibit mandatory redemption of the Series B Convertible Preferred Stock; and

•	any merger or consolidation involving us and any transfer of all or substantially all of our assets (including our subsidiaries, taken as a whole), unless certain conditions are met.

In addition, the certificate of designation of the Series B Convertible Preferred Stock provides that, upon our failure to satisfy any redemption or conversion obligation with respect to the Series B Convertible Preferred Stock, as their sole and exclusive remedy under such circumstances, holders of a majority of the outstanding shares of such stock shall have the right, voting separately and as one class, to elect the lesser of two directors or that number of directors constituting 25% of the members of our Board.

Liquidation Rights.  Upon our liquidation, winding-up and dissolution, holders of the Series B Convertible Preferred Stock will be entitled to the greater of: (i) $10,000 per share, plus any accumulated and unpaid dividends from the issue date through and including the date of liquidation, and (ii) the aggregate amount per share payable upon liquidation, dissolution or winding up to the holders of shares of Class A Common Stock multiplied by the number of shares of Class A Common Stock or such other class or series of stock into which the Series B Convertible Preferred Stock is then convertible (assuming the conversion of all of the Series B Convertible Preferred Stock) multiplied by the number of shares of Class A Common Stock into which such shares of Series B Convertible Preferred Stock are then convertible.

Ranking.  The Series B Convertible Preferred Stock will rank (i) senior in right of payment to the Series D Convertible Preferred Stock, Series E-1 Convertible Preferred Stock, Series E-2 Convertible Preferred Stock, Series F Non-Convertible Preferred Stock and all classes of common stock, (ii) equally in right of payment with the Series C Non-Convertible Preferred Stock and Series C Convertible Preferred Stock, and (iii) junior in right of payment to the Senior Debt, Series A Notes, Series B Notes, and any unexchanged shares of Senior Preferred Stock.

Redemption.  We shall redeem all of the outstanding shares of Series B Convertible Preferred Stock on August 31, 2013, for $10,000 (in cash) per share plus, as applicable, all accrued and unpaid dividends through and including the date of redemption.

Conversion Rights.

Optional Conversion.  At the holder’s option, the shares of Series B Convertible Preferred Stock will be convertible at any time into (A) a number of shares of Class D Common Stock equal to the number of shares of Series B Convertible Preferred Stock surrendered for conversion, multiplied by $10,000, plus accrued and unpaid dividends thereon, divided by (B) the conversion price then in effect, except that if shares of Series B Convertible Preferred Stock are called for redemption the conversion right will terminate at the close of business on the redemption date. The conversion price is $0.90 per share of Class D Common Stock, increasing at a rate per annum equal to the dividend rate for the Series B Convertible Preferred Stock from the date of issuance through the date of conversion, which we refer to as the “Series B Convertible Preferred Stock Conversion Price.” No fractional shares or securities representing fractional shares will be issued upon conversion; in lieu of fractional shares, we will pay a cash adjustment based upon the common stock value as of the close of business on the first business day preceding the date of conversion.

Mandatory Conversion.  At any time following the first anniversary of the issuance date, the shares of Series B Convertible Preferred Stock will be converted automatically, without notice to holders, into (A) a number of shares of Class D Common Stock equal to the liquidation preference of the shares of Series B Convertible Preferred Stock so converted, plus accrued and unpaid dividends, divided by (B) the Series B Convertible Preferred Stock Conversion Price, upon the earliest to occur of the following events:

•	the trading price for 15 consecutive trading days of our Class A Common Stock or Class D Common Stock is equal to or greater than:

•	in the event the mandatory conversion occurs after the first anniversary, but prior to the second anniversary of the issuance date, 102% of the Series B Convertible Preferred Stock Conversion Price,

•	in the event the mandatory conversion occurs on or after the second anniversary, but prior to the third anniversary of the issuance date, 101% of the Series B Convertible Preferred Stock Conversion Price, or

•	in the event the mandatory conversion occurs on or after the third anniversary of the issuance date, the Series B Convertible Preferred Stock Conversion Price

(as the case may be, the “Series B Convertible Preferred Stock Mandatory Conversion Trigger Price”); and

•	we issue common stock at an issue price per share equal to or greater than the Series B Convertible Preferred Stock Mandatory Conversion Trigger Price, generating aggregate gross proceeds to us of at least $75,000,000 (provided that, if the common stock is issued to CIG, NBCU or their respective affiliates, an internationally recognized investment bank selected by CIG from a list of three banks provided by us shall have provided an opinion to the effect that the issue price per share is at or higher than the fair market value of a share of our common stock).

The conversion prices shall be subject to customary adjustments for stock splits, dividends, recapitalizations, below market issues and similar events.

Series C Convertible Preferred Stock

General.  We have designated 11,000 shares of our authorized preferred stock as our Series C Convertible Preferred Stock, none of which are currently outstanding.

Dividends.  We are not required to declare or pay dividends on the Series C Convertible Preferred Stock. However, when declared by our Board, the holders of the Series C Convertible Preferred Stock will be entitled to receive dividends on each share at the higher of: (i) 8% per year, and (ii) the aggregate cash dividends per share paid on Class A Common Stock, from the later of (a) the date of issuance or (b) the date of the last payment of a cash dividend on the Class A Common Stock to the date of such determination, multiplied by the number of shares of Class A Common Stock into which each share of Series C Convertible Preferred Stock is convertible. All dividends shall accrue and be cumulative, whether or not earned or declared, on a quarterly basis, in arrears from the issuance date, but shall be payable only at such time or times as may be fixed by our Board or as otherwise provided and shall not compound.

Voting Rights.  Holders of the Series C Convertible Preferred Stock will not be entitled to voting rights, except as required under the DGCL and as expressly provided in the certificate of designation, including, among others things, with respect to:

•	materially and adversely amending certain rights of the holders of the Series C Convertible Preferred Stock;

•	issuing additional shares of Series C Convertible Preferred Stock or any class of equity securities that ranks on a parity with or senior to the Series C Convertible Preferred Stock, other than the issuance of such parity or senior securities in an amount sufficient to refinance any series of securities to which the Series C Convertible Preferred Stock is junior, so long as such parity or senior securities (i) do not require us to pay dividends thereon on a current basis in cash, or (ii) require cash dividends to be paid at a rate not more than three percentage points greater than the dividend rate borne by any series of securities to which the Series C Convertible Preferred Stock is junior, and do not prohibit the payment of dividends other than in cash on the Series C Convertible Preferred Stock or prohibit mandatory redemption of the Series C Convertible Preferred Stock; and.

•	any merger or consolidation involving us and any transfer of all or substantially all of our assets (including our subsidiaries, taken as a whole), unless certain conditions are met.

In addition, the certificate of designation of the Series C Convertible Preferred Stock provides that, upon our failure to satisfy any redemption or conversion obligation with respect to the Series C Convertible Preferred Stock, as their sole and exclusive remedy under such circumstances, holders of a majority of the outstanding shares of such stock shall have the right, voting separately and as one class, to elect the lesser of two directors or that number of directors constituting 25% of the members of our Board.

Liquidation Rights.  Upon our liquidation, winding-up and dissolution, holders of the Series C Convertible Preferred Stock will be entitled to receive dividends at the greater of: (i) $10,000 per share, plus any accumulated and unpaid dividends from the issue date through and including the date of liquidation, and (ii) the aggregate amount per share payable upon liquidation, dissolution or winding up to the holders of shares of Class A Common Stock multiplied by the number of shares of Class A Common Stock (or such other class or series into which the Series C Convertible Preferred Stock is then convertible), multiplied by the number of shares of Class A Common Stock into which such shares of Series C Convertible Preferred Stock are then convertible.

Ranking.  The priority of the Series C Convertible Preferred Stock will depend on the success of the Exchange Offer. If 50% or less of either series of the Senior Preferred Stock is validly tendered and accepted in the Exchange Offer and, as a result, we do not receive the requisite approvals of the Proposed Amendments and the Senior Issuance in the Consent Solicitation, the Series C Convertible Preferred Stock will rank (i) senior in right of payment to the Series D Convertible Preferred Stock, Series E-1 Convertible Preferred Stock, Series E-2 Convertible Preferred Stock, Series F Non-Convertible Preferred Stock and all classes of common stock, (ii) equally in right of payment with the Series C Non-Convertible Preferred Stock and Series B Convertible Preferred Stock, and (iii) junior in right of payment to the Senior Debt, Series A Notes, Series B Notes, and any unexchanged shares of Senior Preferred Stock.

If more than 50% of the Senior Preferred Stock is validly tendered and accepted in the Exchange Offer and, as a result, we receive the requisite approvals of the Proposed Amendments and the Senior Issuance in the Consent Solicitation, the Series C Convertible Preferred Stock will rank (i) senior in right of payment to the Series D Convertible Preferred Stock, Series E-1 Convertible Preferred Stock, Series E-2 Convertible Preferred Stock, Series F Non-Convertible Preferred Stock, 9 3/4% Preferred Stock and all classes of common stock, (ii) equally in right of payment with the 14 1/4% Preferred Stock, and (iii) junior in right of payment to the Senior Debt, Series A Notes, Series B Notes, Series A-1 Convertible Preferred Stock, Series A-2 Non-Convertible Preferred Stock and Series A-3 Convertible Preferred Stock.

Redemption.  We are required to redeem all of the outstanding shares of Series C Convertible Preferred Stock on August 31, 2013, for $10,000 (in cash) per share plus, as applicable, all accrued and unpaid dividends through and including the date of redemption.

Conversion Rights.

Optional Conversion.  At the holder’s option, the shares of Series C Convertible Preferred Stock will be convertible at any time into (A) a number of shares of Class A Common Stock (or, under certain circumstances, Class C Common Stock) equal to the number of shares of Series C Convertible Preferred Stock surrendered for conversion, multiplied by $10,000, plus accrued and unpaid dividends thereon, divided by (B) the conversion price then in effect, except that if shares of Series C Convertible Preferred Stock are called for redemption the conversion right will terminate at the close of business on the redemption date. The conversion price is $0.75 per share of Class A Common Stock (or Class C Common Stock, as applicable), increasing at a rate per annum equal to the dividend rate for the Series C Convertible Preferred Stock from the date of issuance through the date of conversion (the “Series C Convertible Preferred Stock Conversion Price”). No fractional shares or securities representing fractional shares will be issued upon conversion; in lieu of fractional shares, we will pay a cash adjustment based upon the common stock value as of the close of business on the first day preceding the date of conversion.

Mandatory Conversion.  At any time following the first anniversary of the issuance date, the shares of Series C Convertible Preferred Stock will be converted automatically, without notice to holders, into (A) a number of shares of Class A Common Stock (or, under certain circumstances, Class C Common Stock) equal to the liquidation preference of the shares of Series C Convertible Preferred Stock so converted, plus accrued and unpaid dividends, divided by (B) the Series C Convertible Preferred Stock Conversion Price, upon the earliest to occur of the following events:

•	the trading price for 15 consecutive trading days of our Class A Common Stock or Class D Common Stock is equal to or greater than:

•	in the event the mandatory conversion occurs after the first anniversary, but prior to the second anniversary of the issuance date, 102% of the Series C Convertible Preferred Stock Conversion Price,

•	in the event the mandatory conversion occurs on or after the second anniversary but prior to the third anniversary of the issuance date, 101% of the Series C Convertible Preferred Stock Conversion Price, or

•	in the event the mandatory conversion occurs on or after the third anniversary of the issuance date, the Series C Convertible Preferred Stock Conversion Price

(as the case may be, the “Series C Convertible Preferred Stock Mandatory Conversion Trigger Price”); and

•	we issue common stock at an issue price per share equal to or greater than the Series C Convertible Preferred Stock Mandatory Conversion Trigger Price, generating aggregate gross proceeds to us of at least $75,000,000 (provided that, if the common stock is issued to CIG, NBCU or their respective affiliates, an internationally recognized investment bank selected by CIG from a list of three banks provided by us shall have provided an opinion to the effect that the issue price per share is at or higher than the fair market value of a share of our common stock).

The conversion prices shall be subject to customary adjustments for stock splits, dividends, recapitalizations, below market issues and similar events.

Series C Non-Convertible Preferred Stock

General.  We have designated 6,000 shares of our authorized preferred stock as our Series C Non-Convertible Preferred Stock, none of which are currently outstanding.

Dividends.  We are not required to declare or pay dividends on the Series C Non-Convertible Preferred Stock. However, when declared by our Board, the holders of the Series C Non-Convertible Preferred Stock will be entitled to receive dividends of 8% per year. All dividends shall accrue and be cumulative, whether or not earned or declared, on a quarterly basis, in arrears from the issuance date, but shall be payable only at such time or times as may be fixed by our Board or as otherwise provided and shall not compound.

Voting Rights.  Holders of the Series C Non-Convertible Preferred Stock will not be entitled to voting rights, except as required under the DGCL and as expressly provided in the certificate of designation, including, among others things, with respect to:

•	materially and adversely amending certain rights of the holders of the Series C Non-Convertible Preferred Stock;

•	issuing additional shares of Series C Non-Convertible Preferred Stock or any class of equity securities that ranks on a parity with or senior to the Series C Non-Convertible Preferred Stock, other than the issuance of such parity or senior securities in an amount sufficient to refinance any series of securities to which the Series C Non-Convertible Preferred Stock is junior, so long as such parity or senior securities (i) do not require us to pay dividends thereon on a current basis in cash, or (ii) require cash dividends to be paid at a rate not more than three percentage points greater than the dividend rate borne by any series of securities to which the Series C Non-Convertible Preferred Stock is junior, and do not prohibit the payment of dividends other than in cash on the Series C Non-Convertible Preferred Stock or prohibit mandatory redemption of the Series C Non-Convertible Preferred Stock; and

•	any merger or consolidation involving us and any transfer of all or substantially all of our assets (including our subsidiaries, taken as a whole), unless certain conditions are met.

In addition, the certificate of designation of the Series C Non-Convertible Preferred Stock provides that, upon our failure to satisfy any redemption or conversion obligation with respect to the Series C Non-Convertible Preferred Stock, as their sole and exclusive remedy under such circumstances, holders of a majority of the outstanding shares of such stock shall have the right, voting separately and as one class, to elect the lesser of two directors or that number of directors constituting 25% of the members of our Board.

Liquidation Rights.  Upon our liquidation, dissolution or winding up, holders of the Series C Non-Convertible Preferred Stock will be entitled to an amount in cash equal to $10,000 per share, plus any accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution and winding up.

Ranking.  The Series C Non-Convertible Preferred Stock will rank (i) senior in right of payment to the Series D Convertible Preferred Stock, Series E-1 Convertible Preferred Stock, Series E-2 Convertible Preferred

Stock, Series F Non-Convertible Preferred Stock and all classes of common stock, (ii) equally in right of payment with the Series B Convertible Preferred Stock and Series C Convertible Preferred Stock, and (iii) junior in right of payment to the Senior Debt, Series A Notes, Series B Notes, and any unexchanged shares of Senior Preferred Stock.

Redemption.  We shall redeem all of the outstanding shares of Series C Non-Convertible Preferred Stock on August 31, 2013, for $10,000 (in cash) per share plus, as applicable, all accrued and unpaid dividends through and including the date of redemption.

Conversion Rights.  The shares of Series C Non-Convertible Preferred Stock will not be convertible.

Series D Convertible Preferred Stock

General.  We have designated 39,000 shares of our authorized preferred stock as our Series D Convertible Preferred Stock, none of which are currently outstanding.

Dividends.  We are not required to declare or pay dividends on the Series D Convertible Preferred Stock. However, when declared by our Board, the holders of the Series D Convertible Preferred Stock will be entitled to receive dividends on each share at the higher of: (i) 8% per year, payable quarterly in arrears, in cash, which amounts shall accrue to the extent not paid in cash, and (ii) the aggregate cash dividends per share paid on Class A Common Stock, from the later of (a) the date of issuance or (b) the date of the last payment of a cash dividend on the Class A Common Stock to the date of such determination, multiplied by the number of shares of Class A Common Stock into which each share of Series D Convertible Preferred Stock is convertible. All dividends shall accrue and be cumulative, whether or not earned or declared, on a quarterly basis, in arrears from the issuance date, but shall be payable only at such time or times as may be fixed by our Board or as otherwise provided and shall not compound.

Voting Rights.  Holders of the Series D Convertible Preferred Stock will not be entitled to voting rights, except as required under the DGCL and as expressly provided in the certificate of designation, including, among others things, with respect to:

•	materially and adversely amending certain rights of the holders of the Series D Convertible Preferred Stock;

•	issuing additional shares of Series D Convertible Preferred Stock or any class of equity securities that ranks on a parity with or senior to the Series D Convertible Preferred Stock, other than the issuance of such parity or senior securities in an amount sufficient to refinance any series of securities to which the Series D Convertible Preferred Stock is junior, so long as such parity or senior securities (i) do not require us to pay dividends thereon on a current basis in cash, or (ii) require cash dividends to be paid at a rate not more than exceed three percentage points greater than the dividend rate borne by any series of securities to which the Series D Convertible Preferred Stock is junior, and do not prohibit the payment of dividends other than in cash on the Series D Convertible Preferred Stock or prohibit mandatory redemption of the Series D Convertible Preferred Stock; and

•	any merger or consolidation involving us and any transfer of all or substantially all of our assets (including our subsidiaries, taken as a whole), unless certain conditions are met.

In addition, the certificate of designation of the Series D Convertible Preferred Stock provides that, upon our failure to satisfy any redemption or conversion obligation with respect to the Series D Convertible Preferred Stock, as their sole and exclusive remedy under such circumstances, holders of a majority of the outstanding shares of such stock shall have the right, voting separately and as one class, to elect the lesser of two directors or that number of directors constituting 25% of the members of our Board.

Liquidation Rights.  Upon our liquidation, dissolution or winding up, holders of the Series D Convertible Preferred Stock will be entitled to an amount in cash equal to the greater of: (i) $10,000 per share, plus any accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution and winding up, and (ii) the amount per share which would have been payable upon such liquidation, dissolution or winding up to the holders of shares of Class A Common Stock (or such other class or series of stock into which Series D

Convertible Preferred Stock is then convertible) multiplied by the number of shares of Class A Common Stock into which such shares of Series D Convertible Preferred Stock are then convertible.

Ranking.  The Series D Convertible Preferred Stock will rank (i) senior in right of payment to the Series E-1 Convertible Preferred Stock, Series E-2 Convertible Preferred Stock, Series F Non-Convertible Preferred Stock and all classes of common stock and (ii) junior in right of payment to the Senior Debt, Series A Notes, Series B Notes, Series A-1 Convertible Preferred Stock, Series A-2 Non-Convertible Preferred Stock, Series A-3 Convertible Preferred Stock, any unexchanged shares of Senior Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series C Non-Convertible Preferred Stock.

Redemption.  We are required to redeem all of the outstanding shares of Series D Convertible Preferred Stock on August 31, 2013, for $10,000 (in cash) per share plus, as applicable, all accrued and unpaid dividends through and including the date of redemption.

Conversion Rights.

Optional Conversion.  At the holder’s option, the shares of Series D Convertible Preferred Stock will be convertible at any time into (A) a number of shares of Class A Common Stock (or, under certain circumstances, Class C Common Stock) equal to the number of shares of Series C Convertible Preferred Stock surrender for conversion, multiplied by $10,000, plus accrued and unpaid dividends thereon, divided by (B) the conversion price then in effect, except that if shares of Series D Convertible Preferred Stock are called for redemption the conversion right will terminate at the close of business on the redemption date. The conversion price is $0.75 per share of Class A Common Stock (or Class C Common Stock, as applicable), increasing at a rate per annum equal to the dividend rate of the Series D Convertible Preferred Stock from the date of issuance through the date of conversion (the “Series D Convertible Preferred Stock Conversion Price”). No fractional shares or securities representing fractional shares will be issued upon conversion; in lieu of fractional shares, we will pay a cash adjustment based upon the common stock value as of the close of business on the first day preceding the date of conversion.

Mandatory Conversion.  At any time following the first anniversary of the issuance date, the shares of Series D Convertible Preferred Stock will be converted automatically, without notice to holders, into (A) a number of shares of Class A Common Stock (or, under certain circumstances, Class C Common Stock) equal to the liquidation preference of the shares of Series D Convertible Preferred Stock so converted, plus accrued and unpaid dividends, divided by (B) the Series D Convertible Preferred Stock Conversion Price, upon the earliest to occur of the following events:

•	the trading price for 15 consecutive trading days of our Class A Common Stock or Class D Common Stock is equal to or greater than:

•	in the event the mandatory conversion occurs after the first anniversary, but prior to the second anniversary of the issuance date, 102% of the Series D Convertible Preferred Stock Conversion Price,

•	in the event the mandatory conversion occurs on or after the second anniversary, but prior to the third anniversary of the issuance date, 101% of the Series D Convertible Preferred Stock Conversion Price, or

•	in the event the mandatory conversion occurs on or after the third anniversary of the issuance date, the Series D Convertible Preferred Stock Conversion Price

(as the case may be, the “Series D Convertible Preferred Stock Mandatory Conversion Trigger Price”); and

•	we issue common stock at an issue price per share equal to or greater than the Series D Convertible Preferred Stock Mandatory Conversion Trigger Price, generating aggregate gross proceeds to us of at least $75,000,000 (provided that, if the common stock is issued to CIG, NBCU or their respective affiliates, an internationally recognized investment bank selected by CIG from a list of three banks provided by us shall have provided an opinion to the effect that the issue price per share is at or higher than the fair market value of a share of our common stock).

The conversion prices shall be subject to customary adjustments for stock splits, dividends, recapitalizations, below market issues and similar events.

Series E-1 Convertible Preferred Stock

General.  We have designated 4,500 shares of our authorized preferred stock as our Series E-1 Convertible Preferred Stock, none of which are currently outstanding.

Dividends.  We will not pay dividends on the Series E-1 Convertible Preferred Stock.

Voting Rights.  Holders of the Series E-1 Convertible Preferred Stock will not be entitled to voting rights, except as required under the DGCL and as expressly provided in the certificate of designation, including, among others things, with respect to:

•	materially and adversely amending certain rights of the holders of the Series E-1 Convertible Preferred Stock;

•	issuing additional shares of Series E-1 Convertible Preferred Stock or any class of equity securities that ranks on a parity with or senior to the Series E-1 Convertible Preferred Stock, other than the issuance of such parity or senior securities in an amount sufficient to refinance any series of securities to which the Series E-1 Convertible Preferred Stock is junior, so long as such parity or senior securities (i) do not require us to pay dividends thereon on a current basis in cash, or (ii) require cash dividends to be paid at a rate not more than three percentage points greater than the dividend rate borne by any series of securities to which the Series E-1 Convertible Preferred Stock is junior, and do not prohibit the payment of dividends other than in cash on the Series E-1 Convertible Preferred Stock or prohibit mandatory redemption of the Series E-1 Convertible Preferred Stock; and

•	any merger or consolidation involving us and any transfer of all or substantially all of our assets (including our subsidiaries, taken as a whole), unless certain conditions are met.

In addition, the certificate of designation of the Series E-1 Convertible Preferred Stock provides that, upon our failure to satisfy any redemption or conversion obligation with respect to the Series E-1 Convertible Preferred Stock, as their sole and exclusive remedy under such circumstances, holders of a majority of the outstanding shares of such stock shall have the right, voting separately and as one class, to elect the lesser of two directors or that number of directors constituting 25% of the members of our Board.

Liquidation Rights.  Upon our liquidation, dissolution or winding up, holders of the Series E-1 Convertible Preferred Stock will be entitled to an amount in cash equal to the greater of: (i) $10,000 per share and (ii) the amount per share which would have been payable upon such liquidation, dissolution or winding up to the holders of shares of Class A Common Stock (or such other class or series of stock into which Series E-1 Convertible Preferred Stock is then convertible) multiplied by the number of shares of Class A Common Stock into which such shares of Series E-1 Convertible Preferred Stock are then convertible.

Ranking.  The Series E-1 Convertible Preferred Stock will rank (i) senior in right of payment to the Series F Non-Convertible Preferred Stock and all classes of common stock, (ii) equally in right of payment with the Series E-2 Convertible Preferred Stock, and (iii) junior in right of payment to the Senior Debt, Series A Notes, Series B Notes, Series A-1 Convertible Preferred Stock, Series A-2 Non-Convertible Preferred Stock, Series A-3 Convertible Preferred Stock, any unexchanged shares of Senior Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series C Non-Convertible Preferred Stock and Series D Convertible Preferred Stock.

Redemption.  We are required to redeem all of the outstanding shares of Series E-1 Convertible Preferred Stock on August 31, 2013, for $10,000 (in cash) per share.

Conversion Rights.

Optional Conversion.  At the holder’s option, the shares of Series E-1 Convertible Preferred Stock will be convertible at any time into (A) a number of shares of Class A Common Stock (or, under certain circumstances, Class C Common Stock) equal to the number of shares of Series E-1 Convertible Preferred Stock surrendered for conversion, multiplied by $10,000, divided by (B) the conversion price then in effect, except that if shares of Series E-1 Convertible Preferred Stock are called for redemption the conversion right will terminate at the close of business on the redemption date. The conversion price is $0.75 per share of Class A Common Stock (or, under certain circumstances, Class C Common Stock), subject to adjustment, which we refer to as the “Series E-1 Convertible Preferred Stock Conversion Price.” No fractional shares or securities representing fractional shares will be issued upon conversion; in lieu of fractional shares, we will pay a cash adjustment based upon the common stock value as of the close of business on the first business day preceding the date of conversion.

Mandatory Conversion.  At any time following the first anniversary of the issuance date, the shares of Series E-1 Convertible Preferred Stock will be converted automatically, without notice to holders, into (A) a number of shares of Class A Common Stock (or, under certain circumstances, Class C Common Stock) equal to the liquidation preference of the shares of Series E-1 Convertible Preferred Stock so converted, divided by (B) the Series E-1 Convertible Preferred Stock Conversion Price, upon the earliest to occur of the following events:

•	the trading price for 15 consecutive trading days of our Class A Common Stock or Class D Common Stock is equal to or greater than:

•	in the event the mandatory conversion occurs after the first anniversary, but prior to the second anniversary of the issuance date, 102% of the Series E-1 Convertible Preferred Stock Conversion Price,

•	in the event the mandatory conversion occurs on or after the second anniversary, but prior to the third anniversary of the issuance date, 101% of the Series E-1 Convertible Preferred Stock Conversion Price, or

•	in the event the mandatory conversion occurs on or after the third anniversary of the issuance date, the Series E-1 Convertible Preferred Stock Conversion Price

(as the case may be, the “Series E-1 Convertible Preferred Stock Mandatory Conversion Trigger Price”); and

•	we issue common stock at an issue price per share equal to or greater than the Series E-1 Convertible Preferred Stock Mandatory Conversion Trigger Price, generating aggregate gross proceeds to us of at least $75,000,000 (provided that, if the common stock is issued to CIG, NBCU or their respective affiliates, an internationally recognized investment bank selected by CIG from a list of three banks provided by us shall have provided an opinion to the effect that the issue price per share is at or higher than the fair market value of a share of our common stock).

The conversion prices shall be subject to customary adjustments for stock splits, dividends, recapitalizations, below market issues and similar events.

Series E-2 Convertible Preferred Stock

General.  We have designated 21,000 shares of our authorized preferred stock as our Series E-2 Convertible Preferred Stock, none of which are currently outstanding.

Dividends.  We will not pay dividends on the Series E-2 Convertible Preferred Stock.

Voting Rights.  Holders of the Series E-2 Convertible Preferred Stock will not be entitled to voting rights, except as required under the DGCL and as expressly provided in the certificate of designation, including, among others things, with respect to:

•	materially and adversely amending certain rights of the holders of the Series E-2 Convertible Preferred Stock;

•	issuing additional shares of Series E-2 Convertible Preferred Stock or any class of equity securities that ranks on a parity with or senior to the Series E-2 Convertible Preferred Stock, other than the issuance of such parity or senior securities in an amount sufficient to refinance any series of securities to which the Series E-2 Convertible Preferred Stock is junior, so long as such parity or senior securities (i) do not require us to pay dividends thereon on a current basis in cash, or (ii) require cash dividends to be paid at a rate not more than three percentage points greater than the dividend rate borne by any series of securities to which the Series E-2 Convertible Preferred Stock is junior, and do not prohibit the payment of dividends other than in cash on the Series E-2 Convertible Preferred Stock or prohibit mandatory redemption of the Series E-2 Convertible Preferred Stock; and

•	any merger or consolidation involving us and any transfer of all or substantially all of our assets (including our subsidiaries, taken as a whole), unless certain conditions are met.

In addition, the certificate of designation of the Series E-2 Convertible Preferred Stock provides that, upon our failure to satisfy any redemption or conversion obligation with respect to the Series E-2 Convertible Preferred Stock, as their sole and exclusive remedy under such circumstances, holders of a majority of the outstanding shares of such stock shall have the right, voting separately and as one class, to elect the lesser of two directors or that number of directors constituting 25% of the members of our Board.

Liquidation Rights.  Upon our liquidation, dissolution or winding up, holders of the Series E-1 Convertible Preferred Stock will be entitled to an amount in cash equal to the greater of: (i) $10,000 per share and (ii) the amount per share which would have been payable upon such liquidation, dissolution or winding up to the holders of shares of Class A Common Stock (or such other class or series of stock into which Series E-2 Convertible Preferred Stock is then convertible) multiplied by the number of shares of Class A Common Stock into which such shares of Series E-2 Convertible Preferred Stock are then convertible.

Ranking.  The Series E-2 Convertible Preferred Stock will rank (i) senior in right of payment to the Series F Non-Convertible Preferred Stock and all classes of common stock, (ii) equally in right of payment with the Series E-1 Convertible Preferred Stock, and (iii) junior in right of payment to the Senior Debt, Series A Notes, Series B Notes, Series A-1 Convertible Preferred Stock, Series A-2 Non-Convertible Preferred Stock, Series A-3 Convertible Preferred Stock, any unexchanged shares of Senior Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series C Non-Convertible Preferred Stock and Series D Convertible Preferred Stock.

Redemption.  We are required to redeem all of the outstanding shares of Series E-2 Convertible Preferred Stock on August 31, 2013, for $10,000 (in cash) per share.

Conversion Rights.

Optional Conversion.  At the holder’s option, the shares of Series E-2 Convertible Preferred Stock will be convertible at any time into (A) a number of shares of Class A Common Stock (or, under certain circumstances, Class C Common Stock) equal to the number of shares of Series E-2 Convertible Preferred Stock surrendered for conversion, multiplied by $10,000, divided by (B) the conversion price then in effect, except that if shares of Series E-2 Convertible Preferred Stock are called for redemption the conversion right will terminate at the close of business on the redemption date. The conversion price is $0.89 per share of Class A Common Stock (or, under certain circumstances, Class C Common Stock), subject to adjustment, which we refer to as the “Series E-2 Convertible Preferred Stock Conversion Price.” No fractional shares or securities representing fractional shares will be issued upon conversion; in lieu of fractional shares, we will pay a cash adjustment based upon the common stock value as of the close of business on the first business day preceding the date of conversion.

Mandatory Conversion.  At any time following the first anniversary of the issuance date, the shares of Series E-2 Convertible Preferred Stock will be converted automatically, without notice to holders, into (A) a number of shares of Class A Common Stock (or, under certain circumstances, Class C Common Stock) equal to the liquidation preference of the shares of Series E-1 Convertible Preferred Stock so converted, divided by (B) the Series E-2 Convertible Preferred Stock Conversion Price, upon the earliest to occur of the following events:

•	the trading price for 15 consecutive trading days of our Class A Common Stock or Class D Common Stock is equal to or greater than:

•	in the event the mandatory conversion occurs after the first anniversary, but prior to the second anniversary of the issuance date, 102% of the Series E-2 Convertible Preferred Stock Conversion Price,

•	in the event the mandatory conversion occurs on or after the second anniversary, but prior to the third anniversary of the issuance date, 101% of the Series E-2 Convertible Preferred Stock Conversion Price, or

•	in the event the mandatory conversion occurs on or after the third anniversary of the issuance date, the Series E-2 Convertible Preferred Stock Conversion Price

(as the case may be, the “Series E-2 Convertible Preferred Stock Mandatory Conversion Trigger Price”); and

•	we issue common stock at an issue price per share equal to or greater than the Series E-2 Convertible Preferred Stock Mandatory Conversion Trigger Price, generating aggregate gross proceeds to us of at least $75,000,000 (provided that, if the common stock is issued to CIG, NBCU or their respective affiliates, an internationally recognized investment bank selected by CIG from a list of three banks provided by us shall have provided an opinion to the effect that the issue price per share is at or higher than the fair market value of a share of our common stock).

The conversion prices shall be subject to customary adjustments for stock splits, dividends, recapitalizations, below market issues and similar events.

Series F Non-Convertible Preferred Stock

General.  We have designated 22,000 shares of our authorized preferred stock as our Series F Non-Convertible Preferred Stock, 21,000 of which are currently outstanding.

Dividends.  We are not required to declare or pay dividends on the Series F Non-Convertible Preferred Stock. However, when dividends are declared by our Board, holders of the Series F Non-Convertible Preferred Stock will be entitled to receive dividends of 8% per year. All dividends shall accrue and be cumulative, whether or not earned or declared, on a quarterly basis, in arrears from the issuance date, but shall be payable only at such time or times as may be fixed by our Board or as otherwise provided and shall not compound.

Voting Rights.  Holders of the Series F Non-Convertible Preferred Stock will not be entitled to voting rights, except as required under the DGCL and as expressly provided in the certificate of designation, including, among others things, with respect to:

•	materially and adversely amending certain rights of the holders of the Series F Non-Convertible Preferred Stock;

•	issuing additional shares of Series F Non-Convertible Preferred Stock or any class of equity securities that ranks on a parity with or senior to the Series F Non-Convertible Preferred Stock, other than the issuance of such parity or senior securities in an amount sufficient to refinance any series of securities to which the Series F Non-Convertible Preferred Stock is junior, so long as such parity or senior securities (i) do not require us to pay dividends thereon on a current basis in cash, or (ii) require cash dividends to be paid at a rate not more than three percentage points greater than the dividend rate borne by any series of securities to which the Series F Non-Convertible Preferred Stock is junior, and do not prohibit the payment of dividends other than in cash on the Series F Non-Convertible Preferred Stock or prohibit mandatory redemption of the Series F Non-Convertible Preferred Stock; and

•	any merger or consolidation involving us and any transfer of all or substantially all of our assets (including our subsidiaries, taken as a whole), unless certain conditions are met.

In addition, the certificate of designation of the Series F Non-Convertible Preferred Stock provides that, upon our failure to satisfy any redemption or conversion obligation with respect to the Series F Non-Convertible Preferred Stock, as their sole and exclusive remedy under such circumstances, holders of a majority of the outstanding shares of such stock shall have the right, voting separately and as one class, to elect the lesser of two directors or that number of directors constituting 25% of the members of our Board.

Liquidation Rights.  Upon our liquidation, dissolution or winding up, holders of the Series F Non-Convertible Preferred Stock will be entitled to an amount in cash equal to $10,000 per share, plus any accumulated and unpaid dividends thereon to the date fixed for such liquidation, dissolution or winding up.

Ranking.  The Series F Non-Convertible Preferred Stock will rank (i) senior in right of payment to all classes of common stock and (ii) rank junior in right of payment to our Senior Debt, Series A Notes, Series B Notes, Series A-1 Convertible Preferred Stock, Series A-2 Non-Convertible Preferred Stock, Series A-3 Convertible Preferred Stock, any unexchanged shares of Senior Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series C Non-Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E-1 Convertible Preferred Stock and Series E-2 Convertible Preferred Stock.

Redemption.  We are required to redeem all of the outstanding shares of Series F Non-Convertible Preferred Stock on August 31, 2013, for $10,000 (in cash) per share plus, as applicable, all accrued and unpaid dividends through and including the date of redemption.

Conversion Rights.  The Series F Non-Convertible Preferred Stock will not be convertible.

DESCRIPTION OF SERIES A NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the words “ION,” “our company,” “we,” “us” and “our” refer only to ION Media Networks, Inc. and not to any of its subsidiaries.

We will issue the notes under the Series A Notes Indenture between us and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”).

We urge you to read the Series A Notes Indenture because it, and not this description, defines your rights as a holder of these Series A Notes. A copy of the Series A Notes Indenture is available upon request to us at the address indicated under “Where You Can Find More Information.” We will issue Series A Notes only in fully registered form without coupons, rounded to the nearest whole dollar amount.

A summary of some of the defined terms used in this description and in the Series A Notes Indenture is included towards the end of this description under “— Certain Definitions.”

Brief Description of the Notes

The Series A Notes are:

•	our senior subordinated, unsecured obligations;

•	subordinate in right of payment to all of our existing and future Senior Debt;

•	equal in ranking (“pari passu”) in right of payment with all of our existing and future Senior Subordinated Debt (including, without limitation, the Series B Notes); and

•	senior to all of our existing and future Subordinated Obligations.

In addition, the Series A Notes are senior to all of our Preferred Stock.

A substantial portion of our operations is conducted through our subsidiaries. Therefore, our ability to service our debt, including the Series A Notes, is dependent upon the earnings of our subsidiaries, and their ability to distribute those earnings as dividends, loans or other payments to us. Certain laws may restrict our subsidiaries’ ability to pay us dividends or to make loans and advances to us. If these restrictions were applied to our subsidiaries, then we would not be able to use the earnings of those subsidiaries to make payments on the Series A Notes.

The Series A Notes Indenture contains limitations on the amount of additional Debt that we may incur. The amounts of such Debt could nevertheless be substantial and may be incurred either by us or by our subsidiaries.

Principal, Maturity and Interest

The Series A Notes will mature on July 31, 2013. We will issue a maximum of $465.3 million aggregate principal amount of Series A Notes.

The Series A Notes will bear interest at the rate of 11% per annum from the Issue Date or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, as the case may be, payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year (each, an “Interest Payment Date”), commencing on the next Interest Payment Date after the Issue Date, until the principal hereof is paid or duly made available for payment. Interest payable on each Interest Payment Date shall equal the amount of interest accrued for the period commencing on and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or commencing on and including the Issue Date, if no interest has been paid or duly provided for) and ending on and including the day preceding such Interest Payment Date. Interest will cease to accrue on the Series A Notes upon maturity or conversion. Interest on the Series A Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

We may, at our option, elect to pay interest on the Series A Notes:

(1) entirely in cash, or

(2) by deferring the payment of all such interest to any subsequent Interest Payment Date.

We must elect (A) the form of interest payment with respect to each Interest Payment Date and (B) whether we will pay in cash any previously deferred interest by delivering a notice to the Trustee five business days prior to the Regular Record Date for such Interest Payment Date. The Trustee will be required to promptly deliver a corresponding notice to the holders of the Series A Notes. Interest that is deferred will not be added to the principal of the Series A Notes or earn interest.

The “Regular Record Date” will be, with respect to each Interest Payment Date, the January 15, April 15, July 15 and October 15 (whether or not a business day) as the case may be, immediately preceding such Interest Payment Date.

Subordination

The Series A Notes will be our general, unsecured obligations, contractually subordinated in right of payment to all of our Senior Debt. This effectively means that holders of Senior Debt must be paid in full in cash before any amounts are paid to the holders of the Series A Notes in the event we become bankrupt or are liquidated and that holders of Senior Debt can block payments to the holders of the Series A Notes in the event of a default by us on such Senior Debt, all as more fully described below.

As of May 31, 2007, our total outstanding Senior Debt and Senior Subordinated Debt, excluding unused commitments made by lenders, was as follows:

$1,130 million — our approximate Senior Debt
$100 million — our approximate Senior Subordinated Debt

In addition, as of May 31, 2007, we had $1,122.6 million aggregate liquidation preference of Preferred Stock outstanding that is exchangeable, subject to the terms of the Preferred Stock and the restrictions contained in the instruments defining our Senior Debt, into an aggregate principal amount of $1,038.0 million of senior subordinated exchange debentures.

Holders of the Senior A Notes will only be our creditors. All the existing and future liabilities of our subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the Series A Notes.

In the event of any liquidation, dissolution or other winding-up of our company or any insolvency or bankruptcy case or proceeding or any receivership, liquidation or similar case or proceeding relating to us or our assets, any general assignment for the benefit of creditors or any marshaling of our assets or liabilities:

(1) the holders of Senior Debt will be entitled to receive payment in full in cash or cash equivalents or, as acceptable to the holders of Senior Debt, in any other manner, before the holders of the Series A Notes are entitled to receive any payment of principal of, premium, if any, or interest on, the Series A Notes; and

(2) until the Senior Debt is paid in full in cash, any distribution to which holders of the Series A Notes would be entitled but for the subordination provisions of the Series A Notes Indenture will be made to holders of the Senior Debt. If a payment or distribution is made to holders of Series A Notes (or the trustee for the benefit of such holders) that, because of the subordination provisions, should not have been made to them (or it), the recipients are required to hold the amount paid in trust for the holders of Senior Debt and such amount shall be immediately paid over or delivered to the holders of Senior Debt or their representatives to the extent necessary to make payment in full of all Senior Debt remaining unpaid.

Other than in connection with certain events involving the liquidation, dissolution or winding up of our company, or bankruptcy or insolvency, after the occurrence of a Payment Default, no payment or distribution of any assets or securities of our company or any subsidiary may be made by or on behalf of our company or any subsidiary, for or on account of principal of, premium, if any, or interest on, the Series A Notes (except in the form of Permitted Junior Securities), or for or on account of the purchase, redemption or other acquisition of the Series A Notes (except in the form of Permitted Junior Securities), and neither the Trustee nor any holder or owner of any Series A Notes may take or receive from us or any of our subsidiaries, directly or indirectly in any manner, payment in respect of all or any portion of the Series A Notes (except in the form of Permitted Junior Securities) following the delivery by the representative of the holders of Designated Senior Debt (the “Representative”) to the Trustee of written notice of the occurrence of a Payment Default, and, in any such event, such prohibition shall continue until (A) such Payment Default has been cured or waived or has ceased to exist or (B) such Designated Senior Debt has been paid in full in cash. However, we may make payments with respect to the Series A Notes without regard to the foregoing if we and the Trustee receive written notice approving such payment from the Representative of such issue of Designated Senior Debt. At such time as the prohibition set forth in the preceding sentence shall no longer be in effect, subject to the provisions of the immediately following paragraph, we shall resume making any and all required payments in respect of the Series A Notes, including any missed payments.

Other than in connection with certain events involving the liquidation, dissolution or winding up of our company, or bankruptcy or insolvency, upon the occurrence of a Non-Payment Event of Default on any Designated Senior Debt, no payment or distribution of any assets of our company of any kind shall be made by us on account of any principal of, premium, if any, or interest on the Series A Notes (except in the form of Permitted Junior Securities) or on account of the purchase or redemption or other acquisition of Series A Notes (except in the form of Permitted Junior Securities) for a period (“Payment Blockage Period”) commencing on the date of receipt by the Trustee of written notice from the Representative of such Non-Payment Event of Default unless and until (subject to any blockage of payments that may then be in effect under the immediately preceding paragraph) the earliest of (w) more than 179 days shall have elapsed since the date of receipt of such written notice by the Trustee, (x) such Non-Payment Event of Default shall have been cured or waived or is otherwise no longer continuing, (y) such Designated Senior Debt shall have been paid in full in cash or cash equivalents or (z) such Payment Blockage Period shall have been terminated by written notice to us or the Trustee from the Representative initiating such Payment Blockage Period, or the holders of at least a majority in principal amount of such issue of Designated Senior Debt, after which, in the case of clause (w), (x), (y) or (z), we shall resume making any and all required payments in respect of the Series A Notes, including any missed payments. No Non-Payment Event of Default with respect to Designated Senior Debt which existed or was continuing on the date of the commencement of any Payment Blockage Period initiated by the Representative shall be, or be made, the basis for the commencement of a second Payment Blockage Period initiated by the Representative, whether or not within the Initial Blockage Period, unless such Non-Payment Event of Default shall have been cured or waived for a period of not less than 90 consecutive days. In no event shall a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Trustee of the notice referred to in this paragraph (the “Initial Blockage Period”). Any number of additional Payment Blockage Periods may be commenced during the Initial Blockage Period. However, no such additional Payment Blockage Period shall extend beyond the Initial Blockage Period. After the expiration of the Initial Blockage Period, no Payment Blockage Period may be commenced under the provisions of the Series A Notes Indenture described in this paragraph until at least 180 consecutive days have elapsed from the last day of the Initial Blockage Period.

Because of the Series A Notes Indenture’s subordination provisions, holders of Senior Debt and our other creditors (including trade creditors) may recover disproportionately more than the holders of the Series A Notes recover in a bankruptcy or similar proceeding relating to our company. This could apply even if the Series A Notes ranked pari passu with the other creditors’ claims. In such a case, there may be insufficient assets, or no assets, remaining to pay the principal of or interest on the Series A Notes.

Conversion

Optional Conversion.  Subject to the last sentence of this paragraph, any Series A Notes may be converted at the option of the holder thereof, at any time and from time to time, into a number of Conversion

Shares equal to (A) the principal amount of the Series A Notes so converted plus accrued and unpaid interest thereon through the Conversion Date, divided by (B) the Conversion Price then in effect. Notwithstanding the foregoing, no Series A Note shall be convertible into Conversion Shares until such time as the Common Stock Amendment is effective under the laws of the State of Delaware.

Mandatory Conversion.  At any time following the first anniversary of the Issue Date, upon the occurrence of a Mandatory Conversion Event, unless previously converted at the option of the holder, each outstanding Series A Note will, without notice to holders thereof, convert automatically (the “Mandatory Conversion”) into a number of Conversion Shares equal to (A)(x) the principal amount of the Series A Notes so converted plus accrued and unpaid interest thereon through the Conversion Date multiplied by (y) the Mandatory Conversion Factor, divided by (B) the Conversion Price then in effect.

Promptly following a Mandatory Conversion Event, written notice (the “Mandatory Conversion Notice”) will be given by first class mail, postage prepaid, to each holder who is a holder on the date such notice is given at such holder’s address as it appears on the list of holders of Series A Notes, provided that no failure to give such notice or any deficiency therein shall affect the validity of the procedures for the Mandatory Conversion as to the holder or holders to whom we have failed to give such notice or to whom such notice was effected. Each holder will be required to surrender all Series A Notes held by such holder to us, duly endorsed (or otherwise in proper form for transfer, as determined by us) and we will issue to such holder that number of Conversion Shares to which such holder is entitled, as calculated in accordance with the prior paragraph.

If at the time of occurrence of a Mandatory Conversion Event, the Class D Common Stock is listed for trading on a securities exchange, we will cause, as promptly as practicable following the occurrence of a Mandatory Conversion Event, the Conversion Shares issuable upon a Mandatory Conversion Event to be approved for listing on such securities exchange.

No adjustment to the Conversion Price will be made in connection with any issuance of additional Series A Notes or Series B Notes pursuant to the transactions contemplated by the Master Transaction Agreement.

Conversion Procedure

To convert a Series A Note, a holder must (1) complete and manually sign the conversion notice on the back of the Series A Note and deliver such notice to a Conversion Agent, (2) surrender the Series A Note to a Conversion Agent, (3) furnish appropriate endorsements and transfer documents if required by a Conversion Agent, (4) pay all transfer or similar taxes, if required, and (5) pay an amount equal to the interest required as described under “— Taxes on Conversion” below. The date on which the holder satisfies all of those requirements is the “Conversion Date.” In the case of Global Securities, conversion notices may be delivered and such Series A Notes may be surrendered for conversion in accordance with the Applicable Procedures as in effect from time to time.

The person in whose name the Conversion Shares are issuable upon conversion shall be deemed to be a holder of record of such Conversion Shares on the Conversion Date; provided, however, no surrender of a Series A Note on any Conversion Date when our stock transfer books shall be closed shall be effective to constitute the person or persons entitled to receive the Conversion Shares upon conversion as the record holder or holders of such Conversion Shares on such date, but such surrender shall be effective to constitute the person or persons entitled to receive such Conversion Shares as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open; provided further that such conversion shall be at the Conversion Rate in effect on the Conversion Date as if our stock transfer books had not been closed. Upon conversion of a Series A Note, such person shall no longer be a holder of such Series A Note. Except under circumstances summarized herein and more fully described in the Series A Notes Indenture, no payment or adjustment will be made for dividends or distributions declared or made on the Conversion Shares issued upon conversion of a Series A Note prior to the issuance of such shares.

Holders of Series A Notes surrendered for conversion (in whole or in part) during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date will receive the quarterly interest payment payable on such Series A Notes on the corresponding Interest Payment Date notwithstanding the conversion (such interest being payable on the corresponding Interest Payment Date to the holder of the Series A Note as of the close of business on the Regular Record Date). However, such holders must deliver to the Conversion Agent an amount in cash equivalent to such interest payment in order to convert their Series A Notes; provided, however, that no such payment shall be required to be made with respect to overdue interest, if any overdue interest exists at the time of conversion with respect to such Series A Notes. Except under circumstances summarized herein and more fully described in the Series A Notes Indenture, no payment or adjustment will be made for accrued interest on a converted Series A Note.

Subject to the immediately preceding paragraph, a holder in whose name any Series A Note is registered at the close of business on a Regular Record Date will be entitled to receive the interest payable on such Series A Note on the related Interest Payment Date. If a holder converts more than one Series A Note at the same time, the amount of cash to be paid and the number of the Conversion Shares issuable upon the conversion, if any (and the amount of any cash in lieu of fractional shares), will be based on the aggregate principal amount of all Series A Notes so converted.

In the case of any Series A Note which is converted in part only, upon such conversion we will execute and the Trustee shall authenticate and deliver to the holder thereof, without service charge, a new Series A Note or Series A Notes of authorized denominations in an aggregate principal amount equal to, and in exchange for, the unconverted portion of the principal amount of such Series A Note.

Fractional Shares

We will not issue fractional Conversion Shares upon conversion of Series A Notes. If more than one Series A Note is surrendered for conversion at one time by the same holder, the number of full shares that will be issuable upon conversion will be computed on the basis of the aggregate principal amount of the Series A Notes (or specified portions thereof to the extent permitted hereby) so surrendered. We will pay a cash adjustment based upon the Closing Sale Price as of the close of business on the first business day preceding the date of conversion.

Taxes on Conversion

If a holder converts a Series A Note, we will pay any documentary, stamp or similar issue or transfer tax due on the issue or delivery of Conversion Shares upon such conversion. We will also pay any such tax with respect to cash received in lieu of fractional shares. The holder will pay any such tax which is due because the holder requests the shares to be issued or delivered in a name other than the holder’s name, in which case the holder will pay that tax prior to receipt of such Conversion Shares. The Conversion Agent may refuse to deliver the certificate representing the Conversion Shares being issued in a name other than the holder’s name until the Conversion Agent receives a sum sufficient to pay any tax which will be due because the shares are to be issued in a name other than the holder’s name. Nothing in the Series A Notes Indenture will preclude any tax withholding required by law or regulation.

Adjustment of Conversion Rate

We will adjust the Conversion Rate if the following events occur:

(a) If we issue Common Stock as a dividend or distribution on our Common Stock to all holders of our Common Stock, or if we effect a share split or share combination, the Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0	x	OS1
OS0

where,

CR0 = the Conversion Rate in effect immediately prior to the Ex-Dividend Date for such dividend or distribution, or in effect on the effective date of such share split or share combination, as applicable;

CR1 = the new Conversion Rate in effect immediately after the Ex-Dividend Date for such dividend or distribution, or in effect on the effective date of such share split or share combination, as applicable;

OS0 = the number of shares of our Common Stock outstanding immediately prior to the Ex-Dividend Date for such dividend or distribution, or outstanding on the effective date of such share split or share combination, as applicable; and

OS1 = the number of shares of our Common Stock outstanding immediately after the Ex-Dividend Date for such dividend or distribution, or outstanding on the effective date of such share split or share combination, as applicable.

Any adjustment made as described in this paragraph (a) shall become effective on the date that is immediately after (x) the date fixed for the determination of shareholders entitled to receive such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this paragraph (a) is declared but not so paid or made, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if the dividend or distribution had not been declared.

(b) If we issue to all holders of our Common Stock any rights, warrants, options or other securities entitling them for a period of not more than 45 days after the date of issuance thereof to subscribe for or purchase Common Stock, or issue to all holders of our Common Stock securities convertible into Common Stock for a period of not more than 45 days after the date of issuance thereof, in either case at an exercise price per share of Common Stock or a conversion price per share of Common Stock the Conversion Shares less than the Closing Sale Price of our Class D Common Stock on the business day immediately preceding the time of announcement of such issuance, the Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0	x	(OS0 + X)
(OS0 + Y)

where,

CR0 = the Conversion Rate in effect immediately prior to the Ex-Dividend Date for such distribution;

CR1 = the Conversion Rate in effect immediately after the Ex-Dividend Date for such distribution;

OS0 = the number of shares of Common Stock outstanding immediately prior to the Ex-Dividend Date for the distribution;

X = the total number of shares of Common Stock issuable pursuant to such rights, warrants, options, other securities or convertible securities; and

Y = the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants, options, other securities or convertible securities divided by (B) the average of the Closing Sale Prices of our Class D Common Stock for the ten consecutive Trading Days ending on the business day immediately preceding the date of announcement for the issuance, the rights, warrants, options, other securities or convertible securities.

For purposes of this paragraph (b), in determining whether any rights, warrants, options, other securities or convertible securities entitle the holders to subscribe for or purchase, or exercise a conversion right for, Common Stock at less than the applicable Closing Sale Price of our Class D Common Stock, and in determining the aggregate exercise or conversion price payable for such Conversion Shares, there shall be taken into account any consideration received by us for such rights, warrants, options, other securities or convertible securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by our Board. If any right, warrant, option, other security or convertible security described in this paragraph (b) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new Conversion Rate will be readjusted to the Conversion Rate that would then be in effect if such right, warrant, option, other security or convertible security had not been so issued.

(c) If we distribute shares of our capital stock, evidences of indebtedness or other assets or property to all holders of our Common Stock, excluding:

(i) dividends, distributions, rights, warrants, options, other securities or convertible securities referred to in paragraph (a) or (b) above;

(ii) dividends or distributions paid exclusively in cash; and

(iii) Spin-Offs described below in this paragraph (c),

then the Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0	x	SP0
(SP0 – FMV)

where,

CR0 = the Conversion Rate in effect immediately prior to the Ex-Dividend Date for such distribution;

CR1 = the new Conversion Rate in effect immediately after the Ex-Dividend Date for such distribution;

SP0 = the average of the Closing Sale Prices of our Class D Common Stock for the ten consecutive Trading Days prior to the business day immediately preceding the earlier of the record date or the Ex-Dividend Date for such distribution; and

FMV = the fair market value (as determined in good faith by our Board) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our Common Stock on the earlier of the record date or the Ex-Dividend Date for such distribution.

An adjustment to the Conversion Rate made pursuant to the immediately preceding paragraph shall become effective on the day immediately after the date fixed for the determination of holders of our Common Stock entitled to receive such distribution.

If we distribute to all holders of our Common Stock, capital stock of any class or series, or similar equity interest, of or relating to a Subsidiary or our other business units (a “Spin-Off”), the Conversion Rate in effect immediately before the close of business on the date fixed for determination of holders of our Common Stock entitled to receive such distribution will be adjusted based on the following formula:

CR1	=	CR0	x	(FMV0 + MP0)
MP0

where,

CR0 = the Conversion Rate in effect immediately prior to the tenth Trading Day immediately following and including the effective date of the Spin-Off;

CR1 = the new Conversion Rate immediately after the tenth Trading Day immediately following, and including, the effective date of the Spin-Off;

FMV0 = the average of the Closing Sale Prices of the capital stock or similar equity interest distributed to holders of our Common Stock applicable to one share of our Common Stock over the first ten consecutive Trading Days after the effective date of the Spin-Off (for purposes of this definition, “Closing Sale Prices” shall be deemed to relate to the capital stock or similar equity interest distributed, and not solely to our Class D Common Stock); and

MP0 = the average of the Closing Sale Price of our Class D Common Stock over the first ten consecutive Trading Days after the effective date of the Spin-Off.

An adjustment to the Conversion Rate made pursuant to the immediately preceding paragraph will occur on the 11th Trading Day from and including the effective date of the Spin-Off. If any such dividend or distribution described in this paragraph (c) is declared but not paid or made, the new Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(d) If we make any Extraordinary Cash Dividend (without regard to when paid) to all holders of our Common Stock, the Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0	x	SP0
SP0 – C

where,

CR0 = the Conversion Rate in effect immediately prior to the Ex-Dividend Date for such Extraordinary Cash Dividend;

CR1 = the new Conversion Rate immediately after the Ex-Dividend Date for such Extraordinary Cash Dividend;

SP0 = the average of the Closing Sale Prices of our Class D Common Stock for the ten consecutive Trading Days prior to the business day immediately preceding the earlier of the record date or the day prior to the Ex-Dividend Date for such Extraordinary Cash Dividend; and

C = the amount in cash per share that we distribute to holders of our Common Stock in respect of such Extraordinary Cash Dividend.

An adjustment to the Conversion Rate made pursuant to this paragraph (d) shall become effective on the date immediately after the date fixed for the determination of holders of our Common Stock entitled to receive such Extraordinary Cash Dividend. If any Extraordinary Cash Dividend described in this paragraph (d) is declared but not so paid or made, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

In addition to the adjustments pursuant to paragraphs (a), (b) and (c) above, we may, in our sole discretion, increase the Conversion Rate as our Board deems advisable to avoid or diminish any income tax to holders of our Common Stock resulting from any dividend or distribution of capital stock (or rights to acquire shares of Common Stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the Conversion Rate by any amount for any period if our Board has determined that such increase would be in our best interests. If our Board makes such determination, it will be conclusive and we will mail to holders a notice of the increased Conversion Rate and the period during which it will be in effect at least 15 days prior to the date the increased Conversion Rate takes effect in accordance with applicable law.

The “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our Common Stock have the right to receive any cash, securities or other property or in which our Common Stock (or other applicable security) is exchanged or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, security or other property (whether or not such date is fixed by the Board or by statute, contract or otherwise).

No Adjustment

No adjustment in the Conversion Rate shall be required if holders may participate in the transactions set forth above under the caption “Adjustment of Conversion Rate” (to the same extent as if the Series A Notes had been converted into Class D Common Stock immediately prior to the time at which eligibility is determined for such transactions) without converting the Series A Notes held by such holders. The Conversion Rate will not be adjusted except as specifically set forth under the caption “Adjustment of Conversion Rate” above.

No adjustment in the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Rate as last adjusted. However, any adjustments which would be required to be made but for this paragraph will be carried forward and taken into account in any subsequent adjustment.

Notice of Adjustment

Whenever the Conversion Rate is required to be adjusted pursuant to the Series A Notes Indenture, we will promptly mail to holders a notice of the adjustment and file with the Trustee an Officers’ Certificate briefly stating the facts requiring the adjustment and the manner of computing it. Failure to mail such notice or any defect therein will not affect the validity of any such adjustment. Unless and until the Trustee shall receive an Officers’ Certificate setting forth an adjustment of the Conversion Rate, the Trustee may assume without inquiry that the Conversion Rate has not been adjusted and that the last Conversion Rate of which it has knowledge remains in effect.

Notice of Certain Transactions

In the event that we dissolve or liquidate, we will mail to holders and file with the Trustee a notice stating the proposed effective date. We will mail such notice at least ten days before such proposed effective date. Failure to mail such notice or any defect therein shall not affect the validity of any transaction referred to in this paragraph.

Withholding

Upon surrender of a Series A Note for conversion, the holder will be required to deliver to us cash equal to the amount that we are required to deduct and withhold under applicable law in connection with such conversion. However, if the holder does not deliver such cash, we may deduct and withhold from the consideration otherwise deliverable to such holder the amount required to be deducted and withheld under applicable law.

Redemption

The Series A Notes will not be subject to redemption prior to the Final Maturity Date.

Sinking Fund

There will be no mandatory sinking fund payments for the Series A Notes.

Certain Covenants

Limitation on Debt.  We shall not, and shall not permit any Subsidiary to, incur, directly or indirectly, any Debt other than Permitted Debt unless:

(1) after giving effect to the incurrence of such Debt and the application of the proceeds thereof, the ratio of total Debt to our Consolidated EBITDA (determined on a pro forma basis for the last four full fiscal quarters for which financial statements are available at the date of determination) would be less than 8.5 to 1.0; provided that if the Debt which is the subject of a determination under this provision is Debt to be incurred in connection with the simultaneous acquisition of any Person, business, property or assets, then such ratio shall be determined by giving effect (on a pro forma basis, as if the transaction had occurred at the beginning of the four quarter period) to both the incurrence of the Acquired Debt or other Debt by us and the inclusion in our Consolidated EBITDA of the Consolidated EBITDA of the acquired Person, business, property or assets; and

(2) no Default or Event of Default would occur as a consequence of such incurrence or be continuing following such incurrence.

The accrual of interest, accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt (including PIK Notes, if any, issued to satisfy our interest payment obligations under the Existing Senior Debt), will be deemed not to be an incurrence of Debt for purposes of this covenant. For purposes of determining compliance with the forgoing “Limitation on Debt” covenant, in the event that an item of Debt (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (m) of the definition thereof below or is entitled to be incurred pursuant to clause (1) above, we will, in our sole discretion, classify (or later reclassify in whole or in part, in our sole discretion) such item of Debt in any manner that complies with this covenant.

The term “Permitted Debt” is defined to include the following:

(a) our Debt evidenced by the Series A Notes;

(b) Existing Senior Debt;

(c) Debt in respect of Capital Lease Obligations and Purchase Money Debt, provided that:

(1) the aggregate principal amount of such Debt does not exceed the Fair Market Value (on the date of the incurrence thereof) of the Property acquired, constructed or leased; and

(2) the aggregate principal amount of all Debt incurred and then outstanding pursuant to this clause (c) (together with all Refinancing Debt incurred and then outstanding in respect of Debt previously incurred pursuant to this clause (c)) does not exceed 5% of our consolidated total assets at the date of incurrence of Permitted Debt pursuant to this clause (c);

(d) our Debt owing to and held by any Wholly Owned Subsidiary and Debt of a Subsidiary owing to and held by us or any Wholly Owned Subsidiary; provided that any subsequent issue or transfer of Capital Stock or other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Debt (except to us or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Debt by the issuer thereof;

(e) Debt under Interest Rate Agreements entered into by us or a Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of us or such Subsidiary and not for speculative purposes; provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

(f) Debt under Currency Exchange Protection Agreements entered into by us or a Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by us or such Subsidiary in the ordinary course of business and not for speculative purposes;

(g) Debt in connection with one or more standby letters of credit or performance bonds issued by us or a Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(h) Attributable Debt with respect to Sale and Leaseback Transactions; provided that the aggregate principal amount outstanding at any one time (together with all Refinancing Debt incurred and then outstanding in respect of Debt previously incurred pursuant to this clause (h)) does not exceed $50,000,000;

(i) Debt outstanding on the Initial Issue Date not otherwise described in clauses (a) through (i) above;

(j) Refinancing Debt incurred in respect of Debt incurred pursuant to clause (1) of the first paragraph of this covenant or clause (a), (b), (c), (h), (i), (j), (l) or (m) of this definition; provided that Refinancing Debt cannot be used to refinance Disqualified Capital Stock pursuant to this clause (j) unless such Refinancing Debt consists solely of Disqualified Capital Stock that has a redemption date and requires the payment of current dividends in cash no earlier than, and does not provide the holder thereof remedies that are in the aggregate materially less favorable to us than, the Disqualified Capital Stock being refinanced;

(k) our Debt or Debt of any Subsidiary under any Receivables Facility not to exceed $35,000,000 at any one time outstanding;

(l) Qualified Subordinated Debt; and

(m) Debt not to exceed $100,000,000 at any time outstanding.

Limitation on Layered Debt.  We shall not, and shall not permit any Subsidiary to, incur, directly or indirectly, any Debt that is subordinate or junior in right of payment to any Senior Debt unless such Debt is Senior Subordinated Debt or is expressly subordinated in right of payment to Senior Subordinated Debt.

Merger, Consolidation and Sale of Property

We shall not, in any transaction or series of related transactions, consolidate with, or sell, lease, assign, transfer or otherwise convey all or substantially all of its assets to, or merge with or into, any other Person, unless:

(a) either we shall be the continuing corporation, or the successor person, if other than the corporation, formed by or resulting from any consolidation or merger or which shall have received the transfer of all or substantially all of its assets is a company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume, by supplemental indenture executed by the successor corporation and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest, if any, payable in respect of, all of the outstanding Series A Notes issued under the Series A Notes Indenture and the due and punctual performance and observance of all of the other covenants and conditions contained in the Series A Notes and the Series A Notes Indenture to be performed or observed by us;

(b) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or the lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(c) we shall have, at or prior to the effective date of such consolidation, merger or transfer, delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the foregoing provision and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the foregoing provision, and that all conditions precedent herein provided for relating to such transaction have been complied with.

Upon any consolidation of ION with, or merger of ION into, any other Person or any conveyance, transfer or lease substantially as an entity, of the properties and assets of ION and its Subsidiaries, taken as a whole, in accordance with this section, the successor Person formed by such consolidation or into which we are merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, ION under the Series A Notes Indenture with the same effect as if such successor Person had been named as ION in the Series A Notes Indenture, and thereafter, except in the case of a lease, and except for obligations the predecessor Person may have under a supplemental indenture, the predecessor Person shall be released from all obligations and covenants under the Series A Notes Indenture and the Series A Notes.

SEC Reports

We shall deliver to the Trustee, upon request, within 15 days after we are required to file the same with the SEC or within 15 days of such Trustee request, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may prescribe) which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

Events of Default

Events of Default in respect of the Series A Notes include:

(1) a default for 30 days in the payment of any interest on the Series A Notes;

(2) a default in the payment of any principal of or premium, if any, on, the Series A Notes, whether on the Final Maturity Date or any earlier date of redemption or repurchase or otherwise;

(3) a default in the performance, or breach, of any other covenant or warranty contained in the Series A Notes or the Series A Notes Indenture, continued for 60 days after written notice as provided to us by the Trustee or 25% of the holders; provided, however, that if such default pertains to the failure to deliver copies of annual reports and the information, documents and other reports after we are required to file them with the SEC, such default must have been continued for 90 days after written notice is provided to us by the Trustee or the holders of not less than 25% in principal amount of the outstanding Series A Notes;

(4) a default under any Debt by us or any Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount of Debt greater than $10,000,000 or its foreign currency equivalent at the time;

(5) one or more final judgments, orders or decrees of any court or regulatory or administrative agency for the payment of money in excess of $10,000,000, either individually or in the aggregate (exclusive of any portion of any such payment covered by insurance, if and to the extent the insurer has acknowledged in writing its liability therefor), shall be rendered against us or any Significant Subsidiary, or any of the properties of us and the Significant Subsidiaries, and shall not be discharged or fully bonded and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect; and

(6) certain events of bankruptcy, insolvency or reorganization with respect to us or any Significant Subsidiary, whether through (i) the entry of such events by a court of proper jurisdiction or (ii) the commencement of such events by us or any Significant Subsidiary itself.

We will deliver to the Trustee, within five business days after becoming aware of the occurrence of a Default or Event of Default, written notice thereof.

If an Event of Default with respect to the Series A Notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to us) occurs and is continuing, the Trustee may, by notice to us, or the holders of at least 25% in aggregate principal amount of the Series A Notes then outstanding may, by notice to us and the Trustee, declare the principal amount and accrued and unpaid interest, if any, through the date of declaration on all the Series A Notes to be immediately due and payable. Upon such a declaration, such principal amount and such accrued and unpaid interest, if any, shall be due and payable immediately. If there are any amounts outstanding under any of the instruments constituting Senior Debt, such amounts described in the immediately preceding sentence shall become due and payable upon the first to occur of an acceleration under any of the instruments constituting Senior Debt or five business days after receipt by us and the Representative under any Senior Debt of notice of the acceleration of the Series A Notes unless all Events of Default specified in such notice of acceleration have been cured or waived. If an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization occurs with respect to us or any Significant Subsidiary and is continuing, the principal amount and accrued but unpaid interest, if any, on all the Series A Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of Series A Notes. At any time after such a declaration of acceleration with respect to the Series A Notes has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of not less than a majority in principal amount of the Series A Notes, by written notice to us and the Trustee, may rescind and annul such declaration and its consequences if:

(1) we have paid or deposited with the Trustee a sum sufficient to pay in the currency in which the Series A Notes are payable:

(A) all overdue installments of interest on all outstanding Series A Notes,

(B) the principal of (and premium, if any, on) any outstanding Series A Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates borne by or provided for in the Series A Notes,

(C) to the extent that payment of such interest is lawful, interest upon overdue installments of interest at the rate or rates borne by or provided for in the Series A Notes, and

(D) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

(2) all Events of Default with respect to the Series A Notes, other than the nonpayment of the principal of (or premium, if any) or interest on the Series A Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

If an Event of Default occurs and is continuing, the Trustee may, but shall not be obligated to, pursue any available remedy by proceeding at law or in equity to collect payment of the principal amount and accrued and unpaid interest, if any, on the Series A Notes or to enforce the performance of any provision of the Series A Notes or this Series A Notes Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Series A Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by applicable law.

Subject to certain exceptions, the holders of a majority in aggregate principal amount of the Series A Notes then outstanding by notice to the Trustee may waive an existing Default or Event of Default and its consequences, except an uncured Default or Event of Default in the payment of the principal of, premium, if any, or any accrued but unpaid interest, if any, on any Series A Note, an uncured failure by us to convert any Series A Notes into Conversion Shares and cash, as applicable, or any Default or Event of Default in respect of any provision of this Series A Notes Indenture or the Series A Notes which, under the Series A Notes Indenture, cannot be modified or amended without the consent of the holder of each Series A Note affected. When a Default or Event of Default is waived, it is cured and ceases to exist.

The holders of a majority in aggregate principal amount of the Series A Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or the Series A Notes Indenture, that the Trustee determines may be unduly prejudicial to the rights of another holder or the Trustee, or that may involve the Trustee in personal liability unless the Trustee is offered security or indemnity satisfactory to it; provided, however, that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

A holder may not pursue any remedy with respect to the Series A Notes Indenture or the Series A Notes (except actions for payment of overdue principal, premium, if any, or interest or for the conversion of the Series A Notes pursuant to the Series A Notes Indenture) unless:

(1) the holder gives to the Trustee written notice of a continuing Event of Default;

(2) the holders of at least 25% in aggregate principal amount of the then outstanding Series A Notes make a written request to the Trustee to pursue the remedy;

(3) such holder or holders offer to the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in aggregate principal amount of the Series A Notes then outstanding.

No holder of a Series A Note shall have any right under any provision of the Series A Notes Indenture or the Series A Notes to affect, disturb, or prejudice the rights of another holder of a Series A Note or to obtain a preference or priority over another holder of a Series A Note.

The right of any holder of a Series A Note to receive payment of the principal and interest, if any, in respect of the Series A Notes held by such holder, on or after the respective due dates expressed in the Series A Notes and the Series A Notes Indenture, and to convert such Series A Note in accordance with the Series A Notes Indenture, and to bring suit for the enforcement of any such payment on or after such respective due dates or for the right to convert in accordance with the Series A Notes Indenture, is absolute and unconditional and shall not be impaired or affected without the consent of the holder.

If an Event of Default with respect to payment occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against us or another obligor on the Series A Notes for the whole amount owing with respect to the Series A Notes and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the holders allowed in any judicial proceedings relative to us (or any other obligor on the Series A Notes), our creditors or our property and shall be entitled and empowered to collect and receive any money or other property payable or deliverable on any such claims and to distribute the same, and any Person acting as receiver in any such judicial proceeding is authorized by each holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under the Series A Notes Indenture, and to the extent that such payment of the reasonable compensation, expenses, disbursements and advances in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other property which the holders may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing in the Series A Notes Indenture shall be deemed to authorize the Trustee to authorize or consent to, or, on behalf of any holder, to authorize, accept or adopt any plan of reorganization, arrangement, adjustment or composition affecting the Series A Notes or the rights of any holder thereof, or to authorize the Trustee to vote in respect of the claim of any holder in any such proceeding.

If the Trustee collects any money pursuant to the powers vested in it in the Series A Notes Indenture, it shall pay out the money in the following order:

(1) First, to the Trustee for amounts due under the Series A Notes Indenture;

(2) Second, to holders for amounts due and unpaid on the Series A Notes for the principal and interest, ratably, without preference or priority of any kind, according to such respective amounts due and payable on the holders’ Series A Notes; and

(3) Third, the balance, if any, to us.

The Trustee may fix a record date and payment date for any payment to holders pursuant to the preceding paragraph.

Subject to certain exceptions, in any suit for the enforcement of any right or remedy under the Series A Notes Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.

Amendments and Waivers

Without the consent of any holders of the Series A Notes, we, when authorized by or pursuant to a resolution of the Board, and the Trustee may enter into an indenture or indentures supplemental to the Series A Notes Indenture for any of the following purposes:

(1) to evidence the succession or addition of another Person to us and the assumption by any such successor of our covenants under the Series A Notes Indenture;

(2) to add to our covenants for the benefit of the holders or to surrender any right or power conferred upon us in the Series A Notes Indenture;

(3) to add any additional Events of Default for the benefit of the holders of all the Series A Notes;

(4) to permit or facilitate the issuance of the Series A Notes in uncertificated form, provided that such action shall not adversely affect the holders in any material respect.

(5) to secure the Series A Notes;

(6) to make any change to the provisions of the Series A Notes Indenture regarding subordination of Series A Notes that would limit or terminate the benefits available to any holder of Senior Debt under such provisions;

(7) to evidence and provide for the acceptance of appointment by a successor Trustee and to add to or change any of the provisions of the Series A Notes Indenture as is necessary to provide for or facilitate the administration of the trusts under the Series A Notes Indenture by more than one Trustee;

(8) to provide for rights of holders of the Series A Notes if any reclassification or change of our Common Stock or any consolidation, merger or sale of all or substantially all of our property or assets occurs;

(9) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Series A Notes Indenture under the Trust Indenture Act, as contemplated by the Series A Notes Indenture or otherwise;

(10) to cure any ambiguity, defect or inconsistency in the Series A Notes Indenture provided that such action shall not adversely affect the holders in any material respect;

(11) to supplement any of the provisions of the Series A Notes Indenture to the extent necessary to permit or facilitate satisfaction and discharge of the Series A Notes under the Series A Notes Indenture, provided that such action shall not adversely affect the interests of the holders in any material respect; or

(12) to take any other action that will not adversely affect the holders.

The Trustee is authorized to join with us in the execution of any supplemental indenture authorized or permitted by the terms of the Series A Notes Indenture and to make any further appropriate agreements and stipulations which may be therein contained, but the Trustee shall not be obligated to enter into any such supplemental indenture which adversely affects its own rights, duties or immunities under the Series A Notes Indenture. No amendment may be made to the subordination provisions of the Series A Notes Indenture that adversely affects the rights of any holder of Designated Senior Debt then outstanding unless the holders of such Designated Senior Debt (or their Representative) consent to such change. The consent of the holders of the Series A Notes is not necessary to approve the particular form of any of the proposed amendments. It is sufficient if such consent approves the substance of the proposed amendments.

We and the Trustee may amend or supplement the Series A Notes Indenture or the Series A Notes with the written consent of the holders of at least a majority in aggregate principal amount of the Series A Notes then outstanding and affected by such amendment or supplement (voting together as a single class). However, subject to the right to revoke the consent prior to its effectiveness, without the written consent of each holder affected, an amendment, supplement or waiver may not:

(a) change the stated maturity of the principal of, or any installment of principal of, or interest on, the Series A Notes;

(b) reduce the principal amount of or the rate of interest on the Series A Notes;

(c) change the timing or reduce the amount payable on the repurchase of the Series A Notes;

(d) make any change that impairs or adversely affects the rights of a holder to convert Series A Notes in accordance herewith;

(e) change the place of payment, or the coin or currency, for payment of principal of, or interest on, the Series A Notes;

(f) impair the right to institute suit for the enforcement of any payment on or with respect to Series A Notes or the delivery of the Conversion Shares as required by the Series A Notes Indenture upon a conversion of Series A Notes;

(g) reduce the above stated percentage in principal amount of outstanding Series A Notes necessary to modify or amend the Series A Notes Indenture, to waive compliance with specified provisions thereof or specified defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Series A Notes Indenture; or

(h) modify certain enumerated provisions of the Series A Notes Indenture, except to increase the required percentage to effect such action or to provide that specified other provisions of the Series A Notes Indenture may not be modified or waived without the consent of the holders of each outstanding Series A Note affected thereby.

Without limiting the foregoing provisions relating to amendment with the consent of the holders, the holders of a majority in principal amount of the Series A Notes then outstanding may, on behalf of all the holders of all Series A Notes, (i) waive compliance by us with the restrictive provisions of the Series A Notes Indenture, and (ii) waive any past Default or Event of Default under the Series A Notes Indenture and its consequences, except an uncured failure to pay when due the principal amount or accrued and unpaid interest, or in the obligation to deliver Conversion Shares or cash, if any and as applicable, or in respect of any provision which under the Series A Notes Indenture cannot be modified or amended without the consent of the holder of each outstanding Series A Note affected.

After an amendment, supplement or waiver under the Series A Notes Indenture becomes effective, we shall promptly mail to the holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure by us to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

For purposes of the Series A Notes Indenture, notes will be deemed outstanding if they have been authenticated and delivered under the Series A Notes Indenture unless, among other things, the Series A Notes have matured or been cancelled, converted or repurchased.

Every amendment to or supplement of the Series A Notes Indenture or the Series A Notes shall comply with the TIA as in effect at the date of such amendment or supplement.

Until an amendment, supplement or waiver becomes effective, a consent to it by a holder is a continuing consent by the holder and every subsequent holder of a Series A Note or portion of a Series A Note that evidences the same debt as the consenting holder’s Series A Notes, even if notation of the consent is not made on any Series A Note. However, any such holder or subsequent holder may revoke the consent as to its Series A Note or portion of a Series A Note if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective.

After an amendment, supplement or waiver becomes effective, it shall bind every holder of a Series A Note.

If an amendment, supplement or waiver changes the terms of a Series A Note, the Trustee may require the holder of the Series A Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Series A Note about the changed terms and return it to the holder. Alternatively, if we or the Trustee so determines, in exchange for the Series A Note, we shall issue and the Trustee shall authenticate a new Series A Note that reflects the changed terms.

The Trustee shall sign any amendment or supplemental indenture authorized pursuant to the Series A Notes Indenture if the amendment or supplemental indenture does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may, in its sole discretion, but need not, sign it. In signing or refusing to sign such amendment or supplemental indenture, the Trustee shall be provided with and, subject to compliance with its obligations under the Series A Notes Indenture, shall be fully protected in relying upon, an Officer’s Certificate and Opinion of Counsel stating that such amendment or supplemental indenture is authorized or permitted by the Series A Notes Indenture. We may not sign an amendment or supplemental indenture until the Board approves it.

Upon the execution of any supplemental indenture, the Series A Notes Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of the Series A Notes Indenture for all purposes; and every holder of notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

Governing Law

The Series A Notes Indenture and the Series A Notes are governed by and construed in accordance with the laws of the State of New York.

The Trustee

The Bank of New York Trust Company, N.A. is the Trustee under the Series A Notes Indenture. Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Series A Notes Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Series A Notes Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Certain Definitions

Set forth below is a summary of some of the defined terms used in this “Description of the Series A Notes” and in the Series A Notes Indenture. You should refer to the Series A Notes Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

“Acquired Debt” means Debt of a Person (including any Subsidiary) assumed in connection with the acquisition of assets from such Person.

“Affiliate” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Conversion Period” means, with respect to a conversion of Series A Notes, the ten consecutive Trading Day period commencing on the third Trading Day following the date the Series A Notes are tendered for conversion.

“Applicable Conversion Rate” means, as of any Trading Day, the Conversion Rate in effect on such date after giving effect to any change in the Conversion Price and any adjustment provided for under the Series A Notes Indenture.

“Applicable Procedures” means, with respect to any transfer or exchange of beneficial ownership interests in a Global Security, the rules and procedures of the Depositary, to the extent applicable to such transfer or exchange.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination,

(a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of “Capital Lease Obligations” and

(b) in all other instances, the present value (discounted at the interest rate borne by the Series A Notes at such time, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing

(a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(b) the sum of all such payments.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person.

“Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Cash” or “cash” means such coin or currency of the United States as at any time of payment is legal tender for the payment of public and private debts.

“Closing Sale Price” on any date means, with respect to our Class D Common Stock, the last sale price for our Class D Common Stock, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for our Class D Common Stock in either case as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which our Class D Common Stock is listed or admitted to trading or, if our Class D Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if our Class D Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in our Class D Common Stock selected by the Board or, in the event that no trading price is available for our Class D Common Stock, the fair market value of our Class D Common Stock, as determined in good faith by the Board.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, for any Person, for any period, an amount equal to (a) the sum of Consolidated Net Income for such period, plus, to the extent deducted from the revenues of such Person in determining Consolidated Net Income, (i) the provision for taxes for such period based on income or profits and any provision for taxes utilized in computing a loss in Consolidated Net Income above, plus (ii) Consolidated Interest Expense, net of interest income earned on cash or cash equivalents for such period (including, for this purpose, dividends on preferred stock only to the extent that such dividends were deducted in determining Consolidated Net Income), plus (iii) depreciation for such period on a consolidated basis, plus (iv) amortization of intangibles and broadcast program licenses for such period on a consolidated basis, minus (b) scheduled payments relating to broadcast program license liabilities, except that with respect to us each of the foregoing items shall be determined on a consolidated basis with respect to us and our Subsidiaries only; provided, however, that, for purposes of calculating Consolidated EBITDA during any fiscal quarter, cash income from a particular Investment of such Person shall be included only if cash income has been received by such Person as a result of the operation of the business in which such Investment has been made in the ordinary course without giving effect to any extraordinary, unusual and non-recurring gains.

“Consolidated Interest Expense” means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption on an income statement for such Person and its Subsidiaries on a consolidated basis, including, but not limited to, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense (other than interest amortized to cost of sales) plus, without duplication, all net capitalized interest for such period and all interest incurred or paid under any guarantee of indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, and all time brokerage fees relating to financing of television stations which we have an agreement or option to acquire.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate of the net income (or loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (a) the net income of any Person (the “other Person”) in which the Person in question or any of its Subsidiaries has less than a 100% interest (which interest does not cause the net income of such other Person to be consolidated into the net income of the Person in question in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or to the Subsidiary, (b) the net income of any Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, (c) (i) the net income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net gain (but not loss) resulting from an asset sale by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded, (d) extraordinary, unusual and non-recurring gains and losses shall be excluded, (e) losses associated with discontinued and terminated operations in an amount not to exceed $1,000,000 per annum shall be excluded and (f) all non-cash items (including, without limitation, cumulative effects of changes in GAAP and equity entitlements granted to our employees and employees of our Subsidiaries) increasing and decreasing Consolidated Net Income and not otherwise included in the definition of Consolidated EBITDA shall be excluded.

“Conversion Price” per Conversion Share as of any day means the sum of (x) the result obtained by dividing (i) $1,000 by (ii) the Applicable Conversion Rate, rounded to the nearest cent, which price shall be initially $0.90 per share of Conversion Shares, plus (y) an amount equal to 11% of the quotient yielded in clause (x) above from the Initial Issue Date to and including the date of calculation, calculated on a non-compound basis per annum on the basis of a 360-day year consisting of twelve 30-day months with periods less than 30 days being calculated on the basis of the actual days elapsed.

“Conversion Rate” means the rate at which the Conversion Shares shall be delivered upon conversion, which rate shall be initially 1111.1111 shares of Conversion Shares for each $1,000 principal amount of Series A Notes, as adjusted from time to time pursuant to the provisions of the Indenture.

“Conversion Shares” means, with respect to the Series A Notes, a number of shares of Class D Common Stock into which the Series A Notes are from time to time convertible.

“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of and premium (if any) in respect of

(1) debt of such Person for money borrowed and

(2) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is liable;

(b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

(c) all obligations of such Person representing the deferred and unpaid purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business, including any obligations in respect of Film Contracts);

(d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Capital Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(f) all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

(g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property and the amount of the obligation so secured; and

(h) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Debt of any Person at any date shall be the outstanding principal balance, or the accreted value of such Debt in the case of Debt issued with original issue discount, at such date of all unconditional obligations as described above and the maximum liability upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Debt shall not include contingent obligations arising out of customary indemnification agreements or purchase price adjustments with respect to the sale of assets or securities.

“Default” means, when used with respect to the Series A Notes, any event that is or, after notice or passage of time, or both, would be, an Event of Default.

“Designated Senior Debt” means:

(a) any Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25,000,000 or accreted value in the case of Debt issued at a discount) and is specifically designated in the instrument evidencing such Senior Debt as “Designated Senior Debt”; and

(b) the Existing Senior Debt.

“Disqualified Capital Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

(c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Capital Stock, on or prior to, in the case of clause (a), (b) or (c), the 91st day after the Final Maturity Date of the Series A Notes.

“Designated Investment Bank” means an investment bank selected by the Purchasing Party from a list of three internationally recognized investment banks provided to the Purchasing Party by us pursuant to the Master Transaction Agreement.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Ex-Dividend Date” means the first date upon which a sale of shares of our Common Stock does not automatically transfer the right to receive the relevant distribution from the seller of our Common Stock to its buyer.

“Existing Senior Debt” means, collectively, our (i) $325,000,000 aggregate principal amount of First Priority Term Loan due 2012, (ii) $400,000,000 aggregate principal amount of Floating Rate First Priority Senior Secured Notes due 2012 and (iii) $405,000,000 aggregate principal amount of Floating Rate Second Priority Senior Secured Notes due 2013.

“Extraordinary Cash Dividend” means cash dividends with respect to our Common Stock the aggregate amount of which in any fiscal year exceeds 10% of Consolidated EBITDA of us and our subsidiaries for the fiscal year immediately preceding the payment of such dividend.

“Fair Market Value” means, with respect to any Property, the sale price for such Property that could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Final Maturity Date” means July 31, 2013.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (2) the statements and pronouncements of the Public Company Accounting Oversight Board and the Financial Accounting Standards Board, (3) such other statements by such other entity as approved by a significant segment of the accounting profession and (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in registration statements filed under the Securities Act and periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Global Security” means a Series A Note in global form that is in substantially the form attached as Exhibit A to the Series A Notes Indenture and that includes the information and schedule called for in footnote 1 thereof and which is deposited with the Depositary or its custodian and registered in the name of the Depositary or its nominee.

“Hedging Obligations” of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement or any other similar agreement or arrangement.

“Initial Issue Date” means the first date on which the Series A Notes are issued.

“Interest Payment Date” means January 31, April 30, July 31 and October 31 of each year.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

“Issue Date” of any Series A Note means the date on which the Series A Note was originally issued or deemed issued as set forth on the face of the Series A Note.

“Mandatory Conversion Event” means the later to occur of (a) the first anniversary of the Initial Issue Date or (b) the earlier to occur of: (i) the date on which the last sale price for the Class A Common Stock or Class D Common Stock, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for the Class A Common Stock or Class D Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the Class A Common Stock or Class D Common Stock is listed or admitted to trading, or, if the Class A Common Stock or Class D Common Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use, for the Class A Common Stock or Class D Common Stock for fifteen (15) consecutive trading days is equal to or greater than the product of (x) the Conversion Price as then in effect and (y) the Mandatory Conversion Factor; (ii) the issuance by us of Common Stock for aggregate gross proceeds (before deduction of underwriting commissions and other expenses of sale) of not less than $75,000,000 at an issue price per share not less than the product of (x) the Conversion Price as then in effect and (y) the Mandatory Conversion Factor, provided that if such issuance is made to a Purchasing Party, the Designated Investment Bank shall have provided an opinion in customary form to us to the effect that the issue price per share of Common Stock is equal to or greater than the fair market value of a share of Common Stock.

“Mandatory Conversion Factor” shall be (i) in the event the Mandatory Conversion Event occurs on or after the first anniversary but prior to the second anniversary of the Initial Issue Date, 102%, (ii) in the event the Mandatory Conversion of the Series A Notes occurs on or after the second anniversary but prior to the third anniversary of the Initial Issue Date, 101%, or (iii) in the event the Mandatory Conversion of the Series A Notes occurs on or after the third anniversary of the Initial Issue Date, 100%.

“Non-Payment Event of Default” means any default (other than a Payment Default) the occurrence of which entitles one or more Persons to accelerate the maturity of any Designated Senior Debt.

“Officer” means our Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, the Controller, the Treasurer, an Assistant Treasurer, the Secretary or any Assistant Secretary.

“Officers’ Certificate” means a certificate signed by our Chairman of the Board, our Chief Executive Officer, our President, any of our Vice Presidents, our Chief Operating Officer, our Chief Financial Officer or our Chief Accounting Officer and by our Controller, our Treasurer, one of our Assistant Treasurers, our Secretary or any of our Assistant Secretaries, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel. The counsel may be our employee or our counsel.

“Payment Default” means any default, whether or not any requirement for the giving of notice, the lapse of time or both, or any other condition to such default becoming an event of default has occurred, in the payment of principal of (or premium, if any) or interest on or any other amount payable in connection with Designated Senior Debt.

“Permitted Junior Securities” means:

(a) Equity Interests in ION; or

(b) Unsecured debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Series A Notes are subordinated to the Senior Debt; provided that the term “Permitted Junior Securities” shall not include any securities distributed pursuant to a plan of reorganization if the Senior Debt is treated as part of the same class as the Series A Notes for purposes of such plan of reorganization; provided further that to the extent that any of our Senior Debt outstanding on the date of consummation of such plan of reorganization is not paid in full in cash on such date, the holders of any such Senior Debt not so paid in full cash shall have consented to the terms of such plan of reorganization.

“Person” or “person” means any individual, company, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act or any other entity.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

“PIK Notes” has the meaning given such term by the Second Priority Notes Indenture.

“Principal” or “principal” of a debt security, including the Series A Notes, means the principal of the debt security plus, when appropriate, the premium, if any, on the debt security.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Series A Notes Indenture, the value of any Property shall be its Fair Market Value.

“Purchase Money Debt” means Debt:

(a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds; and

(b) incurred to finance the acquisition, construction or lease by us or any Subsidiary of such Property, including additions and improvements thereto;

in each case including the reasonable fees and expenses incurred in connection therewith; provided, however, that such Debt is incurred within 180 days after the acquisition, construction or lease of such Property by us or such Subsidiary.

“Purchasing Party” means CIG, NBCU and their respective Affiliates.

“Qualified Subordinated Debt” means our Debt constituting Senior Subordinated Debt or Subordinated Obligations if the following conditions are met:

(1) the Stated Maturity of such Debt (other than the Series B Notes) is at least 91 days after the Final Maturity Date of the Series A Notes; and

(2) the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value at issuance) of all of our Qualified Subordinated Debt (together with any Refinancing Debt in respect thereof) at any time outstanding shall not exceed $650,000,000 less the aggregate amount of the obligations under the Indenture then outstanding.

“Receivables Facility” means one or more receivables financing facilities, as amended from time to time, pursuant to which we sell, or any of our Subsidiaries sells, our/its accounts receivable to a Person that is not a Subsidiary.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a) such Debt is in an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) not in excess of the sum of

(1) the aggregate principal amount then outstanding (or if incurred with original issue discount, the aggregate accreted value at the date of such Refinancing) of the Debt being Refinanced and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing;

(b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced;

(c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced; and

(d) with respect to Debt that is being Refinanced that is subordinate to the Series A Notes, such Refinancing Debt shall be subordinate to the Series A Notes at least to the same extent and in the same manner as the Debt being Refinanced.

“Regular Record Date” means, with respect to each Interest Payment Date, the January 15, April 15, July 15 and October 15 (whether or not a business day) as the case may be, immediately preceding such Interest Payment Date.

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. “Repayment” and “Repaid” shall have correlative meanings.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby we or any Subsidiary transfers such Property to another Person and we or any Subsidiary leases it from such Person.

“Second Priority Notes” means $405,000,000 aggregate principal amount of our Floating Rate Second Priority Senior Secured Notes due 2013 issued under the Second Priority Notes Indenture.

“Second Priority Notes Indenture” means the Indenture, dated as of December 30, 2005, by and among The Bank of New York Trust Company, N.A., as trustee, us and the Subsidiary Guarantors (as defined therein) pursuant to which the Second Priority Notes were issued.

“Senior Debt” of ION means:

(a) all obligations consisting of the principal, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to ION at the rate specified in the agreement or instrument evidencing such debt, whether or not such interest is allowed in such proceeding) and any other Obligation in respect of

(i) the Existing Senior Debt;

(ii) our Debt for borrowed money;

(iii) our Debt evidenced by notes, debentures, bonds or other similar instruments permitted under the Series A Notes Indenture for the payment of which we are responsible or liable;

(iv) all of our Capital Lease Obligations and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by us; and

(v) all of our obligations (1) for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction, (2) under Interest Rate Agreements or (3) issued or assumed as the deferred purchase price of Property and all of our conditional sale obligations and all obligations under any title retention agreement permitted under the Indenture;

provided, however, that Senior Debt shall not include:

(i) our Debt that is by its terms subordinate or pari passu in right of payment to the Series A Notes, including any Senior Subordinated Debt;

(ii) any Debt incurred in violation of the provisions of the Series A Notes Indenture;

(iii) accounts payable or any of our other obligations to trade creditors created or assumed by us in the ordinary course of business in connection with the obtaining of materials or services;

(iv) any liability for federal, state, local or other taxes owed or owing by us;

(v) any of our obligations to any Subsidiary; or

(vi) any obligations with respect to any of our Capital Stock.

“Senior Subordinated Debt” means the Series A Notes and the Series B Notes and any other of our subordinated Debt that specifically provides that such Debt is to rank pari passu with the Series A Notes and is not subordinated by its terms to any other subordinated Debt or one of our other obligations which is not Senior Debt.

“Significant Subsidiary” means, in respect of any Person, as of any date of determination, a Subsidiary of such Person that would constitute a “significant subsidiary” as such term is defined under Rule 1-02(w) of Regulation S-X under the Securities Act as in effect on the date of the Series A Notes Indenture.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Obligation” means any of our Debt (whether outstanding on the Issue Date or thereafter incurred) that is subordinate or junior in right of payment to the Series A Notes pursuant to a written agreement to that effect or otherwise pursuant to the terms of such Debt.

“Subsidiary” means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency within the control of such Person to satisfy) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

“TIA” means the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder as in effect on the date of the Indenture, except to the extent that the Trust Indenture Act or any amendment thereto expressly provides for application of the Trust Indenture Act as in effect on another date.

“Trading Day” means a day during which trading in securities generally occurs on principal national securities exchange on which the Conversion Shares are listed or admitted to trading or, if the Conversion Shares are not then listed or admitted to trading on a national securities exchange, on the principal other United States national or regional securities exchange on which the Conversion Shares are then listed or, if the Conversion Shares are not then listed on a United States national or regional securities exchange, on the principal other market on which the Conversion Shares are then traded. A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

“Trustee” means the party named as such in the first paragraph of the Series A Notes Indenture until a successor replaces it in accordance with the provisions of the Series A Notes Indenture, and thereafter means the successor.

“Voting Stock” means shares of our capital stock and any of our other securities having the ordinary power to vote in the election of our directors.

“Wholly Owned Subsidiary” means, at any time, a Subsidiary all of the Voting Stock of which (except directors’ qualifying shares) is at such time owned, directly or indirectly, by us or one or more of our Wholly Owned Subsidiaries.

Book-Entry System

The new Series A Notes will be issued in the form of one or more Global Securities registered in the name of DTC or its nominee.

Upon the issuance of a Global Security, DTC or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the Series A Notes represented by such Global Security acquired by such Persons in the Exchange Offer. Ownership of beneficial interests in a Global Security is limited to Persons that have accounts with DTC (“participants”) or Persons that may hold interests through participants. Any Person acquiring an interest in a Global Security through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Clearstream or Euroclear. Ownership of beneficial interests in a Global Security is shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in such Global Security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

Payment of principal of and interest on Series A Notes represented by a Global Security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Series A Notes represented thereby for all purposes under the Series A Notes Indenture. We have been advised by DTC that upon receipt of any payment of principal of or interest on any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants.

A Global Security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Security is exchangeable for certificated Series A Notes only if:

(a) DTC notifies us that it is unwilling or unable to continue as a depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

(b) there shall have occurred and be continuing an Event of Default with respect to the Series A Notes represented by such Global Security.

Any Global Security that is exchangeable for certificated Series A Notes under the preceding sentence will be exchanged for certificated Series A Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of DTC or any successor depositary or its nominee.

So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered owner of such Global Security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Series A Notes represented by such Global Security for all purposes under the Series A Notes Indenture and the Series A Notes. Except as set forth above, owners of beneficial interests in a Global Security will not be entitled to have the Series A Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in definitive form and will not be considered to be the owners or holders of any Series A Notes under such Global Security. Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the Series A Notes Indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither ION nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Term Loans and Secured Notes

On December 30, 2005, we borrowed $325.0 million of new term loans (the “Term Loans”) and issued $400.0 million of floating rate first priority senior secured notes (the “First Priority Notes”) and $405.0 million of floating rate second priority senior secured notes (the “Second Priority Notes”). The Term Loans and the First Priority Notes bear interest at a rate of three-month LIBOR plus 3.25%, are secured by substantially all of our assets and mature on January 15, 2012. The Second Priority Notes bear interest at a rate of three-month LIBOR plus 6.25%, are secured by second priority liens on substantially all of our assets and mature on January 15, 2013. All three tranches of new indebtedness require quarterly interest payments in January, April, July, and October of each year, with the first interest payment date being on April 17, 2006. For any interest period ending prior to January 15, 2010, we have the option to pay interest on the Second Priority Notes either (i) entirely in cash or (ii) in kind through the issuance of additional Second Priority Notes or by increasing the principal amount of the outstanding Second Priority Notes. If we elect to pay interest in kind on the Second Priority Notes, the interest rate for the corresponding interest period will increase to LIBOR plus 7.25%. To date, we have elected to pay all of our interest on the Second Priority Notes in cash, including the interest payment that were made on January 16, 2007 April 16, 2007, as well as the interest payment due on July 16, 2007.

On February 22, 2006, we entered into two floating to fixed interest rate swap arrangements with a combined notional amount of $1.13 billion. The effect of these arrangements is to fix the interest rates through maturity at 8.355% for the Term Loans and First Priority Notes and 11.36% for the Second Priority Notes, assuming interest thereon is paid in cash.

The Term Loans facility and the indentures governing the First Priority Notes and Second Priority Notes contain covenants which, among other things, limit our ability to incur more debt, pay dividends on or redeem outstanding capital stock, make certain investments, enter into transactions with affiliates, incur liens, sell assets, merge with any other person, or transfer substantially all of our assets. Subject to limitations, we may incur up to $650 million of additional subordinated indebtedness, which we may use to retire other subordinated obligations, including preferred stock, or for other corporate purposes not prohibited by the applicable covenants. We will be required to make an offer to purchase the First Priority Notes and Second Priority Notes and repay the term loans with the proceeds of any sale of our stations serving the New York, Los Angeles and Chicago markets and with the proceeds of other asset sales that we do not reinvest in our business. We will be required to make an offer to purchase a portion of the First Priority Notes and Second Priority Notes and repay a portion of the term loans within 270 days after any quarterly determination date as of which the ratio of the appraised value of our television stations to the aggregate outstanding principal amount of the term loans and the notes (excluding any Second Priority Notes we may issue in payment of interest on the Second Priority Notes) is less than 1.5 to 1.0. The holders of the First Priority Notes and Second Priority Notes and the lenders of the Term Loans have the right to require us to repurchase these obligations following the occurrence of certain changes in control. Events of default under this indebtedness include the failure to pay interest within 30 days of the due date, the failure to pay principal when due, a default under any other debt in an amount greater than $10.0 million, the entry of a monetary judgment against us in an aggregate amount greater than $10.0 million, the failure to perform any covenant or agreement which continues for 60 days after we receive notice of default from the indenture trustee or holders of at least 25% of the outstanding indebtedness and the occurrence of certain bankruptcy events. At December 31, 2006 and 2005, we were in compliance with all of our debt covenants.

In connection with the transactions contemplated by the Master Transaction Agreement, we have agreed to seek to enter into arrangements for a third party to purchase any First Priority Notes, Second Priority Notes or Term Loans as to which the holders thereof elect to exercise any right they may have to require us to repurchase such debt. If we fail to enter into such arrangements in a timely manner, we have agreed to use our reasonable best efforts to obtain a waiver of any such right from the holders of at least a majority in aggregate principal amount of each of the First Priority Notes, Second Priority Notes and Term Loans outstanding at the time of the waiver. If neither the third party purchase arrangements nor the waiver is obtained prior to the closing of the Exchange Offer, the other parties to the Master Transaction Agreement have agreed to amend and restructure the transactions contemplated by the Master Transaction Agreement such that the right to require us to repurchase the First Priority Notes, Second Priority Notes and Terms Loans is not triggered.

The term loans and the First Priority Notes are redeemable at our option on or after July 15, 2007 at the redemption prices set forth below (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the date of redemption.

Twelve-Month Period Beginning July 15,

2007	102.0%
2008	101.0%
2009 and thereafter	100.0%

In addition, at any time on or prior to July 15, 2007, we may, at our option, use the net cash proceeds of one or more equity offerings to redeem up to 35% of the principal amount of the term loans and First Priority Notes at a redemption price equal to 100% of the principal amount redeemed plus a premium equal to the annual interest rate in effect on the date of redemption and all accrued and unpaid interest thereon, if any, to the date of redemption.

The Second Priority Notes are redeemable at our option on or after January 15, 2008 at the redemption prices set forth below (expressed as a percentage of principal amount) plus accrued and unpaid interest, if any, to the date of redemption.

Twelve-Month Period Beginning January 15,

2008	102.0%
2009	101.0%
2010 and thereafter	100.0%

In addition, at any time on or prior to January 15, 2008, we may, at our option, use the net cash proceeds of one or more equity offerings to redeem up to 35% of the principal amount of the Second Priority Notes at a redemption price equal to 100% of the principal amount redeemed plus a premium equal to the annual interest rate in effect on the date of redemption and all accrued and unpaid interest thereon, if any, to the date of redemption.

Series B Notes

On May 4, 2007, we issued $100.0 million of Series B Notes, which are mandatorily convertible senior subordinated notes bearing interest at a rate of 11% per annum. The Series B Notes require quarterly interest payments in January, April, July, and October of each year, with the first interest payment date being on July 31, 2007. We have the option to pay interest on the Series B Notes either (i) entirely in cash or (ii) by deferring the payment of all such interest to any subsequent interest payment date.

The Series B Notes are convertible on both an optional and a mandatory basis. At the holder’s option, the Series B Notes are convertible at any time into shares of Class A Common Stock at a conversion price of $0.75 per share, increasing at a rate per annum of 11% from the issuance of the Series B Notes through the date of conversion. At any time following the first anniversary of the issuance date, the Series B Notes shall be mandatorily converted into shares of Class A Common Stock, or, in the case of Series B Notes issued to NBCU, NBC Palm Beach I and NBC Palm Beach II, at NBCU’s option, an equal number of shares of Class C Common Stock, upon the earliest of: (i) if shares of Class A Common Stock or Class D Common Stock are traded on a national securities exchange or in the over-the-counter market, the trading price for 15 consecutive trading days is equal to or greater than, (a) in the event the mandatory conversion occurs on or after the first anniversary but prior to the second anniversary of the issuance date, 102% of the then-applicable conversion price, (b) in the event the mandatory conversion occurs on or after the second anniversary but prior to the third anniversary of the issuance date, 101% of the then-applicable conversion price, or (c) in the event the mandatory conversion occurs on or after the third anniversary of the issuance date, the then-applicable conversion price; or (ii) our issuance of common stock at an issue price per share equal to or greater than the then-applicable mandatory conversion trigger price of the Series B Notes, generating aggregate gross proceeds to the Company of at least $75,000,000 (provided that, if the common stock is issued to CIG, NBCU or their respective affiliates, an internationally recognized investment bank selected by Purchaser from a list of three banks provided by us shall have provided an opinion to the effect that the issue price is at or higher than the fair market value of the common stock so issued).

The Series B Notes Indenture contains customary covenants and includes a covenant restricting our ability to incur additional debt, other than specified types of permitted debt, unless after giving effect to the incurrence of such additional debt and the application of the proceeds thereof, our ratio of total debt to consolidated EBITDA would be less than 8.5 to 1.0.

Events of default under this indebtedness include the failure to pay interest within 30 days of the due date, the failure to pay principal when due, the continued failure to perform any covenant or warranty contained in the Series B Notes or the Series B Notes Indenture for 60 days after we receive notice of default from the trustee or holders of at least 25% of the Series B Notes (except, where such default pertains to the failure to deliver copies of SEC filings, the default must continue for 90 days after such written notice), a default under any debt by us or any subsidiary that results in acceleration of the maturity of such debt, or failure to pay any such debt at maturity, in an aggregate amount of debt greater than $10,000,000 or its foreign currency equivalent at the time, the entry of a monetary judgment against us in an aggregate amount greater than $10.0 million, and the occurrence of certain bankruptcy events involving us or one of our significant subsidiaries. As of May 31, 2007, we were in compliance with all of our covenants under the Series B Notes Indenture.

Upon the occurrence of an event of default, other than in connection with a bankruptcy proceeding the trustee or the holders of at least 25% in aggregate principal amount of the Series B Notes then outstanding may declare the principal amount and accrued and unpaid interest, if any, and any accrued and unpaid additional interest, through the date of declaration on all the Series B Notes to be immediately due and payable. At that time, if there are any amounts outstanding under any of the instruments constituting Senior Debt, such amounts shall become due and payable upon the first to occur of an acceleration under any of the instruments constituting Senior Debt or five business days after receipt by us and the representative under any Senior Debt of notice of the acceleration of the instruments constituting Senior Debt, unless all events of default specified in such notice of acceleration have been cured or waived.

Upon the occurrence of an event of default, in connection with a bankruptcy proceeding involving us or one of our significant subsidiaries, the principal amount and accrued and unpaid interest, if any, and any accrued and unpaid additional interest, on the Series B Notes shall become immediately due and payable, without any declaration or other act on the part of the trustee or any holders of Series B Notes.

Nevertheless, at any time after such a declaration of acceleration with respect to the Series B Notes has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of not less than a majority in principal amount of the Series B Notes, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if certain conditions have been met.

We do not have the right to redeem the Series B Notes until the final maturity date of July 31, 2013.

DESCRIPTION OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

IRS Circular 230 disclosure: To ensure compliance with requirements imposed by the IRS, we inform you that: (i) any U.S. federal income tax advice contained in this document is not intended or written by us to be used, and cannot be used, by any taxpayer for the purpose of avoiding tax penalties under the Internal Revenue Code; (ii) such advice was written in connection with the promotion or marketing of the transactions or matters addressed herein; and (iii) taxpayers should seek advice based on their particular circumstances from an independent tax advisor.

The following discussion sets forth the material U.S. federal income tax consequences of the Exchange Offer to holders of Senior Preferred Stock, and, except to the extent otherwise specified below, the legal conclusions contained herein represent the opinion of our counsel, Holland & Knight. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the final, temporary and proposed Treasury Regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to an investor’s decision to participate in the Exchange Offer, nor any tax consequences arising under the laws of any state, local or foreign jurisdiction. This discussion is not intended to be applicable to all categories of investors, such as:

•	dealers in securities,

•	banks,

•	insurance companies,

•	Tax-exempt organizations,

•	persons that hold Senior Preferred Stock through an entity treated as a partnership for U.S. federal income tax purposes or as part of a straddle or conversion transaction, or

•	holders subject to the alternative minimum tax, which may be subject to special rules.

In addition, this discussion is limited to persons who hold Senior Preferred Stock as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code.

As used in this section, a “U.S. holder” is a beneficial owner of Senior Preferred Stock that is for U.S. federal income tax purposes:

•	an individual U.S. citizen or resident alien;

•	a corporation, or entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate or trust whose world-wide income is subject to U.S. federal income tax; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

A non-U.S. holder is any holder (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. If a partnership (including for this purpose any other entity, whether or not organized in or under the laws of the United States or any political subdivision thereof, treated as a partnership for U.S. federal income tax purposes) holds Senior Preferred Stock, the tax consequences to the partnership and its partners of the Exchange Offer will depend upon the activities of the partnership.

This discussion is not binding on the Internal Revenue Service (the “IRS”). We have not sought, and will not seek, any ruling from the IRS with respect to the statements made in the following summary, and there can be no assurance that the IRS will not take a position contrary to such statements or that any such contrary position taken by the IRS would not be sustained by a court. There can be no assurance and none is given that the IRS or the courts will not adopt a position that is contrary to the statements contained in this summary.

Furthermore, you should be aware that alternative treatments are possible with respect to certain aspects of the transaction; for example, if the Series A Notes are recharacterized as equity or if the Series A-1 Convertible Preferred Stock or the Series B Convertible Preferred Stock is classified under certain special rules relating to “nonqualified preferred stock” then the tax treatment would be materially different from that described below. Accordingly, we urge you to consult your own tax advisor to determine the specific consequences of participating in the Exchange Offer.

Consequences of Receiving Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock, as applicable, and Series A Notes in the Exchange Offer

General.  The receipt of Series A Notes and shares of Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock, as applicable, pursuant to the Exchange Offer for shares of Senior Preferred Stock will be treated as a recapitalization for U.S. federal income tax purposes.

Recognized Gain.  As a result of the exchange being treated as a recapitalization, you will recognize gain (“Recognized Gain”), if any, equal to the lesser of (i) the amount of Series A Notes you receive in the Exchange Offer and (ii) the amount of gain “realized” in the transaction. The amount of gain you will “realize” will equal the amount by which (a) the Series A Notes you receive in the Exchange Offer plus the fair market value of the shares of Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock you receive exceeds (b) your adjusted tax basis in your shares of Senior Preferred Stock. Any of your Recognized Gain would be taxed either as a capital gain or a dividend, as described below. If your adjusted tax basis in your shares of Senior Preferred Stock exceeds the sum of the Series A Notes you received in the Exchange Offer plus the fair market value of the shares of Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock, you may not recognize a loss on the exchange. Your tax basis in the shares of Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock you receive will be the same as the adjusted tax basis of the shares of Senior Preferred Stock exchanged, increased by your Recognized Gain and reduced by the amount of Series A Notes you receive in the Exchange Offer. For your tax basis in the Series A Notes received in the Exchange Offer, see the discussion below under “ — Consequences of Ownership of Our Notes.” Your holding period for the shares of Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock you receive will include the holding period during which you held the shares of Senior Preferred Stock. If you exchange more than one “block” of Senior Preferred Stock (that is, groups of Senior Preferred Stock that you purchased at different times or at different prices), you must calculate your Recognized Gain separately on each block, and the results for each block may not be netted in determining your overall Recognized Gain. Instead, you will recognize gain on those shares on which gain is realized, but losses may not be recognized. The manner in which you calculate your Recognized Gain on each block of stock surrendered is extremely complex, and therefore, we urge you to consult with your own tax advisor.

Timing of Recognized Gain.  Except to the extent the gain recognized is characterized as a dividend, because you will be receiving Series A Notes in exchange for Senior Preferred Stock, and the shares of Senior Preferred Stock are not tradable on an established securities market, and the Series A Notes are neither payable on demand nor readily tradable, you will be able to defer the recognition of the gain under the installment method of reporting until such time as payments are received on the Series A Notes. An exception applies if you choose to elect out of the installment method and report the gain in full in the year of the exchange. The amount of gain that would be recognized each year under the installment method is equal to the proportion of the installment payments actually received in that year which the gross profit to be realized bears to the total face amount of the Series A Notes. In addition, if you hold more than $5 million of installment obligations, you will be subject to an interest charge on your tax liability deferred under the installment method.

Treatment of Recognized Gain.  If you have Recognized Gain as a result of your participation in the Exchange Offer, such Recognized Gain may be treated either as ordinary dividend income or capital gain for U.S. federal income tax purposes. The treatment of your Recognized Gain depends on a determination of whether your receipt of the Series A Notes pursuant to the Exchange Offer has the effect of a dividend distribution for U.S. federal income tax purposes. However, because we believe that we will have a deficit in earnings and profits at the time of the exchange and thereafter through the end of our taxable year, we will take the position that none of your Recognized Gain will be treated as a dividend; thus, your Recognized Gain should be treated as capital gain.

You should be aware that in the unlikely event that we have any accumulated earnings and profits, the treatment of your Recognized Gain as a dividend would depend in part on whether you meet certain tests set forth in Section 302 of the Code. You may want to consult with your tax advisor in this regard.

Cash in Lieu of Fractional Shares.  If you receive cash in lieu of a fractional share of Senior Preferred Stock, you generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to such fractional share.

Treatment of Accrued and Unpaid Dividends on Preferred Stock.  As noted above, the receipt of shares of Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock, as applicable, and Series A Notes pursuant to the Exchange Offer for shares of Senior Preferred Stock will be treated as a recapitalization for U.S. federal income tax purposes. In addition, the shares of Senior Preferred Stock at the time of the Exchange Offer will have accrued but unpaid dividends (a “dividend arrearage”). The Exchange Offer contemplates that you will not receive any amounts with respect to accrued but unpaid dividends on the Senior Preferred Stock. Accordingly, no portion of the Series A Notes or the Series A-1 Convertible Preferred Stock or the Series B Convertible Preferred Stock should be treated as issued in payment of such dividend arrearage. Nevertheless, certain rules with respect to the dividend arrearage may be applicable. For example, U.S. Treasury regulations provide that a recapitalization will result in a deemed distribution if (i) the recapitalization is conducted pursuant to a plan to periodically increase a shareholder’s proportionate interest in the assets or earnings and profits of the corporation or (ii) a shareholder owning preferred stock with dividends in arrears exchanges the preferred stock for other stock in a recapitalization and the exchange results in a proportionate increase in the exchanging preferred stockholders’ interest in the assets or earnings and profits of the corporation. Under U.S. Treasury regulations, such proportionate increase occurs where either the fair market value or liquidation preference of the stock received exceeds the issue price of the preferred stock surrendered. The amount of the deemed distribution is equal to the lesser of (i) the excess of the fair market value or the liquidation preferences of the stock received over the issue price of the stock surrendered or (ii) the amount of the dividends in arrears. Any such distribution is treated as a dividend distribution to the extent of the corporation’s earnings and profits and then as a tax-free return of basis. To the extent that the amount of the deemed distribution exceeds basis, the excess would be taxed as a capital gain. For a more detailed explanation of the taxation of distributions, see “Consequences of Ownership of Shares of Our Preferred Stock,” below.

At the time of the Exchange Offer, the fair market value of the shares of Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock you receive, including shares of Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock you receive for the dividend arrearage on the shares of Senior Preferred Stock you exchange, may exceed the issue price of the shares of Senior Preferred Stock you tender in exchange for such shares of Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock. In such case, you would be treated as receiving a distribution in an amount equal to the lesser of (i) the amount by which the fair market value of the shares of Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock you receive in the Exchange Offer exceeds the issue price of the shares of Senior Preferred Stock you tender in the Exchange Offer and (ii) the amount of the dividend arrearage on the shares of Senior Preferred Stock you tender in the Exchange Offer.

Consequences of Not Participating in the Exchange Offer

Proposed Amendments and the Senior Issuance not Approved.  If you do not participate in the Exchange Offer, and we do not receive the requisite approvals of the Proposed Amendments and the Senior Issuance, you will not recognize any gain or loss, and your adjusted tax basis in your shares of Senior Preferred Stock will not change.

Proposed Amendments and the Senior Issuance are Approved.  If you do not participate in the Exchange Offer, and we receive the requisite approvals of the Proposed Amendments by either series of Senior Preferred

Stock, changes to the terms of the shares of such series of Senior Preferred Stock may be substantial enough to cause you to be treated as exchanging your shares of such series of Senior Preferred Stock for new shares of our preferred stock. Such a deemed exchange would be characterized as a recapitalization for U.S. federal income tax purposes. Under this characterization, you would not recognize any gain or loss as a result of the deemed exchange, and your adjusted tax basis and your holding period in your shares of Senior Preferred Stock will not change. We urge you to consult your tax advisor with respect to the U.S. federal income tax consequences of the Exchange Offer to you even where you do not participate in the Exchange Offer.

Consequences of Ownership of Shares of Our Preferred Stock

Distributions paid by us out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) on Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock received as part of the Exchange Offer will constitute a dividend and will be includible in your income when received. Under current law, if you are an individual, such dividends paid to you generally will qualify for a special 15% tax rate on “qualified dividend income” through December 31, 2010. If you are a corporate holder, any such dividend generally will be eligible for the dividends received deduction provided you meet the holding period and other requirements for the dividends received deduction. Distributions in excess of our current or accumulated earnings and profits will be treated as a return of capital to the extent of your basis in the Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock, and thereafter as capital gain.

Upon a disposition of the Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock, you generally will recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in such stock. Such capital gain or loss generally will be long-term capital gain or loss if you held such Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock for more than one year on the date of such disposition. Long-term capital gains of a U.S. holder that is an individual are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. We urge you to consult with your own tax advisor in this regard.

The conversion rate of the Series A Notes, Series A-1 Convertible Preferred Stock and the Series B Convertible Preferred Stock may be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. In addition, in certain circumstances where the issue price of the Series A-1 Convertible Preferred Stock or the Series B Convertible Preferred Stock is less than the redemption price of such stock, the application of Section 305 of the Code may result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the Series A-1 Convertible Preferred Stock and the Series B Convertible Preferred Stock, however, will generally not be considered to result in a deemed distribution to you.

Consequences of Ownership of Our Notes

The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. holder of Series A Notes that participated in the Exchange Offer.

Payment of Interest.  Because the Series A Notes provide us with the option to pay interest in cash or allow interest to accrue, we will treat the notes as issued with original issue discount, or OID, as described below.

The Series A Notes will be treated as issued with OID in an amount equal to the difference between their “stated redemption price at maturity” (the sum of all payments to be made on the Series A Note other than “qualified stated interest”) and their “issue price.” You should be aware that you generally must include OID in gross income in the taxable period that it accrues which may occur in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the Series A Notes, even if denominated as interest.

The “issue price” of each Series A Note should be its initial face amount. The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Because we have the option whether or not to pay interest on the Series A Notes in cash, the stated interest payments on the notes are not qualified stated interest.

The amount of OID that you must include in income of a Series A Note will generally equal the sum of the “daily portions” of OID with respect to the Series A Note for each day during the taxable year on which you held such note (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the product of the note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period).

The rules regarding OID are complex and the rules described above may not apply in all cases. Accordingly, you should consult your own tax advisor regarding their application. In addition, you should be aware that because of certain features of the Series A Notes, there are certain provisions of the Code that may defer or deny an interest deduction to us for all or part of the interest expense paid or accruing thereon. If one or more of these provisions apply, then our after tax cash flow may be reduced.

Sale, Exchange, Repurchase, or Other Disposition of Notes.  You will generally recognize gain or loss upon the sale, exchange, repurchase or other disposition of a Series A Note equal to the difference between the amount realized upon the sale, exchange, repurchase or other disposition and your adjusted tax basis in the Series A Note. Your tax basis in a Series A Note will generally be equal to the issue price of the Series A Note adjusted for inclusions of OID and receipts of interest payments on the Series A Note. Any gain or loss recognized on a taxable disposition of the Series A Note will be capital gain or loss. If you are an individual and have held the Series A Note for more than one year, such capital gain will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Conversion of Notes into Class D Common Stock.  Neither gain nor loss will be recognized by holders on the exchange of Series A Notes into shares of Class D Common Stock upon conversion, except to the extent of cash received, if any, including any cash received in lieu of a fractional share and except to the extent of amounts received with respect to accrued interest, which will be taxable as such.

The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash you receive in respect of the fractional share and the portion of your adjusted tax basis in the Series A Note that is allocable to the fractional share.

The tax basis of the shares of Class D Common Stock received upon a conversion (other than Class D Common Stock attributable to accrued interest, the tax basis of which will equal its fair market value) will equal the adjusted tax basis of the Series A Note that was converted or repurchased (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). Your holding period for shares of Class D Common Stock will include the period during which you held the Series A Notes except that the holding period of any Class D Common Stock received with respect to accrued interest will commence on the day after the date of receipt.

You should consult your tax advisors regarding the tax treatment of the receipt of stock in exchange for Series A Notes upon conversion and the ownership of our Class D Common Stock.

Constructive Distributions.  The conversion rate of the Series A Notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the Series A Notes, however, will generally not be considered to result in a deemed distribution to you.

Backup Withholding

Upon receipt of the gross proceeds pursuant to the Exchange Offer, you may be subject to U.S. backup withholding tax (at a rate of 28%) on such proceeds. To prevent backup withholding, you must provide us with your correct taxpayer identification number and certify that you are not subject to backup withholding of U.S. federal income tax, both of which may be done by providing a properly completed IRS Form W-9. If you are a corporation, you are exempt from backup withholding, although you must provide us with a properly completed IRS Form W-9 in order to qualify as an exempt recipient. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders Participating in the Exchange Offer

The following discussion applies to you if you are a non-U.S. holder of Senior Preferred Stock that participates in the Exchange Offer. Special rules may apply to you and the tax consequences of participating in the Exchange Offer may be materially different than those described below if you are a “controlled foreign corporation” or a “passive foreign investment company,” or you own more than five percent of Senior Preferred Stock or are otherwise subject to special treatment under the Code. If you are or may be subject to these special rules, we strongly encourage you to consult your own tax advisor to determine the particular U.S. federal, state and local and other tax consequences applicable to you of participating in the Exchange Offer.

Participation in the Exchange Offer.  Because, as discussed above, we believe that we will have a deficit in earnings and profits at the time of the exchange, we will take the position that none of your Recognized Gain will be treated as a dividend. Therefore, we have elected not to withhold in respect of any Series A Notes, Series A-1 Convertible Preferred Stock, Series B Convertible Preferred Stock issued or any other amounts otherwise received by you at the time of the Exchange Offer.

Disposition of Series A Notes, Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock.  You generally will not be subject to U.S. federal income tax on any gain recognized on the sale or other disposition of Series A Notes, Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock unless:

•	the gain is considered effectively connected with your conduct of a trade or business within the United States; or

•	you are an individual who holds the Series A Notes, Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock as a capital asset and are present in the United States for 183 or more days in the taxable year of the sale or other disposition.

Payments of Interest.  The 30% United States federal withholding tax will not apply to any payment to you of interest on a Series A Note under the “portfolio interest rule” provided that:

•	interest paid on the Series A Note is not effectively connected with your conduct of a trade or business in the United States,

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on a Series A Note is described in section 881(c)(3)(A) of the Code; and

•	either (a) you provide your name and address on an Internal Revenue Service (“IRS”) Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person or (b) you hold your Series A Notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.

Special rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) stating that interest paid on the Series A Notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

The 30% United States federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of a Series A Note.

If you are engaged in a trade or business in the United States and interest on the Series A Notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment, then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in “Payments of Interest” are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the U.S.

Payments of Dividends.  Dividends paid to you in respect of the Series A-1 Convertible Preferred Stock or the Series B Convertible Preferred Stock will generally be subject to 30% United States federal withholding tax to the extent made out of our current or accumulated earnings and profits. The rate of withholding tax may be reduced or eliminated if you provide a properly executed IRS For W-8BEN demonstrating entitlement to treaty benefits (as described above) or IRS Form W-8ECI stating that such dividend payment is effectively connected with your conduct of a trade or business in the United States (as described above).

You should also be aware that because of certain features of the Series A Notes, the Series A-1 Convertible Preferred Stock and the Series B Convertible Preferred Stock there may be other situations where withholding is required, such as the application of Section 305 of the Code. For a discussion of Section 305 of the Code, see the discussion above under “— Consequences of Ownership of Shares of Our Preferred Stock.” We urge you to consult your own tax advisor in this regard.

Federal Estate Tax.  If you are an individual, Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock held by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Tax.  We must report annually to the IRS and to each of you the amount of dividends paid to you and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable tax treaty or other applicable agreements.

You generally will be subject to backup withholding tax (currently at a rate of 28%) with respect to dividends paid on Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock unless you certify your non-U.S. status. The payment of proceeds of a sale of Series A-1 Convertible Preferred Stock or

Series B Convertible Preferred Stock effected by or through a U.S. office of a broker also is subject to both backup withholding and information reporting unless you certify your non-U.S. status or you otherwise establish an exemption. You generally can satisfy the certification requirement by providing a Form W-8BEN or Form W-8ECI, as applicable. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock by or through a foreign office of a broker. If, however, such broker is, for U.S. federal income tax purposes, a United States person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more United States persons that, in the aggregate, hold more than 50% of the income or capital interest in the partnership, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that you are a non-U.S. Holder and certain other conditions are met or you otherwise establish an exemption.

The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the Public Reference Room and its copy charges.

We incorporate by reference into this offer to exchange the following documents filed by us with the SEC, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, each of which should be considered an important part of this offer to exchange:

SEC Filing (File No. 000-30110)	Period Covered or Date of Filing

Annual Report on Form 10-K	Year ended December 31, 2006
Current Reports on Form 8-K	January 17, 2007, January 18, 2007, February 20, 2007, February 23, 2007, March 30, 2007 (as amended), April 3, 2007, April 12, 2007, April 12, 2007, April 30, 2007, May 3, 2007, May 4, 2007, May 10, 2007, May 11, 2007
Quarterly Report on Form 10-Q	Quarter ended March 31, 2007
Description of our Class A Common Stock contained in the Registration Statement on Form 8-A and any amendment or report filed for the purpose of updating such description	June 30, 1995

You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address, telephone or facsimile number:

ION Media Networks, Inc.
601 Clearwater Park Road
West Palm Beach, Florida 33401
Phone: (561) 659-4122
Fax: (561) 659-4252

Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.
ION MEDIA NETWORKS, INC.

ANNEX A

THE PROPOSED AMENDMENTS TO THE 14 1/4% PREFERRED STOCK CERTIFICATE OF DESIGNATION

The following sets forth the Proposed Amendments with respect to the existing 14 1/4% Preferred Stock certificate of designation. Deleted text is shown in “strike through” format and new text is presented with an underline. The Proposed Amendments also delete those definitions from the existing certificate of designation that are used only in provisions that would be eliminated as a result of the Proposed Amendments, and cross-references to provisions in the existing certificate of designation that have been deleted as a result of the Proposed Amendments will be revised to reflect such deletion.

AMENDED CERTIFICATE OF DESIGNATION OF THE POWERS,
PREFERENCES AND RELATIVE, PARTICIPATING,
OPTIONAL AND OTHER SPECIAL RIGHTS OF 13 1/4% CUMULATIVE
JUNIOR EXCHANGEABLE PREFERRED STOCK AND QUALIFICATIONS,
LIMITATIONS AND RESTRICTIONS THEREOF

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

~~Paxson Communications Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the “Board of Directors”) by its Certificate of Incorporation, as amended (hereinafter referred to as the “Certificate of Incorporation”), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, effective July 30, 1998, duly approved and adopted the following resolution (the “Resolution”):~~

~~RESOLVED, that, pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of 13 1/4% Cumulative Junior Exchangeable Preferred Stock, par value $.001 per share, with a stated value of $10,000.00 per share, consisting of 72,000 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:~~

(a) DESIGNATION.  There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a class of Preferred Stock designated as the “13 1/4% Cumulative Junior ~~Exchangeable~~ Preferred Stock”. The number of shares constituting such class shall be 72,000 and are referred to as the “Junior Preferred Stock.” ~~20,000 shares of Junior Preferred Stock shall be initially issuable in exchange for shares of the Corporation’s outstanding 13 1/4% Cumulative Junior Exchangeable Preferred Stock, with an additional 52,000 shares reserved for issuance in accordance with paragraph (c)(i) hereof.~~ The liquidation preference of the Junior Preferred Stock shall be $10,000.00 per share.

(b) RANK.  The Junior Preferred Stock shall, with respect to dividends and distributions upon liquidation, winding-up or dissolution of the Corporation, rank (i) senior to the ~~9 3/4% Series A~~ Convertible Preferred Stock~~, par value $.001 per share (the “Convertible Preferred Stock”)~~, to all classes of Common Stock of the Corporation and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Junior Preferred Stock as to dividends and distributions upon liquidation, winding-up or dissolution of the Corporation (collectively referred to, together with all classes of Common Stock of the Corporation and the Convertible Preferred Stock, as “Junior Securities”); (ii) on a parity with any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Junior Preferred Stock as to dividends and distributions upon liquidation, winding-up or dissolution, including the Series C Convertible Preferred Stock (collectively referred to as “Parity Securities”)~~; PROVIDED that any such Parity Securities not issued in accordance with the requirements of paragraph (f)(ii)(A) hereof shall be deemed to be Junior Securities and not Parity Securities~~; and (iii) junior to the ~~Existing~~NBCU Series B Preferred, the Senior Preferred Stock and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank senior to the Junior Preferred Stock as to dividends and distributions upon liquidation, winding-up or dissolution of the Corporation (collectively referred to as “Senior Securities”)~~; PROVIDED that any such Senior Securities that were not approved by the Holders in accordance with paragraph (f)(ii)(A) hereof shall be deemed to be Junior Securities and not Senior Securities.~~ .

(c) DIVIDENDS.  (i) Beginning on the Issue Date, the Holders of the outstanding shares of Junior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Junior Preferred Stock, at a rate per annum equal to 13 1/4% of the liquidation preference per share of the Junior Preferred Stock, payable semi-annually. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from the Issue Date and shall be payable semi-annually in arrears on each Dividend Payment Date, commencing November 15, 1998. Dividends may be paid, at the Corporation’s option, on any Dividend Payment Date either in cash or by the issuance of additional shares of Junior Preferred Stock (including fractional shares) having an aggregate liquidation preference equal to the amount of such dividends. In the event that dividends are declared and paid through the issuance of additional shares of Junior Preferred Stock, as herein provided, such dividends shall be deemed paid in full and will not accumulate. If any dividend payable on any Dividend Payment Date subsequent to May 15, 2003 is not paid in full in cash, the per annum dividend rate will be increased by 1.00% per annum for such dividend payment period. After the date of which such dividend is paid in cash, the dividend rate will revert to the rate originally borne by the Junior Preferred Stock. Each dividend shall be payable to the Holders of record as they appear on the stock books of the Corporation on the Dividend Record Date immediately preceding the related Dividend Payment Date. Dividends shall cease to accumulate in respect of shares of the Junior Preferred Stock on the ~~Exchange Date with respect to such shares or on the~~ date of the earlier redemption of such shares unless the Corporation shall have failed to ~~issue the appropriate aggregate principal amount of New Exchange Debentures in respect of such shares of the Junior Preferred Stock on such Exchange Date or shall have failed to~~ pay the relevant redemption price on the date fixed for redemption.

(ii) All dividends paid with respect to shares of the Junior Preferred Stock pursuant to paragraph (c)(i) shall be paid PRO RATA to the Holders entitled thereto.

(iii) Unpaid dividends accumulating on the Junior Preferred Stock for any past ~~dividend period~~Dividend Period and dividends in connection with any optional redemption may be declared and paid at any time, without references to any regular Dividend Payment Date, to holders of record on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors.

(iv) Dividends payable on the Junior Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

(d) LIQUIDATION PREFERENCE.  (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders of shares of Junior Preferred Stock then outstanding shall initially be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount in cash equal to the liquidation preference for each share outstanding, plus without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding up) before any distribution shall be made or any assets distributed to the holders of any of the Junior Securities including, without limitation, the Convertible Preferred Stock and Common Stock of the Corporation. Except as provided in the preceding sentence, Holders of Junior Preferred Stock shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Junior Preferred Stock and all Parity Securities, then the holders of all such shares shall share equally and ratably in such distribution of assets first in proportion to the full liquidation preference to which each is entitled until such preferences are paid in full, and then in proportion to their respective amounts of accumulated but unpaid dividends.

(ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

(e) REDEMPTION.  (i) ~~OPTIONAL REDEMPTION.~~  (A) The Corporation may, at the option of the Board of Directors, redeem at any time ~~on or after May 15, 2003,~~, in whole or in part, in the manner provided for in paragraph (e)(iii) hereof, any or all of the shares of the Junior Preferred Stock, at the redemption ~~prices (expressed an a percentage of the liquidation preference) set forth below, plus, without duplication, an amount~~

~~in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the “Optional Redemption Price”) if redeemed during the 12-month period beginning May 15 of each of the years set forth below:~~

~~2003~~	~~106.625~~	~~%~~
~~2004~~	~~103.313~~	~~%~~
~~2005 and thereafter.~~	~~100.000~~	~~%~~

~~(B) In addition to the foregoing paragraph (e)(i)(A), on or prior to May 15, 2001, the Corporation may, at its option, use the Net Proceeds of either or both of one or more Public Equity Offerings or Major Asset Sales to redeem for cash up to an aggregate of 35% of the shares of Junior Preferred Stock (whether initially issued or issued as a dividend payment) at a redemption price equal to 113.25% of the liquidation preference thereof, plus, without duplication, an amount in cash~~price per share equal to the sum of (x) $10,000 and (y) an amount equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the ~~redemption date to the redemption date) (the “Net Proceeds Redemption Price”); PROVIDED, HOWEVER, that after any such redemption, there is at least (i) $75,000,000 aggregate liquidation preference of the Junior Preferred Stock or (ii) $130,000,000 of combined aggregate liquidation preference of the Junior Preferred Stock and aggregate principal amount of the New Exchange Debentures remaining outstanding. Any such redemption pursuant to this paragraph (e)(i)(B) will be required to occur on or prior to 90 days after the receipt by the Corporation of the proceeds of each Public Equity Offering or Major Asset Sale.~~Redemption Date to the Redemption Date) (the “Redemption Price”).

(B) [Intentionally Omitted]

(C) In the event of a redemption pursuant to paragraph (e)(i)(A~~) or (e)(i)(B~~) hereof of only a portion of the then outstanding shares of the Junior Preferred Stock, the Corporation shall effect such redemption on a PRO RATA basis according to the number of shares held by each Holder of the Junior Preferred Stock, except that the Corporation may redeem all shares held by any Holders of fewer than one share (or shares held by Holders who would hold less than one share as a result of such redemption), as may be determined by the Corporation, PROVIDED that no ~~optional~~ redemption shall be authorized or made unless prior thereto full accumulated and unpaid dividends are declared and paid in full, or declared and a sum in cash set apart sufficient for such payment, on the Junior Preferred Stock for all Dividend Periods terminating on or prior to the Redemption Date.

~~(ii) MANDATORY REDEMPTION. On November 15, 2006, the Corporation shall redeem, to the extent of funds legally available therefor, in the manner provided for in paragraph (e)(iii) hereof, all of the shares of the Junior Preferred Stock then outstanding at a redemption price equal to 100% of the liquidation preference per share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the “Mandatory Redemption Price”).~~

(ii) [Intentionally Omitted]

(iii) PROCEDURES FOR REDEMPTION.  (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for any redemption of the Junior Preferred Stock, written notice (the “Redemption Notice”) shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Junior Preferred Stock at such Holder’s address as it appears on the stock books of the Corporation, PROVIDED that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Junior Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was defective. The Redemption Notice shall state:

(1) ~~whether~~that the redemption is pursuant to paragraph (e)(i)(A)~~, (e)(i)(B) or (e)(ii)~~ hereof;

(2) the ~~Optional~~ Redemption Price~~, the Mandatory Redemption Price or the Net Proceeds Redemption Price, as the case may be;~~ ;

(3) whether all or less than all the outstanding shares of the Junior Preferred Stock are to be redeemed and the total number of shares of the Junior Preferred Stock being redeemed;

(4) the date fixed for redemption;

(5) that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Junior Preferred Stock to be redeemed; and

(6) that dividends on the shares of the Junior Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the ~~Optional~~ Redemption Price~~, the Mandatory Redemption Price or the Net Proceeds Redemption Price, as the case may be.~~ .

(B) Each Holder of Junior Preferred Stock shall surrender the certificate or certificates representing such shares of Junior Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full~~Optional~~ Redemption Price~~, Mandatory Redemption Price or Net Proceeds Redemption Price, as the case may be,~~ for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the applicable redemption price, dividends on the Junior Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the Holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the ~~Optional~~ Redemption Price~~, the Mandatory Redemption Price or the Net Proceeds Redemption Price, as the case may be~~, without interest; PROVIDED, HOWEVER, that if a notice of redemption shall have been given as provided in paragraph (iii)(A) above and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been segregated and irrevocably deposited in trust for the equal and ratable benefit of the Holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set aside, the Holders of the shares to be redeemed shall cease to be stockholders of the Corporation and shall be entitled only to receive the Optional Redemption Price, ~~the Mandatory Redemption Price or the Net Proceeds Redemption Price, as the case may be,~~ without interest.

(f) ~~VOTING RIGHTS.~~

~~(i) The~~

VOTING RIGHTS.  Except as otherwise provided by law, the Holders of Junior Preferred Stock~~, except as otherwise required under Delaware law or as set forth in paragraphs (ii), (iii) and (iv) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.~~

~~(ii) (A) So long as any shares of the Junior Preferred Stock are outstanding, the Corporation may not issue any additional shares of Junior Preferred Stock, any new class of Parity Securities or Senior Securities (or amend the provisions of any existing class of capital stock to make such class of capital stock Parity Securities or Senior Securities) without the approval of the holders of at least a majority of the shares of Junior Preferred Stock then outstanding, voting or consenting, as the case may be, together as one class; PROVIDED, HOWEVER, that the Corporation may: (I) issue additional shares of Junior Preferred Stock to pay dividends on the Junior Preferred Stock in accordance with its terms on the Issue Date, (II) issue additional shares of (x) Public Preferred Stock or Senior Securities, which Senior Securities are PARI PASSU with the Public Preferred Stock, or (y) Junior Preferred Stock or Parity Securities, and which Senior Securities or Parity Securities require cash dividends at a time and in an amount not in excess of one percentage point greater than~~

~~the dividend rate borne by the Private Preferred Stock (as existing on the Issue Date) and which does not prevent either the payment or cash dividends on the Junior Preferred Stock or the exchange of the Junior Preferred Stock for the New Exchange Debentures, in an amount sufficient to acquire the Private Preferred Stock in accordance with its terms on the Issue Date (including any premium required to be paid), plus the amount of reasonable expenses incurred by the Corporation in acquiring such Private Preferred Stock and issuing such additional Junior Preferred Stock, Public Preferred Stock, Parity Securities or Senior Securities (as the case may be); with such shares being issued no sooner than the date the Corporation repurchases, redeems or otherwise retires the Private Preferred Stock and (III) issue additional shares of Public Preferred Stock as dividends on the Public Preferred Stock in accordance with the certificate of designation of the Public Preferred Stock, as in existence on the Issue Date.~~

~~(B) So long as any shares of the Junior Preferred Stock are outstanding, the Corporation shall not amend this Resolution so as to affect materially and adversely the specified rights, preferences, privileges or voting rights of holders of shares of Junior Preferred Stock without the affirmative vote or consent of Holders of at least a majority of the issued and outstanding shares of Junior Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.~~

~~(C) While any of the Junior Preferred Stock is outstanding, the Corporation shall not amend or modify the Indenture for the New Exchange Debentures (the “New Exchange Indenture”) in the form as executed on the Issue Date (except as expressly provided therein in respect of amendments without the consent of Holders of New Exchange Debentures) as permitted by Section 8.02 of the New Exchange Indenture to be amended or modified by (I) a majority vote (x) without the affirmative vote or consent of Holders of at least a majority of the shares of Junior Preferred Stock then outstanding or, (y) if any New Exchange Debentures are then outstanding, without the affirmative vote or consent of, in the aggregate, Holders of at least a majority in liquidation preference of the Junior Preferred Stock and holders of at least a majority in principal amount of the New Exchange Debentures or (II) unanimous consent without the consent of each Holder of Junior Preferred Stock and each holder of New Exchange Debentures in the case of each of clauses (I)(x) and (y) and (II), voting or consenting, as the case may be, as one class, and given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting (in the case of Holders of Junior Preferred Stock and, in accordance with the terms of the New Exchange Indenture, in the case of holders of New Exchange Debentures).~~

~~(D) Except as set forth in paragraphs (f)(ii)(A) above, (x) the creation, authorization or issuance of any shares of any Junior Securities, Parity Securities or Senior Securities or (y) the increase or decrease in the amount of authorized Capital Stock of any class, including Preferred Stock, shall not require the consent of Holders of Junior Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders of Junior Preferred Stock.~~

~~(iii) Without the affirmative vote or consent of Holders of a majority of the issued and outstanding shares of Junior Preferred Stock, voting or consenting, as the case may be, as a separate class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets (as entirely or substantially as an entirety in one transaction or series of related transactions) to, another Person (other than a Wholly-Owned Subsidiary with, into or to another Wholly-Owned Subsidiary) or adopt a plan of liquidation unless (A) either (I) the Corporation is the surviving or continuing Person or (II) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Corporation substantially as an entirety or, in the case of a plan liquidation, the Person to which assets of the Corporation have been transferred shall be a corporation, partnership or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia; (B) the Junior Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Junior Preferred Stock had immediately prior to such transaction; (C) immediately after giving effect~~

~~to such transaction and the use of the proceeds therefrom (on a pro forma basis, including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with such transaction), the Corporation (in the case of clause (I) of the foregoing clause (A) or such Person (in the case of clause (II) of the foregoing clause (A) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under paragraph (1)(i) hereof; (D) immediately after giving effect to such transactions, no Voting Rights Triggering Event shall have occurred or be continuing; and (E) the Corporation has delivered to the transfer agent for the Junior Preferred Stock prior to the consummation of the proposed transaction an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the terms hereof and that all conditions precedent herein relating to such transaction have been satisfied.~~

~~For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Corporation shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.~~

~~(iv) (A) If (I) the Corporation fails to redeem all of the then outstanding shares of Junior Preferred Stock on or before November 15, 2006 or otherwise fails to discharge any redemption obligation with respect to the Junior Preferred Stock; (II) the Corporation fails to make a Change of Control Offer (whether pursuant to the terms of paragraph (h)(v) or otherwise) following a Change of Control if such Change of Control Offer is required by paragraph (h) hereof or fails to purchase shares of Junior Preferred Stock from Holders who elect to have such shares purchased pursuant to the Change of Control Offer; (III) the Corporation breaches or violates one of the provisions set forth in any of paragraphs (1)(i), (1)(ii), (1)(iii) or (1)(iv) hereof and the breach or violation continues for a period of 60 days or more after the Corporation receives notice thereof specifying the default from the holders of at least 25% of the shares of Junior Preferred Stock then outstanding, (IV) the Corporation fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Corporation or any Restricted Subsidiary of the Corporation, or the final stated maturity of any such Indebtedness is accelerated, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $10,000,000 or more at any time, in each case, after a 20-day period during which such default shall not have been cured or such acceleration rescinded or (V) any event occurs or condition exists which results in an increase in the dividend rate borne by the Private Preferred Stock in accordance with the terms thereof, then in the case of any of clauses (I) — (V), the number of directors constituting the Board of Directors shall be adjusted by the number, if any, necessary to permit the Holders of the then outstanding shares of Junior Preferred Stock, voting separately and as one class, to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board of Directors. Each such event described in clauses (I), (II), (III), (IV), and (V) is a “Voting Rights Triggering Event.” Holders of a majority of the issued and outstanding shares of Junior Preferred Stock, voting separately and as one class, shall have the exclusive right to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board of Directors at a meeting therefor called upon occurrence of such Voting Rights Triggering Event, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders of the Junior Preferred Stock expire (other than as described in (f)(iv)(B) below). The voting rights provided herein shall be the exclusive remedy at law or in equity of the holders of the Junior Preferred Stock for any Voting Rights Triggering Event.~~

~~(B) The right of the Holders of Junior Preferred Stock voting together as a separate class to elect members of the Board of Directors as set forth in subparagraph (f)(iv)(A) above shall continue until such time as in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied, cured (including, but not limited to, in the case of clause (IV) of subparagraph (f)(iv)(A) above through the issuance of Refinancing Indebtedness or the waiver of any breach or default by the holder of such Indebtedness) or waived by the holders of at least a majority of the shares of Junior Preferred Stock then outstanding and entitled to vote thereon, at which time (I) the special right of the Holders of Junior Preferred Stock so to vote as a class for the election of directors and (II) the term of office of the directors elected by~~

~~the Holders of the Junior Preferred Stock shall each terminate and the directors elected by the holders of Common Stock or Capital Stock (other than the Junior Preferred Stock), if applicable, shall constitute the entire Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders of Junior Preferred Stock pursuant to paragraph (f)(iv) hereof, or if vacancies shall exist in the offices of directors elected by the Holders of Junior Preferred Stock, a proper officer of the Corporation may, and upon the written request of the Holders of record of at least twenty-five percent (25%) of the shares of Junior Preferred Stock then outstanding addressed to the secretary of the Corporation shall, call a special meeting of the Holders of Junior Preferred Stock, for the purpose of electing the directors which such Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within twenty (20) days after personal service of said written request upon the secretary of the Corporation, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then the Holders of record of at least twenty-five percent (25%) of the outstanding shares of Junior Preferred Stock may designate in writing one of their number to call such meeting at the reasonable expense of the Corporation, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any Holder of Junior Preferred Stock so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.~~

~~(C) At any meeting held for the purpose of electing directors at which the Holders of Junior Preferred Stock shall have the right, voting together as a separate class, to elect directors an aforesaid, the presence in person or by proxy of the Holders of at least a majority of the outstanding shares of Junior Preferred Stock shall be required to constitute a quorum of such Junior Preferred Stock.~~

~~(D) Any vacancy occurring in the office of a director elected by the Holders of Junior Preferred Stock may be filled by the remaining directors elected by the Holders of Junior Preferred Stock unless and until such vacancy shall be filled by the Holders of Junior Preferred Stock.~~

~~(v) In any case in which the Holders of Junior Preferred Stock shall be entitled to vote pursuant to this paragraph (f) or pursuant to Delaware law, each Holder of Junior Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote for each share of Junior Preferred Stock held.~~

~~(g) EXCHANGE.~~

~~(i) REQUIREMENTS.(A) Subject to subparagraph (B) below, the outstanding shares of Junior Preferred Stock are exchangeable, in whole or in part, on a PRO RATA basis, at the option of the Corporation, at any time on any Dividend Payment Date for the New Exchange Debentures to be substantially in the form of Exhibit A to the form of New Exchange Indenture, a copy of which is on file with the secretary of the Corporation; PROVIDED, HOWEVER, that immediately after giving effect to any partial exchange, there shall be shares of Junior Preferred Stock outstanding with an aggregate liquidation preference of not less than $75,000,000 and not less than $75,000,000 aggregate principal amount of New Exchange Debentures are then outstanding; and PROVIDED, FURTHER, that any such exchange may only be made if on or prior to the date of such exchange (A) the Corporation has paid (or is deemed to have paid) all accumulated dividends on the Junior Preferred Stock (including the dividends payable on the date of exchange) and there shall be no contractual impediment to such exchange; (B) there shall be funds legally available sufficient therefor; (C) such exchange would be permitted under the terms of the Existing Preferred Stock, to the extent then outstanding, and immediately after giving effect to such exchange, no Default or Event of Default (as defined in the New Exchange Indenture) would exist under the New Exchange Indenture and no default or event of default would exist under the Credit Facility or the Existing Debt Indentures and no default or event of default under any other material instrument governing Indebtedness outstanding at the time would be caused thereby; (D) that New Exchange Indenture has been qualified under the Trust Indenture Act of 1939, as amended, if such qualification is required at the time of such exchange; and (E) the Corporation shall have delivered a written opinion to the effect that all conditions to be satisfied prior to such exchange have been satisfied. The exchange rate shall be $1.00 principal amount of New Exchange Debentures for each $1.00 of liquidation preference of Junior Preferred Stock, including, to the extent necessary, New Exchange Debentures in~~

~~principal amounts less than $1,000, PROVIDED that the Corporation shall have the right, at its option, to pay cash in an amount equal to the principal amount of that portion of any New Exchange Debenture that is not an integral multiple of $1,000 instead of delivering an New Exchange Debenture in a denomination of less than $1,000.~~

~~(B) At the time of the Exchange, the Corporation shall deliver Debentures which may be resold by the holder thereof to the public without delivering a prospectus under the Securities Act.~~

~~(ii) PROCEDURE FOR EXCHANGE. (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for exchange, written notice (the “Exchange Notice”) shall be given by first-class mail, postage prepaid, to each Holder of record on the record date fixed for such exchange of the Junior Preferred Stock at such Holder’s address as the same appears on the stock books of the Corporation; PROVIDED that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the exchange of any shares of Junior Preferred Stock to be exchanged except as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was defective. The Exchange Notice shall state:~~

~~(1) the date fixed for exchange;~~

~~(2) that the Holder is to surrender to the Corporation, in the manner and at the place or places designated, his certificate or certificates representing the shares of Junior Preferred Stock to be exchanged;~~

~~(3) that dividends on the shares of Junior Preferred Stock to be exchanged shall cease to accrue on such Exchange Date whether or not certificates for shares of Junior Preferred Stock are surrendered for exchange on such Exchange Date unless the Corporation shall default in the delivery of New Exchange Debentures; and~~

~~(4) that interest on the New Exchange Debentures shall accrue from the Exchange Date whether or not certificates for shares of Junior Preferred Stock are surrendered for exchange on such Exchange Date.~~

~~(B) On or before the Exchange Date, each Holder of Junior Preferred Stock shall surrender the certificate or certificates representing such shares of Junior Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Corporation shall cause the New Exchange Debentures to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of Junior Preferred Stock so exchanged, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), such shares shall be exchanged by the Corporation into New Exchange Debentures. In the event that any certificate surrendered pursuant to this paragraph (g) represents shares in excess of those being surrendered pursuant to the Exchange Notice, the Corporation shall issue a new certificate representing the unexchanged portion of shares of Junior Preferred Stock. The Corporation shall pay interest on the New Exchange Debentures at the rate and on the dates specified therein from the Exchange Date.~~

~~(C) If notice has been mailed as aforesaid, and if before the Exchange Date specified in such notice (I) the New Exchange Indenture shall have been duly executed and delivered by the Corporation and the trustee thereunder and (II) all New Exchange Debentures necessary for such exchange shall have been duly executed by the Corporation and delivered to the trustee under the New Exchange Indenture with irrevocable instructions to authenticate the New Exchange Debentures necessary for such exchange, then the rights of the Holders of Junior Preferred Stock so exchanged as stockholders of the Corporation shall cease (except the right to receive New Exchange Debentures, an amount in cash equal to the amount of accrued and unpaid dividends to the Exchange Date and, if the Corporation so elects, cash in lieu of any New Exchange Debenture not an integral multiple of $1,000), and the Person or Persons entitled to receive the New Exchange Debentures issuable upon exchange shall be treated for all purposes as the registered Holder or Holders of such New Exchange Debentures as of the Exchange Date.~~

~~(iii) NO EXCHANGE IN CERTAIN CASES. Notwithstanding the foregoing provisions of this paragraph (g), the Corporation shall not be entitled to exchange the Junior Preferred Stock for New Exchange Debentures if such exchange, or any term or provision of the New Exchange Indenture or the New Exchange Debentures, or the performance of the Corporation’s obligations under the New Exchange Indenture or the New Exchange Debentures, shall materially violate any applicable law or if, at the time of such exchange, the Corporation is insolvent or if it would be rendered insolvent by such exchange.~~

~~(h) CHANGE OF CONTROL.~~

~~(i) In the event of a Change of Control (the date of such occurrence being the “Change of Control Date”), the Corporation shall notify the Holders of the Junior Preferred Stock in writing of such occurrence and shall make an offer to purchase (the “Change of Control Offer”) all then outstanding shares of Junior Preferred Stock at a purchase price of 101% of the liquidation preference thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends thereon (including an amount in cash equal to a prorated dividend for the period from the immediately preceding Dividend Payment Date to the Change of Control Payment Date) (such applicable purchase price being hereinafter referred to as the “Change of Control Purchase Price”).~~

~~(ii) Within 30 days following the Change of Control Date, the Corporation shall (i) cause a notice of the Change of Control to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) send by first class mail, postage prepaid, a notice to each Holder of Junior Preferred Stock at such Holder’s address as it appears in the register maintained by the Transfer Agent, which notice shall govern the terms of the Change of Control Offer. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Junior Preferred Stock pursuant to the Change of Control Offer. Such notice shall state:~~

~~(A) that a Change of Control has occurred, that the Change of Control Offer is being made pursuant to this paragraph (h) and that all Junior Preferred Stock validly tendered and not withdrawn will be accepted for payment;~~

~~(B) the Change of Control Purchase Price and the purchase date (which shall be a Business Day no earlier than 30 Business Days nor later than 60 Business Days from the date such notice is mailed, other than as may be required by law) (the “Change of Control Payment Date”);~~

~~(C) that any shares of Junior Preferred Stock not tendered will continue to accumulate dividends;~~

~~(D) that, unless the Corporation defaults in making payment of the Change of Control Purchase Price, any share of Junior Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accumulate dividends after the Change of Control Payment Date;~~

~~(E) that Holders accepting the offer to have any shares of Junior Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender their certificate or certificates representing such shares, properly endorsed for transfer together with such customary documents as the Corporation and the transfer agent may reasonably require, in the manner and at the place specified in the notice prior to the close of business on the Business Day preceding to the Change of Control Payment Date;~~

~~(F) that Holders will be entitled to withdraw their acceptance if the Corporation receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the number of shares of Junior Preferred Stock the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such shares of Junior Preferred Stock purchased;~~

~~(G) that Holders whose shares of Junior Preferred Stock are purchased only in part will be issued a new certificate representing the number of shares of Junior Preferred Stock equal to the unpurchased portion of the certificate surrendered; and~~

~~(H) the circumstances and relevant facts regarding such Change of Control.~~

~~(iii) The Corporation will comply with any securities laws and regulations, to the extent such laws and regulations are applicable to the repurchase of the Junior Preferred Stock in connection with a Change of Control Offer.~~

~~(iv) On the Change of Control Payment Date, the Corporation shall (A) accept for payment the shares of Junior Preferred Stock tendered pursuant to the Change of Control Offer, (B) promptly mail to each Holder of shares so accepted payment in an amount in cash equal to the Change of Control Purchase Price for such Junior Preferred Stock, (C) execute and issue a new Junior Preferred Stock certificate equal to any~~

~~unpurchased shares of Junior Preferred Stock represented by certificates surrendered and (D) cancel and retire each surrendered certificate. Unless the Corporation defaults in the payment for the shares of Junior Preferred Stock tendered pursuant to the Change of Control Offer, dividends will cease to accumulate with respect to the shares of Junior Preferred Stock tendered and all rights of Holders of such tendered shares will terminate, except for the right to receive payment therefor, on the Change of Control Payment Date.~~

~~(v) If the purchase of the Junior Preferred Stock would violate or constitute a default or be prohibited under the Credit Facility, any then outstanding Senior Debt, the Existing Debt Indentures or the Existing Preferred Stock, then, notwithstanding anything to the contrary contained above, prior to complying with the foregoing provisions, but in any event within 30 days following the Change of Control Date, the Corporation shall, to the extent needed to permit such purchase of the Junior Preferred Stock, either (A) repay in full all Indebtedness under the Credit Facility, such Senior Debt, the Existing Notes and the Existing Exchange Debentures and, in the case of the Credit Facility or such other Senior Debt, terminate all commitments outstanding thereunder and effect the termination of any such prohibition under the Existing Preferred Stock or (B) obtain the requisite consents, if any, under the Credit Facility, the instruments governing such Senior Debt, the Existing Debt Indentures and the certificate of designation governing the Existing Preferred Stock required to permit the repurchase of the Junior Preferred Stock required by this paragraph (h). Until the requirements of the immediately preceding sentence are satisfied, the Corporation shall not make, and shall not be obligated to make, any Change of Control Offer; PROVIDED that the Corporation’s failure to comply with the provision of this paragraph (h)(v) shall constitute a Voting Rights Triggering Event.~~  shall not be entitled to vote on any matters submitted for a vote to the holders of the Corporation’s common stock. Upon the filing of the Certificate of Amendment to the Certificate of Incorporation adding this sentence, the term of any director elected by the Holders of Junior Preferred Stock prior to the filing of such Certificate of Amendment of the Certificate of Incorporation shall automatically end and such director shall immediately cease to be a member of the Board of Directors.

(g) [INTENTIONALLY OMITTED].

(h) CONVERSION OR EXCHANGE. The Holders of shares of Junior Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation.

(i) REISSUANCE OF JUNIOR PREFERRED STOCK. Shares of Junior Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed ~~or exchanged~~, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; PROVIDED that any issuance of such shares as Junior Preferred Stock must be in compliance with the terms hereof.

(j) BUSINESS DAY. If any payment~~,~~ or redemption ~~or exchange~~ shall be required by the terms hereof to be made on a day that is not a Business Day, such payment~~,~~ or redemption ~~or exchange~~ shall be made on the immediately succeeding Business Day.

~~(l) CERTAIN ADDITIONAL PROVISIONS.~~

~~(i) LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS. The Corporation shall not, and shall not permit any Restricted Subsidiary of the Corporation to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) other than Permitted Indebtedness. Notwithstanding the foregoing limitation, the Corporation and its Restricted Subsidiaries may incur Indebtedness if on the date of the incurrence of such Indebtedness (i) no Voting Rights Triggering Event shall have occurred and be continuing or shall occur as a consequence thereof and (ii) after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the ratio of the Corporation’s total Indebtedness to the Corporation’s Adjusted EBITDA (determined on a pro forma basis for the last four full fiscal quarters of the Corporation for which financial statements are available at the date of determination) is less than 7.0 to 1; PROVIDED, HOWEVER, that if the Indebtedness which is the subject of a determination under this provision is Acquired Indebtedness, or Indebtedness incurred in connection with the simultaneous acquisition of any~~

~~Person, business, property or assets, then such ratio shall be determined by giving effect (on a pro forma basis, as if the transaction had occurred at the beginning of the four quarter period) to both the incurrence or assumption of such Acquired Indebtedness or such other Indebtedness by the Corporation and the inclusion in the Corporation’s Adjusted EBITDA of the Consolidated EBITDA of the acquired Person, business, property or assets; and PROVIDED, FURTHER, that in the event that the Consolidated EBITDA of the acquired Person, business, property or assets reflects an operating loss, no amounts shall be deducted from the Corporation’s Adjusted EBITDA in making the determinations described above.~~

~~(ii) LIMITATION ON RESTRICTED PAYMENTS. (A) The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment and immediately after giving effect thereto:~~

~~(I) any Voting Rights Triggering Event shall have occurred and be continuing; or~~

~~(II) the Corporation could not incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph (1)(i) above; or~~

~~(III) the aggregate amount of Restricted Payments declared or made after the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the Board of Directors in good faith) exceeds the sum of (x) 100% of the Corporation’s Cumulative EBITDA minus 1.4 times the Corporation’s Cumulative Consolidated Interest Expense, plus (y) 100% of the aggregate Net Proceeds and the fair market value of securities or other property received by the Corporation from the issue or sale, after the Issue Date, of Capital Stock (other than Disqualified Capital Stock of the Corporation or Capital Stock of the Corporation issued to any Restricted Subsidiary of the Corporation) of the Corporation or any Indebtedness or other securities of the Corporation convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of the Corporation which have been so converted or exercised or exchanged, an the case may be, plus (c) $10,000,000.~~

~~(B) Notwithstanding the foregoing, these provisions will not prohibit: (I) the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if such dividend or distribution would have been permitted on the date of declaration; or (II) the purchase, redemption or other acquisition or retirement of any Capital Stock of the Corporation or any warrants, options or other rights to acquire shares of any class of such Capital Stock (x) solely in exchange for shares of Qualified Capital Stock or other rights to acquire Qualified Capital Stock, (y) through the application of the Net Proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock or (z) in the case of Disqualified Capital Stock, solely in exchange for, or through the application of the Net Proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary) of, Disqualified Capital Stock that has a redemption date no earlier than, is issued by the Corporation or the same Person as and requires the payment of current dividends or distributions in cash no earlier than, in each case, the Disqualified Capital Stock being purchased, redeemed or otherwise acquired or retired and which Disqualified Capital Stock does not prohibit cash dividends on the Junior Preferred Stock or the exchange thereof for New Exchange Debentures.~~

~~(iii) LIMITATIONS ON TRANSACTIONS WITH AFFILIATES. (A) The Corporation shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate or holder of 10% or more of the Corporation’s Common Stock (an “Affiliate Transaction”) or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Issue Date unless (I) such Affiliate Transaction is between or among the Corporation and its Wholly-Owned Subsidiaries; or (II) the terms of such Affiliate Transaction are fair and reasonable to the Corporation or such Restricted Subsidiary, as the case may be, and the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by the Corporation or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm’s-length basis between unaffiliated parties. In any Affiliate Transaction involving an amount or having a value in excess of $1,000,000 which is not permitted under clause (I) above the Corporation must obtain a Board Resolution certifying that such Affiliate Transaction complies with clause (II) above. In transactions with a value in~~

~~excess of $5,000,000 which are not permitted under clause (I) above, unless such transaction is with a Subsidiary in which no Affiliate has a minority interest therein, the Corporation must obtain a valuation of the assets subject to such transaction by an Independent Appraiser or a written opinion as to the fairness of such a transaction from an independent investment banking firm or an Independent Appraiser.~~

~~(B) The foregoing provisions shall not apply to (I) any Restricted Payment that is not prohibited by the provisions described in paragraph (1) (ii) above, (II) any transaction approved by the Board of Directors with an officer or director of the Corporation or of any Subsidiary in his or her capacity as officer or director entered into in the ordinary course of business, including compensation and employee benefit arrangements with any officer or director of the Corporation or of any Subsidiary that are customary for public companies in the broadcasting industry, or (III) modifications of the Existing Preferred Stock.~~

~~(iv) LIMITATION ON PREFERRED STOCK OF SUBSIDIARIES. The Corporation shall not permit any Restricted Subsidiary to issue any Preferred Stock (except to the Corporation or to a Restricted Subsidiary) or permit any Person (other than the Corporation or a Restricted Subsidiary) to hold any such Preferred Stock unless the Corporation or such Restricted Subsidiary would be entitled to incur or assume Indebtedness in compliance with paragraph (1)(i) above in an aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock to be issued.~~

~~(v) REPORTS. The Corporation shall provide to the holders of Junior Preferred Stock, within 15 days after it files them with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Corporation files with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. In the event that the Corporation is no longer required to furnish such reports to its securityholders pursuant to the Exchange Act, the Corporation will provide to the Holders copies of all annual and quarterly reports and other information which the Corporation would have been required to file with the Commission pursuant to Sections 13 and 15(d) of the Exchange Act had it been so subject without cost to the Holders.~~

(k) DEFINITIONS.  As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

~~“ACQUIRED INDEBTEDNESS” means Indebtedness of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person.~~

~~“ADJUSTED EBITDA” means, for any Person, prior to the date specified by the Corporation in a written notice delivered to the Trustee of the Corporation’s election of its one time right to change the calculation of Adjusted EBITDA (the “Calculation Change Notice”), the sum of (a) Consolidated EBITDA of such Person and its Restricted Subsidiaries for the four most recent fiscal quarters for which internal financial statements are available, minus inTV EBITDA for the most recent four fiscal quarter period and (b) inTV EBITDA for the most recent quarterly period, multiplied by four and, subsequent to the effective date specified by the Corporation in its Calculation Change Notice, the Consolidated EBITDA of such Person and its Restricted Subsidiaries for the four most recent fiscal quarters for which internal financial statements are available.~~

~~“AFFILIATE” means, for any Person, a Person who, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, such other Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. With respect to the Corporation, Affiliate will also include any Permitted Holders or Persons controlled by the Permitted Holders.~~

~~“AFFILIATE TRANSACTION” shall have the meaning ascribed to it in paragraph (1)(iii) hereof.~~

~~“ASSET SALE” means the sale, transfer or other disposition (other than to the Corporation or any of its Restricted Subsidiaries) in any single transaction or series of related transactions involving assets with a fair market value in excess of $2,000,000 of (a) any Capital Stock of or other equity interest in any Restricted~~

~~Subsidiary of the Corporation other than in a transaction where the Corporation or a Restricted Subsidiary receives therefor one or more media properties with a fair market value equal to the fair market value of the Capital Stock issued, transferred or disposed of by the Corporation or the Restricted Subsidiary (with such fair market values being determined by the Board of Directors), (b) all or substantially all of the assets of the Corporation or of any Restricted Subsidiary thereof, (c) real property or (d) all or substantially all of the assets of any media property, or part thereof, owned by the Corporation or any Restricted Subsidiary thereof, or a division, line of business or comparable business segment of the Corporation or any Restricted Subsidiary thereof; PROVIDED that Asset Sales shall not include sales, leases, conveyances, transfers or other dispositions to the Corporation or to a Restricted Subsidiary or to any other Person if after giving effect to such sale, lease, conveyance, transfer or other disposition such other Person becomes a Restricted Subsidiary, or the sale of all or substantially all of the assets of the Corporation or a Restricted Subsidiary in a transaction complying with f(iii), in which case only the assets not so sold shall be deemed an Asset Sale.~~

~~“BOARD OF DIRECTORS” shall have the meaning ascribed to it in the first paragraph of this Resolution. “BOARD RESOLUTION” means a copy of a resolution certified pursuant to an Officers’ Certificate to have been duly adopted by~~means the Board of Directors of the Corporation ~~and to be in full force and effect, and delivered to the Holders~~.

“BUSINESS DAY” means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

“CAPITAL STOCK” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock, including each class of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

~~“CAPITALIZED LEASE OBLIGATION” means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.~~

~~“CASH EQUIVALENTS” means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Corporation (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.~~

~~“CERTIFICATE OF INCORPORATION” shall have the meaning ascribed to it in the first paragraph of this Resolution.~~

~~A “CHANGE OF CONTROL” of the Corporation will be deemed to have occurred at such time as (i) any Person (including a Person’s Affiliates), other than a Permitted Holder, becomes the beneficial owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 50% or more of the total voting power of the Corporation’s Common Stock, (ii) any Person (including a Person’s~~

~~Affiliates), other than a Permitted Holder, becomes the beneficial owner of more than 33 1/3% of the total voting power of the Corporation’s Common Stock, and the Permitted Holders beneficially own, in the aggregate, a lesser percentage of the total voting power of the Common Stock of the Corporation than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Corporation, (iii) there shall be consummated any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which the Common Stock of the Corporation would be converted into cash, securities or other property, other than a merger or consolidation of the Corporation in which the holders of the Common Stock of the Corporation outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the voting power of the Common Stock of the surviving corporation immediately after such consolidation or merger, (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Corporation has been approved by a majority of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the Board of Directors of the Corporation or (v) any “change in control” occurs (as defined at such time) with respect to the Existing Preferred Stock or any issue of Disqualified Capital Stock.~~

~~“CHANGE OF CONTROL DATE” shall have the meaning ascribed to it in paragraph (h)(i) hereof.~~

~~“CHANGE OF CONTROL OFFER” shall have the meaning ascribed to it in paragraph (h)(i) hereof.~~

~~“CHANGE OF CONTROL PAYMENT DATE” shall have the meaning ascribed to it in paragraph (h)(ii) hereof.~~

~~“CHANGE OF CONTROL PURCHASE PRICE” shall have the meaning ascribed to it in paragraph (h)(i) hereof.~~

~~“COMMISSION” means the Securities and Exchange Commission.~~

“CERTIFICATE OF INCORPORATION” means the Certificate of Incorporation of the Corporation as filed with the Secretary of State of the State of Delaware, as amended.

“COMMON STOCK” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

~~“CONSOLIDATED EBITDA” means, for any Person, for any period, an amount equal to (a) the sum of Consolidated Net Income for such period, plus, to the extent deducted from the revenues of such Person in determining Consolidated Net Income, (i) the provision for taxes for such period based on income or profits and any provision for taxes utilized in computing a loss in Consolidated Net Income above, plus (ii) Consolidated Interest Expense, net of interest income earned on cash or cash equivalents for such period (including, for this purpose, dividends on the Existing Preferred Stock and the Junior Preferred Stock and the Convertible Preferred Stock and any Redeemable Dividends in each case only to the extent that such dividends were deducted in determining Consolidated Net Income), plus (iii) depreciation for such period on a consolidated basis, plus (iv) amortization of intangibles and broadcast program licenses for such period on a consolidated basis, minus (b) scheduled payments relating to broadcast program license liabilities, except that with respect to the Corporation each of the foregoing items shall be determined on a consolidated basis with respect to the Corporation and its Restricted Subsidiaries only; PROVIDED, HOWEVER, that, for purposes of calculating Consolidated EBITDA during any fiscal quarter, cash income from a particular Investment of such Person shall be included only if cash income has been received by such Person as a result of the operation of the business in which such Investment has been made in the ordinary course without giving effect to any extraordinary unusual and non-recurring gains.~~

~~“CONSOLIDATED INTEREST EXPENSE” means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption on an income statement for such Person and its Subsidiaries on a consolidated basis, including, but not limited to, Redeemable Dividends, whether paid or accrued, on Subsidiary Preferred Stock, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense (other than interest amortized to cost of sales) plus, without duplication, all net capitalized interest for such period and all interest incurred or paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, all time brokerage fees relating to financing of radio or television stations which the Corporation has an agreement or option to acquire, plus the amount of all dividends or distributions paid on Disqualified Capital Stock (other than dividends paid or payable in shares of Capital Stock of the Corporation).~~

~~“CONSOLIDATED NET INCOME” means, with respect to any Person, for any period, the aggregate of the net income (or loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED, HOWEVER, that (a) the net income of any Person (the “other Person”) in which the Person in question or any of its Subsidiaries has less than a 100% interest (which interest does not cause the net income of such other Person to be consolidated into the net income of the Person in question in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or to the Subsidiary, (b) the net income of any Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions (other than pursuant to the New Exchange Debentures, the Existing Exchange Debentures or the Existing Notes) shall be excluded to the extent of such restriction or limitation, (c) (i) the net income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net gain (but not loss) resulting from an Asset Sale by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded, (d) extraordinary, unusual and non-recurring gains and losses shall be excluded, (e) losses associated with discontinued and terminated operations in an amount not to exceed $1,000,000 per annum shall be excluded and (f) all non-cash items (including, without limitation, cumulative effects of changes in GAAP and equity entitlements granted to employees of the Corporation and its Restricted Subsidiaries) increasing and decreasing Consolidated Net Income and not otherwise included in the definition of Consolidated EBITDA shall be excluded.~~

“CONVERTIBLE PREFERRED STOCK” shall ~~have the meaning ascribed to it in paragraph (b) hereof.~~

~~“CORPORATION” shall have the meaning ascribed to it in the first paragraph of this Resolution.~~

~~“CREDIT FACILITY” means the Credit Agreement dated as of December 19, 1995, and amended and restated as of April 30, 1998, among the Corporation, the financial institutions party thereto in their capacities as lenders thereunder and Union Bank, as agent, as the same may be amended from time to time, and any one or more agreements evidencing the refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale thereof.~~

~~“CUMULATIVE CONSOLIDATED EBITDA” means, with respect to any Person, as of any date of determination, Consolidated EBITDA from June 10, 1998 to the end of the Corporation’s most recently ended full fiscal quarter prior to such date, taken as a single accounting period.~~

~~“CUMULATIVE CONSOLIDATED INTEREST EXPENSE” means, with respect to any Person, as of any date of determination, Consolidated Interest Expense plus any cash dividends paid on Senior Securities or Parity Securities not already reflected in Consolidated Interest Expense that do not require the approval of the holders of a majority of the shares of Junior Preferred Stock outstanding to be issued, in each case from June 10, 1998 to the end of such Person’s most recently ended full fiscal quarter prior to such date, taken as a single accounting period.~~

~~“DISQUALIFIED CAPITAL STOCK” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, on or prior to the mandatory redemption date of the Junior Preferred Stock. Without limitation of the foregoing, Disqualified Capital Stock shall be deemed to include (i) any Preferred Stock of a Restricted Subsidiary, (ii) any Preferred Stock of the Corporation, with respect to either of which, under the terms of such Preferred Stock, by agreement or otherwise, such Restricted Subsidiary or the Company is obligated to pay current dividends or distributions in cash during the period prior to the redemption date of the Junior Preferred Stock; and (iii) as long as the Junior Preferred Stock remains outstanding, Senior Securities and Parity Securities; PROVIDED, HOWEVER, that (i) Preferred Stock of the Corporation or any Restricted Subsidiary that is issued with the benefit of provisions requiring a change of control offer to be made for such Preferred Stock in the event of a change of control of the Corporation or Restricted Subsidiary, which provisions have substantially the same effect as the provisions described under paragraph (h), shall not be deemed to be Disqualified Capital Stock solely by virtue of such provisions; (ii) the Junior Preferred Stock, the Existing Preferred Stock and the Convertible Preferred Stock, as in effect on the Issue Date, shall not be considered Disqualified Capital Stock; (iii) Disqualified Capital Stock paid as dividends on Preferred Stock existing on the date hereof or subsequently issued, in each case in accordance with the terms of such Preferred Stock at the time it was issued, shall not be considered Disqualified Capital Stock; and (iv) issuances of Junior Preferred Stock, Senior Securities and Parity Securities that the Corporation is permitted to issue, as described under paragraph (b), without the approval of the holders of at least a majority of the shares of Junior Preferred Stock then outstanding.~~mean, collectively, (i) Series B Convertible Preferred, (ii) Series C Preferred Stock, (iii) Series D Convertible Preferred, (iv) Series E-1 Convertible Preferred, (v) Series E-2 Convertible Preferred, (vi) Series F Non-Convertible Preferred, and (vii) 9.75% Preferred in each case as defined in the Master Transaction Agreement.

“CORPORATION” means ION Media Networks, Inc., a Delaware corporation.

“DIVIDEND PAYMENT DATE” means May 15 and November 15 of each year commencing November 15, 1998.

“DIVIDEND PERIOD” means the Initial Dividend Period and, thereafter, each Semi-annual Dividend Period.

“DIVIDEND RECORD DATE” means May 1 and November 1 of each year.

~~“EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.~~

~~“EXCHANGE DATE” means the date of original issuance of the New Exchange Debentures.~~

~~“EXCHANGE NOTICE” shall have the meaning ascribed to it in paragraph (g)(ii) hereof.~~

~~“EXISTING DEBT INDENTURES” means the Existing Indenture and the Existing Exchange Indenture.~~

~~“EXISTING EXCHANGE DEBENTURES” means the 12 1/2% Exchange Debentures due 2006 (if issued) issued under the Existing Exchange Indenture.~~

~~“EXISTING EXCHANGE INDENTURE” means the indenture dated October 4, 1996 between the Corporation, the guarantors thereto and The Bank of New York, as trustee, which governs the Existing Exchange Debentures.~~

~~“EXISTING INDENTURE” means the indenture dated as of September 28, 1995 among the Corporation and The Bank of New York, as trustee which governs the Existing Notes.~~

~~“EXISTING NOTES” means the 11 5/8% Senior Subordinated Notes due 2002 issued under the Existing Indenture.~~

~~“EXISTING PREFERRED STOCK” means the Private Preferred Stock and the Public Preferred Stock, collectively.~~

~~“GAAP” means generally accepted accounting principles consistently applied as in effect in the United States from time to time.~~

“HOLDER” means a holder of shares of Junior Preferred Stock as reflected in the stock books of the Corporation.

~~“INCUR” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “incurrence,” “incurred,” “incurrable” and “incurring” shall have meanings correlative to the foregoing); PROVIDED that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.~~

~~“INDEBTEDNESS” means (without duplication), with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute accounts payable or trade payables and other accrued liabilities arising in the ordinary course of business, including, without limitation, any and all programming broadcast obligations) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included, (i) any Capitalized Lease Obligations, (ii) obligations secured by a Lien to which the property or assets owned or held by such Person are subject, whether or not the obligation or obligations secured thereby shall have been assumed (PROVIDED, HOWEVER, that if such obligation or obligations shall not have been assumed, the amount of such Indebtedness shall be deemed to be the lesser of the principal amount of the obligation or the fair market value of the pledged property or assets), (iii) guarantees of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor), (iv) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (v) in the case of the Corporation, Disqualified Capital Stock of the Corporation or any Restricted Subsidiary thereof and (vi) obligations of any such Person under any Interest Rate Agreement applicable to any of the foregoing (if and to the extent such Interest Rate Agreement obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP). The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that (i) the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (ii) Indebtedness shall not include any liability for federal, state, local or other taxes. Notwithstanding any other provision of the foregoing definition, any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business or contingent obligations arising out of customary indemnification agreements with respect to the sale of assets or securities shall not be deemed to be “Indebtedness” of the Corporation or any Restricted Subsidiaries for purposes of this definition. Furthermore, guarantees of (or obligations with respect to letters of credit supporting) Indebtedness otherwise included in the determination of such amount shall not also be included.~~

~~“INDEPENDENT APPRAISER” means an appraiser of national reputation in the United States (i) which does not, and whose directors, executive officers and Affiliates do not, have a direct or indirect financial interest in excess of 5% of fully diluted outstanding voting securities of the Corporation at the time of determination and~~

~~(ii) which, in the judgment of the Corporation, is independent from the Corporation as evidenced by an Officer’s Certificate.~~

~~“INITIAL DIVIDEND PERIOD” means the dividend period commencing on the Issue Date and ending on November 15, 1998.~~

~~“INTEREST RATE AGREEMENT” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.~~

~~“INTV” means the Corporation’s network of owned, operated or affiliated television stations dedicated to Infomercial programming.~~

~~“inTV EBITDA” means Consolidated EBITDA for the Infomall TV Network determined on a basis consistent with the Corporation’s internal financial statements, generated by stations declared by the Board of Directors as inTV properties.~~

~~“INVESTMENT” means, directly or indirectly, any advance, account receivable (other than an account receivable arising in the ordinary course of business), loan or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or the making of any investment in any Person. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices and repurchases or redemptions of the Existing Notes, the New Exchange Debentures, the Existing Exchange Debentures, the Existing Preferred Stock, the Junior Preferred Stock or the Convertible Preferred Stock by the Corporation.~~

“ISSUE DATE” means the date of the original issuance of the Junior Preferred Stock.

“JUNIOR PREFERRED STOCK” shall have the meaning ascribed to it in paragraph (a) hereof.

“JUNIOR SECURITIES” shall have the meaning ascribed to it in paragraph (b) hereof.

~~“LIEN” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).~~

~~“MAJOR ASSET SALE” means an Asset Sale or series of related Asset Sales involving assets with a fair market value in excess of $25,000,000.~~

~~“MANDATORY REDEMPTION PRICE” shall have the meaning ascribed to it in paragraph (e)(ii) hereof.~~

~~“NET PROCEEDS” means (a) in the case of any sale of Capital Stock by the Corporation, an Asset Sale or a Major Asset Sale, the aggregate net proceeds received by the Corporation, after payment of expenses, commissions and the like incurred in connection therewith, whether such proceeds are in cash or in property (valued at the fair market value thereof, as determined in good faith by the Board of Directors, at the~~

“MASTER TRANSACTION AGREEMENT” shall mean the Master Transaction Agreement dated as of May 3, 2007 among the Corporation, NBC Universal, Inc., NBC Palm Beach Investment I, Inc., NBC Palm Beach Investment II, Inc., and CIG Media LLC, as may be amended, modified or restated from time to time.

~~time of receipt) and (b) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of Capital Stock of the Corporation which is not Disqualified Capital Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to the Corporation upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, E.G., on account of fractional shares and less all expenses incurred by the Corporation in connection therewith).~~

~~“NET PROCEEDS REDEMPTION PRICE” shall have the meaning ascribed to it in paragraph (e)(i) hereof.~~

~~“NEW EXCHANGE DEBENTURES” shall mean the 13 1/4% Exchange Debentures due 2006 (if issued) issued under the New Exchange Indenture.~~

~~“NEW EXCHANGE INDENTURE” shall have the meaning ascribed to it in paragraph (f)(ii)(C) hereof.~~

~~“OBLIGATIONS” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.~~

~~“OFFICERS’ CERTIFICATE” means a certificate signed by two officers or by an officer and either an Assistant Treasurer or an Assistant Secretary of the Corporation which certificate shall include a statement that, in the opinion of such signers all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. In addition, such certificate shall include (i) a statement that the signatories have read the relevant covenant or condition, (ii) a brief statement of the nature and scope of such examination or investigation upon which the statements are based, (iii) a statement that, in the opinion of such signatories, they have made such examination or investigation as is reasonably necessary to express an informed opinion and (iv) a statement as to whether or not, in the opinion of the signatories, such relevant conditions or covenants have been complied with.~~

~~“OPINION OF COUNSEL” means an opinion of counsel that, in such counsel’s opinion, all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. Such opinion shall also include the statements called for in the second sentence under “Officers’ Certificate”.~~

~~“OPTIONAL REDEMPTION PRICE” shall have the meaning ascribed to it in paragraph (e)(i) hereof.~~

“NBCU SERIES B PREFERRED” means 11% Series B Convertible Exchangeable Preferred Stock, par value $0.001 per share, of the Corporation, with a liquidation preference of $10,000 per share, as it may be modified or amended from time to time.

“PARITY SECURITIES” shall have the meaning ascribed to it in paragraph (b) hereof.

~~“PERMITTED HOLDERS” means collectively Lowell W. Paxson, his spouse, children or other lineal descendants (whether adoptive or biological) and any revocable or irrevocable INTER VIVOS or testamentary trust or the probate estate of any such individual, so long as one or more of the foregoing individuals is the principal beneficiary of such trust or probate estate.~~

~~“PERMITTED INDEBTEDNESS” means, without duplication, each of the following:~~

~~(i) Indebtedness under the New Exchange Debentures and the guarantees related thereto, including any New Exchange Debentures issued in accordance with the New Exchange Indenture as payment of interest on the New Exchange Debentures;~~

~~(ii) Indebtedness under the Existing Exchange Debentures, and the guarantees related thereto, including any Existing Exchange Debentures issued in accordance with the Existing Exchange Indenture as payment of interest on the Existing Exchange Debentures;~~

~~(iii) Indebtedness incurred pursuant to any Credit Facility in an aggregate principal amount at any time outstanding not to exceed $25,000,000;~~

~~(iv) all other Indebtedness of the Corporation and its Restricted Subsidiaries outstanding on the Issue Date, including, without limitation, the Existing Notes, reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;~~

~~(v) Obligations under Interest Rate Agreements of the Corporation covering Indebtedness of the Corporation or any of its Restricted Subsidiaries; PROVIDED, HOWEVER, that such Interest Rate Agreements are entered into to protect the Corporation and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with paragraph (1)(i) hereof to the extent the notional principal amount of such Interest Rate Agreement does not exceed the principal amount of the Indebtedness to which such Interest Rate Agreement relates;~~

~~(vi) Indebtedness of a Restricted Subsidiary of the Corporation to the Corporation or to a Restricted Subsidiary of the Corporation for so long as such Indebtedness is held by the Corporation or a Restricted Subsidiary of the Corporation, in each case subject to no Lien held by a Person other than the Corporation or a Restricted Subsidiary of the Corporation; PROVIDED that if as of any date any Person other than the Corporation or a Restricted Subsidiary of the Corporation owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;~~

~~(vii) Indebtedness of the Corporation to a Restricted Subsidiary of the Corporation for so long as such Indebtedness is held by a Restricted Subsidiary of the Corporation, in each case subject to no Lien; PROVIDED that (a) any Indebtedness of the Corporation to any Restricted Subsidiary of the Corporation is unsecured and subordinated, pursuant to a written agreement, to the Corporation’s Obligations under the New Exchange Indenture and the New Exchange Debentures and (b) if as of any date any Person other than a Restricted Subsidiary of the Corporation owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Corporation;~~

~~(viii) Purchase Money Indebtedness and Capitalized Lease Obligations incurred to acquire property in the ordinary course of business which Indebtedness and Capitalized Lease Obligations do not in the aggregate exceed 5% of the Corporation’s consolidated total assets at any one time;~~

~~(ix) Refinancing Indebtedness; and~~

~~(x) additional Indebtedness of the Corporation in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding.~~

~~“PERMITTED INVESTMENTS” means, for any Person, Investments made on or after the Issue Date consisting of:~~

~~(i) Investments by the Corporation, or by a Restricted Subsidiary thereof, in the Corporation or a Restricted Subsidiary;~~

~~(ii) Cash Equivalents;~~

~~(iii) Investments by the Corporation, or by a Restricted Subsidiary thereof, in a Person (or in all or substantially all of the business or assets of a Person) if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Corporation, (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Corporation or a Restricted Subsidiary thereof or (c) such business or assets are owned by the Corporation or a Restricted Subsidiary;~~

~~(iv) reasonable and customary loans made to employees not to exceed $5,000,000 in the aggregate at any one time outstanding;~~

~~(v) an Investment that is made by the Corporation or a Restricted Subsidiary thereof in the form of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to the Corporation or a Restricted Subsidiary solely as partial consideration for the consummation of an Asset Sale;~~

~~(vi) time brokerage and other similar agreements under which separately owned and licensed broadcast properties enter into cooperative arrangements and which may include an option to acquire the broadcast property at a future date;~~

~~(vii) accounts receivable of the Corporation and its Restricted Subsidiaries generated in the ordinary course of business;~~

~~(viii) loans and guarantees of loans by third-party lenders to third parties in connection with the acquisition of media properties, secured by substantially all of such Person’s assets (to the extent permitted by the rules of~~

~~the Federal Communications Commission), which are made in conjunction with the execution of a time brokerage agreement;~~

~~(ix) options on media properties having an exercise price of an amount not in excess of $100,000 plus the forgiveness of any loan referred to in clause (viii) above entered into in connection with the execution of time brokerage agreements; and~~

~~(x) additional Investments of the Corporation and its Restricted Subsidiaries from time to time of an amount not to exceed $75,000,000.~~

“PERSON” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“PREFERRED STOCK” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption or upon liquidation.

~~“PRIVATE PREFERRED STOCK” means the Junior Cumulative Compounding Redeemable Preferred Stock, $.001 par value, 12% dividend rate per annum, of which 33,000 shares are outstanding with a liquidation preference of $1,000 per share.~~

~~“PUBLIC EQUITY OFFERING” means a public offering by the Corporation of shares of its Common Stock (however designated and whether voting or non-voting) and any and all rights, warrants or options to acquire such Common Stock.~~

~~“PUBLIC PREFERRED STOCK” means the Cumulative Exchangeable Preferred Stock, $.001 par value, 12 1/2% dividend rate per annum, of which 170,782 shares are currently outstanding with a liquidation preference of $1,000 per share.~~

~~“PURCHASE MONEY INDEBTEDNESS” means any Indebtedness incurred in the ordinary course of business by a Person to finance the cost (including the cost of construction) of an item of property, the principal amount of which Indebtedness does not exceed the sum of (i) 100% of such cost and (ii) reasonable fees and expenses of such Person incurred in connection therewith.~~

~~“QUALIFIED CAPITAL STOCK” means any Capital Stock that is not Disqualified Capital Stock.~~

~~“REDEMPTION NOTICE” shall have the meaning ascribed to it in paragraph (e)(iii) hereof.~~

“REDEMPTION DATE”, with respect to any shares of Junior Preferred Stock, means the date on which such shares of Junior Preferred Stock are redeemed by the Corporation.

~~“REDEEMABLE DIVIDEND” means, for any dividend or distribution with regard to Disqualified Capital Stock, the quotient of the dividend or distribution divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Disqualified Capital Stock.~~

~~“REFINANCE” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.~~

~~“REFINANCING INDEBTEDNESS” means any Refinancing by the Corporation or any Restricted Subsidiary of the Corporation of Indebtedness incurred in accordance with paragraph (l)(i) above, in each case that does not (i) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Corporation in connection with such Refinancing) or (ii) create Indebtedness with (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; PROVIDED that (x) if such Indebtedness being Refinanced is Indebtedness of the Corporation, then such Refinancing Indebtedness shall be Indebtedness solely of the Corporation and (y) if such Indebtedness being Refinanced is subordinate or junior to the New Exchange Debentures, then such Refinancing Indebtedness shall be subordinate to the~~

~~New Exchange Debentures at least to the same extent and in the same manner as the Indebtedness being Refinanced.~~

~~“RESTRICTED PAYMENT” means (i) the declaration or payment of any dividend or the making of any other distribution (other than dividends or distributions payable in Qualified Capital Stock) on shares of Parity Securities or Junior Securities, (ii) any purchase, redemption, retirement or other acquisition for value of any Parity Securities or Junior Securities, or any warrants, rights or options to acquire shares of Parity Securities or Junior Securities, other than through the exchange of such Parity Securities or Junior Securities or any warrants, rights or options to acquire shares of any class of such Parity Securities or Junior Securities for Qualified Capital Stock or warrants, rights or options to acquire Qualified Capital Stock, (iii) the making of any Investment (other than a Permitted Investment), (iv) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary on the basis of the fair market value of such Subsidiary utilizing standard valuation methodologies and approved by the Board of Directors, excluding any such Subsidiary with a fair market value equal to or less than $500, or (v) forgiveness of any Indebtedness of an Affiliate of the Corporation to the Corporation or a Restricted Subsidiary.~~

~~“RESTRICTED SUBSIDIARY” means a Subsidiary of the Corporation other than an Unrestricted Subsidiary and includes all of the Subsidiaries of the Corporation existing as of the Issue Date. The Board of Directors of the Corporation may designate any Unrestricted Subsidiary or any Person that is to become a Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action), the Corporation could have incurred at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to paragraph (l)(i) above.~~

~~“SECURITIES ACT” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.~~

“REDEMPTION NOTICE” shall have the meaning ascribed to it in paragraph (e)(iii) hereof.

“REDEMPTION PRICE” shall have the meaning ascribed to it in paragraph (e)(i) hereof.

“SEMI-ANNUAL DIVIDEND PERIOD” shall mean the semi-annual period commencing on each May 15 and November 15 and ending on the next succeeding Dividend Payment Date, respectively.

~~“SENIOR DEBT” means, the principal of and premium, if any, and interest (including, without limitation, interest accruing or that would have accrued but for the filing of a bankruptcy, reorganization or other insolvency proceeding whether or not such interest constitutes an allowed claim in such proceeding) on, and any and all other fees, expense reimbursement obligations, indemnities and other amounts due pursuant to their terms of all agreements, documents and instruments providing for, creating, securing or evidencing or otherwise entered into in connection with (a) all Indebtedness of the Corporation owed under the Credit Facility, (b) all obligations of the Corporation with respect to any Interest Rate Agreement, (c) all obligations of the Corporation to reimburse any bank or other person in respect of amounts paid under letters of credit, acceptances or other similar instruments, (d) all other Indebtedness of the Corporation which does not provide that it is to rank PARI PASSU with or subordinate to the New Exchange Debentures and (e) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the Senior Debt described above. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (i) Indebtedness of the Corporation to any of its Subsidiaries, (ii) Indebtedness represented by the New Exchange Debentures, (iii) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any item of Senior Debt, (iv) any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business or (v) Indebtedness incurred in violation of paragraph (1)(i) hereof.~~

“SENIOR PREFERRED STOCK” shall mean collectively, (i) Series A-1 Convertible Preferred, (ii) Series A-2 Preferred Stock, and (iii) Series A-3 Convertible Preferred, in each case as defined in the Master Transaction Agreement.

“SENIOR SECURITIES” shall have the meaning ascribed to it in paragraph (b) hereof.

~~“SHELF REGISTRATION STATEMENT” means a registration statement filed by the Corporation with the Commission for an offering to be made on a continuous basis pursuant to Rule 415 promulgated under the Securities Act covering all of the Junior Preferred Stock or the Private Exchange Preferred Stock.~~

~~“SUBSIDIARY”, with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.~~

~~“UNRESTRICTED SUBSIDIARY” means (a) any Subsidiary of an Unrestricted Subsidiary and (b) any Subsidiary of the Corporation which is classified after the Issue Date as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors; PROVIDED that a Subsidiary organized or acquired after the Issue Date may be so classified as an Unrestricted Subsidiary only if such classification is not in violation of the covenant set forth under paragraph (l)(ii) above. The transfer agent for the Junior Preferred Stock shall be given prompt notice by the Corporation of each resolution adopted by the Board of Directors under this provision, together with a copy of each such resolution adopted.~~

~~“VOTING RIGHTS TRIGGERING EVENT” shall have the meaning ascribed to it in paragraph (f)(iv) hereof.~~

~~“WEIGHTED AVERAGE LIFE TO MATURITY” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.~~

~~“WHOLLY-OWNED SUBSIDIARY” means any Restricted Subsidiary all of the outstanding voting securities (other than directors’ qualifying shares) of which are owned, directly or indirectly, by the Corporation.~~

“SERIES C CONVERTIBLE PREFERRED STOCK” shall mean the Series C Convertible Preferred Stock, as such term is defined in the Master Transaction Agreement.

ANNEX B

THE PROPOSED AMENDMENTS TO THE 9 3/4% PREFERRED STOCK CERTIFICATE OF DESIGNATION

The following sets forth the Proposed Amendments with respect to the existing 9 3/4% Preferred Stock certificate of designation. Deleted text is shown in “strike through” format and new text is presented with an underline. The Proposed Amendments also delete those definitions from the existing certificate of designation that are used only in provisions that would be eliminated as a result of the Proposed Amendments, and cross-references to provisions in the existing certificate of designation that have been deleted as a result of the Proposed Amendments will be revised to reflect such deletion.

AMENDED CERTIFICATE OF DESIGNATION OF THE POWERS,
PREFERENCES AND RELATIVE, PARTICIPATING,
OPTIONAL AND OTHER SPECIAL RIGHTS OF 9 3/4% SERIES A
CONVERTIBLE PREFERRED STOCK AND QUALIFICATIONS,
LIMITATIONS AND RESTRICTIONS THEREOF

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

~~Paxson Communications Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the “Board of Directors”) by its Certificate of Incorporation, as amended (hereinafter referred to as the “Certificate of Incorporation”), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, on June 9, 1998 duly approved and adopted the following resolution (the “Resolution”):~~

~~RESOLVED, that, pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of 9 3/4% Series A Convertible Preferred Stock, par value $.001 per share, with a stated value of $10,000.00 per share, consisting of 17,500 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:~~

(a) Designation.  There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a class of Preferred Stock designated as the “9 3/4% Series A Convertible Preferred Stock”. The number of shares constituting such class shall be 17,500 and are referred to as the “Convertible Preferred Stock.” ~~7,500 shares of Convertible Preferred Stock shall be initially issued with an additional 10,000 shares reserved for issuance in accordance with paragraph (c)(i) hereof.~~ The liquidation preference of the Convertible Preferred Stock shall be $10,000.00 per share.

(b) Rank.  The Convertible Preferred Stock shall, with respect to dividends and distributions upon liquidation, winding-up or dissolution of the Corporation, rank (i) senior to all classes of Common Stock of the Corporation and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Convertible Preferred Stock as to dividends and distributions upon liquidation, winding-up or dissolution of the Corporation, including the Junior Preferred Stock (collectively referred to, together with all classes of Common Stock of the Corporation, as “Junior Securities”); (ii) on a parity with any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Convertible Preferred Stock as to dividends and distributions upon liquidation, winding-up or dissolution (collectively referred to as “Parity Securities”); and (iii) junior to the ~~Existing~~NBCU Series B Preferred Stock and to the ~~Junior~~13 1/4% Cumulative Junior Preferred Stock, with a liquidation value of $10,000 per share, to the Senior Preferred Stock and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank senior to the Convertible Preferred Stock as to dividends and distributions upon liquidation, winding-up or dissolution of the Corporation (collectively referred to as “Senior Securities”)~~; provided that any such Senior Securities that were not approved by the Holders in accordance with paragraph (f)(ii)(A) hereof shall be deemed to be Junior Securities and not Senior Securities~~.

(c) Dividends.

(i) Beginning on the Issue Date, the Holders of the outstanding shares of Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Convertible Preferred Stock, at a rate per annum equal to 9 3/4% of the liquidation preference per share of the Convertible Preferred Stock, payable quarterly. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from the Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing September 30, 1998. Dividends may be paid, at the Corporation’s option, on any Dividend Payment Date either in cash or by the issuance of additional shares of Convertible Preferred Stock (including fractional shares) having an aggregate liquidation preference equal to the amount of such dividends or by the issuance of shares of Class A Common Stock (and payment of cash in lieu of fractional shares) having a value, based upon the average Common Stock Trading Price as of the consecutive five trading days ending two Business Days prior to the Dividend Payment Date equal to the amount of such dividends. In the event that dividends are declared and paid through the issuance of additional shares of Convertible Preferred Stock or Class A Common Stock, as herein provided, such dividends shall be deemed paid in full and will not accumulate. Each dividend shall be payable to the Holders of record as they appear on the stock books of the Corporation on the Dividend Record Date immediately preceding the related Dividend Payment Date. Dividends shall cease to accumulate in respect of shares of the Convertible Preferred Stock on the date of the redemption of such shares unless the Corporation shall have failed to pay the relevant ~~redemption price~~Redemption Price on the date fixed for redemption.

(ii) All dividends paid with respect to shares of the Convertible Preferred Stock pursuant to paragraph (c)(i) shall be paid pro rata to the Holders entitled thereto.

(iii) Unpaid dividends accumulating on the Convertible Preferred Stock for any past dividend period and dividends in connection with any ~~optional redemption~~Redemption may be declared and paid at any time, without references to any regular Dividend Payment Date, to holders of record on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors.

(iv) Dividends payable on the Convertible Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

(v) Notwithstanding paragraph (c)(i) above, if the Company elects to pay dividends on any Dividend Payment Date in shares of Class A Common Stock and such shares are not freely tradable without volume or manner of sale limitations under the Securities Act by any Holder which is not an Affiliate of the Corporation, the dividend rate for the Quarterly Period for which the dividend is being paid shall be increased to 12 1/4% per annum. For purposes of the prior sentence, the shares of Class A Common Stock shall be deemed not freely tradable, unless the certificates evidencing such shares are delivered to the Holders without any restrictive legend appearing thereon and are accompanied by a copy of an Opinion of Counsel addressed to the Corporation to the effect that such shares of Class A Common Stock are freely tradable without volume or manner of sale limitations under the Securities Act by a Holder who is not an Affiliate of the Corporation.

(d) Liquidation Preference.

(i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders of shares of Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount in cash equal to the liquidation preference for each share outstanding, plus without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding up) before any distribution shall be made or any assets distributed to the holders of any of the Junior Securities including, without limitation, the Common Stock of the Corporation. Except as provided in the preceding sentence, Holders of Convertible Preferred Stock shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Convertible Preferred Stock and all Parity Securities, then the holders of all such shares shall share equally and ratably in such distribution of assets first in proportion to the full liquidation preference to which each is entitled until such preferences are paid in full, and then in proportion to their respective amounts of accumulated but unpaid dividends.

(ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the

Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

(e) Redemption.

(i) ~~Optional~~  Redemption.  (A) The Corporation may, at the option of the Board of Directors, redeem at any time ~~on or after June 30, 2003,~~, in whole or in part, in the manner provided for in paragraph (e)(~~iii~~ii) hereof, any or all of the shares of the Convertible Preferred Stock, at the redemption ~~prices (expressed an a percentage of the liquidation preference) set forth below, plus, without duplication, an amount in cash~~price per share equal to the sum of (x) $10,000 and (y) an amount equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the “~~Optional~~ Redemption Price”) ~~if redeemed during the 12-month period beginning June 30 of each of the years set forth below:~~

~~2003~~	104.00%
~~2004~~	102.00%
~~2005 and thereafter~~	100.00%

(B) In the event of a redemption pursuant to paragraph (e)(i)(A) hereof of only a portion of the then outstanding shares of the Convertible Preferred Stock, the Corporation shall effect such redemption on a pro rata basis according to the number of shares held by each Holder of the Convertible Preferred Stock, except that the Corporation may redeem all shares held by any Holders of fewer than one share (or shares held by Holders who would hold less than one share as a result of such redemption), as may be determined by the Corporation, provided, that no ~~optional redemption~~Redemption shall be authorized or made unless prior thereto full accumulated and unpaid dividends are declared and paid in full in cash, or declared and a sum in cash set apart sufficient for such payment, on the Convertible Preferred Stock for all Dividend Periods terminating on or prior to the Redemption Date.

(ii) ~~Mandatory Redemption. On December 31, 2006, the Corporation shall redeem, to the extent of funds legally available therefor, in the manner provided for in paragraph (e)(iii) hereof, all of the shares of the Convertible Preferred Stock then outstanding at a redemption price equal to the liquidation preference per share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share to the Redemption Date (the “Mandatory Redemption Price”). (iii)~~  Procedures for Redemption. (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for ~~any~~ redemption of the Convertible Preferred Stock, written notice (the “Redemption Notice”) shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Convertible Preferred Stock at such Holder’s address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Convertible Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was defective. The Redemption Notice shall state:

(1) ~~whether~~ that the redemption is pursuant to paragraph (e)(i)(A) ~~or (e)(ii)~~hereof;

(2) the ~~Optional~~ Redemption Price ~~or the Mandatory Redemption Price, as the case may be~~;

(3) whether all or less than all the outstanding shares of the Convertible Preferred Stock are to be redeemed and the total number of shares of the Convertible Preferred Stock being redeemed;

(4) the date fixed for redemption;

(5) that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Convertible Preferred Stock to be redeemed; and

(6) that dividends on the shares of the Convertible Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the ~~Optional~~ Redemption Price ~~or the Mandatory Redemption Price, as the case way be.~~ .

(B) Each Holder of Convertible Preferred Stock shall surrender the certificate or certificates representing such shares of Convertible Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full ~~Optional~~ Redemption Price ~~or Mandatory Redemption Price, as the case may be,~~ for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the applicable ~~redemption price~~Redemption Price, dividends on the Convertible Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the Holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the ~~Optional~~ Redemption Price ~~or the Mandatory Redemption Price, as the case may be~~, without interest; provided, however, that if a notice of redemption shall have been given as provided in paragraph (~~iii~~ii)(A) above and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been segregated and irrevocably deposited in trust for the equal and ratable benefit of the Holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set aside, the Holders of the shares to be redeemed shall cease to be stockholders of the Corporation and shall be entitled only to receive the ~~Optional Redemption Price or the Mandatory Redemption Price, as the case may be.~~ Redemption Price.

(f) Voting Rights.

~~(i) The Holders of Convertible Preferred Stock are entitled to vote on all matters submitted for a vote to the holders of the Corporation’s common stock generally voting as a class with the Class A Common Stock and are entitled to one vote for each share of Class A Common Stock into which their shares of Convertible Preferred Stock is convertible in accordance with paragraph (g) below. The Holders will vote on all such matters as a class with the holders of the Class A Common Stock. In addition, Holders have the voting rights required under Delaware law and as set forth in paragraphs (ii), (iii) and (iv) below.~~ Except as otherwise provided by law, the Holders of Convertible Preferred Stock shall not be entitled to vote on any matters submitted for a vote to the holders of the Corporation’s common stock. Upon the filing of the Certificate of Amendment of the Certificate of Incorporation containing this sentence (the “Amendment”), the term of any director elected by the Holders of Convertible Preferred Stock prior to the filing of such Certificate of Amendment of the Certificate of Incorporation shall automatically end and such director shall immediately cease to be a member of the Board of Directors.

~~(ii) (A) So long as any shares of the Convertible Preferred Stock are outstanding, the Corporation may not issue any new class of Senior Securities (or amend the provisions of any existing class of capital stock to make such class of capital stock Senior Securities) without the approval of the holders of at least a majority of the shares of Convertible Preferred Stock then outstanding, voting or consenting, as the case may be, together as one class; provided, however, that the Corporation may issue a new class of Senior Securities (or amend the provisions of any existing class of capital stock to make such class of capital stock Senior Securities) without the approval of the holders of at least a majority of the shares of Convertible Preferred Stock then outstanding, voting or consenting, as the case may be, together as one class at any time after the Common Stock Trading Price first exceeds 120% of the Conversion Price (as then in effect) for twenty consecutive trading days. Notwithstanding the prior sentence, the Corporation may: (I) issue additional shares of Senior Securities which Senior Securities require cash dividends at a time and in an amount not in excess of one percentage point greater than the dividend rate borne by the Private Preferred Stock (as existing on the Issue Date) and which does not prevent either the payment or cash dividends on the Convertible Preferred Stock, in an amount sufficient to acquire the Private Preferred Stock in accordance with its terms on the Issue Date (including any premium required to be paid), plus the amount of reasonable expenses incurred by the Corporation in acquiring such Private Preferred Stock and issuing such additional Senior Securities; with such shares being issued no sooner than the date the Corporation repurchases, redeems or otherwise retires the Private Preferred Stock, (II) issue additional shares of Public Preferred Stock as dividends on the Public Preferred Stock in~~

~~accordance with the certificate of designation of the Public Preferred Stock, as in existence on the Issue Date, (III) issue additional shares of Junior Preferred Stock as dividends on the Junior Preferred Stock in accordance with the certificate of designation of the Junior Preferred Stock, as in existence on the Issue Date; or (IV) issue shares of Senior Securities with an aggregate liquidation preference not in excess of $75,000,000.~~

~~(B) So long as any shares of the Convertible Preferred Stock are outstanding, the Corporation shall not amend this Resolution so as to affect materially and adversely the specified rights, preferences, privileges or voting rights of Holders of shares of Convertible Preferred Stock without the affirmative vote or consent of Holders of at least a majority of the issued and outstanding shares of Convertible Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.~~

~~(C) Except as set forth in paragraphs (f)(ii)(A) above, (x) the creation, authorization or issuance of any shares of any Junior Securities, Parity Securities or Senior Securities or (y) the increase or decrease in the amount of authorized Capital Stock of any class, including Preferred Stock, shall not require the consent of Holders of Convertible Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders of Convertible Preferred Stock.~~

~~(iii) Without the affirmative vote or consent of Holders of a majority of the issued and outstanding shares of Convertible Preferred Stock, voting or consenting, as the case may be, as a separate class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company’s assets (as entirely or substantially as an entirety in one transaction or series of related transactions) to, another Person (other than a Wholly-Owned Subsidiary with, into or to another Wholly-Owned Subsidiary) or adopt a plan of liquidation unless (A) either (I) the Corporation is the surviving or continuing Person or (II) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Corporation substantially as an entirety or, in the case of a plan liquidation, the Person to which assets of the Corporation have been transferred shall be a corporation, partnership or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia; (B) the Convertible Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Convertible Preferred Stock had immediately prior to such transaction; (C) immediately after giving effect to such transaction, no Voting Rights Triggering Event shall have occurred or be continuing; and (D) the Corporation has delivered to the transfer agent for the Convertible Preferred Stock prior to the consummation of the proposed transaction an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the terms hereof and that all conditions precedent herein relating to such transaction have been satisfied.~~

~~For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Corporation shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.~~

~~(iv) (A) If (I) the Corporation fails to redeem all of the then outstanding shares of Convertible Preferred Stock on or before December 31, 2006 or otherwise fails to discharge any redemption obligation with respect to the Convertible Preferred Stock; (II) the Corporation fails to make a Change of Control Offer (whether pursuant to the terms of paragraph (h)(v) or otherwise) following a Change of Control if such Change of Control Offer is required by paragraph (h) hereof or fails to purchase shares of Convertible Preferred Stock from Holders who elect to have such shares purchased pursuant to the Change of Control Offer; (III) the Corporation breaches or violates one of the provisions set forth in any of paragraphs (1)(i) or (1)(ii) hereof and the breach or violation continues for a period of 60 days or more after the Corporation receives notice thereof specifying the default from the holders of at least 25% of the shares of Convertible Preferred Stock then outstanding; (IV) the~~

~~Corporation fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Corporation or any Restricted Subsidiary of the Corporation, or the final stated maturity of any such Indebtedness is accelerated, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $10,000,000 or more at any time, in each case, after a 20-day period during which such default shall not have been cured or such acceleration rescinded; or (V) any event occurs or condition exists which results in an increase in the dividend rate borne by the Private Preferred Stock in accordance with the terms thereof, then in the case of any of clauses (I)-(V) the number of directors constituting the Board of Directors shall be adjusted by the number, if any, necessary to permit the Holders of Convertible Preferred Stock, voting separately and as one class, to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board of Directors. Each such event described in clauses (I), (II), (III), (IV), and (V) is a “Voting Rights Triggering Event.” Holders of a majority of the issued and outstanding shares of Convertible Preferred Stock, voting separately and as one class, shall have the exclusive right to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board of Directors at a meeting therefor called upon occurrence of such Voting Rights Triggering Event, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders of the Convertible Preferred Stock expire (other than as described in (f)(iv)(B) below). The voting rights provided herein shall be the exclusive remedy at law or in equity of the holders of the Convertible Preferred Stock for any Voting Rights Triggering Event.~~

~~(B) The right of the Holders of Convertible Preferred Stock voting together as a separate class to elect members of the Board of Directors as set forth in subparagraph (f)(iv)(A) above shall continue until such time as in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied, cured (including, but not limited to, in the case of clause (IV) of subparagraph (f)(iv)(A) above through the issuance of Refinancing Indebtedness or the waiver of any breach or default by the holder of such Indebtedness) or waived by the holders of at least a majority of the shares of Convertible Preferred Stock then outstanding and entitled to vote thereon, at which time (I) the special right of the Holders of Convertible Preferred Stock so to vote as a class for the election of directors and (II) the term of office of the directors elected by the Holders of the Convertible Preferred Stock shall each terminate and the directors elected by the holders of Common Stock or Capital Stock (other than the Convertible Preferred Stock), if applicable, shall constitute the entire Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders of Convertible Preferred Stock pursuant to paragraph (f)(iv) hereof, or if vacancies shall exist in the offices of directors elected by the Holders of Convertible Preferred Stock, a proper officer of the Corporation may, and upon the written request of the Holders of record of at least twenty-five percent (25%) of the shares of Convertible Preferred Stock then outstanding addressed to the secretary of the Corporation shall, call a special meeting of the Holders of Convertible Preferred Stock, for the purpose of electing the directors which such Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within twenty (20) days after personal service of said written request upon the secretary of the Corporation, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then the Holders of record of at least twenty-five percent (25%) of the outstanding shares of Convertible Preferred Stock may designate in writing one of their number to call such meeting at the reasonable expense of the Corporation, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any Holder of Convertible Preferred Stock so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.~~

~~(C) At any meeting held for the purpose of electing directors at which the Holders of Convertible Preferred Stock shall have the right, voting together as a separate class, to elect directors an aforesaid, the presence in person or by proxy of the Holders of at least a majority of the outstanding shares of Convertible Preferred Stock shall be required to constitute a quorum of such Convertible Preferred Stock.~~

~~(D) Any vacancy occurring in the office of a director elected by the Holders of Convertible Preferred Stock may be filled by the remaining directors elected by the Holders of Convertible Preferred Stock unless and until such vacancy shall be filled by the Holders of Convertible Preferred Stock.~~

~~(v) In any case in which the Holders of Convertible Preferred Stock shall be entitled to vote pursuant to this paragraph (f) or pursuant to Delaware law, each Holder of Convertible Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote for each share of Class A Common Stock into which the Convertible Preferred Stock held by such Holder is convertible.~~

(g) Conversion.

(i) Shares of the Convertible Preferred Stock will be convertible at the option of the Holder thereof, at any time and from time to time ~~(A) on or after June 30, 1999, (B) immediately in the event of a Change of Control or Major Asset Sale, or (C) in the event that the Common Stock Trading Price equals or exceeds $25.00 per share for five consecutive trading days, in each case~~, into a number of shares of Class A Common Stock equal to the aggregate liquidation preference amount of the shares of Convertible Preferred Stock surrendered for conversion divided by the Conversion Price as then in effect, except that, if shares of Convertible Preferred Stock are called for redemption, the conversion right will terminate at the close of business on the Redemption Date. No fractional shares or securities representing fractional shares of Class A Common Stock will be issued upon conversion; in lieu of fractional shares of Class A Common Stock, the Company will, at its option, either round up the number of shares to be issued to the nearest whole share or pay a cash adjustment based upon the current market price of the Class A Common Stock at the close of business on the first Business Day preceding the date of conversion. The Convertible Preferred Stock shall be converted by the holder thereof by surrendering the certificate or certificates representing the shares of Convertible Preferred Stock to be converted, appropriately completed, to the transfer agent for the Class A Common Stock. The transfer agent shall issue one or more certificates representing the Class A Common Stock to be issued in the conversion in the name of names requested by the Holder. The transfer agent will deliver to the Holder a new certificate representing the shares of Convertible Preferred Stock in excess of those being surrendered for conversion. Effective as of the filing of the Amendment, the Conversion Price shall be $16.00 (the “Conversion Price”). Such Conversion Price shall be adjusted as hereinafter provided.

(ii) (A) In case the Company shall (I) pay a dividend or distribution in shares of its Class A Common Stock on its shares of Class A Common Stock, (II) subdivide its outstanding shares of Class A Common Stock into a greater number of shares, (III) combine its outstanding shares of Class A Common Stock into a smaller number of shares, or (IV) issue, by reclassification of its shares of Class A Common Stock, any shares of its capital stock (each such transaction being called a “Stock Transaction”), then and in each such case, ~~(x)~~ the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of a share of Convertible Preferred Stock surrendered for conversion after the record date fixing stockholders to be affected by such Stock Transaction shall be entitled to receive upon conversion the number of such shares of Class A Common Stock which such Holder would have been entitled to receive after the happening of such event had such share of Convertible Preferred Stock been converted immediately prior to such record date~~, and (y) the Company shall simultaneously effect such transaction to the Convertible Preferred Stock (i.e., dividend, subdivision, combination, etc.) so that the Holder of a share of Convertible Preferred Stock after such Stock Transaction shall be entitled to the same percentage voting power which such holder was entitled to for such share before such Stock Transaction.~~. Such adjustment shall be made whenever any of such events shall happen, but shall also be effective retroactively as to shares of Convertible Preferred Stock converted between such record date and the date of the happening of any such event.

(B) In the event the Company shall, at any time or from time to time while any shares of Convertible Preferred Stock are outstanding, issue, sell or distribute any right or warrant to purchase, acquire or subscribe for shares of Class A Common Stock (including a right or warrant with respect to any security convertible into or exchangeable for shares of Class A Common Stock) generally to holders of Common Stock (including by way of a reclassification of shares or a recapitalization of the Company), for a consideration on the date of such issuance, sale or exchange less than the Common Stock Trading Price of the shares of Class A Common Stock underlying such rights or warrants on the date of such issuance, sale or distribution, then and in each case, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction the numerator of which shall be the sum of (I) the Common Stock Trading Price per share of Common Stock on the first trading date after the date of the public announcement of the actual terms (including the price terms) of such issuance, sale or distribution multiplied by the number of shares of Class A Common Stock outstanding immediately prior to such issuance, sale or exchange plus (II) the aggregate Fair Market Value of the consideration to be received by the Company in respect of such issuance, sale or distribution of the shares of Class A Common Stock underlying such right or warrant, and the denominator of which shall be the Common Stock Trading Price per share of Class A Common Stock on the trading day immediately preceding the public announcement of the actual terms (including the pricing terms) of such issuance, sale or exchange multiplied by the aggregate number of shares of Class A Common Stock (I) outstanding immediately prior to such issuance, sale or distribution plus (II) underlying such rights or warrants at the time of such issuance. For the purposes of the preceding sentence, the aggregate consideration receivable by the Company in connection with the issuance, sale or exchange of any such right or warrant shall be deemed to be equal to the sum of the aggregate offering price (before deduction of reasonable underwriting discounts or commissions and expenses) of all such rights or warrants.

(C) In the event the Company shall, at any time or from time to time while any shares of Convertible Preferred Stock are outstanding, repurchase or redeem any portion of the Class A Common Stock from holders generally at a premium over the Common Stock Trading Price thereof on the next trading day immediately preceding the consummation of such repurchase or redemption (a “Repurchase”), then and in the case of each Repurchase the Conversion Price in effect immediately prior thereto shall be adjusted by multiplying such conversion price by the fraction the numerator of which is (I) the product of (x) the number of shares of Class A Common Stock outstanding immediately before such repurchase or redemption multiplied by (y) the Common Stock Trading Price per share of Class A Common Stock on the next trading day immediately following the consummation of such Repurchase minus (II) the aggregate purchase price of the Repurchase and the denominator of which shall be the product of (x) the number of shares of Class A Common Stock outstanding immediately before such Repurchase minus the number of shares of Class A Common Stock repurchased or redeemed by the Company multiplied by (y) the Common Stock Trading Price per share of Class A Common Stock on the next trading day immediately following the consummation of such Repurchase. Such adjustment shall be made whenever any such events shall happen, but shall also be effective retroactively as to shares of Convertible Preferred Stock converted between such record date and the date of the happening of any such event.

(D) In the event the Company shall at any time or from time to time while any shares of Convertible Preferred Stock are outstanding declare, order, pay or make a dividend or other distribution generally to holders of Common Stock in stock or other securities or rights or warrants to subscribe for securities of the Company or any of its subsidiaries or evidences of indebtedness of the Company or any other person on its Class A Common Stock or pay any Extraordinary Cash~~Divided~~Dividend, (other than any dividend or distribution on the Class A Common Stock (I) referred to in paragraphs (A), (B) or (C) above or (II) if in conjunction therewith the Company declares and pays or makes a dividend or distribution on each share of Convertible Preferred Stock which is the same as the dividend or distribution that would have been made or paid with respect to such share of Convertible Preferred Stock had such share been converted into shares of Class A Common Stock immediately prior to the record date for any such dividend or distribution on the Class A Common Stock), then, and in each such case, an appropriate adjustment to the Conversion Price shall be made so that the Holder of each share of Convertible Preferred Stock shall be entitled to receive, upon the conversion thereof, the number of shares of Class A Common Stock determined by multiplying (x) the number of shares of Class A Common Stock into which such share was convertible on the day immediately prior to the record date fixed for the determination of stockholders entitled to receive such dividend or distribution by (y) a fraction, the numerator of which shall be the Common Stock Trading Price per share of Class A Common Stock as of such record date, and the denominator of which shall be such Common Stock Trading Price per share of Class A Common Stock less the Fair Market Value per share of Class A Common Stock of such dividend or distribution (as determined in good faith by the Board of Directors, as evidenced by a Board Resolution mailed to each holder of shares of Convertible Preferred Stock). An adjustment made pursuant to this paragraph (D) shall be made upon the opening of business on the next business day following the date on which any such dividend or distribution is made and shall be effective retroactively immediately after the close of business on the record date fixed for the determination of stockholders entitled to receive such dividend or distribution.

(iii) No adjustment in the Conversion Price will be required to be made in any case until cumulative adjustments amount to 1% or more of the Conversion Price, but any such adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. The Company may, to the extent permitted by law, make such reductions in the Conversion Price in addition to those described in paragraph (ii) above as it, in its sole discretion, shall determine to be advisable in order that certain stock related distributions hereafter made by the Company to its stockholders shall not be taxable to such stockholders.

(iv) Holders of shares of Convertible Preferred Stock at the close of business on a Dividend Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such Dividend Record Date and on or prior to such Dividend Payment Date. However, shares of Convertible Preferred Stock surrendered for conversion during the period between the opening of business on any Dividend Record Date and the close of business on the corresponding Dividend Payment Date (except shares of Convertible Preferred Stock called for redemption on a Redemption Date during such period) must be accompanied by payment of an amount equal to the dividend payment with respect to such shares of Convertible Preferred Stock presented for conversion on such Dividend Payment Date; provided, however, that no such payment need be made if, at the time of conversion, dividends payable on the shares of Convertible Preferred Stock outstanding are in arrears for more than 30 days beyond the previous Dividend Payment Date. The dividend payment with respect to shares of Convertible Preferred Stock called for redemption on a Redemption Date during the period between the opening of business on a Dividend Record Date and the close of business on the corresponding Dividend Payment Date shall be payable on that Dividend Payment Date to the Holder of such shares at the close of business on the Dividend Record Date notwithstanding the conversion of such shares after the opening of business on such Dividend Record Date and on or prior to the close of business on such Dividend Payment Date, and the holder of such shares need not make a payment equal to the dividend payment amount upon surrender of such shares for conversion. A holder of shares of Convertible Preferred Stock on a Dividend Record Date who converts such shares on or after the corresponding Dividend Payment Date will receive the dividend payable by the Company on such shares of Convertible Preferred Stock on such date and need not include payment in the amount of such dividend upon surrender of such shares of Convertible Preferred Stock for conversion. Except as provided above, the Company shall make no payments or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Class A Common Stock issued upon such conversion. The Company will not issue fractional shares of Class A Common Stock upon conversion of shares of Convertible Preferred Stock and, in lieu thereof, will at its option, either round up the number of shares to be issued to the nearest whole share or pay a cash adjustment based upon the Common Stock Trading Price of the Class A Common Stock (determined as set forth in the Certificate of Designation) on the last business day prior to the date of conversion.

(v) In the event of any capital reorganization (other than a capital reorganization covered by paragraph (ii) (D) above) or reclassification of outstanding shares of Class A Common Stock (other than a reclassification covered by paragraph (ii) (A) above), or in case of any merger, consolidation or other corporate combination of the Company with or into another corporation, or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety (each of the foregoing being referred to as a “Transaction”), each share of Convertible Preferred Stock shall continue to remain outstanding if the Company is the Surviving Person (as defined below) of such Transaction, and shall be subject to all the provisions, as in effect prior to such Transaction, or if the Company is not the Surviving Person, each share of Convertible Preferred Stock shall be exchanged for a new series of convertible preferred stock of the Surviving Person, or in the case of a Surviving Person other than a corporation, comparable securities of such Surviving Person, in either case having economic terms as nearly equivalent as possible to, and with the same voting and other rights as, the Convertible Preferred Stock including entitling the holder thereof to receive, upon presentation of the certificate therefor to the Surviving Person subsequent to the consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Class A Common Stock into which one share of Convertible Preferred Stock was convertible immediately prior to such Transaction. In case securities or property other than Common stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this paragraph (v) shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.

Notwithstanding anything contained herein to the contrary, the Company will not effect any Transaction unless, prior to the consummation thereof, (A) proper provision is made to ensure that the holders of shares of Convertible Preferred Stock will be entitled to receive the benefits afforded by this paragraph (v), and (B) if, following the Change in Control, one or more entitles other than the Company shall be required to deliver securities or other property upon the conversion of the Convertible Preferred Stock, such entity or entities shall assume, by written instrument delivered to each holder of shares of Convertible Preferred Stock the obligation to deliver to such holder the amount in cash to which, in accordance with the foregoing provisions, such holder is entitled.

For purposes of this paragraph (v), the following terms shall have the meanings ascribed to them below:

“Surviving Person” shall mean the continuing or surviving Person of a merger, consolidation or other corporate combination, the Person receiving a transfer of all or a substantial part of the properties and assets of the Company, or the Person consolidating with or merging into the Company in a merger, consolidation or other corporate combination in which the Company is the continuing or surviving Person, but in connection with which the Convertible Preferred Stock or Common Stock of the Company is exchanged, converted or reclassified into the securities of any other Person or cash or any other property.

(A) At the time of the Exchange, the Corporation shall deliver Debentures which may be resold by the holder thereof to the public without delivering a prospectus under the Securities Act.

(h) ~~Change of Control.~~

~~(i) In the event of a Change of Control (the date of such occurrence being the “Change of Control Date”), the Corporation shall notify the Holders of the Convertible Preferred Stock in writing of such occurrence and shall make an offer to purchase (the “Change of Control Offer”) all then outstanding shares of Convertible Preferred Stock at a purchase price of 100% of the liquidation preference thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends thereon (including an amount in cash equal to a prorated dividend for the period from the immediately preceding Dividend Payment Date to the Change of Control Payment Date) (such applicable purchase price being hereinafter referred to as the “Change of Control Purchase Price”).~~

~~(ii) Within 30 days following the Change of Control Date, the Corporation shall (i) cause a notice of the Change of Control to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) send by first class mail, postage prepaid, a notice to each Holder of Convertible Preferred Stock at such Holder’s address as it appears in the register maintained by the Transfer Agent, which notice shall govern the terms of the Change of Control Offer. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Convertible Preferred Stock pursuant to the Change of Control Offer. Such notice shall state:~~

~~(A) that a Change of Control has occurred, that the Change of Control Offer is being made pursuant to this paragraph (h) and that all Convertible Preferred Stock validly tendered and not withdrawn will be accepted for payment;~~

~~(B) the Change of Control Purchase Price and the purchase date (which shall be a Business Day no earlier than 30 Business Days nor later than 60 Business Days from the date such notice is mailed, other than as may be required by law) (the “Change of Control Payment Date”);~~

~~(C) that any shares of Convertible Preferred Stock not tendered will continue to accumulate dividends;~~

~~(D) that, unless the Corporation defaults in making payment of the Change of Control Purchase Price any share of Convertible Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accumulate dividends after the Change of Control Payment Date;~~

~~(E) that Holders accepting the offer to have any shares of Convertible Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender their certificate or certificates representing such shares, properly endorsed for transfer together with such customary documents  as the Corporation and the transfer agent may reasonably require, in the manner and at the place specified in the notice prior to the close of business on the Business Day preceding to the Change of Control Payment Date;~~

~~(F) that Holders will be entitled to withdraw their acceptance if the Corporation receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the number of shares of Convertible Preferred Stock the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such shares of Convertible Preferred Stock purchased;~~

~~(G) that Holders whose shares of Convertible Preferred Stock are purchased only in part will be issued a new certificate representing the number of shares of Convertible Preferred Stock equal to the unpurchased portion of the certificate surrendered; and~~

~~(H) the circumstances and relevant facts regarding such Change of Control.~~

~~(iii) The Corporation will comply with any securities laws and regulations, to the extent such laws and regulations are applicable to the repurchase of the Convertible Preferred Stock in connection with a Change of Control Offer.~~

~~(iv) On the Change of Control Payment Date, the Corporation shall (A) accept for payment the shares of Convertible Preferred Stock tendered pursuant to the Change of Control Offer, (B) promptly mail to each Holder of shares so accepted payment in an amount in cash equal to the Change of Control Purchase Price for such Convertible Preferred Stock, (C) execute and issue a new Convertible Preferred Stock certificate equal to any unpurchased shares of Convertible Preferred Stock represented by certificates surrendered and (D) cancel and retire each surrendered certificate. Unless the Corporation defaults in the payment for the shares of Convertible Preferred Stock tendered pursuant to the Change of Control Offer, dividends will cease to accumulate with respect to the shares of Convertible Preferred Stock tendered and all rights of Holders of such tendered shares will terminate, except for the right to receive payment therefor, on the Change of Control Payment Date.~~

~~(v) If the purchase of the Convertible Preferred Stock would violate or constitute a default or be prohibited under the Credit Facility, any then outstanding Senior Debt, the Existing Debt Indentures, the New Exchange Indenture, the Existing Preferred Stock or the Junior Preferred Stock, then, notwithstanding anything to the contrary contained above, prior to complying with the foregoing provisions, but in any event within 45 days following the Change of Control Date, the Corporation shall, to the extent required to permit such purchase of the Convertible Preferred Stock, either (A) repay in full all Indebtedness under the Credit Facility, such Senior Debt, the Existing Notes, the Existing Exchange Debentures and the New Exchange Debentures and, in the case of the Credit Facility or such other Senior Debt, terminate all commitments outstanding thereunder and effect the termination of any such prohibition under the Existing Preferred Stock and Junior Preferred Stock or (B) obtain the requisite consents, if any, under the Credit Facility, the instruments governing such Senior Debt, the Existing Debt Indentures, the New Exchange Indenture and the certificates of designation governing the Existing Preferred Stock and Junior Preferred Stock required to permit redemption of the Convertible Preferred Stock required by this paragraph (h). Until the requirements of the immediately preceding sentence are satisfied, the Corporation shall not make, and shall not be obligated to make, any Change of Control Offer; provided that the Corporation’s failure to comply with the provision of this paragraph (h)(v) shall constitute a Voting Rights Triggering Event.~~

~~(i)~~ Conversion or Exchange.  Other than as set forth in paragraph (g) above, the Holders of shares of Convertible Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation.

(~~j~~i) Reissuance of Convertible Preferred Stock.  Shares of Convertible Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed ~~or exchanged~~, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided that any issuance of such shares as Convertible Preferred Stock must be in compliance with the terms hereof.

(~~k~~j) Business Day.  If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

(~~l) Certain Additional Provisions.~~

~~(i) Limitation on Restricted Payments.  (A) The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment and immediately after giving effect thereto:~~

~~(I) any Voting Rights Triggering Event shall have occurred and be continuing; or~~

~~(II) the aggregate amount of Restricted Payments declared or made after the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the Board of Directors in good faith) exceeds the sum of (x) 100% of the Corporation’s Cumulative EBITDA minus 1.4 times the Corporation’s Cumulative Consolidated Interest Expense, plus (y) 100% of the aggregate Net Proceeds and the fair market value of securities or other property received by the Corporation from the issue or sale, after the Issue Date, of Capital Stock (other than Disqualified Capital Stock of the Corporation or Capital Stock of the Corporation issued to any Restricted Subsidiary) of the Corporation or any Indebtedness or other securities of the Corporation convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of the Corporation which have been so converted or exercised or exchanged, an the case may be, plus (c) $10,000,000.~~

~~(B) Notwithstanding the foregoing, these provisions will not prohibit: (I) the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if such dividend or distribution would have been permitted on the date of declaration; or (II) the purchase, redemption or other acquisition or retirement of any Capital Stock of the Corporation or any warrants, options or other rights to acquire shares of any class of such Capital Stock (x) solely in exchange for shares of Qualified Capital Stock or other rights to acquire Qualified Capital Stock, (y) through the application of the Net Proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock or (z) in the case of Disqualified Capital Stock, solely in exchange for, or through the application of the Net Proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary) of, Disqualified Capital Stock that has a redemption date no earlier than, is issued by the Corporation or the same Person as and requires the payment of current dividends or distributions  in cash no earlier than, in each case, the Disqualified Capital Stock being purchased, redeemed or otherwise acquired or retired and which Disqualified Capital Stock does not prohibit cash dividends on the Convertible Preferred Stock.~~

~~(ii) Limitations on Transactions with Affiliates.  (A) The Corporation shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate or holder of 10% or more of the Corporation’s Common Stock (an “Affiliate Transaction”) or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Issue Date unless (I) such Affiliate Transaction is between or among the Corporation and its Wholly-Owned Subsidiaries; or (II) the terms of such Affiliate Transaction are fair and reasonable to the Corporation or such Restricted Subsidiary, as the case may be, and the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by the Corporation or such Restricted Subsidiary, as~~

~~the case may be, in a comparable transaction made on an arm’s-length basis between unaffiliated parties. In any Affiliate Transaction involving an amount or having a value in excess of $1,000,000 which is not permitted under clause (I) above the Corporation must obtain a Board Resolution certifying that such Affiliate Transaction complies with clause (II) above. In any Affiliate Transaction involving an amount or having a value in excess of $5,000,000 which is not permitted under clause (I) above, unless such transaction is with a Subsidiary in which no Affiliate has a minority interest therein, the Corporation must obtain a valuation of the assets subject to such transaction by an Independent Appraiser or a written opinion as to the fairness of such a transaction from an independent investment banking firm or an Independent Appraiser.~~

~~(B) The foregoing provisions shall not apply to (I) any Restricted Payment that is not prohibited by the provisions described in paragraph (1) (i) above, (II) any transaction approved by the Board of Directors with an officer or director of the Corporation or of any Subsidiary in his or her capacity as officer or director entered into in the ordinary course of business, including compensation and employee benefit arrangements with any officer or director of the Corporation or of any Subsidiary that are customary for public companies in the broadcasting industry, or (III) modifications of the Existing Preferred Stock.~~

~~(iii) Reports.  The Corporation shall provide to the holders of Convertible Preferred Stock, within 15 days after it files them with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Corporation files with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. In the event that the Corporation is no longer required to furnish such reports to its securityholders pursuant to the Exchange Act, the Corporation will provide to the Holders copies of all annual and quarterly reports and other information which the Corporation would have been required to file with the Commission pursuant to Sections 13 and 15(d) of the Exchange Act had it been so subject without cost to the Holders. (m)~~ k) Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

~~“Adjusted EBITDA” means, for any Person, prior to the date specified by the Corporation in a written notice delivered to the transfer agent for the Convertible Preferred Stock of the Corporation’s election of its one time right to change the calculation of Adjusted EBITDA (the “Calculation Change Notice”), the sum of (a) Consolidated EBITDA of such Person and its Restricted Subsidiaries for the four most recent fiscal quarters for which internal financial statements are available, minus inTV EBITDA for the most recent four fiscal quarter period and (b) inTV EBITDA for the most recent quarterly period, multiplied by four and, subsequent to the effective date specified by the Corporation in its Calculation Change Notice, the Consolidated EBITDA of such Person and its Restricted Subsidiaries for the four most recent fiscal quarters for which internal financial statements are available.~~

“Affiliate” means, for any Person, a Person who, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, such other Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. ~~With respect to the Corporation, Affiliate will also include any Permitted Holders or Persons controlled by the Permitted Holders.~~

“~~Affiliate Transaction” shall have the meaning ascribed to it in paragraph (1)(ii) hereof.~~ Board of Directors” means the Board of Directors of the Corporation.

~~“Asset Sale” means the sale, transfer or other disposition (other than to the Corporation or any of its Restricted Subsidiaries) in any single transaction or series of related transactions involving assets with a fair market value in excess of $2,000,000 of (a) any Capital Stock of or other equity interest in any Restricted Subsidiary of the Corporation other than in a transaction where the Corporation or a Restricted Subsidiary receives therefor one or more media properties with a fair market value equal to the fair market value of the Capital Stock issued, transferred or disposed of by the Corporation or the Restricted Subsidiary (with such fair market values being determined by the Board of Directors), (b) all or substantially all of the assets of the Corporation or of any Restricted Subsidiary thereof, (c) real property or (d) all or substantially all of the assets of any media~~

~~property, or part thereof, owned by the Corporation or any Restricted Subsidiary thereof, or a division, line of business or comparable business segment of the Corporation or any Restricted Subsidiary thereof; provided that Asset Sales shall not include sales, leases, conveyances, transfers or other dispositions to the Corporation or to a Restricted Subsidiary or to any other Person if after giving effect to such sale, lease, conveyance, transfer or other disposition such other Person becomes a Restricted Subsidiary, or the sale of all or substantially all of the assets of the Corporation or a Restricted Subsidiary in a transaction complying with f(iii), in which case only the assets not so sold shall be deemed an Asset Sale.~~

~~“Board of Directors” shall have the meaning ascribed to it in the first paragraph of this Resolution.~~

“Board Resolution” means a copy of a resolution certified pursuant to an Officers’ Certificate to have been duly adopted by the Board of Directors of the Corporation and to be in full force and effect, and delivered to the Holders.

“Business Day” means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock, including each class of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

~~“Capitalized Lease Obligation” means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.~~

~~“Cash Equivalents” means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Corporation (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.~~

“Certificate of Incorporation” ~~shall have the meaning ascribed to it in the first paragraph of this Resolution.~~ means the Certificate of Incorporation of the Corporation as filed with the Secretary of State of the State of Delaware, as amended.

~~A “Change of Control” of the Corporation will be deemed to have occurred at such time as (i) any Person (including a Person’s Affiliates), other than a Permitted Holder, becomes the beneficial owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 50% or more of the total voting power of the Corporation’s Common Stock, (ii) any Person (including a Person’s Affiliates), other than a Permitted Holder, becomes the beneficial owner of more than 33 1/3% of the total voting power of the Corporation’s Common Stock, and the Permitted Holders beneficially own, in the aggregate, a lesser percentage of the total voting power of the Common Stock of the Corporation than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority~~

~~of the Board of Directors, (iii) there shall be consummated any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which the Common Stock of the Corporation would be converted into cash, securities or other property, other than a merger or consolidation of the Corporation in which the holders of the Common Stock of the Corporation outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the voting power of the Common Stock of the surviving corporation immediately after such consolidation or merger, (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Corporation has been approved by a majority of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the Board of Directors or (v) any “change in control” occurs (as defined at such time) with respect to the Existing Preferred Stock or any issue of Disqualified Capital Stock.~~

~~“Change of Control Date” shall have the meaning ascribed to it in paragraph (h)(i) hereof.~~

~~“Change of Control Offer” shall have the meaning ascribed to it in paragraph (h)(i) hereof.~~

~~“Change of Control Payment Date” shall have the meaning ascribed to it in paragraph (h)(ii) hereof.~~

~~“Change of Control Purchase Price” shall have the meaning ascribed to it in paragraph (h) (i) hereof.~~

“Class A Common Stock” means the Class A Common Stock, par value $.001 per share, of the Corporation.

~~“Commission” means the Securities and Exchange Commission.~~

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Common Stock Trading Price” on any date means, with respect to the Class A Common Stock, the Closing Price for the Class A Common Stock on such date. The “Closing Price” on any date shall mean the last sale price for the Class A Common Stock, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for the Class A Common Stock in either case as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Common Stock selected by the Board of Directors or, in the event that no trading price is available for the Class A Common Stock, the fair market value of the Class A Common Stock, as determined in good faith by the Board of Directors.

~~“Consolidated EBITDA” means, for any Person, for any period, an amount equal to (a) the sum of Consolidated Net Income for such period, plus, to the extent deducted from the revenues of such Person in determining Consolidated Net Income, (i) the provision for taxes for such period based on income or profits and any provision for taxes utilized in computing a loss in Consolidated Net Income above, plus (ii) Consolidated Interest Expense, net of interest income earned on cash or cash equivalents for such period (including, for this purpose, dividends on the Existing Preferred Stock the Junior Preferred Stock and the Convertible Preferred Stock and any Redeemable Dividends in each case only to the extent that such dividends were deducted in determining Consolidated Net Income), plus (iii) depreciation for such period on a consolidated basis, plus (iv) amortization of intangibles and broadcast program licenses for such period on a consolidated basis, minus (b) scheduled payments relating to broadcast program license liabilities, except that with respect to the Corporation each of the foregoing items shall be determined on a consolidated basis with~~

~~respect to the Corporation and its Restricted Subsidiaries only; provided, however, that, for purposes of calculating Consolidated EBITDA during any fiscal quarter, cash income from a particular Investment of such Person shall be included only if cash income has been received by such Person as a result of the operation of the business~~

~~“Conversion Price” shall have the meaning ascribed to it in paragraph (g) (i) hereof. in which such Investment has been made in the ordinary course without giving effect to any extraordinary unusual and non-recurring gains.~~

~~“Consolidated Interest Expense” means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption on an income statement for such Person and its Subsidiaries on a consolidated basis, including, but not limited to, Redeemable Dividends, whether paid or accrued, on Subsidiary Preferred Stock, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense (other than interest amortized to cost of sales) plus, without duplication, all net capitalized interest for such period and all interest incurred or paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, all time brokerage fees relating to financing of radio or television stations which the Corporation has an agreement or option to acquire, plus the amount of all dividends or distributions paid on Disqualified Capital Stock (other than dividends paid or payable in shares of Capital Stock of the Corporation).~~

~~“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate of the net income (or loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (a) the net income of any Person (the “other Person”) in which the Person in question or any of its Subsidiaries has less than a 100% interest (which interest does not cause the net income of such other Person to be consolidated into the net income of the Person in question in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or to the Subsidiary, (b) the net income of any Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions (other than pursuant to the New Exchange Debentures, the Existing Exchange Debentures or the Existing Notes) shall be excluded to the extent of such restriction or limitation, (c) (i) the net income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net gain (but not loss) resulting from an Asset Sale by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded, (d) extraordinary, unusual and non-recurring gains and losses shall be excluded, (e) losses associated with discontinued and terminated operations in an amount not to exceed $1,000,000 per annum shall be excluded and (f) all non-cash items (including, without limitation, cumulative effects of changes in GAAP and equity entitlements granted to employees of the Corporation and its Restricted Subsidiaries) increasing and decreasing Consolidated Net Income and not otherwise included in the definition of Consolidated EBITDA shall be excluded.~~

“Convertible Preferred Stock” shall have the meaning ascribed to it in paragraph (a) hereof.

~~“Corporation” shall have the meaning ascribed to it in the first paragraph of this Resolution.~~

~~“Credit Facility” means the Credit Agreement dated as of December 19, 1995, and amended and restated as of April 30, 1998, among the Corporation, the financial institutions party thereto in their capacities as lenders thereunder and Union Bank, as agent, as the same may be amended from time to time, and any one or more agreements evidencing the refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale thereof.~~

“Corporation” means ION Media Networks, Inc. a Delaware corporation.

~~“Cumulative Consolidated EBITDA” means, with respect to any Person, as of any date of determination, Consolidated EBITDA from June 10, 1998 to the end of the Corporation’s most recently ended full fiscal quarter prior to such date, taken as a single accounting period.~~

~~“Cumulative Consolidated Interest Expense” means, with respect to any Person, as of any date of determination, Consolidated Interest Expense plus any cash dividends paid on Senior Securities or Parity Securities not already reflected in Consolidated Interest Expense that do not require the approval of the holders of a majority of the shares of Convertible Preferred Stock outstanding to be issued, in each case from June 10, 1998 to the end of such Person’s most recently ended full fiscal quarter prior to such date, taken as a single accounting period.~~

~~“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, on or prior to the mandatory redemption date of the Convertible Preferred Stock. Without limitation of the foregoing, Disqualified Capital Stock shall be deemed to include (i) any Preferred Stock of a Restricted Subsidiary of the Corporation, (ii) any Preferred Stock of the Corporation, with respect to either of which, under the terms of such Preferred Stock, by agreement or otherwise, such Restricted Subsidiary or the Corporation is obligated to pay current dividends or distributions in cash during the period prior to the redemption date of the Convertible Preferred Stock; and (iii) as long as the Convertible Preferred Stock remains outstanding, Senior Securities and Parity Securities; provided, however, that (i) Preferred Stock of the Corporation or any Restricted Subsidiary thereof that is issued with the benefit of provisions requiring a change of control offer to be made for such Preferred Stock in the event of a change of control of the Corporation or Restricted Subsidiary, which provisions have substantially the same effect as the provisions described under paragraph (h), shall not be deemed to be Disqualified Capital Stock solely by virtue of such provisions; (ii) the Junior Preferred Stock, the Existing Preferred Stock and the Convertible Preferred Stock, as in effect on the Issue Date, shall not be considered Disqualified Capital Stock; (iii) Disqualified Capital Stock paid as dividends on Preferred Stock existing on the date hereof or subsequently issued, in each case in accordance with the terms of such Preferred Stock at the time it was issued, shall not be considered Disqualified Capital Stock; and (iv) issuances of Junior Preferred Stock, Senior Securities and Parity Securities that the Corporation is permitted to issue, as described under paragraph (b), without the approval of the holders of at least a majority of the shares of the Convertible Preferred Stock then outstanding shall not be considered Disqualified Capital Stock.~~

“Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year.

“Dividend Period” means the Initial Dividend Period and, thereafter, each Quarterly Dividend Period.

“Dividend Record Date” means March 15, June 15, September 15 and December 15 of each year.

~~“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.~~

~~“Existing Debt Indentures” means the Existing Indenture and the Existing Exchange Indenture.~~

~~“Existing Exchange Debentures” means the 12 1/2% Exchange Debentures due 2006 (if issued) issued under the Existing Exchange Indenture.~~

~~“Existing Exchange Indenture” means the indenture dated October 4, 1996 between the Corporation, the guarantors thereto and The Bank of New York, as trustee, which governs the Existing Exchange Debentures.~~

~~“Existing Indenture” means the indenture dated as of September 28, 1995 among the Corporation and The Bank of New York, as trustee which governs the Existing Notes.~~

~~“Existing Notes” means the 11 5/8% Senior Subordinated Notes due 2002 issued under the Existing Indenture.~~

~~“Existing Preferred Stock” means the Private Preferred Stock and the Public Preferred Stock, collectively.~~

“Extraordinary Cash Dividend” means cash dividends with respect to the Class A Common Stock the aggregate amount of which in any fiscal year exceeds 10% of Adjusted EBITDA of the Company and its subsidiaries for the fiscal year immediately preceding the payment of such dividend.

“Fair Market Value” of any consideration other than cash or of any securities shall mean the amount which a willing buyer would pay to a willing seller in an arm’s length transaction as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors or a committee thereof.

~~“GAAP” means generally accepted accounting principles consistently applied as in effect in the United States from time to time.~~

“Holder” means a holder of shares of Convertible Preferred Stock as reflected in the stock books of the Corporation.

~~“incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “incurrence,” “incurred,” “incurrable” and “incurring” shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.~~

~~“Indebtedness” means (without duplication), with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute accounts payable or trade payables and other accrued liabilities arising in the ordinary course of business, including, without limitation, any and all programming broadcast obligations) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included, (i) any Capitalized Lease Obligations, (ii) obligations secured by a Lien to which the property or assets owned or held by such Person are subject, whether or not the obligation or obligations secured thereby shall have been assumed (provided, however, that if such obligation or obligations shall not have been assumed, the amount of such Indebtedness shall be deemed to be the lesser of the principal amount of the obligation or the fair market value of the pledged property or assets), (iii) guarantees of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor), (iv) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (v) in the case of the Corporation, Disqualified Capital Stock of the Corporation or any Restricted Subsidiary thereof and (vi) obligations of any such Person under any Interest Rate Agreement applicable to any of the foregoing (if and to the extent such Interest Rate Agreement obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP). The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that (i) the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (ii) Indebtedness shall not include any liability for federal, state, local or other taxes. Notwithstanding any other provision of the foregoing definition, any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business or contingent obligations arising out of customary indemnification agreements with respect to the sale of assets or securities shall not be deemed to be “Indebtedness” of the Corporation or any Restricted Subsidiaries for purposes of this definition. Furthermore, guarantees of (or obligations with respect to letters of credit supporting) Indebtedness otherwise included in the determination of such amount shall not also be included.~~

~~“Independent Appraiser” means an appraiser of national reputation in the United States (i) which does not, and whose directors, executive officers and Affiliates do not, have a direct or indirect financial interest in excess of 5% of fully diluted outstanding voting securities of the Corporation at the time of determination and (ii) which, in the judgment of the Corporation, is independent from the Corporation as evidenced by an Officer’s Certificate.~~

“Initial Dividend Period” means the dividend period commencing on the Issue Date and ending on September 30, 1998.

~~“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.~~

~~“inTV” means the Corporation’s network of owned, operated or affiliated television stations dedicated to Infomercial programming.~~

~~“inTV EBITDA” means Consolidated EBITDA for the Infomall TV Network determined on a basis consistent with the Corporation’s internal financial statements, generated by stations declared by the Board of Directors as inTV properties.~~

~~“Investment” means, directly or indirectly, any advance, account receivable (other than an account receivable arising in the ordinary course of business), loan or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or the making of any investment in any Person. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices and repurchases or redemptions of the Existing Notes, the New Exchange Debentures, the Existing Exchange Debentures, the Existing Preferred Stock, the Junior Preferred Stock or the Convertible Preferred Stock by the Corporation.~~

“Issue Date” means the date of original issuance of the Convertible Preferred Stock.

~~“Junior Preferred Stock” means the Cumulative Junior Exchangeable Preferred Stock, par value $.001 per share, 13 1/4% dividend rate per annum, of which 20,000 shares are outstanding with a liquidation preference of $10,000.~~

“Junior Preferred Stock” means, collectively, (i) Series B Convertible Preferred, (ii) Series C Preferred Stock, (iii) Series D Convertible Preferred, (iv) Series E-1 Convertible Preferred, (v) Series E-2 Convertible Preferred, and (vi) Series F Non-Convertible Preferred, in each case as defined in the Master Transaction Agreement.

“Junior Securities” shall have the meaning ascribed to it in paragraph (b) hereof.

~~“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).~~

~~“Mandatory Redemption Price” shall have the meaning ascribed to it in paragraph (e)(ii) hereof.~~

~~“Major Asset Sale” means on Asset Sale or series of related Asset Sales involving assets with a fair market value in excess of $25,000,000.~~

~~“Net Proceeds” means (a) in the case of any sale of Capital Stock by the Corporation, an Asset Sale or a Major Asset Sale, the aggregate net proceeds received by the Corporation, after payment of expenses, commissions and the like incurred in connection therewith, whether such proceeds are in cash or in property (valued at the fair market value thereof, as determined in good faith by the Board of Directors, at the time of receipt) and (b) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of Capital Stock of the Corporation which is not Disqualified Capital Stock, the net~~

~~book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to the Corporation upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, e.g., on account of fractional shares and less all expenses incurred by the Corporation in connection therewith).~~

~~“New Exchange Debentures” shall mean the 13 1/4% Exchange Debentures due 2006 (if issued) issued under the New Exchange Indenture.~~

~~“New Exchange Indenture” means the indenture dated as of June 10, 1998 among the Corporation and The Bank of New York, as Trustee which governs the New Exchange Debentures.~~

“Master Transaction Agreement” means the Master Transaction Agreement dated as of May 3, 2007 among the Corporation, NBC Universal, Inc., NBC Palm Beach Investment I, Inc., NBC Palm Beach Investment II, Inc., and CIG Media LLC, as may be amended, modified or restated from time to time.

~~“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.~~

“NBCU Series B Preferred” means 11% Series B Convertible Exchangeable Preferred Stock, par value $0.001 per share, of the Corporation, with a liquidation preference of $10,000 per share, as it may be modified or amended from time to time.

“Officers’ Certificate” means a certificate signed by two officers or by an officer and either an Assistant Treasurer or an Assistant Secretary of the Corporation which certificate shall include a statement that, in the opinion of such signers all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. In addition, such certificate shall include (i) a statement that the signatories have read the relevant covenant or condition, (ii) a brief statement of the nature and scope of such examination or investigation upon which the statements are based, (iii) a statement that, in the opinion of such signatories, they have made such examination or investigation as is reasonably necessary to express an informed opinion and (iv) a statement as to whether or not, in the opinion of the signatories, such relevant conditions or covenants have been complied with.

“Opinion of Counsel” means an opinion of counsel that, in such counsel’s opinion, all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. Such opinion shall also include the statements called for in the second sentence under “Officers’ Certificate”.

~~“Optional Redemption Price” shall have the meaning ascribed to it in paragraph (e)(i) hereof.~~

“Parity Securities” shall have the meaning ascribed to it in paragraph (b) hereof.

~~“Permitted Holders” means collectively Lowell W. Paxson, his spouse, children or other lineal descendants (whether adoptive or biological) and any revocable or irrevocable inter vivos or testamentary trust or the probate estate of any such individual, so long as one or more of the foregoing individuals is the principal beneficiary of such trust or probate estate.~~

~~“Permitted Investments” means, for any Person, Investments made on or after the Issue Date consisting of:~~

~~(i) Investments by the Corporation, or by a Restricted Subsidiary thereof, in the Corporation or a Restricted Subsidiary;~~

~~(ii) Cash Equivalents;~~

~~(iii) Investments by the Corporation, or by a Restricted Subsidiary thereof, in a Person (or in all or substantially all of the business or assets of a Person) if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Corporation, (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Corporation or a Restricted Subsidiary thereof or (c) such business or assets are owned by the Corporation or a Restricted Subsidiary;~~

~~(iv) reasonable and customary loans made to employees not to exceed $5,000,000 in the aggregate at any one time outstanding;~~

~~(v) an Investment that is made by the Corporation or a Restricted Subsidiary thereof in the form of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to the Corporation or a Restricted Subsidiary solely as partial consideration for the consummation of an Asset Sale;~~

~~(vi) time brokerage and other similar agreements under which separately owned and licensed broadcast properties enter into cooperative arrangements and which may include an option to acquire the broadcast property at a future date;~~

~~(vii) accounts receivable of the Corporation and its Restricted Subsidiaries generated in the ordinary course of business;~~

~~(viii) loans and guarantees of loans by third-party lenders to third parties in connection with the acquisition of media properties, secured by substantially all of such Person’s assets (to the extent permitted by the rules of the Federal Communications Commission), which are made in conjunction with the execution of a time brokerage agreement;~~

~~(ix) options on media properties having an exercise price of an amount not in excess of $100,000 plus the forgiveness of any loan referred to in clause (viii) above entered into in connection with the execution of time brokerage agreements; and~~

~~(x) additional Investments of the Corporation and its Restricted Subsidiaries from time to time of an amount not to exceed $75,000,000.~~

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption or upon liquidation.

~~“Private Preferred Stock” means the Junior Cumulative Compounding Redeemable Preferred Stock, $.001 par value, 12% dividend rate per annum, of which 33,000 shares are outstanding with a liquidation preference of $1,000 per share.~~

~~“Public Preferred Stock” means the Cumulative Exchangeable Preferred Stock, $.001 par value, 12 1/2% dividend rate per annum, of which 170,782 shares are currently outstanding with a liquidation preference of $1,000 per share.~~

~~“Purchase Money Indebtedness” means any Indebtedness incurred in the ordinary course of business by a Person to finance the cost (including the cost of construction) of an item of property, the principal amount of which Indebtedness does not exceed the sum of (i) 100% of such cost and (ii) reasonable fees and expenses of such Person incurred in connection therewith.~~

~~“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.~~

“Quarterly Dividend Period” shall mean the quarterly period commencing on each March 31, June 30, September 30 and December 31 and ending on the next succeeding Dividend Payment Date, respectively.

“Redemption Date”, with respect to any shares of Convertible Preferred Stock, means the date on which such shares of Convertible Preferred Stock are redeemed by the Corporation.

“Redemption Notice” shall have the meaning ascribed to it in paragraph (e)(iii) hereof.

~~“Redeemable Dividend” means, for any dividend or distribution with regard to Disqualified Capital Stock, the quotient of the dividend or distribution divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Disqualified Capital Stock.~~

~~“Refinancing Indebtedness” means any Refinancing by the Corporation or any Restricted Subsidiary of the Corporation of Indebtedness that does not (i) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Corporation in connection with such Refinancing) or (ii) create Indebtedness with (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Corporation, then such Refinancing Indebtedness shall be Indebtedness solely of the Corporation and (y) if such Indebtedness being Refinanced is subordinate or junior to the New Exchange Debentures, then such Refinancing Indebtedness shall be subordinate to the New Exchange Debentures at least to the same extent and in the same manner as the Indebtedness being Refinanced.~~

~~“Restricted Payment” means (i) the declaration or payment of any dividend or the making of any other distribution (other than dividends or distributions payable in Qualified Capital Stock) on shares of Parity Securities or Junior Securities, (ii) any purchase, redemption, retirement or other acquisition for value of any Junior Securities, or any warrants, rights or options to acquire shares of Junior Securities, other than through the exchange of such Junior Securities or any warrants, rights or options to acquire shares of any class of such Junior Securities for Qualified Capital Stock or warrants, rights or options to acquire Qualified Capital Stock, (iii) the making of any Investment (other than a Permitted Investment), (iv) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary on the basis of the fair market value of such Subsidiary utilizing standard valuation methodologies and approved by the Board of Directors, excluding any such Subsidiary with a fair market value equal to or less than $500, or (v) forgiveness of any Indebtedness of an Affiliate of the Corporation to the Corporation or a Restricted Subsidiary.~~

~~“Restricted Subsidiary” means a Subsidiary of the Corporation other than an Unrestricted Subsidiary and includes all of the Subsidiaries of the Corporation existing as of the Issue Date. The Board of Directors of the Corporation may designate any Unrestricted Subsidiary or any Person that is to become a Subsidiary as a Restricted Subsidiary.~~

“Redemption Price” shall have the meaning ascribed to it in paragraph (e)(i) hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Preferred Stock” means collectively, (i) 14.75% Preferred, (ii) Series A-1 Convertible Preferred, (iii) Series A-2 Preferred Stock, (iv) Series A-3 Convertible Preferred, and (v) Series C Convertible Preferred, in each case as defined in the Master Transaction Agreement.

~~“Senior Debt” means, the principal of and premium, if any, and interest (including, without limitation, interest accruing or that would have accrued but for the filing of a bankruptcy, reorganization or other insolvency proceeding whether or not such interest constitutes an allowed claim in such proceeding) on, and any and all other fees, expense reimbursement obligations, indemnities and other amounts due pursuant to their terms of all agreements, documents and instruments providing for, creating, securing or evidencing or otherwise entered into in connection with (a) all Indebtedness of the Corporation owed under the Credit Facility, (b) all obligations of the Corporation with respect to any Interest Rate Agreement, (c) all obligations of the Corporation to reimburse any bank or other person in respect of amounts paid under letters of credit, acceptances or other similar instruments, (d) all other Indebtedness of the Corporation which does not provide that it is to rank pari passu with or subordinate to the New Exchange Debentures and (e) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the Senior Debt described above. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (i) Indebtedness of the Corporation to any of its Subsidiaries, (ii) Indebtedness represented by the New Exchange Debentures, (iii) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any item of Senior Debt or (iv) any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business.~~

“Senior Securities” shall have the meaning ascribed to it in paragraph (b) hereof.

~~“Subsidiary”, with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.~~

~~“Unrestricted Subsidiary” means (a) any Subsidiary of an Unrestricted Subsidiary and (b) any Subsidiary of the Corporation which is classified after the Issue Date as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors; provided that a Subsidiary organized or acquired after the Issue Date may be so classified as an Unrestricted Subsidiary only if such classification is not in violation of the covenant set forth under paragraph (l)(i) above. The transfer agent for the Convertible Preferred Stock shall be given prompt notice by the Corporation of each resolution adopted by the Board of Directors under this provision, together with a copy of each such resolution adopted.~~

~~“Voting Rights Triggering Event” shall have the meaning ascribed to it in paragraph (f)(iv) hereof.~~

~~’Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.~~

~~“Wholly-Owned Subsidiary” means any Restricted Subsidiary all of the outstanding voting securities (other than directors’ qualifying shares) of which are owned, directly or indirectly, by the Corporation.~~

The Exchange Agent for the Exchange Offer is:

American Stock Transfer & Trust Company

By Mail:	By Hand:
American Stock Transfer	American Stock Transfer
& Trust Company	& Trust Company
Attn: Reorganization Department	Attn: Reorganization Department
6201 15th Avenue	59 Maiden Lane
Brooklyn, NY 11219	Concourse Level
New York, NY 10038

Any questions or requests for assistance and requests for additional copies of this offer to exchange and the letter of transmittal and consent may be directed to the Information Agent at the address and telephone numbers set forth below.

The Information Agent for the Exchange Offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
(800) 431-9643
Banks and Brokers, call:
(212) 269-5550